As filed with the Securities and Exchange Commission on August 26, 2022
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

FISCALNOTE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Delaware	7370	88-3772307
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)
1201 Pennsylvania Avenue, N.W.
6
th
Floor
Washington, D.C. 20004
(202) 793-5300
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Timothy Hwang
1201 Pennsylvania Avenue, N.W., 6
th
Floor
Washington, D.C. 20004
(202) 793-5300
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Brandon J. Bortner
Steve L. Camahort
Paul Hastings LLP
2050 M Street NW
Washington, D.C. 20036
(202) 551-1720

Approximate date of commencement of proposed sale to the public
: From time to time after this Registration Statement becomes effective.
If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box:  ☒
If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this preliminary prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This preliminary prospectus is not an offer to sell these securities and does not constitute the solicitation of an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED AUGUST 26, 2022
PRELIMINARY PROSPECTUS
FISCALNOTE HOLDINGS, INC.
Up to 87,504,863 Shares of Class A Common Stock
Up to 11,000,000 Shares of Class A Common Stock Issuable Upon the Exercise of Warrants
Up to 7,000,000 Warrants
This prospectus relates to the issuance by us of up to an aggregate of 11,000,000 shares of our Class A Common Stock, $0.0001 par value per share (the “Class A Common Stock”), issuable upon the exercise of 7,000,000 private placement warrants (the “Private Warrant Shares”) originally issued in a private placement in connection with the initial public offering of Duddell Street Acquisition Corp. (“DSAC”) (the “Private Warrants”). We will not receive the proceeds from the resale of the Private Warrant Shares hereunder; however, we will receive the proceeds from any exercise of the Private Warrants for cash.
This prospectus also relates to the offer and sale from time to time by (a) the selling stockholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Stockholders”) of up to an aggregate of 87,504,863 shares of Class A Common Stock, consisting of (i) up to 5,837,446 shares of Class A Common Stock underlying awards held by affiliates of FiscalNote Holdings, Inc. (“FiscalNote” or the “Company”), (ii) up to 8,290,921 shares of Class A Common Stock issuable upon conversion or transfer of shares of Class B Common Stock, par value $0.0001 per share (the “Class B Common Stock”) held by affiliates of FiscalNote, (iii) up to 23,862,981 shares of Class A Common Stock held by affiliates of FiscalNote, (iv) up to 11,000,000 Private Warrant Shares, (v) up to 3,142,857 shares of Class A Common Stock issuable upon the exercise of 2,000,000 public warrants (the “Public Warrant Shares”) originally issued in the initial public offering of DSAC (the “Public Warrants” and, together with the Private Warrants, the “Warrants”), (vi) up to 28,963,731 shares of Class A Common Stock held by Duddell Street Holdings Limited (the “Sponsor”) and its affiliates, and (vii) up to 6,406,927 earn-out shares of Class A Common Stock, including shares of Class A Common Stock reserved for issuance of earn-out restricted stock units (the “Earnout Shares”), which are issuable upon the occurrence of certain triggering events on or before the fifth anniversary of the closing of the Business Combination (as defined below) (collectively, the “Shares”) and (b) the selling warrantholders named in this prospectus (including their permitted transferees, donees, pledgees and other successors-in-interest) (collectively, the “Selling Warrantholders” and, together with the Selling Stockholders, the “Selling Securityholders”) of up to 7,000,000 Private Warrants.
We are registering the securities for resale pursuant to the Selling Securityholders’ registration rights under certain agreements between us and the Selling Securityholders. Our registration of the securities covered by this prospectus does not mean that the Selling Securityholders will offer or sell any of the shares of Class A Common Stock or Warrants registered hereby. The Selling Securityholders may offer, sell or distribute all or a portion of their shares of Class A Common Stock or Warrants registered hereby publicly or through private transactions at prevailing market prices or at negotiated prices. We provide more information about how the Selling Securityholders may sell the Shares or Warrants in the section entitled “
Plan of Distribution
.”
Our Class A Common Stock and Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) and trade under the symbols “NOTE” and “NOTE.WS”, respectively. On August 25, 2022, the closing price of our Class A Common Stock was $
10.03

per share and the closing price of our Public Warrants was $0.95 per Public Warrant.
We are an “emerging growth company” and a “smaller reporting company” under the federal securities laws and are subject to reduced public company reporting requirements.
INVESTING IN OUR SECURITIES INVOLVES RISKS THAT ARE DESCRIBED IN THE “
RISK FACTORS
”
SECTION BEGINNING ON PAGE 9 OF THIS PROSPECTUS.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this prospectus or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus is             , 2022.

You should rely only on the information contained in this prospectus. No one has been authorized to provide you with information that is different from that contained in this prospectus. This prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this prospectus is accurate as of any date other than that date.
For investors outside the United States:
We have not done anything that would permit this offering or possession or distribution of this prospectus in any jurisdiction where action for that purpose is required, other than in the United States. You are required to inform yourselves about and to observe any restrictions relating to this offering and the distribution of this prospectus.

i

ABOUT THIS PROSPECTUS
This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission (the “SEC”) using the “shelf” registration process. Under this shelf registration process, the Selling Securityholders may, from time to time, sell the securities offered by them described in this prospectus. We will not receive any proceeds from the sale by such Selling Securityholders of the securities offered by them described in this prospectus. This prospectus also relates to the issuance by us of the shares of Class A Common Stock issuable upon the exercise of the Warrants. We will not receive any proceeds from the sale of shares of Class A Common Stock underlying the Warrants pursuant to this prospectus, except with respect to amounts received by us upon the exercise of the Warrants for cash.
Neither we nor the Selling Securityholders have authorized anyone to provide you with any information or to make any representations other than those contained in this prospectus or any applicable prospectus supplement or any free writing prospectuses prepared by or on behalf of us or to which we have referred you. Neither we nor the Selling Securityholders take responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. Neither we nor the Selling Securityholders will make an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.
We may also provide a prospectus supplement or post-effective amendment to the registration statement to add information to, or update or change information contained in, this prospectus. You should read both this prospectus and any applicable prospectus supplement or post-effective amendment to the registration statement together with the additional information to which we refer you in the sections of this prospectus entitled “
Where You Can Find More Information
.”
On July 29, 2022 (the “Closing Date”), DSAC, now known as FiscalNote Holdings, Inc. (“FiscalNote”), consummated a business combination pursuant to that certain Agreement and Plan of Merger, dated as of November 7, 2021, by and among DSAC, Grassroots Merger Sub Inc., a wholly owned subsidiary of DSAC (“Merger Sub”), and FiscalNote Intermediate Holdco, Inc. (formerly FiscalNote Holdings, Inc.) (“Legacy FiscalNote”) (as amended, supplemented and/or restated from time to time, including by the First Amendment to Agreement and Plan of Merger, dated as of May 9, 2022, the “Business Combination Agreement”). Pursuant to the terms of the Business Combination Agreement, DSAC effected a deregistration under the Cayman Islands Companies Act (As Revised) and a domestication under Section 388 of the Delaware General Corporation Law, as amended (the “DGCL”), pursuant to which DSAC’s jurisdiction of incorporation was changed from the Cayman Islands to the State of Delaware (the “Domestication”), and, on the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the DGCL, Merger Sub merged with and into Legacy FiscalNote, with Legacy FiscalNote surviving the merger as a wholly owned subsidiary of DSAC (the “Business Combination”). In addition, in connection with the consummation of the Business Combination, DSAC was renamed “FiscalNote Holdings, Inc.”
Unless the context indicates otherwise, references in this prospectus to the “our company,” “FiscalNote,” “we,” “us,” “our” and similar terms refer to FiscalNote Holdings, Inc. and its consolidated subsidiaries (including Legacy FiscalNote). References to “DSAC” refer to our predecessor company prior to the consummation of the Business Combination.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This prospectus includes forward-looking statements regarding, among other things, the plans, strategies and prospects, both business and financial, of FiscalNote. We have based these forward-looking statements on our current expectations and projections about future events. Although we believes that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Generally, statements that are not historical facts, including statements concerning possible or assumed future actions, business strategies, events or results of operations, are forward-looking statements. These statements may be preceded by, followed by or include the words “believes”, “estimates”, “expects”, “projects”, “forecasts”, “may”, “will”, “should”, “seeks”, “plans”, “scheduled”, “anticipates” or “intends” or similar expressions. The forward-looking statements are based on projections prepared by, and are the responsibility of, our management. RSM US LLP, our independent auditor, has not examined, compiled or otherwise applied procedures with respect to the accompanying forward-looking financial information presented herein and, accordingly, expresses no opinion or any other form of assurance on it. Our audited financial statements for the years ended December 31, 2021 and 2020, included in this prospectus, relate only to our historical financial information. It does not extend to the forward-looking information and should not be read as if it does. Forward-looking statements contained in this prospectus include, but are not limited to, statements about:

•	our ability to maintain the listing of our Class A Common Stock and warrants on the NYSE;

•	our ability to raise financing in the future and to comply with restrictive covenants related to long-term indebtedness;

•	our ability to retain or recruit, or adapt to changes required in, our Co-Founders, senior executives, key personnel or directors;

•	any information concerning possible or assumed future results of our operations or financial performance;

•	factors relating to our business, operations and financial performance, including:

•	our ability to effectively manage our growth;

•	changes in our strategy, future operations, financial position, estimated revenue and losses, forecasts, projected costs, prospects and plans;

•	our future capital requirements;

•	demand for our services and the drivers of that demand;

•	our ability to provide highly useful, reliable, secure and innovative products and services to our customers;

•
our ability to attract new customers, retain existing customers, expand our products and service offerings with existing customers, and expand into geographic markets or identify areas of higher growth;

•
risks associated with international operations, including compliance complexity and costs, increased exposure to fluctuations in currency exchange rates, political, social and economic instability, and supply chain disruptions;

•	our ability to develop, enhance, and integrate our existing platforms, products, and services;

•
our ability to successfully identify acquisition opportunities, make acquisitions on terms that are commercially satisfactory, successfully integrate potential acquired businesses and services, and subsequently grow acquired businesses;

•	our estimated total addressable market and other industry and performance projections;

•	our reliance on third-party systems that we do not control to integrate with our systems and our potential inability to continue to support integration;

•	potential technical disruptions, cyber-attacks, security, privacy or data breaches or other technical or security incidents that affect our networks or systems or those of our service providers;

•	our ability to obtain and maintain accurate, comprehensive, or reliable data to support our products and services;

•	our ability to introduce new features, integrations, capabilities, and enhancements to our products and services;

•	our ability to maintain and improve our methods and technologies, and anticipate new methods or technologies, for data collection, organization, and analysis to support our products and services;

•	competition and competitive pressures in the markets in which we operate;

•	larger well-funded companies shifting their existing business models to become more competitive with us;

•	our ability to protect and maintain our brands;

•	our ability to comply with laws and regulations in connection with selling products and services to U.S. and foreign governments and other highly regulated industries;

•	our ability to effectively maintain and grow our research and development team and conduct research and development;

•
our ability to adapt our products and services for changes in laws and regulations or public perception, or changes in the enforcement of such laws, relating to artificial intelligence, machine learning, data privacy and government contracts;

•	the impact of the COVID-19 pandemic and other similar disruptions in the future;

•	adverse general economic and market conditions reducing spending on our products and services;

•	the outcome of any known and unknown litigation and regulatory proceedings;

•	our ability to successfully establish and maintain public company-quality internal control over financial reporting;

•	intense competition and competitive pressures from other companies worldwide in the industries in which we operate;

•	litigation and our ability to adequately protect our intellectual property rights; and

•	other factors detailed under the section entitled “Risk Factors.”
These and other factors that could cause actual results to differ from those implied by the forward-looking statements in this prospectus are more fully described under the heading “Risk Factors” and elsewhere in this prospectus. The risks described under the heading “Risk Factors” are not exhaustive. Other sections of this prospectus describe additional factors that could adversely affect our business, financial condition or results of operations. New risk factors emerge from time to time and it is not possible to predict all such risk factors, nor can we assess the impact of all such risk factors on our business, or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in any forward-looking statements. Forward-looking statements are not guarantees of performance. You should not put undue reliance on these statements, which speak only as of the date hereof. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.

SUMMARY OF THE PROSPECTUS
This summary highlights selected information included in this prospectus and does not contain all of the information that may be important to you in making an investment decision. This summary is qualified in its entirety by the more detailed information included in this prospectus. Before making your investment decision with respect to our securities, you should carefully read this entire prospectus, including the information under “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of FiscalNote” and the financial statements included elsewhere in this prospectus.
The Company
FiscalNote Holdings, Inc.
1201 Pennsylvania Avenue NW, 6th Floor
Washington, D.C. 20004
(202) 793-5300
We are a technology and data company delivering critical legal data and insights in a rapidly evolving economic, political and regulatory world. By combining artificial intelligence, or AI, machine learning and other technologies with analytics, workflow tools, and expert research, we seek to reinvent the way that organizations minimize risks and capitalize on opportunities associated with rapidly changing legal and policy environments. Through a number of our products, we ingest unstructured legislative and regulatory data, and employ AI and data science to deliver structured, relevant and actionable information in order to facilitate key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups, and nonprofits. We deliver that intelligence through our suite of public policy and issues management products, coupled with expert research and analysis of markets and geopolitical events, as well as powerful tools to manage workflows, advocacy campaigns and constituent relationships.
For more information, see “
Risk Factors — Risks Related to Our Business — we have a history of net losses, anticipate increasing operating expenses in the future, and may not be able to achieve and, if achieved, maintain profitability.
”
Background
The Company was originally known as Duddell Street Acquisition Corp. (“DSAC”).
DSAC (and after the Domestication as described below, “New FiscalNote”), a Cayman Islands exempted company, previously entered into an agreement and plan of merger, dated as of November 7, 2021, as amended on May 9, 2022 (the “Business Combination Agreement”) by and among DSAC, Grassroots Merger-Sub, Inc., a Delaware corporation (“Merger Sub”), and FiscalNote Intermediate HoldCo, Inc. (formerly FiscalNote Holdings, Inc.), a Delaware corporation (“Legacy FiscalNote”).
On July 28, 2022, DSAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of domestication with the Secretary of State of the State of Delaware, pursuant to which DSAC was domesticated and continued as a Delaware corporation (the “Domestication”). As used herein, “New DSAC” refers to DSAC after the Domestication but prior to the consummation of the Business Combination (as defined below).
On July 29, 2022 (the “Closing Date”), as contemplated by the Business Combination Agreement, New DSAC consummated the merger transaction contemplated by the Business Combination Agreement (the “Closing”), whereby Merger Sub merged with and into Legacy FiscalNote, with the separate corporate existence of Merger Sub ceasing and Legacy FiscalNote being the surviving corporation and a wholly owned subsidiary of New DSAC (the

“Merger”) and, together with the Domestication, the “Business Combination”). In connection with the consummation of the Business Combination, New DSAC changed its name to “FiscalNote Holdings, Inc.”
Effective upon consummation of the Business Combination, we adopted a dual-class stock structure, each as described in the section of this prospectus titled
“Description of Securities.”
Shares of FiscalNote Class B Common Stock have the same economic terms as shares of FiscalNote Class A Common Stock, except that shares of FiscalNote Class A Common Stock have one vote per share and shares of FiscalNote Class B Common Stock have twenty-five (25) votes per share.
Stock Exchange Listing
Our Class A Common Stock and Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) and trade under the symbols “NOTE” and “NOTE.WS”, respectively. On August 25, 2022, the closing price of our Class A Common Stock was $10.03 per share and the closing price of our Public Warrants was $0.95 per Public Warrant.

Summary of Risk Factors
Investing in our securities involves risks. You should carefully consider the risks described in “Risk Factors” beginning on page 9 before making a decision to invest in our Class A Common Stock. If any of these risks actually occurs, our business, financial condition and results of operations would likely be materially adversely affected. Some of the risks related FiscalNote’s business and industry are summarized below. References in the summary below to “we,” “us,” “our” and “the Company” generally refer to FiscalNote.

•	We have recently experienced rapid growth that may not be indicative of future growth, which makes it difficult to forecast our revenue and evaluate our business and prospects.

•	We have a history of net losses, anticipate increasing operating expenses in the future, and may not be able to achieve and, if achieved, maintain profitability.

•
If we are unable to attract new customers, retain existing customers, expand our products and services offerings with existing customers, expand into new geographic markets or identify areas of higher growth, our revenue growth and profitability will be harmed.

•
A principal focus of our business strategy is to grow and expand our business through acquisitions. We may not be able to successfully identify attractive acquisition opportunities or make acquisitions on terms that are satisfactory to us from a commercial perspective.

•
We rely on third parties, including public sources, for data, information and other products and services, and our relationships with such third parties may not be successful or may change, which could adversely affect our results of operations.

•
If we fail to maintain and improve our methods and technologies, or anticipate new methods or technologies, for data collection, organization, and analysis, as well as search and other product features that facilitate the customer’s ability to derive relevant insights from our products, competing products and services could surpass ours in depth, breadth, or accuracy of its data or other features.

•	Our international operations subject us to additional risks that can adversely affect our business, results of operations and financial condition.

•	Our key performance metrics are subject to significant risks, assumptions, estimates and uncertainties. As a result, our financial and operating results may differ materially from our expectations.

•	We may not be able to adequately obtain, maintain, protect and enforce our proprietary and intellectual property rights in our data or technology.

•
We have entered into certain licensing agreements and other strategic relationships with third parties. These agreements and relationships may not continue and we may not be successful in entering into other similar agreements and relationships. If we fail to maintain its current licensing agreements or establish new relationships, it could result in loss of revenue and harm our business and financial condition or an inability for us to use the intellectual property licensed to us by the applicable third party.

•
We have identified material weaknesses in our internal control over financial reporting, and our management has concluded that our disclosure controls and procedures are not effective. While we are working to remediate any material weakness in our internal controls over financial reporting, we cannot assure you that additional material weaknesses will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results or prevent fraud, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.

•
Cyber-attacks, security, privacy, or data breaches or other security incidents that affect our networks or systems, or those of our service providers, involving our or our customers’ sensitive, personal, classified or confidential information could expose us to liability under various laws and regulations across jurisdictions, decrease trust in us and our products and services, increase the risk of litigation and governmental investigation, and harm our reputation, business, and financial condition.

•
We depend on third parties for data, information and other services, and our ability to serve our customers could be adversely impacted if such third parties fail to fulfill their obligations, if we are unable to effectively manage and minimize errors, failures, interruptions or delays caused by third parties, or if our arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.

•
Following the consummation of the Business Combination, only our Co-Founders were entitled to hold shares of our Class B Common Stock, which shares have twenty-five (25) votes per share. This limits or precludes other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.

•
We are a “controlled company” under NYSE listing standards, and as a result, our stockholders may not have certain corporate protections that are available to stockholders of companies that are not controlled companies.

•	Sales of a substantial number of our Class A Common Stock in the public market by our existing shareholders could cause our share price to decline.

•	Our management team has limited experience managing a public company.
Emerging Growth Company
Section 102(b)(1) of the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a registration statement under the Securities Act declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, we, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of FiscalNote’s financial statements with those of another public company that is neither an emerging growth company nor an emerging growth company that has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
We will remain an emerging growth company until the earlier of: (1) the last day of the fiscal year (a) following the fifth anniversary of the closing of DSAC’s initial public offering, (b) in which we have total annual gross revenue of at least $1.07 billion or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common equity that is held by non-affiliates exceeds $700 million as of the end of the prior fiscal year’s second fiscal quarter; and (2) the date on which we have issued more than $1.00 billion in non-convertible debt securities during the prior three-year period. References herein to “emerging growth company” have the meaning associated with it in the JOBS Act.

THE OFFERING

Issuer	FiscalNote Holdings, Inc.

Issuance of Class A Common Stock

Shares of Class A Common Stock offered by us	Up to 11,000,000 shares issuable upon the exercise of 7,000,000 Private Warrants by the holders thereof.

Shares of Class A Common Stock outstanding prior to exercise of all Warrants	121,449,403 shares of Class A Common Stock (as of August 2, 2022).

Shares of Class A Common Stock outstanding assuming exercise of all Warrants	146,199,403 shares of Class A Common Stock (based on total shares outstanding as of August 2, 2022).

Exercise price of Warrants	$7.32 per share, subject to adjustment as described herein.

Use of Proceeds	We will receive up to an aggregate of approximately $103,500,000 from the exercise of the Warrants, consisting of up to 7,000,000 Private Warrants and up to 2,000,000 Public Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include, among other purposes, M&A and reducing our senior term loan facility. See “
Use of Proceeds
” elsewhere in this prospectus.

Resale of Class A Common Stock and Private Warrants

Shares of Class A Common Stock offered by the Selling Securityholders	Up to 87,504,863 shares of Class A Common Stock, consisting of (i) up to 5,837,446 shares of Class A Common Stock underlying awards held by affiliates of FiscalNote, (ii) up to 8,290,921 shares of Class A Common Stock issuable upon conversion or transfer of shares of Class B Common Stock held by affiliates of FiscalNote, (iii) up to 23,862,981 shares of Class A Common Stock held by affiliates of FiscalNote, (iv) up to 11,000,000 Private Warrant Shares, (v) up to 3,142,857 Public Warrant Shares, (vi) up to 28,963,731 shares of Class A Common Stock held by the Sponsor and its affiliates, and (vii) up to 6,406,927 Earnout Shares.

Warrants offered by the Selling Warrant Holders	7,000,000 Private Warrants.

Redemption	The Warrants are redeemable in certain circumstances. See “ Description of Securities—Warrants ” for further discussion.

Use of Proceeds	We will not receive any proceeds from the sale of shares of Class A Common Stock or Warrants by the Selling Securityholders, except with respect to amounts received by us upon the exercise of the Warrants for cash.

Lock-Up Restrictions	Certain of our stockholders are subject to certain restrictions on transfer until the termination of applicable lock-up periods. See “
Relationships and Related Party Transactions
” for further discussion.

Market for Class A Common Stock and Warrants	Our Class A Common Stock and Public Warrants are currently traded on the NYSE under the symbols “NOTE” and “NOTE.WS”, respectively. On August 25, 2022, the closing price of our Class A Common Stock was $10.03 per share and the closing price of our Public Warrants was $0.95 per Public Warrant.

Risk Factors	Any investment in the securities offered hereby is speculative and involves a high degree of risk. You should carefully consider the information set forth under “
Risk Factors
” and elsewhere in this prospectus.

RISK FACTORS
An investment in our securities involves a high degree of risk. You should carefully consider the following risk factors, together with all of the other information included in this prospectus, before making an investment decision. Our business, prospects, financial condition or operating results could decline due to any of these risks and, as a result, you may lose all or part of your investment.
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us” or “our” refer to the business of FiscalNote and its subsidiaries following the consummation of the Business Combination.
Risks Related to Our Business
The value of your investment in us will be subject to the significant risks affecting us and inherent to the industry in which we operate. You should carefully consider the risks and uncertainties described below and other information included in this prospectus. If any of the events described below occur, the business and financial results could be adversely affected in a material way. This could cause the trading price of our common stock to decline, perhaps significantly, and you therefore may lose all or part of your investment. As used in the risks described in this subsection, references to “we,” “us” and “our” are intended to refer to FiscalNote unless the context clearly indicates otherwise.
We have recently experienced rapid growth that may not be indicative of future growth, which makes it difficult to forecast our revenue and evaluate our business and prospects.
We have experienced substantial and rapid growth in our business, including through acquisitions, since inception. We have also experienced significant growth in headcount, the number of customers, and usage and amount of data delivered across its products and services. You should not rely on the revenue growth of any prior quarterly or annual period as an indication of future performance. Even if our revenue continues to increase, our revenue growth rate may decline in the future as a result of a variety of factors, including the maturation of our business, increased competition, changes to technology, a decrease in the growth of our overall market, or our failure, for any reason, to continue to take advantage of growth opportunities. The overall growth of our revenue depends on a number of factors, including our ability to:

•	attract new customers, retain and expand sales to our existing customers, and price our products and services effectively;

•	expand the functionality of our products and services, and continue to generate content and other insights that our customers value;

•	maintain and expand the rates at which customers use our products and services and the prices at which we deliver our products and services;

•	provide our customers with support that meets their needs;

•	maintain or increase customer satisfaction with our products and services;

•	compete effectively against other businesses offering similar products or services, as well as new entrants into the markets in which we compete;

•	continue to introduce and sell our products and services to new markets and industry verticals;

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continue to develop new products and services, and maintain, enhance, develop, and integrate the functionality of our existing platforms, products and services, including continued innovation of our artificial intelligence and data science technologies;

•	successfully identify and acquire or invest in businesses, products or technologies that we believe could complement or expand our products and services;

•	recruit, hire, train and manage additional qualified developers, professionals and sales and marketing personnel; and

•	increase awareness of our brands on a global basis and successfully compete with other companies.
We may not successfully accomplish any of these objectives, and as a result, it is difficult for us to forecast our future results of operations.
In addition, we expect to continue to expend substantial financial and other resources on:

•	our technology infrastructure, including systems architecture, scalability, availability, performance and security;

•	sales and marketing, including a significant expansion of our sales organization to engage existing and prospective customers, increase brand awareness and drive adoption of our products and services;

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product development, including investments in our development team and the development of new applications of our products and services and new functionality for our existing applications and in the protection of our intellectual property (“IP”) rights related to our product development;

•	acquisitions or strategic investments;

•	international expansion; and

•	general administration, including legal and accounting, expenses associated with being a public company.
These investments may not be successful on the timeline we anticipate or at all and may not result in increased revenue growth. If we are unable to maintain or increase our revenue at a rate sufficient to offset the expected increase in our costs, our business, financial position and results of operations will be harmed and we may not be able to achieve or maintain profitability over the long term. Additionally, we have encountered, and may in the future encounter, risks and uncertainties frequently experienced by growing companies in rapidly changing industries, such as unforeseen operating expenses, difficulties, complications, delays and other known or unknown factors that may result in losses in future periods. If our revenue growth does not meet our expectations in future periods, our business, financial position and results of operations may be harmed and we may not achieve or maintain profitability in the future.
If we fail to manage our growth effectively, our business, financial condition, results of operations and prospects could be materially and adversely affected.
The rapid growth we have experienced in our business, both organically and inorganically, places significant demands on our operational infrastructure. As usage of our products and services grows, we will need to devote additional resources to improving and maintaining our infrastructure and integrating with third-party applications, including open-source software. In addition, we will need to appropriately scale our internal business systems and our services organization, including customer support and professional services, to serve our growing customer base. In addition, we will need to focus significant resources on integrating acquired businesses and leveraging acquired products, services, content and analysis across the entire organization. Any failure of or delay in these efforts could lead to impaired system performance and reduced customer satisfaction, resulting in decreased sales to customers, lower dollar-based net retention rates, the issuance of service credits or requested refunds, which would hurt our revenue growth and our reputation. Even if we are successful in our expansion efforts, they will be expensive and complex, and require the dedication of significant management time and attention. We could also face inefficiencies or service disruptions as a result of our efforts to scale our internal infrastructure. We cannot be sure that the expansion of and improvements to our internal infrastructure will be effectively implemented on a timely basis, if at all, and such failures could harm our business, financial condition and results of operations.

We have a history of net losses and anticipate increasing operating expenses in the future, and may not be able to achieve and, if achieved, maintain profitability.
We have incurred significant net losses in each year since our inception, including net losses of $66.7 million for the six months ended June 30, 2022, $109.4 million in 2021 and $51.3 million in 2020. We may not achieve or maintain profitability in the future. Because the market for our products and services is rapidly evolving, it is difficult for us to predict our future results of operations or the limits of our market opportunity. We expect our operating expenses to significantly increase over the next several years as we hire additional personnel, expand our partnerships, operations and infrastructure, both domestically and internationally, and continue to enhance our products and services and develop and expand their features, integrations, and capabilities. We also intend to continue to build and enhance our platforms through both internal research and development and selectively pursuing acquisitions that can contribute to the capabilities of our platforms. In addition, as we become a public company and grow, we will incur additional significant legal, accounting, and other expenses that we did not incur as a private company. If our revenue does not increase to offset the expected increases in our operating expenses, we may not be profitable in future periods. In future periods, our revenue growth could slow or our revenue could decline for a number of reasons, including any failure to increase the number of organizations using our products or grow the size of our engagements with existing customers, a decrease in the growth of our overall market, our failure, for any reason, to continue to capitalize on growth opportunities, slowing demand for our products, additional regulatory burdens, or increasing competition. As a result, our past financial performance may not be indicative of our future performance. Any failure by us to achieve or sustain profitability on a consistent basis could cause the value of our stock to decline.
We generate a significant percentage of our revenues from recurring subscription-based arrangements, and if we are unable to maintain a high renewal rate, our business, financial condition, results of operations and prospects could be materially and adversely affected.
Approximately 90% of our revenues are subscription-based. In order to maintain existing revenues and to generate higher revenues, we are dependent on a significant number of our customers renewing their arrangements with us. Although many of these arrangements have automatic renewal provisions, with appropriate notice some of these arrangements are cancellable and some of our customers have no obligation to renew their subscriptions after the expiration of their initial subscription period. As a result, our past annual revenue renewal rates may not be indicative of our future annual revenue renewal rates, and our annual revenue renewal rates may decline or fluctuate in the future as a result of a number of factors, including customer satisfaction with our products and services, our prices and the prices offered by competitors, reductions in customer spending levels, and general economic conditions. Our revenues could also decline if a significant number of our customers continued their arrangements with us, but reduced the amount of their spending.
The introduction of competitors’ offerings with lower prices for consumers, low customer satisfaction with our products, fluctuations in prices customers are willing to pay for our products, changes in customers’ government affairs, policy and political strategies, including an increase in the use of competitors’ products or offerings, and other factors could result in declines in our subscriptions. Because we derive a substantial majority of our revenue from customers who purchase these subscription plans, any material decline in demand for these offerings could have a material adverse impact on our future revenue and results of operations. In addition, if we are unable to successfully introduce new products, features, and enhancements, our revenue growth may decline, which could have a material adverse effect on our business, financial condition, and results of operations.
In addition, because most of the revenues we will report each quarter will be the result of subscription agreements entered into or renewed in previous quarters, a decline in subscriptions in any one quarter may not become apparent until future quarters. We may not be able to adjust our cost structure in response to sustained or significant downturns in revenues.

If we are unable to attract new customers, retain existing customers, expand our products and services offerings with existing customers, expand into new geographic markets or identify areas of higher growth, our revenue growth and profitability will be harmed.
Our success depends on our ability to acquire new customers, retain existing customers, expand our engagements with existing customers through cross-selling and upselling efforts, expand into new geographic markets and identify areas of higher growth, and to do so in a cost-effective manner. We have made significant investments related to customer acquisition and retention, expect to continue to spend significant amounts on these efforts in future periods, and cannot guarantee that the revenue from new or existing customers will ultimately exceed the costs of these investments.
Additionally, if we fail to deliver a quality user experience, or if customers do not perceive the products and services we offer to be of high value and quality, we may be unable to acquire or retain customers. Additionally, if we are unable to acquire or retain customers above our lowest price tier in volumes sufficient to grow our business, we may be unable to achieve our operational objectives. Consequently, our prices may increase, or may not decrease to levels sufficient to generate customers’ interest, our revenue may decrease, our margins may decline, and we may not achieve or maintain profitability. As a result, our business, financial condition, and results of operations may be materially and adversely affected.
Our efforts to expand our service offerings and to develop and integrate our existing services in order to keep pace with policy, regulatory, political and technological developments may not succeed.
Our efforts to expand our current service offerings may not succeed and, as a result, we may not achieve profitability or the revenue growth rate we expect. In addition, the markets for certain of our offerings remain relatively new and it is uncertain whether our efforts, and related investments, will ever result in significant revenue for us. We may be required to continuously enhance our technology platforms, including AI and machine learning capabilities and algorithms, to maintain and improve the quality of our products and services in order to remain competitive with alternatives. Further, the introduction of significant platform changes and upgrades, may not succeed and early-stage interest and adoption of such new services may not result in long term success or significant revenue for us. Additionally, if we fail to anticipate or identify significant technology trends and developments early enough, or if we do not devote appropriate resources to adapting to such trends and developments, our business could be harmed.
If we are unable to develop or acquire enhancements to, and new features for, our existing or new services that keep pace with rapid technological developments, our business could be harmed. The success of enhancements and new or acquired products and services depends on several factors, including the timely completion, introduction and market acceptance of the feature, service or enhancement by customers, administrators and developers, as well as our ability to seamlessly integrate all of our product and service offerings and develop adequate selling capabilities in new markets. Failure in this regard may significantly impair our revenue growth as well as negatively impact our operating results if the additional costs are not offset by additional revenues. We may not be successful in either developing or acquiring these enhancements and new products and services or effectively bringing them to market. Additionally, changes to our work environment and workforce as a result of the COVID-19 pandemic could adversely affect our ability to timely develop enhancements to and new features for existing or new services. See “—
The COVID-19 pandemic has materially impacted FiscalNote’s operations, is still ongoing, and it or other pandemics or public health threats could adversely affect FiscalNote’s business, financial condition, results of operations and prospects
.”
Furthermore, uncertainties about the timing and nature of new services or technologies, or modifications to existing services or technologies, or changes in customer usage patterns thereof, could increase our research and development or service delivery expenses or lead to our increased reliance on certain vendors. Any failure of our services to operate effectively with future network platforms and technologies could reduce the demand for our services, result in customer dissatisfaction and harm our business.

A principal focus of our business strategy is to grow and expand our business through acquisitions. We may not be able to successfully identify attractive acquisition opportunities or make acquisitions on terms that are satisfactory to us from a commercial perspective.
A principal focus of our business strategy is to grow and expand our business, acquire technologies and new data sets, and enhance our product and service offerings through acquisitions. Our strategy of pursuing strategic acquisitions may be negatively impacted by several risks, including the following:

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We may not successfully identify companies that have complementary product lines or technological competencies or that can diversify our revenue or enhance our ability to implement our business strategy;

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We may not successfully acquire companies if we fail to obtain financing, fail to negotiate the acquisition on acceptable terms, the potential acquisition target is acquired by a competitor or other bidder, or other related reasons.

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We may incur acquisition-related expenses, including legal, accounting, consulting, and other professional fees and disbursements. Such additional expenses may be material, will likely not be reimbursed, and would increase the aggregate cost of any acquisition.

•	We may become exposed to the acquired company’s liabilities and to risks, and we may not be able to ascertain or assess all of the significant risks.

•	We may require additional financing in connection with any future acquisition, and such financing may adversely impact, or be restricted by, our capital structure.

•	In the process of selecting suitable acquisition targets, we may make mistaken assumptions about potential benefits, including volumes, cash flows, net sales, costs, synergies and more.
If we are not able to execute this strategy of pursuing strategic acquisitions, it could have a material adverse effect on the growth of our business and on our financial condition, operating results, cash flows and prospects, and we may not be able to realize our projections.
We may not realize expected business or financial benefits from acquisitions or integrate acquired businesses in an efficient and effective manner, or such acquisitions could divert management’s attention, increase capital requirements or dilute stockholder value and materially and adversely affect our business, financial condition, results of operations and prospects.
Our ability to achieve the anticipated potential benefits of a strategic acquisition will be subject to a number of risks or uncertainties. Acquired assets, data, or businesses may not be successfully integrated into our operations, costs in connection with acquisitions and integrations may be higher than expected and we may also incur unanticipated acquisition-related costs. These costs could adversely affect our financial condition, results of operations, or prospects. Any acquisition we complete could be viewed negatively by customers, users, developers, partners, or investors, and could have adverse effects on our existing business relationships.
Acquisitions and other transactions, arrangements, and investments involve numerous risks and could create unforeseen operating difficulties and expenditures, including, but not limited to:

•	difficulties in, and the cost of, integrating operations, administrative infrastructures, sales and marketing teams and strategies, personnel, technologies, data sets, services, and platforms;

•	diversion of financial and managerial resources from existing operations;

•	the potential entry into new markets in which we have little or no experience or where competitors may have stronger market positions;

•	potential write-offs of acquired assets or investments, impairments of goodwill or intangible assets, or potential financial and credit risks associated with acquired customers;

•	difficulties in, or inability to, successfully sell any acquired services or products;

•	differences between our values and those of our acquired companies;

•	failures to identify material liabilities or risk in pre-acquisition due diligence;

•	difficulties in retaining and re-training key employees of acquired companies and integrating them into our organizational structure and corporate culture;

•	difficulties in, and financial costs of, addressing acquired compensation structures inconsistent with our compensation structure;

•	inability to realize any anticipated synergies or cost savings;

•	inability to generate sufficient revenue to offset acquisition or investment costs;

•	inability to maintain, or changes in, relationships with key customers and partners of the acquired business;

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challenges converting and forecasting the acquired company’s revenue recognition policies including subscription-based revenue and revenue based on the transfer of control as well as appropriate allocation of the customer consideration to the individual deliverables;

•	difficulty with, and costs related to, transitioning the acquired technology onto our existing platforms and customer acceptance of multiple platforms on a temporary or permanent basis;

•	augmenting the acquired technologies and platforms to the levels that are consistent with our brands and reputation;

•	potential for acquired products to impact the profitability of existing products;

•	increasing or maintaining the security standards for acquired technology consistent with our other services;

•	potential unknown liabilities associated with the acquired businesses, including risks associated with acquired intellectual property and/or technologies;

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challenges relating to the structure of an investment, such as governance, accountability, and decision-making conflicts that may arise in the context of a joint venture or other majority ownership investments;

•	negative impact to our results of operations because of the depreciation and amortization of amounts related to acquired intangible assets, fixed assets, and deferred compensation;

•	to the extent we use cash to pay for acquisitions, the commensurate limitation of other potential uses for our cash;

•	to the extent we incur debt to fund any acquisitions, such debt may subject us to material restrictions on our ability to conduct our business financial maintenance covenants;

•	additional stock-based compensation;

•	the loss of acquired unearned revenue and unbilled unearned revenue;

•	delays in customer purchases due to uncertainty related to any acquisition;

•	ineffective or inadequate controls, procedures, and policies at the acquired company;

•	to the extent we issue a significant amount of equity securities in connection with future acquisitions, existing stockholders may be diluted and earnings per share may decrease;

•	in the case of foreign acquisitions, challenges caused by integrating operations over distance, and across different languages, cultures, and political environments;

•	currency and regulatory risks associated with foreign countries and potential additional cybersecurity and compliance risks resulting from entry into new markets;

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tax effects and costs of any such acquisitions, including the related integration into our tax structure and assessment of the impact on our ability to realize our future tax assets or liabilities; and

•	potential challenges by governmental authorities, including the U.S. Department of Justice (the “DOJ”), for anti-competitive or other reasons.
Any of these risks could harm our business. In addition, to facilitate these acquisitions or investments, we may seek additional equity or debt financing, which may not be available on terms favorable to us or at all, may affect our ability to complete subsequent acquisitions or investments and may affect the risks of owning our Class A Common Stock. For example, if we finance acquisitions by issuing equity or convertible debt securities or loans, our existing stockholders may be diluted, or we could face constraints related to the terms of, and repayment obligation related to, the incurrence of indebtedness that could affect the market price of our Class A Common Stock.
We may also decide to restructure, divest or sell businesses, products or technologies that we have acquired or invested in. The occurrence of any of these risks could have an adverse effect on our business, results of operations, financial condition and future prospects and could adversely affect the market price of our Class A Common Stock.
We recognize revenues over the term of the agreements for our subscriptions and, as a result, there is often a lag in realizing the impact of current sales or cancellations in reported revenues, and a significant downturn in our business may not be reflected immediately in our operating results.
We generally recognize revenues ratably over the duration of the contract, which typically range from one to three years. As a result, a substantial majority of our quarterly revenues are generated from contracts entered into during prior periods. There is often a lag in realizing the impact of current sales or cancellations in our reported revenues, as we recognize revenues over the term of the arrangement. Because of this lag effect, a decline in new contracts in any quarter may not affect our results of operations in that quarter but could reduce our revenues in future quarters. Additionally, the timing of renewals or non-renewals of a contract during any quarter may only affect our financial performance in future quarters. For example, the non-renewal of a contract late in a quarter will have minimal impact on revenues for that quarter but will reduce such revenues in future quarters. Accordingly, the effect of significant declines in sales of our products and services may not be reflected in our short-term results of operations, which would make these reported results less indicative of our future financial results. In contrast, a non-renewal occurring early in a quarter may have a significant negative impact on revenues for that quarter and we may not be able to offset a decline in such revenues with revenues from new contracts entered into in the same quarter. In addition, we may be unable to adjust our costs in response to reduced revenues. These factors may cause significant fluctuations in our results of operations and cash flows, may make it challenging for an investor to predict our performance and may prevent us from meeting or exceeding the expectations of research analysts or investors, which in turn may cause our stock price to decline.
Our sales cycles are variable, depend upon factors outside our control, and could cause us to expend significant time and resources prior to generating revenues.
The typical sales cycle for our products and services is lengthy and unpredictable and often requires pre-purchase evaluation by a significant number of employees in our clients’ organizations. Our sales efforts involve educating our clients about the use and benefits of our products and services. Potential clients typically undertake a rigorous pre-purchase decision-making and evaluation process, and sales to new clients involve extensive client due diligence and reference checks. We invest a substantial amount of time and resources on our sales efforts without any assurance that our efforts will produce sales. Even if we succeed at completing a sale, we may be unable to predict the size of an initial subscription arrangement until very late in the sales cycle.
Furthermore, our sales cycles could be disrupted by factors outside of our control. We continue to closely monitor the COVID-19 pandemic and the public health measures undertaken to contain the spread and its impacts on our business. We have implemented formal restrictions on travel in accordance with recommendations by the U.S. federal government and the Centers for Disease Control and Prevention. Our

clients, partners, and prospective clients have enacted their own preventative policies and travel restrictions and may be adversely impacted by the COVID-19 pandemic. Continued widespread restrictions on travel and in-person meetings could affect and interrupt sales activity. We are unable to predict the impact that COVID-19 may have going forward on our business, results of operations, or financial position. See “—
The COVID-19 pandemic has materially impacted our operations, is still ongoing, and it or other pandemics or public health threats could adversely affect our business, financial condition, results of operations and prospects
.”
We may experience fluctuations in its quarterly and annual operating results.
We experience fluctuations in our quarterly and annual operating results due to a number of factors, including a change in the number of our customers, the level of our expenses, the degree to which we encounter competition in our markets, political conditions, general economic conditions, legal or regulatory developments, legislative or policy changes and the ongoing impact of the COVID-19 pandemic. In light of these and other external factors beyond our control, results for any period should not be relied upon as being indicative of performance in future period.
If we have overestimated the size of its total addressable market, our future growth rate may be limited.
It is difficult to accurately estimate the size of the enterprise information services and legal and regulatory information markets and predict with certainty the rate at which the market for our services will grow, if at all. While our market size estimate was made in good faith and is based on assumptions and estimates we believe to be reasonable, this estimate may not be accurate. If our estimates of the size of our addressable market are not accurate, our potential for future growth may be less than we currently anticipate, which could have a material adverse effect on our business, financial condition, and results of operations.
We rely on third parties, including public sources, for data, information and other products and services, and our relationships with such third parties may not be successful or may change, which could adversely affect our results of operations.
Our products and services rely upon data, information and services obtained from third-party providers and public sources. Such data, information and services are made available to our customers or are integrated for our customers’ use through information and technology solutions provided by us and third-party service providers. We have commercial relationships with third-party providers whose capabilities complement our own and, in some cases, these providers are also our competitors. The priorities and objectives of these providers, particularly those that are our competitors, may differ from ours, which may make us vulnerable to unpredicted price increases, unfavorable licensing terms and other adverse circumstances. Agreements with such third-party providers periodically come up for renewal or renegotiation, and there is a risk that such negotiations may result in different rights and restrictions, which could impact or eliminate our customers’ use of the content. In addition, as the number of products and services in our markets increases and the functionality of these products and services further overlaps with third-party products and services, we may become increasingly subject to claims by a third party that our products and services infringe on such party’s IP rights. Moreover, providers that are not currently our competitors may become competitors or be acquired by or merge with a competitor in the future, any of which could reduce our access to the information and technology solutions provided by those companies. If we do not maintain, or obtain the expected benefits from, our relationships with third-party providers or if a substantial number of our third-party providers or any key service providers were to withdraw their services, we may be less competitive, our ability to offer products and services to our customers may be negatively affected, and our results of operations could be adversely impacted.
If we are not able to obtain and maintain accurate, comprehensive, or reliable data, or if the expert analysis we produce contains any material errors or omissions, we could experience reduced demand for our products and services.
Our success depends on our customers’ confidence in the depth, breadth, and accuracy of our data. The task of establishing and maintaining accurate data is challenging and expensive. The depth, breadth, and accuracy of our data differentiates us from our competitors. If our data, including the data we obtain from third parties and our data extraction, structuring, and analytics are not current, accurate, comprehensive, or reliable, or if any expert analysis we produce contains material errors or omissions, customers could have negative experiences, which in turn would reduce the likelihood of customers renewing or upgrading their subscriptions and our reputation could be harmed, making it more difficult to obtain new customers.
Our Roll Call business generates a portion of its revenue from advertising and events, which have been, and likely will continue to be, negatively affected by industry trends.
The increased popularity of digital media has shifted demand from print advertising to digital advertising. Large digital platforms, such as Facebook and Google, which have extensive audience reach, data and targeting capabilities, command a significant share of the digital advertising market. Further, media companies generally charge much lower rates for digital advertising than for print advertising due to the range of advertising choices across digital products and the large inventory of available digital advertising space, and mobile advertising rates typically are even lower than desktop digital rates. The Roll Call print business is exposed to these trends. If Roll Call’s print subscriber volumes and print advertising revenues continue to decline, and we are unsuccessful in increasing our digital subscriber volumes or digital advertising revenues, this business may experience persistent declines in revenue, which could adversely affect our financial condition and results of operations.
In addition, we generate a small portion of its revenue through event sponsorships. This business has been challenged since the onset of the COVID-19 pandemic in early 2020. If the popularity of in-person events does not return to pre-pandemic levels, that would have a negative impact. In addition, advertising and events typically are sold on short term contracts and advertisers often have termination rights built into their contracts. As a result, the business is subject to short term changes based on outside occurrences, and disruptive impacts in the marketplace (such as the COVID-19 pandemic, protests, and other unrest) can have a negative impact if such matters cause advertisers and sponsors to cancel existing contracts or refrain from entering into new ones.
Our ability to introduce new features, integrations, capabilities, and enhancements is dependent on adequate research and development resources. If we do not adequately fund our research and development efforts, or if our research and development investments do not translate into material enhancements to our products and services, we may not be able to compete effectively, and our business, financial condition, results of operations and prospects may be adversely affected.
To remain competitive, we must continue to develop new features, integrations, and capabilities to our products and services. This is particularly true as we further expand and diversify our capabilities to address additional applications and markets. Maintaining adequate research and development resources, such as the appropriate personnel and development technology, to meet the demands of the market is essential. If we are unable to develop features, integrations, and capabilities internally due to certain constraints, such as employee turnover, lack of management ability, or a lack of other research and development resources, our business may be harmed.
Moreover, research and development projects can be technically challenging and expensive. The nature of these research and development cycles may cause us to experience delays between the time we incur expenses associated with research and development and the time we are able to offer compelling features, integrations, capabilities, and enhancements and generate revenue, if any, from such investment. Anticipated demand for a feature, integration, capability, or enhancement we are developing could decrease after the development cycle has commenced, and we would nonetheless be unable to avoid substantial costs associated with the development of any such feature, integration, capability, or enhancement. Additionally, we may experience difficulties with software development, design, or marketing that could affect the length of these research and development cycles that could further delay or prevent our development, introduction, or implementation of features, integrations, capabilities, and enhancements. If we expend a significant amount of resources on research and development and our efforts do not lead to the successful introduction or improvement of features, integrations, and capabilities that are competitive, our business, results of operations, and financial condition could be adversely affected.

Further, our competitors may expend more on their respective research and development programs or may be acquired by larger companies that would allocate greater resources to our competitors’ research and development programs or our competitors may be more efficient or effective in their research and development activities. Our failure to maintain adequate research and development resources or to compete effectively with the research and development programs of our competitors would give an advantage to such competitors and may harm our business, results of operations, and financial condition.
Our pricing and product bundling strategy may not meet customers’ price expectations or may adversely affect our revenues.
Demand for our products and services is generally sensitive to price. Our approach to pricing and bundling our products and services has had, and may continue to have, a significant impact on our revenues and profit margins. In addition, our competitors’ pricing and marketing strategies are beyond our control and could significantly affect the results of our pricing strategies. If we fail to meet our customers’ price expectations or develop attractive and easily marketable product bundles, or if we are unable to compete effectively with our competitors when they engage in aggressive pricing strategies or other competitive activities, it could have a material adverse effect on our business.
Increased accessibility to free or relatively inexpensive information sources that offer comparable value to customers may reduce demand for our products and services.
In recent years, more public sources of free or relatively inexpensive information have become available, particularly through the Internet, and this trend is expected to continue. For example, the US Congress, state legislatures, the European Union and other federal, state, local and foreign government and regulatory agencies have increased the amount of information they make publicly available at no cost. Public sources of free or relatively inexpensive information may reduce demand for our products and services if such information sources become more easily searchable, digestible and actionable without structuring by technology such as ours. Our results of operations would be adversely affected if our customers choose to use these public sources as a substitute for our products or services.
If we fail to maintain and improve our methods and technologies, or anticipate new methods or technologies, for data collection, organization, and analysis, as well as search and other product features that facilitate the customer’s ability to derive relevant insights from our products, competing products and services could surpass ours in depth, breadth, or accuracy of its data or other features.
Current or future competitors may seek to develop new methods and technologies for more efficiently gathering, cataloging, or updating business information, which could allow a competitor to create a product comparable or superior to ours, or that takes substantial market share from us, or that creates or maintains databases at a lower cost that we experience. We can expect continuous improvements in computer hardware, network operating systems, programming tools, programming languages, operating systems, data matching, data filtering, data predicting, and other database technologies and the use of the internet. These improvements, as well as changes in customer preferences or regulatory requirements, may require changes in the technology used to gather and process our data. Our future success will depend, in part, upon our ability to:

•	internally develop or acquire and implement new and competitive technologies;

•	use leading third-party technologies effectively; and

•	respond to advances in data collection, cataloging, and updating.
If we fail to respond to changes in data technology, competitors may be able to develop products and services that will take market share from us, and the demand for our products and services, the delivery of our products and services, or our market reputation could be adversely affected.

Larger and more well-funded companies with access to significant resources, large amounts of data or data collection methods, and sophisticated technologies may shift their business model to become our direct competitors.
Companies in related industries, such as Bloomberg, Thomson Reuters, RELX, MSCI, Gartner, and S&P, may choose to compete with us and would immediately have access to greater resources and brand recognition. We cannot anticipate how rapidly such a potential competitor could create products or services that would take significant market share from us or even surpass our products or services in quality. The entry of a large, well-funded competitor in our space could reduce demand for our products and services or reduce the price we can demand from new customers or for subscription renewals or upgrades from existing customers, negatively affecting our revenue and profitability.
If we fail to protect and maintain our brands, our ability to attract and retain customers will be impaired, our reputation may be harmed, and its business, financial condition, results of operations and prospects may suffer.
We have developed or acquired a family of brands, which have contributed significantly to the success of our businesses. We believe that maintaining and promoting our brands in a cost-effective manner is critical to expanding our base of customers and retaining our existing customers. Maintaining, promoting and positioning our brands and the reputation of our businesses will depend on our ability to provide useful, reliable, secure, and innovative products and services, to maintain trust, and to provide a consistent, high-quality customer experience.
We may introduce, or make changes to, features, products, services, privacy practices, or terms of service that customers do not like, which may materially and adversely affect one or more of our brands. Our brand promotion activities may not generate customer awareness or increase revenue, and even if they do, any increase in revenue may not offset the expenses we incur in building our brands. If we fail to successfully promote and maintain our brands or if we incur excessive expenses in this effort, our businesses could be materially and adversely harmed.
Harm to our brands can arise from many sources, including failure by us or our partners and service providers to satisfy expectations of service and quality, inadequate protection or misuse of information with respect to customers’ government affairs’ strategies, personally identifiable information, compliance failures and claims, regulatory inquiries and enforcement, rumors, litigation and other claims, misconduct by our partners, employees or other counterparties, and actual or perceived failure to adequately address the environmental, social, and governance (“ESG”) expectations of our various stakeholders, any of which could lead to a tarnished reputation and loss of customers.
Any negative publicity about our industry or our company, the quality and reliability of our products and services, our compliance and risk management processes, changes to our products and services, our ability to effectively manage and resolve customer complaints, our privacy, data protection, and information security practices, litigation, regulatory licensing and infrastructure, and the experience of our customers with our products or services could adversely affect our reputation and the confidence in and use of our products and services. If we do not successfully maintain strong and trusted brands, our business, financial condition, and results of operations could be materially and adversely affected.
We have a significant portion of our sales to U.S. and foreign government agencies and other highly regulated organizations, which are subject to a number of challenges and risks.
We derive a portion of our revenue from contracts with government organizations (primarily but not solely U.S. -based), and we believe the success and growth of our business will in part depend on adding additional public sector customers. However, demand from government organizations is often unpredictable, and we cannot guarantee that we will be able to maintain or grow our revenue from the public sector. Sales to government entities are subject to substantial additional risks that are not present in sales to other customers, including:

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selling to government agencies can be more highly competitive, expensive, and time-consuming than sales to other customers, often requiring significant upfront time and expense without any assurance that such efforts will generate a sale;

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U.S., European, or other government certification and audit requirements potentially applicable to our network, including the Federal Risk and Authorization Management Program (FedRAMP) in the U.S., are often difficult and costly to obtain and maintain, and failure to do so will restrict our ability to sell to government customers;

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government demand and payment for our products may be impacted by public sector budgetary cycles, funding authorizations, changes in administration, shifts in government agency spending patterns, delays in the government appropriations or other administrative processes, or government shutdowns or other considerations, such as favoring domestic suppliers over those with significant foreign minority investment, such as ours, especially in the case of notable levels of redemption;

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governments routinely investigate and audit government contractors’ administrative processes and any unfavorable audit could result in fines, civil or criminal liability, further investigations, damage to our reputation, and debarment from further government business;

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governments often require contract terms that differ from our standard customer arrangements, including terms that can lead to those customers obtaining broader rights in our products than would be expected under a standard commercial contract and terms that can allow for early termination; and

•	governments may demand better pricing terms and public disclosure of such pricing terms, which may harm our ability to negotiate pricing terms with our non-government customers.
The loss or significant curtailment of any government contracts or subcontracts, whether due to our performance or due to interruptions or changes in governmental funding or administrative processes, could have a material adverse effect on our business, results of operations and financial condition.
In addition, we must comply with laws and regulations relating to the formation, administration, and performance of contracts with the public sector, including U.S. federal, state, and local governmental organizations, which affect how we and our channel partners do business with governmental agencies. Selling our products to the U.S. government, whether directly or through channel partners, also subjects us to certain regulatory and contractual requirements. Failure to comply with these requirements by either us or our channel partners could subject us to investigations, fines, and other penalties, which could have an adverse effect on our business, results of operations, and financial condition. For example, the DOJ and the General Services Administration (the “GSA”) have in the past pursued claims against and financial settlements with vendors under the False Claims Act and other statutes related to pricing and discount practices and compliance with certain provisions of GSA contracts for sales to the federal government. The DOJ and GSA continue to actively pursue such claims. Violations of certain regulatory and contractual requirements could also result in us being suspended or debarred from future government contracting. Any of these outcomes could have a material adverse effect on our revenue, results of operations, and financial condition. Any inability to address these risks and challenges could reduce the commercial benefit to us or otherwise preclude us from selling subscriptions to our products to government organizations.
We assist customers in certain legislative and other governmental relations matters, which activities may be deemed to be lobbying efforts.
To the extent that our services may be activities that constitute “lobbying” under federal, state, local or foreign laws, we or some of our subsidiaries may have to register under such applicable laws. In addition, some states have so-called procurement lobbying rules that require sales personnel who interact with governmental officials in certain sales activities to register as lobbyists as well. Lobbying laws typically require periodic financial and other reports to be timely made and prohibit some types of contributions, gifts and other expenditures by lobbyists and their affiliates. Any failure to register or to comply with the applicable regulations could subject us, our employees and officers and directors to civil or criminal penalties. We intend to comply with any such applicable laws.
Our international operations subject us to additional risks that can adversely affect our business, results of operations and financial condition.
We sell our products and services to clients located outside the United States, and we are continuing to expand our international operations as part of our growth strategy. For the six months ended June 30, 2022 and 2021 and for the years ended December 31, 2021 and 2020, approximately 11%, 10%, 10%, and 3%, respectively, of our revenues were derived from outside of the United States, respectively. Revenues by geography are determined based on the region of the FiscalNote selling entity, which may be different than the region of the customer. Our current international operations and our plans to expand our international operations could subject us to a number of risks, including:

•	increased management, travel, infrastructure, and legal compliance costs associated with having multiple international operations;

•	unique terms and conditions in contract negotiations imposed by clients in foreign countries;

•	longer payment cycles and difficulties in enforcing contracts and collecting accounts receivable;

•	the need to localize our products and services for international clients;

•	changes in foreign regulatory requirements;

•	increased exposure to fluctuations in currency exchange rates;

•	highly inflationary international economies;

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the burdens and costs of complying with a wide variety of foreign laws and legal standards relating to data security and protection of personal information, including the General Data Protection Regulation (“GDPR”) in the European Union and similar privacy regulations in the U.K. and the Asia-Pacific region;

•	compliance with the U.S. Foreign Corrupt Practices Act of 1977, as amended, the U.K. Bribery Act and other anti-corruption regulations, particularly in emerging market countries;

•	compliance by international staff with accounting practices generally accepted in the United States, including adherence to our accounting policies and internal controls;

•	trade agreements, taxes, and other trade barriers;

•	increased financial accounting and reporting burdens and complexities;

•	weaker protection of intellectual property rights in some countries;

•	multiple and possibly overlapping tax regimes;

•	the application of the respective local laws and regulations to our business in each of the jurisdictions in which we operate;

•	government sanctions that may interfere with our ability to sell into particular countries;

•	disruption to our operations caused by epidemics or pandemics, such as COVID-19; and

•	political, social and economic instability abroad, terrorist attacks and security concerns in general.
As we continue to expand our business globally, our success will depend, in large part, on our ability to anticipate and effectively manage these and other risks associated with our international operations. Any of these risks could harm our international operations and reduce our international sales, adversely affecting our business, results of operations, financial condition, and growth prospects.
We have significant international operations and assets, including in the U.K., Belgium, Australia and Korea and, as a result, will be subject to risks inherent in doing business in those jurisdictions, which may adversely affect our financial performance and operating results.
We have significant international operations, including in the U.K., Belgium, Australia and Korea. Our ability to operate in these countries may be adversely affected by changes in those jurisdictions’ laws and regulations, including those relating to taxation, lobbying, cybersecurity, privacy and other matters. In addition, our operating results and financial performance are subject to the local economic and political situations. We believe that our operations are in compliance with all applicable legal and regulatory requirements. However, the central or local governments of these jurisdictions may impose new, stricter regulations or interpretations of existing regulations that would require additional expenditures and efforts on our part to ensure our compliance with such regulations or interpretations.
Changes in the political environment or government policies in those jurisdictions could result in revisions to laws or regulations or their interpretation and enforcement, increased taxation, restrictions on imports, import duties or currency revaluations. In addition, a significant destabilization of relations between the U.S. and any other jurisdiction in which we operate could result in restrictions or prohibitions on our operations or the sale of our products and services, the loss of our customers or the forfeiture of our assets in these jurisdictions. There can be no certainty as to the application of the laws and regulations of these jurisdictions in particular instances. Enforcement of existing laws or agreements may be sporadic and implementation and interpretation of laws inconsistent. Moreover, there is a high degree of fragmentation among regulatory authorities, resulting in uncertainties as to which authorities have jurisdiction over particular parties or transactions. The possibility of political conflict between these countries or with the U.S. could have an adverse impact upon our ability to transact business in these jurisdictions and to generate profits.
Our company culture has contributed to our success and if we cannot maintain and evolve our culture as it grows, including through acquisition, our business could be materially and adversely affected.
We believe our culture has been a key contributor to our success to date and that the critical nature of the products and services that we provide promotes a sense of greater purpose and fulfillment in our employees. We have invested in building a strong corporate culture and believe it is one of our most important and sustainable sources of competitive advantage. Any failure to preserve our culture could negatively affect our ability to retain and recruit personnel, which is critical to our growth, and to effectively focus on and pursue our corporate objectives. As we grow and develop the systems and processes associated with being a public company, we may find it difficult to maintain these important aspects of our culture. In addition, as we grow and our resources become more globally dispersed, we may find it increasingly difficult to maintain these beneficial aspects of our corporate culture. If we fail to maintain our corporate culture, or if we are unable to retain or hire key personnel, our business and competitive position may be harmed.
We rely on the performance of highly skilled personnel, including our management and other key employees, and the loss of one or more of such personnel, or of a significant number of team members, could harm our business.
We believe our success has depended, and continues to depend, on the efforts and talents of senior management and key personnel, including Tim Hwang, our Co-Founder and Chief Executive Officer, and Gerald Yao, our Co-Founder, Chief Strategy Officer and Global Head of ESG. From time to time, there may be changes in our management team resulting from the hiring or departure of executives and key employees, which could disrupt our business. Our senior management and key employees are employed on an at-will basis. We cannot ensure that we will be able to retain the services of any member of our senior management or other key employees or that we would be able to timely replace members of our senior management or other key employees should any of them depart. The loss of one or more of our senior management or other key employees could harm our business.
If we do not effectively maintain and grow our research and development team with top talent, including employees who are trained in artificial intelligence, machine learning and advanced algorithms, we may be unable to continue to improve our artificial intelligence capabilities, and our revenues and other results of operations could be adversely affected.
Our future success depends on our ability to continue to attract, retain and motivate highly skilled employees, software engineers and other employees with the technical skills in AI, machine learning and advanced algorithms that will enable us to deliver effective products and services. Competition for highly skilled employees in our industry is intense, in particular in the fields of artificial intelligence and data science, and larger companies with access to more substantial resources pursue such top talent aggressively.
We may be unable to attract or retain such highly skilled personnel who are critical to our success, which could hinder our ability to keep pace with innovation and technological change in our industry or result in harm to our key customer relationships, loss of key information, expertise or proprietary knowledge and unanticipated recruitment and training costs. The loss of the services of such key employees could make it more difficult to successfully operate our business and pursue our business goals.
Regulators in the U.S. and other jurisdictions where we operate may limit our ability to develop or implement our proprietary technology and/or may eliminate or restrict the confidentiality of our proprietary technology, which could have a material adverse effect on our financial condition and results of operations.
Our future success depends on our ability to continue to develop and implement our proprietary technology, and to maintain the confidentiality of this technology. Changes to existing regulations, their interpretation or implementation, or new regulations, including in connection with obtaining and extracting data from third parties, could impede our use of this technology, or require that we disclose our proprietary technology to others, including our competitors, which could impair our competitive position and result in a material adverse effect on our business, results of operations, and financial condition.
Issues in the use of artificial intelligence (including machine learning) in our platforms may result in reputational harm or liability.
AI is enabled by or integrated into some of our platforms and is a significant and potentially growing element of our business. As with many developing technologies, AI presents risks and challenges that could affect its further development, adoption, and use, and therefore our business. Further, there is a risk that AI algorithms may be flawed and datasets may be insufficient, of poor quality, or contain biased information. In addition, inappropriate or controversial data practices by data scientists, engineers, and end-users of our systems could impair the acceptance of AI solutions. If the recommendations, forecasts, or analyses that AI applications assist in producing are deficient or inaccurate, we could be subjected to competitive harm, potential legal liability, and brand or reputational harm. Further, some AI scenarios may present ethical issues. Though our technologies and business practices are designed to mitigate many of these risks, if we enable or offer AI solutions that are controversial because of their purported or real impact on human rights, privacy, employment, or other social issues, we may experience brand or reputational harm.
Failure to effectively develop and expand our marketing and sales capabilities could harm our ability to increase our customer base, expand our engagements with existing customers, and achieve broader market acceptance of our products and services.
Our ability to increase our customer base, expand our engagements with existing customers, and achieve broader market acceptance of our products and services will significantly depend on our ability to expand and optimize our marketing and sales operations. We plan to continue expanding our sales force both domestically and internationally. We also plan to dedicate significant resources to sales, marketing and demand-generation programs, including various online marketing activities as well as targeted account-based advertising. We also intend to focus on cross-selling and upselling efforts to grow our engagements at existing clients. The effectiveness of these efforts has varied over time and may vary in the future. All of these efforts will require us to invest significant financial and other resources and if they fail to attract additional customers, our business will be harmed. If our lead generation methods do not result in broader market acceptance of our products and services, we will not realize the intended benefits of this strategy and our business will be harmed.
We believe that there is significant competition for sales personnel, including sales representatives, sales managers and sales engineers, with the skills and technical knowledge that we require. Our ability to achieve significant revenue growth will depend in large part on our success in recruiting, training and retaining sufficient numbers of sales personnel to support our growth. New hires require significant training and may take significant time before they achieve full productivity. Our recent hires may not become productive as quickly as we expect, if at all, and we may be unable to hire or retain sufficient numbers of qualified individuals in the markets where we do business or plan to do business. In addition, particularly if we continue to grow rapidly, new members of our sales force will have relatively little experience working with us, our products and services and our business model. If we are unable to hire and train sufficient numbers of effective sales personnel, our sales personnel do not reach significant levels of productivity in a timely manner, or our sales personnel are not successful in acquiring new customers or expanding usage by existing customers, our business will be harmed.
Any failure to offer high-quality support, professional services and information and analysis for our customers may harm our relationships with our customers and, consequently, our business.
Once our products and services are deployed, our customers sometimes request consulting and training to assist them in integrating our products and services into their business and rely on our customer support personnel to resolve issues and realize the full benefits that our products and services provide. Our ability to provide effective customer support is largely dependent on our ability to attract, train and retain qualified personnel with experience in supporting customers with a cloud solution such as ours and maintaining the same. The number of our customers has grown significantly, which is likely to increase demand for training, support and maintenance related to our products and services and place additional pressure on our customer support teams. If we are unable to provide sufficient high-quality training, integration and maintenance resources, our customers may not effectively integrate our products and services into their business or realize sufficient business value from our products and services to justify further usage, which could impact our future financial performance. We may be unable to respond quickly enough to accommodate short-term increases in customer demand for technical support or maintenance assistance. We also may be unable to modify the future, scope and delivery of our maintenance services and technical support to compete with changes in the technical services provided by our competitors.
Increased customer demand for support and professional services, without corresponding revenue, could increase costs and negatively affect our operating results. In addition, as we continue to grow our operations and support our global customer base, we need to be able to continue to provide efficient support and effective maintenance that meets our customers’ needs globally at scale. Our ability to attract new customers is highly dependent on our business reputation and on positive recommendations from our existing customers. Any failure to maintain high-quality support services, or a market perception that we do not maintain high-quality support services for our customers, would harm our business.
Certain of our customers rely on high quality information in the form of research, news and analysis. Our ability to provide these services at the levels our clients expect is dependent on our ability to attract, train and retain qualified personnel. In addition, for certain of these services, our personnel get special access to the U.S. Congress through the Periodical Press Galleries and Daily Press Galleries. If such access were to be limited or restricted for any reason, our ability to obtain certain information would be hindered, and such event could have a negative impact on our customers’ perception of the value of our services, thus potentially impacting revenue.
Our business is subject to numerous legal and regulatory risks that could have an adverse impact on our business.
We are subject to differing, and sometimes conflicting, laws and regulations in the various jurisdictions in which we operate. In certain jurisdictions, we could be a subject to national, state, local, or municipal laws and regulations that are ambiguous in their application or enforcement or that we believe are invalid or inapplicable. This could significantly and materially harm our business, financial condition, and operating results by restricting or limiting how we operate our business, increasing our operating costs, and decreasing our number of customers.
Further, existing or new laws and regulations could expose us to substantial liability, including significant expenses necessary to comply with such laws and regulations, and could adversely impact our business, financial condition, results of operations and prospects.
We have incurred a significant amount of debt, some of which is secured by substantially all of our assets, and may in the future incur additional indebtedness. Our payment obligations under such indebtedness may limit the funds available to us, and the terms of our debt agreements may restrict our flexibility in operating our business.
As of June 30 2022, we had $413.2 million in aggregate principal amount of indebtedness, of which $228.8 million was secured by substantially all of our assets and $181.4 million was unsecured.
Approximately 54% of the gross proceeds we received in connection with the Business Combination was used to repay approximately $135.4 million of outstanding debt, consisting of outstanding principal, accrued interest, and prepayment fees (as applicable) related to the Last Out Term Loan, Seller Term Loans, and 8090 Note, as well as $50 million related to the senior secured promissory note with GPO FN Noteholder LLC on the Closing Date of the Business Combination. Concurrent with the Closing, FiscalNote, Inc., our wholly owned indirect subsidiary, entered into a new senior secured term loan facility in an aggregate principal amount of up to $150.0 million, inclusive of the First Out Term Loans under our existing senior credit facility, which was refinanced under the new facility on amended terms (the “Debt Financing”). As a result of the Debt Financing and the consummation of the Business Combination, we have approximately $150.0 million of senior secured indebtedness and $161.8 million in aggregate principal amount of indebtedness.
The Debt Refinancing requires monthly cash interest payments. Beginning August 15, 2025, we will also be required to make monthly principal payments of approximately $3.1 million through the maturity date, July 15, 2027 (excluding any amounts drawn on the uncommitted incremental loan facility totaling $100.0 million). Upon maturity, we will then be required to repay the then outstanding balance. Accordingly, a portion of our future cash flows from operations will be required to pay interest and principal on our indebtedness. Such payments will reduce the funds available to us for working capital, capital expenditures, and other corporate purposes and limit our ability to obtain additional financing for working capital, capital expenditures, expansion plans, and other investments, which may in turn limit our ability to implement our business strategy, heighten our vulnerability to downturns in our business, the industry, or in the general economy, limit our flexibility in planning for, or reacting to, changes in our business and the industry, and prevent us from taking advantage of business opportunities as they arise. We cannot guarantee that our business will generate sufficient cash flow from operations or that future financing will be available to us in amounts sufficient to enable us to make required and timely payments on our indebtedness, or to fund our operations.
Under our Senior Credit Agreement, we and certain of our subsidiaries are subject to financial maintenance covenants and restrictive covenants limiting our business and operations, including limitations on incurring additional indebtedness and liens, limitations on certain consolidations, mergers, and sales of assets, and restrictions on the payment of dividends or distributions. Any debt financing secured by us in the future could involve additional restrictive covenants relating to its capital-raising activities and other financial and operational matters, which may make it more difficult for us to obtain additional capital to pursue business opportunities, including potential acquisitions or divestitures. Any default under our debt arrangements could require that we repay or refinance such indebtedness immediately. In such event, we may be unable to repay our indebtedness or refinance such indebtedness on reasonable terms, if at all, which would have a material adverse effect on our business, financial condition, results of operations and prospects.
We are involved in legal actions and claims arising in the ordinary course of business from time to time. Adverse litigation judgments or settlements resulting from legal proceedings in which we may be involved could expose us to monetary damages or limit the ability to operate our business.
We have in the past been, and may in the future be, involved in private actions, investigations, and various other legal proceedings by customers, employees, lenders, commercial partners, competitors, or government agencies, among others, relating to, for example, wrongful act, subrogation, employment or labor-related disputes such as wrongful termination of employment, assisting in, inducement of or involvement in breach of restrictive covenants, non-disclosure or confidentiality obligations by our employees, consumer complaints, contractual disputes with customers or suppliers, disputes with third parties and regulatory inquiries. The results of any such litigation, investigations, and legal proceedings are inherently unpredictable and may be expensive. Any claims against us, whether meritorious or not, could be time consuming, costly, and harmful to our reputation, and could require significant amounts of management time and corporate resources. If any of these legal proceedings were to be determined adversely to us, or we were to enter into any settlement arrangement, we could be exposed to monetary damages or be forced to change the way in which it operates its business or restricts its solicitation with potential customers or employees, which could have an adverse effect on our business, financial condition, results of operations and prospects.
Our projections and key performance metrics are subject to significant risks, assumptions, estimates and uncertainties. As a result, our financial and operating results may differ materially from our expectations.
We operate in a rapidly changing and competitive industry, and its projections and calculations of key operating metrics are subject to the risks and assumptions made by our management with respect to our industry. Operating results are difficult to forecast because they generally depend on a number of factors, including the competition we face, as well as our ability to attract and retain customers while generating sustained revenues through product and service offerings. Additionally, our business and its ability to generate revenue may be affected by reductions in customer spending and investing from time to time as a result of a number of factors, which may be difficult to predict. We may be unable to adopt measures in a timely manner to compensate for any unexpected shortfall in income. Any of these factors could cause our operating results in a given quarter to be higher or lower than expected, which makes creating accurate forecasts and budgets challenging. As a result, we may fall materially short of our forecasts and expectations, including with respect to our key operating metrics, which could cause our stock price to decline and investors to lose confidence in us, and our business, financial condition, and results of operations could be materially and adversely affected.
Market opportunity estimates and growth forecasts included herein are based on data published by third parties and on internally generated data and assumptions, which are subject to significant uncertainty and limitations and are based on assumptions and estimates that may not prove to be accurate, reliable or complete. We have not independently verified any third-party information and cannot guarantee its accuracy or completeness. While we believe our market size estimates are reasonable, such information is inherently imprecise. Even if the market in which we compete meets the size estimates and growth forecasted herein, our business could fail to grow for a variety of reasons, which would adversely affect our business, results of operations, financial condition and future prospects.

Our use of any “open-source” software under restrictive licenses could: (i) adversely affect our ability to license and commercialize certain elements of our proprietary code base on the commercial terms of our choosing; (ii) result in a loss of our trade secrets or other intellectual property rights with respect to certain portions of our proprietary code; and (iii) subject us to litigation and other disputes.
We have incorporated certain third-party “open-source” software (“OSS”) or modified OSS into elements of our proprietary code base in connection with the development of our products and services. In general, this OSS has been incorporated and is used pursuant to ‘permissive’ OSS licenses, which are designed to be compatible with our use and commercialization of our own proprietary code base. However, we have also incorporated and use some OSS under restrictive OSS licenses. Under these restrictive OSS licenses, we could be required to release to the public the source code of certain elements of our proprietary software that: (i) incorporate OSS or modified OSS in a certain manner; and (ii) have been conveyed or distributed to the public, or with which the public interacts. Although we monitor our use of OSS, in addition to the use of OSS that we are aware of, there is a risk that OSS will be inadvertently or impermissibly incorporated into our software, including by our developers or service providers. In some cases, we may be required to ensure that elements of our proprietary software are licensed to the public on the terms set out in the relevant OSS license or at no cost. This could allow competitors to use certain elements of our proprietary software on a relatively unrestricted basis, or develop similar software at a lower cost. In addition, open-source licensors generally do not provide warranties for their open-source software, and the open-source software may contain security vulnerabilities that we must actively manage or patch. It may be necessary for us to commit substantial resources to remediate our use of OSS under restrictive OSS licenses, for example by engineering alternative or work-around code.
There is an increasing number of open-source software license types, and the terms under many of these licenses are unclear or ambiguous, and have not been interpreted by U.S. or foreign courts, and therefore, the potential impact of such licenses on our business is not fully known or predictable. As a result, these licenses could be construed in a way that could impose unanticipated conditions or restrictions on our ability to commercialize our own proprietary code (and in particular the elements of our proprietary code which incorporates OSS or modified OSS). Furthermore, we could become subject to lawsuits or claims challenging our use of open-source software or compliance with open-source license terms. If unsuccessful in these lawsuits or claims, we could face IP infringement or other liabilities, be required to seek costly licenses from third parties for the continued use of third-party IP, be required to re-engineer elements of our proprietary code base (e.g., for the sake of avoiding third-party IP infringement), discontinue or delay the use of infringing aspects of our proprietary code base (such as if re-engineering is not feasible), or disclose and make generally available, in source code form, certain elements of our proprietary code. Any such re-engineering or other remedial efforts could require significant additional research and development resources, and we may not be able to successfully complete any such re-engineering or other remedial efforts.
More broadly, the use of OSS can give rise to greater risks than the use of commercially acquired software, since open-source licensors usually limit their liability in respect of the use of the OSS, and do not provide support, warranties, indemnifications or other contractual protections regarding the use of the OSS, which would ordinarily be provided in the context of commercially acquired software.
Any of the foregoing could adversely impact the value of certain elements of our proprietary code base, and its ability to enforce its intellectual property rights in such code base against third parties. In turn, this could materially adversely affect our business, financial condition, results of operations and prospects.
We may not be able to adequately obtain, maintain, protect and enforce our proprietary and intellectual property rights in our data or technology.
Our success depends in part on our and our licensors’ success in obtaining and maintaining effective intellectual property protection. Our may be unsuccessful in adequately protecting our intellectual property. We may not be able to file, prosecute, maintain, enforce or license all necessary or desirable intellectual property applications at a reasonable cost or in a timely manner, or in all jurisdictions. Any failure to obtain or maintain patent and other intellectual property protection may harm our business, financial condition and results of operations.
We depend on our proprietary technology, intellectual property and services for our success and ability to compete. We rely and expect to continue to rely on a combination of non-disclosure and confidentiality agreements with our employees, consultants and other parties with whom we have relationships and who may have access to confidential or other protectable aspects of our research and development outputs, as well as trademark, copyright, patent and trade secret protection laws, to protect our proprietary rights. We cannot guarantee employees, consultants, or other parties will comply with confidentiality, non-disclosure, or invention assignment agreements or that such agreements will otherwise be effective in controlling access to and distribution of our products and services, or certain aspects of our products and services, and proprietary information. Additionally, we may be subject to claims from third parties challenging our ownership interest in or inventorship of intellectual property we regard as our own, for example, based on claims that its agreements with employees or consultants obligating them to assign intellectual property to us are ineffective or in conflict with prior or competing contractual obligations to assign inventions to another employer, to a former employer, or to another person or entity. Further, these agreements do not prevent our competitors from independently developing products and services that are substantially equivalent or superior to our products and services. Additionally, certain unauthorized use of our intellectual property may go undetected, or we may face legal or practical barriers to enforcing our legal rights even where unauthorized use is detected.
There can be no assurance that our applications for registration of patents, trademarks and other intellectual property rights will be approved. Although we enter into non-disclosure and confidentiality agreements, any of these parties may breach the agreements and disclose such outputs before a patent application is filed, thereby jeopardizing our ability to seek and obtain patent protection. We may choose not to seek patent protection for certain innovations and may choose not to pursue patent protection in certain jurisdictions, and under the laws of certain jurisdictions, patents or other intellectual property rights may be unavailable or limited in scope. It is also possible that we will fail to identify patentable aspects of our developments before it is too late to obtain patent protection. In addition, our ability to obtain and maintain valid and enforceable patents depends in part on whether the differences between our inventions and the prior art allow its inventions to be patentable over the prior art.
In addition, we rely substantially upon trademarks to build and maintain the integrity of our brands. Our trademarks or trade names may be challenged, infringed, circumvented, declared unenforceable or determined to be violating or infringing on other intellectual property rights. We may not be able to sufficiently protect or successfully enforce our rights to these trademarks and trade names.
Current law may not provide for adequate protection of our data or technology. In addition, legal standards relating to the validity, enforceability, and scope of protection of proprietary rights in internet-related businesses are uncertain and evolving, and changes in these standards may adversely impact the viability or value of our proprietary rights. Some license provisions protecting against unauthorized use, copying, transfer, and disclosure of our technology, or certain aspects of our technology, or our data may be unenforceable under the laws of certain jurisdictions. Further, the laws of some countries do not protect proprietary rights to the same extent as the laws of the United States, and mechanisms for enforcement of intellectual property rights in some foreign countries may be inadequate. To the extent we expand our international activities, our exposure to unauthorized copying and use of our data or technology, or certain aspects of our data or technology, may increase. Further, competitors, foreign governments, foreign government-backed actors, criminals, or other third parties may gain unauthorized access to our data and technology. Accordingly, despite our efforts, we may be unable to prevent third parties from infringing upon or misappropriating our intellectual property.
To protect our intellectual property rights, we may be required to spend significant resources to monitor and protect these rights, and we may or may not be able to detect infringement by our customers or third parties. Litigation has been and may be necessary in the future to enforce our intellectual property rights. Such litigation could be costly, time consuming, and distracting to management and could result in the impairment or loss of portions of our intellectual property. Furthermore, our efforts to enforce its intellectual property rights may be met with defenses, counterclaims, and countersuits attacking the validity and enforceability of our intellectual property rights. Our inability to protect our proprietary technology against unauthorized copying or use, as well as any costly litigation or diversion of our management’s attention and resources, could delay further sales or the implementation of our products and services, impair the functionality of our products and services, delay introductions of new features, integrations, and capabilities, result in our substituting inferior or more costly technologies, or injure our reputation. In addition, we may be required to license additional technology from third parties to develop and market new features, integrations, and capabilities, and we cannot be certain that we could license that technology on commercially reasonable terms or at all, and our inability to license this technology could harm our ability to compete.
We may in the future be sued by third parties for various claims including alleged infringement, misappropriation or other violation of proprietary intellectual property rights.
Our success depends, in part, on our ability to operate without infringing, misappropriating or otherwise violating the patents and other proprietary intellectual property rights of third parties. This is generally referred to as having the “freedom to operate.” Because we have only conducted routine searches related to third party patent filings and publications and have not conducted an in-depth freedom to operate search, which is time consuming and costly, we may not be aware of issued patents that a third party might assert are infringed by our current products and services, which could materially impair our ability to commercialize our current or any future products and services. Even if we diligently search third-party intellectual property for potential infringement by our current or any future products and services, we may not successfully find intellectual property that our current or any future products and services may infringe. If we are unable to secure and maintain the freedom to operate, third parties could preclude us from commercializing our current or future products and services. There is considerable patent and other intellectual property development activity in our market, and litigation, based on allegations of infringement or other violations of intellectual property, is frequent in internet-based industries. We may receive communications from third parties, including practicing entities and non-practicing entities, claiming that we has infringed their intellectual property rights.
In addition, we may be sued by third parties for breach of contract, defamation, negligence, unfair competition, or patent, copyright, trademark or other intellectual property infringement, misappropriation or other violation, or claims based on other theories, which may or may not be brought without merit. We could also be subject to claims based upon the content that is accessible from our website and other outlets through links to other websites or information on our website or other outlets supplied by third parties or claims that our alleged collection of information from third-party sites without a license violates certain federal or state laws or website terms of use. We could also be subject to claims that the collection or provision of certain information breached laws or regulations relating to privacy or data protection. The defense and prosecution of intellectual property claims, interference proceedings and related legal and administrative proceedings, both in the United States and internationally, involve complex legal and factual questions. As a result, such proceedings are lengthy, costly and time-consuming, and their outcome is highly uncertain. We may become involved in protracted and expensive litigation in order to determine the enforceability, scope and validity of the proprietary rights of others, or to determine whether we have the freedom to operate with respect to the intellectual property rights of others.
If we are found to infringe a third-party’s intellectual property rights, we could be required to obtain a license from such third-party to continue developing and marketing our current and any future products or services. We may also elect to enter into such a license to settle pending or threatened litigation. However, we may not be able to obtain any required license on commercially reasonable terms, or at all. Even if we were able to obtain a license, it could be non-exclusive, thereby giving our competitors access to the same technologies licensed to us and could require us to pay significant royalties and other fees. We could be forced, including by court order, to cease commercializing the infringing products or services. In addition, we could be found liable for monetary damages, which may be significant. If we are found to have willfully infringed a third-party patent, we could be required to pay treble damages and attorneys’ fees. A finding of infringement could prevent us from commercializing our planned products or services in commercially important jurisdictions, or force us to cease some of our business operations, which could harm our business.
Even if we are successful in defending against intellectual property claims, litigation or other legal proceedings relating to such claims may cause us to incur significant expenses and could distract our technical and management personnel from their normal responsibilities.
Furthermore, our agreements with some of our customers, suppliers or other entities with whom we do business may require us to defend or indemnify these parties to the extent they become involved in infringement claims, including the types of claims described above. We could also voluntarily agree to defend or indemnify third parties in instances where we are not obligated to do so if we determine it would be beneficial to our business relationships. If any of these claims succeed or settle, we may be forced to pay damages or settlement payments on behalf of our customers, suppliers or other entities, or may be required to obtain licenses. If we cannot obtain all necessary licenses on commercially reasonable terms, our customers may be forced to stop using our products or services. If we are required or agree to defend or indemnify third parties in connection with any infringement claims, we could incur significant costs and expenses that could adversely affect our business, operating results or financial condition.
Additionally, there are potential issues around possible ownership rights in personal data, which is subject to evolving regulatory oversight. As a result of any claims against us regarding suspected infringement, our technologies may be subject to injunction, we may be required to pay damages, or we may have to seek a license to continue certain practices (which may not be available on reasonable terms, if at all), all of which may significantly increase our operating expenses or may require us to restrict our business activities and limit our ability to deliver our products and services and/or certain features, integrations, and capabilities of our products and services. As a result, we may also be required to develop alternative non-infringing technology, which could require significant effort and expense and/or cause it to alter our products or services, which could negatively affect our business. Further, many of our subscription agreements require us to indemnify our customers for third-party intellectual property infringement claims, so any alleged infringement by us resulting in claims against such customers would increase our liability.
Our exposure to risks associated with various claims, including the use of intellectual property, may increase due to acquisitions of other companies. For example, we may have a lower level of visibility into the development process with respect to intellectual property or the care taken to safeguard against infringement risks with respect to the acquired company or technology. In addition, third parties may make infringement and similar or related claims after we have acquired technology that had not been asserted prior to such acquisition.
We are subject to sanctions, anti-corruption, anti-bribery, and similar laws, and non-compliance with such laws can subject us to criminal penalties or significant fines and harm our business and reputation.
We are subject to the U.S. Foreign Corrupt Practices Act, or FCPA, U.S. domestic bribery laws, the United Kingdom Bribery Act and other anti-corruption and anti-money laundering laws in the countries in which we conduct activities. Due to the international scope of our operations, we must comply with these laws in each jurisdiction where we operate. Additionally, many anti-bribery and anti-corruption laws, including the FCPA, have long-arm statutes that can expand the applicability of these laws to our operations worldwide. Accordingly, we must incur significant operational costs to support our ongoing compliance with anti-bribery and anti-corruption laws at all levels of our business. If we fail to comply with these laws, we may be subject to significant penalties. Anti-corruption and anti-bribery laws have been enforced aggressively in recent years and are interpreted broadly to generally prohibit companies, their employees and their third-party intermediaries from authorizing, offering or providing, directly or indirectly, improper payments or benefits to recipients in the public or private sector. As we increase our international and public sector sales and businesses, we may engage with business partners and third-party intermediaries to market our products and services and to obtain necessary permits, licenses and other regulatory approvals. In addition, we or our third-party intermediaries may have direct or indirect interactions with officials and employees of government agencies or state-owned or affiliated entities. We can be held liable for the corrupt or other illegal activities of these third-party intermediaries and our employees, representatives, contractors, partners and agents, even if we do not explicitly authorize such activities.
While we have policies and procedures to address compliance with such laws, we cannot guarantee that all of our employees and agents will comply with our policies and applicable law, for which we may be ultimately held responsible. As we increase our international sales and business, our risks under these laws may increase.
Detecting, investigating and resolving actual or alleged violations of anti-corruption laws can require a significant diversion of time, resources and attention from senior management. In addition, noncompliance with anti-corruption, anti-bribery or anti-money laundering laws could subject us to whistleblower complaints, investigations, sanctions, settlements, prosecution, enforcement actions, fines, damages, other civil or criminal penalties or injunctions, suspension or debarment from contracting with certain persons, reputational harm, adverse media coverage and other collateral consequences. If any subpoenas or investigations are launched, or governmental or other sanctions are imposed, or if we do not prevail in any possible civil or criminal proceeding, our business, financial condition and results of operations could be harmed. In addition, responding to any action will likely result in a materially significant diversion of management’s attention and resources and significant defense costs and other professional fees.
The COVID-19 pandemic has materially impacted our operations, is still ongoing, and it or other pandemics or public health threats could adversely affect our business, financial condition, results of operations and prospects.
Our business could be materially adversely affected by the outbreak of a widespread health epidemic or pandemic, including the recent outbreak of the COVID-19, which has been declared a “pandemic” by the World Health Organization. The COVID-19 outbreak has reached across the globe, resulting in the implementation of significant governmental measures, including lockdowns, closures, quarantines, travel bans, health mandates and social distancing directives, and fiscal stimulus, and legislation designed to deliver monetary aid and other relief intended to control the spread of the virus. Government authorities, including those in Washington, D.C., where our headquarters is located, instituted policies that required most of our employees in that area to work remotely. These policies have, and are expected to continue to have, an impact on our business and the business of our customers. This impact could increase if further actions that alter our operations are required by applicable government authorities or if we determine further actions are in the best interests of our customers’ or of our employees.
To the extent that these restrictions remain in place, additional prevention and mitigation measures are implemented in the future, or there is uncertainty about the effectiveness of these or any other measures to contain or treat COVID-19, there potentially could be an adverse impact on global economic conditions, which could materially and adversely impact our customers through reduced consumer demand for their products and services, which could in turn negatively impact our customers’ willingness or ability to enter into or renew contracts with us. While we continually work to manage and mitigate potential disruptions to our operations, the fluid nature of the pandemic and uncertainties regarding the related economic impact are likely to result in sustained market turmoil, which may harm our business, results of operations and financial condition. We cannot predict how the COVID-19 pandemic will continue to develop, whether and to what extent government regulations or other restrictions may impact our operations or those of our customers, or whether or to what extent the COVID-19 pandemic or the effects thereof may have longer-term unanticipated impacts on our business.
The extent of COVID-19’s effect on our operational and financial performance will depend on future developments, including the duration, spread and intensity of the pandemic, and steps taken to prevent its resurgence or further spread, all of which are still uncertain and difficult to predict considering the rapidly evolving landscape. Given the continuing uncertainty about the pandemic, its duration, and efforts to curb its spread, it is not currently possible to fully ascertain the overall impact of COVID-19 on our business. However, if the pandemic continues to persist as a severe worldwide health crisis, it may materially adversely affect our business, financial condition, results of operations and prospects, and may also have the effect of heightening many of the other risks described in this “Risk Factors” section.
We may be exposed to fluctuations in foreign currency exchange rates that could adversely impact our results of operations.
Our international sales are generally denominated in foreign currencies, and these revenues could be materially affected by currency fluctuations as we expand our international operations. The volatility of exchange rates depends on many factors that we cannot forecast with reliable accuracy. Our results of operations may be impacted by transaction gains or losses related to revaluing certain monetary asset and liability balances that are denominated in currencies other than the functional currency of the entities in which they are recorded. Moreover, significant and unforeseen changes in foreign currency exchange rates may cause us to fail to achieve our stated projections for revenues and operating income, which could have an adverse effect on our stock price. We will continue to experience fluctuations in foreign currency exchange rates, which, if material, may harm our revenues or results of operations as we expand our international operations.
We have entered into certain licensing agreements and other strategic relationships with third parties. These agreements and relationships may not continue and we may not be successful in entering into other similar agreements and relationships. If we fail to maintain our current licensing agreements or establish new relationships, it could result in loss of revenue and harm our business and financial condition or inability for us to use the intellectual property licensed to us by the applicable third party.
We have licensed certain components of our technologies from third parties and rely upon such licenses, in part, for the successful development and commercialization of certain technologies, products services. The success of certain of our products and services may depend on maintaining successful relationships with our third-party license partners. If such license agreements were to terminate prematurely or if we breach the terms of any licenses or otherwise fails to maintain such licenses, we may lose the ability to offer certain products and services that use such licenses. If there are no active statements of work, counterparties may have the right to terminate such license agreements for its convenience. In addition, we may need to obtain licenses to additional technologies in the future in order to keep our products and services competitive. If we fail to license or otherwise acquire and maintain necessary technologies, we may not be able to develop new products and services necessary to remain competitive.
We also license our intellectual property for use by third party partners in exchange for payment obligations to us. If any of these license agreements expire or terminate prematurely, we would lose the revenue we receive in connection with such payment obligation. Further, we may, from time to time, elect to enter into exclusive licensing arrangements of portions of our content, which may limit our ability to enter into alternative licensing arrangements that may be more advantageous to us in the future.
We have identified material weaknesses in our internal control over financial reporting, and our management has concluded that our disclosure controls and procedures are not effective. While we are working to remediate any material weakness in our internal controls over financial reporting, we cannot assure you that additional material weaknesses will not occur in the future. If our internal control over financial reporting or our disclosure controls and procedures are not effective, we may not be able to accurately report our financial results or prevent fraud, which may cause investors to lose confidence in our reported financial information and may lead to a decline in our stock price.
We have historically had a small internal accounting and finance staff. This lack of adequate accounting resources has resulted in the identification of material weaknesses in our internal controls over financial reporting, including material weaknesses identified in connection with the audit of our financial statements for the years ended December 31, 2021 and 2020. A “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our financial statements will not be prevented or detected on a timely basis. In connection with the audits of our financial statements for the years ended December 31, 2021 and 2020, our management team identified the following material weaknesses:

•
We did not design and maintain formal accounting policies, processes, and controls to analyze, account for and disclose certain complex transactions, including the valuation of convertible notes and seller notes issued in business combinations, valuation of, and accounting for, convertible promissory notes and other debt, valuation and accounting for derivatives and substantial premiums, accounting for related party transactions, the implementation of new revenue accounting standard ASC 606, accounting for contract costs, valuation and accretion of redeemable, convertible preferred stock, right to offset accounting, and accounting for contingent consideration.

•
We did not design and maintain formal accounting policies, procedures, and controls to achieve complete, accurate and timely financial accounting, reporting and disclosures, including controls over administrative access to our accounting and finance systems and system change management.

We are committed to remediating the material weaknesses described above and commenced remediation efforts in 2021. We initiated and implemented several remediation measures including, but not limited to: hiring a CPA licensed Chief Accounting Officer and additional accounting staff with requisite background and knowledge, engaging third parties to assist us in complying with the accounting and financial reporting requirements related to significant and complex transactions, and assist us with formalizing our business processes, accounting policies and internal control documentation, strengthening supervisory reviews by our management, and evaluating the effectiveness of our internal controls in accordance with the framework established by
Internal Control – Integrated Framework (2013)
 published by the Committee of Sponsoring Organizations of the Treadway Commission. While our efforts are ongoing, we plan to continue to take additional steps to remediate the material weaknesses, improve our financial reporting systems, and implement new policies, procedures, and controls; however, we cannot guarantee those measures will prevent or detect material weaknesses in the future.
Although we have initiated our remediation efforts, all identified material weaknesses continue to exist as of the date of this filing. Further, we cannot provide any assurance that we, or our independent registered accounting firm, will not identify new material weaknesses in our internal controls over financial reporting in the future.
As a private company, Legacy FiscalNote did not endeavor to establish and/or maintain public company-quality internal control over financial reporting. If we fail to maintain proper and effective internal control over financial reporting as a public company, our ability to produce accurate and timely financial statements could be impaired, investors may lose confidence in our financial reporting and the trading price of our shares may decline.
Pursuant to Section 404, following consummation of the Business Combination, management was required to report our internal control over financial reporting, and if and when FiscalNote becomes an accelerated filer or large accelerated filer (and ceases to be an emerging growth company), an attestation of the independent registered public accounting firm will also be required. The rules governing the standards that must be met for management to assess internal control over financial reporting are complex and require significant documentation, testing and possible remediation. To comply with the Sarbanes-Oxley Act, the requirements of being a reporting company under the Exchange Act and any complex accounting rules in the future, we may need to upgrade our legacy information technology systems, implement additional financial and management controls, reporting systems and procedures, and hire additional accounting and finance staff or retain additional outside consultants.
Legacy FiscalNote historically identified material weaknesses in its internal control over financial reporting and we cannot guarantee that there will be none for us in the future. Any failure to maintain internal control over financial reporting could severely inhibit our ability to accurately report its financial condition, results of operations or cash flows. If we are unable to conclude that our internal control over financial reporting is effective, or if our independent registered public accounting firm determines that we have a material weakness in our internal control over financial reporting, investors may lose confidence in the accuracy and completeness of our financial reports, the market price of our common stock could decline, and we could be subject to sanctions or investigations by the NYSE, the SEC or other regulatory authorities. Failure to remedy any material weakness in our internal control over financial reporting, or to implement or maintain other effective control systems required of public companies, could also restrict our future access to the capital markets.
Our risk management processes and procedures may not be effective.
We have not formally adopted comprehensive risk management processes and procedures. While we have established processes and procedures intended to identify, measure, monitor and control the types of risk to which we are subject, including liquidity risk, strategic risk, operational risk, cybersecurity risk, and reputational risk, those procedures may not be effective.
Risk is inherent in our business, and therefore, despite our efforts to manage risk, there can be no assurance that we will not sustain unexpected losses. We could incur substantial losses and our business operations could be disrupted to the extent our business model, operational processes, control functions, technological capabilities, risk analyses, and business/product knowledge do not adequately identify and manage potential risks associated with our strategic initiatives. There also may be risks that exist, or that develop in the future, that we have not appropriately anticipated, identified or mitigated, including when processes are changed or new products and services are introduced. If our risk management framework does not effectively identify and control its risks, we could suffer unexpected losses or be adversely affected, which could have a material adverse effect on our business, financial condition, and results of operations.
We operate in competitive markets and may be adversely affected by this competition.
The markets for our products and services are competitive and are subject to rapid technological changes and evolving customer demands and needs. We compete on the basis of various factors, including the quality of the insights that our products and services deliver, the quality of our competitors’ solutions, customers’ perception of our products and services relative to the value that they deliver, and the quality of our user interfaces and the overall customer experience.
Some of our principal competitors are established companies that have substantial financial resources, recognized brands, technological expertise and market experience, and these competitors may have more established positions in certain product lines and geographies than we do. We also compete with smaller and sometimes newer companies, some of which are specialized with a narrower focus than our company, and face competition from enterprise information services and legal and regulatory information companies.
Our competitors may be able to adopt new or emerging technologies or address customer requirements more quickly than we can. New and emerging technologies can also have the impact of allowing start-up companies to enter the market more quickly than they would have been able to in the past. We may also face increased competition from companies that could pose a threat to our business by providing more in-depth offerings, adapting their products and services to meet the demands of their customers or combining with one of their competitors to enhance their products and services. A number of our principal competitors may continue to make acquisitions as a means to improve the competitiveness of their offerings. In order to better serve the needs of our existing customers and to attract new customers, we must continue to:

•	enhance and improve our existing products and services (such as by adding new content);

•	develop new products and services;

•	invest in technology; and

•	strategically acquire additional businesses and partner with other businesses in key sectors that will allow us to offer a broader array of products and services.
Our ability to compete successfully is also impacted by the growing availability of information from government information systems and other free sources, as well as competitors who aggressively market their products as a lower cost alternative. See “—
Increased accessibility to free or relatively inexpensive information sources that offer comparable value to customers may reduce demand for our products and services
.” Because some of our competitors may be able to offer products and services that may be more cost effective than ours, including through the provision of price incentives for new customers, and because some of our competitors’ products and services may be seen as having greater functionality or performance than ours, the relative value of some of our products or services could be diminished. In addition, some of our competitors combine competing products with complementary products as packaged solutions, which could preempt use of our products or services. Competition from such free or lower cost sources may require us to reduce the price of some of our products and services (which may result in lower revenues) or make additional capital investments (which might result in lower profit margins). If we are unable or unwilling to reduce prices or make additional investments in the future, we may lose customers and our financial results may be adversely affected. In addition, implementation of annual price increases by us from time to time may also, in some cases, cause customers to use lower-cost competitors.
Changes in tax laws or regulations in the various tax jurisdictions to which we are subject that are applied adversely to us or our customers could increase the costs of our products and services and harm our business.
New income, sales, use, or other tax laws, statutes, rules, regulations, or ordinances could be enacted at any time. Those enactments could harm our domestic and international business operations and our business, results of operations, and financial condition. Further, existing tax laws, statutes, rules, regulations, or ordinances could be interpreted, changed, modified, or applied adversely to us. These events could require us or our customers to pay additional tax amounts on a prospective or retroactive basis, as well as require us or our customers to pay fines and/or penalties and interest for past amounts deemed to be due. If we raise our prices to offset the costs of these changes, existing and potential future paying customers may elect not to purchase our products and services in the future. Additionally, new, changed, modified, or newly interpreted or applied tax laws could increase our customers’ and our compliance, operating, and other costs, as well as the costs of our products and services. Further, these events could decrease the capital we have available to operate our business. Any or all of these events could harm our business, results of operations and financial condition.
The application of U.S. federal, state, local, and international tax laws to services provided electronically is continually evolving. Existing tax laws, statutes, rules, regulations, or ordinances could be interpreted or applied adversely to us, possibly with retroactive effect, which could require us or our paying customers to pay additional tax amounts, as well as require us or our paying customers to pay fines or penalties, as well as interest for past amounts. If we are unsuccessful in collecting such taxes due from our paying customers, we could be held liable for such costs, thereby adversely affecting our results of operations and harming our business.
As a company with international operations, we may be subject to taxation in several jurisdictions around the world with increasingly complex tax laws, the application of which can be uncertain. The taxes we pay in these jurisdictions could increase substantially as a result of changes in the applicable tax principles, including increased tax rates, new tax laws or revised interpretations of existing tax laws and precedents, which could harm our liquidity and results of operations. In addition, authorities in these jurisdictions could review our tax returns and impose additional tax, interest, and penalties, and they could claim that various withholding requirements apply to us or assert that benefits of tax treaties are not available to us, any of which could harm us and our results of operations.

Information Technology and Data Risks
Cyberattacks, security, privacy, or data breaches or other security incidents that affect our networks or systems, or those of our service providers, involving our or our customers’ sensitive, personal, classified or confidential information could expose us to liability under various laws and regulations across jurisdictions, decrease trust in us and our products and services, increase the risk of litigation and governmental investigation, and harm to our reputation, business, and financial condition.
Threats to network and data security are constantly evolving and becoming increasingly diverse and sophisticated. Our products and services, as well as our servers and computer systems and those of third parties that we rely on in our operations could be vulnerable to cybersecurity risks. As such, we may be subject to risks inherent to companies that process personal data. An increasing number of organizations have disclosed breaches of their information security systems, some of which have involved sophisticated and highly targeted attacks.
We implement measures to protect sensitive and personal data in accordance with our contracts, data protection laws and consumer laws. However, we may be subject to data breaches involving factors beyond its control, including data breach incidents suffered by third parties with which we contract or interact. Any technical problems that may arise in connection with our data and systems, including those that are hosted by third-party providers, could result in interruptions to our business and operations or exposure to security vulnerabilities. These types of problems may be caused by a variety of factors, including infrastructure changes, intentional or accidental human actions or omissions, software errors, malware, viruses, security attacks, fraud, spikes in customer usage and denial of service issues. From time to time, large third-party web hosting providers may experience outages or other problems that would result in their systems being offline and inaccessible, which could materially impact our business and operations.
The secure processing, storage, maintenance and transmission of critical customer and business information are vital to our operations and our business strategy, and although we devote significant resources to protecting such information and take what we believe to be reasonable and appropriate measures to protect sensitive information from compromises such as unauthorized access, disclosure, or modification or lack of availability, our information technology and infrastructure may be vulnerable to attacks by hackers or viruses or breached due to employee error, malfeasance or other disruptions. Although we maintain, and is in the process of improving, internal access control mechanisms and other security measures to ensure secure and appropriate access to and storage and use of our sensitive, business, personal, financial or confidential information by anyone including our employees, contractors and consultants, these mechanisms may not be entirely effective or fully complied with internally. We may in the future identify data protection issues requiring remediation and updates to our data security measures and compliance functions. Any misappropriation of sensitive information could harm our relationship with customers and cause us to incur financial liability and reputational harm. If any person, including any of our employees, improperly breaches our network security or otherwise mismanages or misappropriates sensitive data, we could be subject to regulatory actions and significant fines or lawsuits for breaching contractual confidentiality or data protection provisions, which could result in negative publicity, legal liability, loss of customers and damage to our reputation.
Because the techniques used by an individual or a group to obtain unauthorized access, make unwarranted alteration to our data, disable or degrade services, or sabotage systems are often complex, not easily recognizable and evasive, We may not be able to anticipate these techniques and implement adequate preventative measures. Such individuals or groups may be able to circumvent our security measures (including, but not limited to, through the deployment of harmful phishing attacks, malware infection, ransomware, system intrusion, misuse of systems, website defacement, social engineering and denial of service attacks) and may improperly access or misappropriate confidential, proprietary, or sensitive information held by us or on our behalf , disrupt our operations, damage our computers, or otherwise damage our business. Although we have developed or deployed systems and processes that are designed to protect our servers, platform and data, including sensitive data, we cannot guarantee that such measures will be effective at all times. Our efforts may be hindered due to, for example:

•	government surveillance, regulatory requirements or other external events;

•	software bugs or other technical errors or issues;

•	errors or misconduct of employees, contractors or others;

•	the rapidly evolving threat landscape; and

•	inadequate or failed internal processes or business practice.
While we are investing significant resources to protect against or remediate cybersecurity threats or breaches, or to mitigate the impact of any breaches or threats, we may still be subject to potential liability in connection therewith. Actual or perceived breaches of our security could subject us to regulatory investigations and orders, litigation, indemnity obligations, damages, penalties, fines and other costs in connection with actual and alleged contractual breaches, violations of applicable laws and regulations and other liabilities. Any such incident could also materially damage our reputation and harm our business, results of operations and financial condition. We maintain errors, omissions, and cyber liability insurance policies covering certain security and privacy damages. However, we cannot be certain that our coverage will be adequate for liabilities actually incurred or that insurance will continue to be available to us on economically reasonable terms, or at all. Any of the foregoing could subject us to fines, scrutiny and legal actions, which could materially and adversely affect our business, financial condition, results of operations and prospects.
We depend on third parties for data, information and other services, and our ability to serve our customers could be adversely impacted if such third parties fail to fulfill their obligations, if we are unable to effectively manage and minimize errors, failures, interruptions or delays caused by third parties or if our arrangements with them are terminated and suitable replacements cannot be found on commercially reasonable terms or at all.
Interruptions or delays in services from third parties, including data center hosting facilities, internet infrastructure, cloud computing platform providers, and other hardware and software vendors, or our inability to adequately plan for and manage service interruptions or infrastructure capacity requirements, could impair the delivery of our services and harm its business.
We currently serve our customers through the use of third-party data center hosting facilities and cloud computing platform providers. Damage to, or failure of, these systems, or systems upon which they depend such as internet infrastructure, could cause interruptions in our services. We have occasionally experienced interruptions in our services and such interruptions may occur in the future. Such interruptions may cause customers to terminate their subscriptions, and adversely affect our customer renewal and upgrade performance and our ability to attract new customers, all of which would reduce our revenue. Our business would also be harmed if our customers and potential customers believe our services are unreliable.
We do not control the operation of third-party facilities, and they may be vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunications failures, and similar events. They may also be subject to break-ins, sabotage, intentional acts of vandalism, and similar misconduct, as well as local administrative actions, changes to legal or permitting requirements, and litigation to stop, limit, or delay operation. The occurrence of a natural disaster or an act of terrorism, a decision to close the facilities without adequate notice, or other unanticipated problems at these facilities could result in lengthy interruptions in our services.
These hardware, software, data, and cloud computing systems may not continue to be available at reasonable prices, on commercially reasonable terms, or at all. Any loss of the right to use any of these hardware, software, or cloud computing systems could significantly increase our expenses and otherwise result in delays in the provisioning of our services until equivalent technology is either developed by us, or, if available, is identified, obtained through purchase or license, and integrated into our services.

Technical problems or disruptions affecting customers’ access to our services, or the software, internal applications, databases, and network systems underlying our services, could damage our reputation and brands and lead to reduced demand for our products and services, lower revenues, and increased costs.
Our business, brands, reputation, and ability to attract and retain users and customers depend upon the satisfactory performance, reliability, and availability of our products and services, which in turn depend upon the availability of the internet and our service providers. Interruptions in these systems, whether due to system failures, computer viruses, software errors, physical or electronic break-ins, or malicious hacks or attacks on our systems (such as denial of service attacks), could affect the security and availability of our products and services on its websites and prevent or inhibit the ability of users to access our products and services. In addition, the software, internal applications, and systems underlying our products and services are complex and may not be error-free. We may encounter technical problems when it attempts to enhance its products, services and systems. Any inefficiencies, errors, or technical problems with our systems could reduce the quality of our products and services or interfere with our customers’ use of its products and services, which could reduce demand, lower our revenues, and increase our costs.
Our systems and operations are vulnerable to damage or interruption from fire, flood, power loss, security breaches, computer viruses, telecommunications failure, terrorist attacks, acts of war, electronic and physical break-ins, earthquakes, and similar events. The occurrence of any of the foregoing events could result in damage to or failure of our systems. These risks may be heightened for operations at facilities outside of our direct control, and the majority of the communications, network, and computer hardware used to operate the cloud for our platforms are located at facilities maintained by Amazon, Google and Salesforce, among others, which we do not own or control.
Risks Related to the Ownership of Our Class A Common Stock
Immediately following the consummation of the Business Combination, only our Co-Founders were entitled to hold shares of FiscalNote Class B Common Stock, which shares have twenty-five (25) votes per share. This will limit or preclude other stockholders’ ability to influence the outcome of matters submitted to stockholders for approval, including the election of directors, the approval of certain employee compensation plans, the adoption of amendments to our organizational documents and the approval of any merger, consolidation, sale of all or substantially all of our assets, or other major corporate transaction requiring stockholder approval.
Our Class B Common Stock have twenty-five (25) votes per share, and our Class A Common Stock have one vote per share. Mr. Tim Hwang, our Co-Founder and Chief Executive Officer, and Mr. Gerald Yao, our Co-Founder, Chief Strategy Officer and Global Head of ESG (together with Mr. Hwang, our “Co-Founders”), together hold all of the issued and outstanding shares of our Class B Common Stock, which represent approximately 6.4% our common stock. Any future issuance of Class B Common Stock may be dilutive to holders of Class A Common Stock. Accordingly, where a majority or plurality vote is required, as applicable, Mr. Hwang holds approximately 54.1% of the voting power of our outstanding common stock and Mr. Yao holds approximately 9.0% of the voting power of our outstanding common stock. Therefore, our Co-Founders will be able to determine the outcome of matters submitted to our stockholders for approval, including the election of directors (which requires only a plurality vote), amendments of our organizational documents and any merger, consolidation, sale of all or substantially all of our assets or other major corporate transactions. After the expiration of applicable lock-up requirements, our Co-Founders would cease to hold a majority of the voting power of our outstanding common stock if they disposed of shares of Class B Common Stock representing approximately 2.5% of our outstanding common stock, in transactions other than Permitted Transfers as defined in our certificate of incorporation (“Charter”), assuming no other issuances of either Class A or Class B Common
Stock have occurred since Closing and prior to such dispositions. Our Co-Founders, individually or together, may have interests that differ from yours and may vote in a way with which you disagree and which may be adverse to your interests. This concentrated control may have the effect of delaying, preventing or deterring a change in control of our company, could deprive our stockholders of an opportunity to receive a premium for their common stock as part of a sale of our company and might ultimately affect the market price of our Class A

Common Stock. For information about our dual-class structure, see the section of this prospectus titled “
Description of Securities
.”
We cannot predict the impact our dual-class structure may have on the stock price of our Class A Common Stock.
Our dual-class structure may result in a lower or more volatile market price of our Class A Common Stock or in adverse publicity or other adverse consequences. For example, certain index providers have announced restrictions on including companies with multiple-class share structures in certain of their indexes. In July 2017, FTSE Russell and S&P Dow Jones announced that they would cease to allow most newly public companies with dual or multi-class capital structures to be included in their indices. Affected indices include the Russell 2000 and the S&P 500, S&P MidCap 400 and S&P SmallCap 600, which together make up the S&P Composite 1500. Under the foregoing policies, our dual-class capital structure would make it ineligible for inclusion in those indices, and as a result, mutual funds, exchange-traded funds and other investment vehicles that attempt to passively track those indices will not be investing in our stock. These policies are subject to change and it is as of yet unclear what effect, if any, they will have on the valuations of publicly traded companies excluded from the indices, but it is possible that they may depress these valuations compared to those of other similar companies that are included. Because of our dual-class structure, we will likely be excluded from certain of these indexes and we cannot guarantee that certain other stock indexes will not take similar actions. Given the sustained flow of investment funds into passive strategies that seek to track certain indexes, exclusion from stock indexes would likely preclude investment by many of these funds and could make our Class A Common Stock less attractive to other investors. Additionally, the holding of low-voting stock, such as our Class A Common Stock, may not be permitted by the investment policies of certain institutional investors or may be less attractive to the portfolio managers of certain institutional investors. As a result, the market price or liquidity of our Class A Common Stock could be adversely affected.
We are a “controlled company” under NYSE rules, and as a result, our stockholders may not have certain corporate protections that are available to stockholders of companies that are not controlled companies.
Following the consummation of the Business Combination, as a result of our dual-class structure, our Co-Founders control a majority of the voting power of our outstanding capital stock. As a result, we are a controlled company under NYSE rules. As a controlled company, we are exempt from certain corporate governance requirements, including those that would otherwise require our board of directors (“Board”) to have a majority of independent directors and its compensation and nominating and governance committees to be comprised entirely of independent directors, have written charters addressing such committee’s purpose and responsibilities and perform an annual evaluation of such committee. While we do not presently intend to rely on these exemptions, we may opt to utilize these exemptions in the future as long as it remains a controlled company. Accordingly, you may not have the same protections afforded to stockholders of companies that are subject to all of the corporate governance requirements of the NYSE.
There may not be an active trading market for shares of our Class A Common Stock, which may cause shares of our Class A Common Stock to trade at a discount from their initial trading price and make it difficult to sell the shares of Class A Common Stock you purchase.
Prior to the consummation of the Business Combination, there had not previously been a public trading market for shares of our Class A Common Stock. The initial trading price per share of Class A Common Stock upon the consummation of the Business Combination may not have been indicative of the price at which shares of our Class A Common Stock will trade in the public market thereafter. We cannot predict the extent to which investor interest in our Class A Common Stock will lead to the development of an active trading market on the NYSE or how liquid that market might become. An active public market for our Class A Common Stock may not develop or be sustained. If an active public market does not develop or is not sustained, it may be difficult for you to sell your shares of Class A Common Stock at a price that is attractive to you, or at all. The market price of our

Class A Common Stock may decline below the initial public trading price, and you may not be able to sell your shares of our Class A Common Stock at a gain or at all.
Sales of a substantial number of our Class A Common Stock into the public market, including when “lock-up” periods end, or the perception that such sales might occur, could cause the market price of our Class A Common Stock to decline.
Sales of substantial blocks of our Common Stock into the public market, including when “lock-up” periods end, or the perception that such sales might occur, could cause the market price of our Class A Common Stock to decline and may make it more difficult for you to sell your Class A Common Stock at a time and price that you deem appropriate. As of August 2, 2022, we have 121,449,403 shares of our Class A Common Stock outstanding.
Certain holders of our capital stock and securities convertible into, or exchangeable for, our capital stock have agreed not to offer, sell or agree to sell, directly or indirectly, any shares of Class A Common Stock for a period of 180 days from the Closing Date of the Business Combination (or 12 months, in the case of our Co-Founders), subject to certain exceptions. All of the shares of Class A Common Stock sold in this offering will become eligible for sale upon expiration of the applicable lock-up period or release by competent parties, except for any shares held by our affiliates as defined in Rule 144 under the Securities Act. The Sponsor has agreed not to transfer, assign or sell any of the Common Stock issued upon conversion of its shares of Class A Common Stock until the earlier to occur of: (i) one year after the completion of the Business Combination or (ii) the date on which the Company completes a liquidation, merger, capital stock exchange or similar transaction that results in the Company’s stockholders having the right to exchange their shares of Common Stock for cash, securities or other property. Notwithstanding the foregoing, if the last reported sale price of the Company’s Common Stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination, the Common Stock will be released from the lock-up. When the applicable lock-up period expires, the locked-up equity-holders will be able to sell shares into the public market. Moreover, the lock-up agreement entered into with the relevant parties, including with the Sponsor, may be waived or released with mutual consent. Such waiver or release could result in more shares being sold into the public market.
We intend to register the offer and sale of all shares of Class A Common Stock that we may issue under our equity compensation plans.
Our management team has limited experience managing a public company.
Most members of our management team have limited experience managing a publicly traded company, interacting with public company investors, and complying with the increasingly complex laws pertaining to public companies. Our management team may not successfully or efficiently manage our transition to being a public company that is subject to significant regulatory oversight and reporting obligations under the federal securities laws and the continuous scrutiny of securities analysts and investors. These new obligations and constituents will require significant attention from our senior management and could divert their attention away from the day-to-day management of our business, which could harm our business, results of operations, and financial condition.
We will incur increased costs as a result of operating as a public company, and our management will be required to devote substantial time to new compliance initiatives and corporate governance practices.
We became a public company following the consummation of the Business Combination, and as such (and particularly after we are no longer an “emerging growth company”), will incur significant legal, accounting and other expenses that Legacy FiscalNote did not incur as a private company. We are subject to the reporting requirements of the Exchange Act and are required to comply with the applicable requirements of the Sarbanes-Oxley Act and the Dodd-Frank Wall Street Reform and Consumer Protection Act, as well as the rules and regulations subsequently implemented by the SEC and the listing standards of the NYSE, including changes in corporate governance practices and the establishment and maintenance of effective disclosure and financial controls. Compliance with these rules and regulations can be burdensome. Our management and other personnel need to devote a substantial amount of time to these compliance initiatives. Moreover, these rules and regulations will increase our historical legal and financial compliance costs and will make some activities more time-consuming and costly. For example, we expect that these rules and regulations may make it more difficult and more expensive for us to attract and retain qualified members of our Board as compared to Legacy FiscalNote as a private company.
We will need to hire additional accounting and financial staff or engage outside consultants with appropriate public company experience and technical accounting knowledge, and maintain an internal audit function, which will increase our operating expenses. Moreover, we could incur additional compensation costs if we decide to pay cash compensation comparable to other publicly-listed companies, which would increase our general and administrative expenses and could adversely affect our profitability. We are evaluating these rules and regulations and related matters, and cannot predict or estimate the amount of additional costs we may incur or the timing of such costs.
If securities or industry analysts do not publish research or reports about our business, or if they downgrade their recommendations regarding our Class A Common Stock, our stock price and trading volume could decline.
The trading market for our Class A Common Stock will be influenced by the research and reports that industry or securities analysts publish about it or its business. We do not control these analysts. If any of the analysts who cover us downgrade our Class A Common Stock or our industry, or the stock of any of our competitors, or publish inaccurate or unfavorable research about our business, the price of our Class A Common Stock may decline. If analysts cease coverage of us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the price or trading volume of our Class A Common Stock to decline and our Class A Common Stock to be less liquid.
We may issue preferred stock, the terms of which could adversely affect the voting power or value of our Class A Common Stock
Our certificate of incorporation authorizes us to issue, without the approval of its stockholders, one or more classes or series of preferred stock having such designations, preferences, limitations, and relative rights, including preferences over our Class A Common Stock respecting dividends and distributions, as our Board may determine. The terms of one or more classes or series of preferred stock could adversely impact the voting power or value of our Class A Common Stock. For example, we might grant holders of preferred stock the right to elect some number of our directors in all events or on the happening of specified events or the right to veto specified transactions. Similarly, the repurchase or redemption rights or liquidation preferences we might assign to holders of preferred stock could affect the residual value of our Class A Common Stock.
It is not expected that we will pay dividends in the foreseeable future.
It is expected that we will continue to operate at a loss in the foreseeable future, and will retain most, if not all, of its available funds and any future earnings to fund the development and growth of our business. As a result, it is not expected that we will pay any cash dividends in the foreseeable future.
Our Board has discretion as to whether to distribute dividends. Even if the Board decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on the future results of operations and cash flow, capital requirements and surplus, the amount of distributions, if any, received by us from subsidiaries, our financial condition, contractual restrictions and other factors deemed relevant by our Board. Accordingly, you may need to rely on sales of our Class A Common Stock after price appreciation, which may never occur, as the only way to realize any future gains on your investment. There is no guarantee that our

Class A Common Stock will appreciate in value after the Business Combination or that the market price of the our Class A Common Stock will not decline.
Our Charter designates the Court of Chancery of the State of Delaware as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by its stockholders, which could limit our stockholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, employees, or other stockholders.
Our Charter provides that, unless we consent in writing to the selection of an alternative forum, any (i) derivative action or proceeding brought on its behalf, (ii) action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any of our current or former director, officer, other employee or stockholder (iii) action asserting a claim against us arising pursuant to any provision of the DGCL, our Charter or our Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (iv) action to interpret, apply, enforce or determine the validity of any provisions of our Charter or our Bylaws, or (v) action asserting a claim governed by the internal affairs doctrine, shall, to the fullest extent permitted by law, be exclusively brought in the Court of Chancery of the State of Delaware or, if such court does not have jurisdiction thereof, the federal district court or other state courts of the State of Delaware. Notwithstanding the foregoing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act, and the foregoing exclusive forum provisions of our Charter will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction. To the fullest extent permitted by law, any person or entity purchasing or otherwise acquiring any interest in any shares of our capital stock shall be deemed to have notice of and to have consented to the forum provision in our Charter.
This choice-of-forum provision may limit a stockholder’s ability to bring a claim in a different judicial forum, including one that it may find favorable or convenient for a specified class of disputes with us or our directors, officers, other stockholders, or employees, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Charter inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition, and results of operations and result in a diversion of the time and resources of our management and Board.

USE OF PROCEEDS
All of the Class A Common Stock and Private Warrants offered by the Selling Securityholders pursuant to this prospectus will be sold by the Selling Securityholders for their respective accounts. We will not receive any of the proceeds from these sales.
We will receive up to an aggregate of approximately $103.5 million from the exercise of the Warrants, assuming the exercise in full of all of the Warrants for cash. We expect to use the net proceeds from the exercise of the Warrants for general corporate purposes, which may include, among other purposes, M&A and reducing our new senior term loan facility. See “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of FiscalNote —
Factors
Impacting the Comparability of Our Operating Results
.” We will have broad discretion over the use of proceeds from the exercise of the Warrants. There is no assurance that the holders of the Warrants will elect to exercise any or all of such Warrants. To the extent that the Warrants are exercised on a “cashless basis,” the amount of cash we would receive from the exercise of the Warrants will decrease.

DETERMINATION OF OFFERING PRICE
The offering price of the shares of Class A Common Stock underlying the Warrants offered hereby is determined by reference to the exercise price of the Warrants of $7.32 per share. The Public Warrants are listed on the NYSE under the symbol “NOTE.WS”. On August 25, 2022, the closing price of our Public Warrants was $0.95 per Public Warrant.
We cannot currently determine the price or prices at which shares of our Class A Common Stock or Private Warrants may be sold by the Selling Securityholders under this prospectus.

MARKET INFORMATION FOR COMMON STOCK AND DIVIDEND POLICY
Market Information
Our Class A Common Stock and Public Warrants are currently listed on the NYSE under the symbols “NOTE” and “NOTE.WS”, respectively. As of July 29, 2022, following the completion of the Business Combination, there were approximately 770 holders of record of our Class A Common Stock, which amount did not include participants of The Depository Trust Company or beneficial owners holding shares through nominee names. We currently do not intend to list the Private Warrants offered hereby on any stock exchange or stock market.
Dividend Policy
We have not paid any cash dividends on our Common Stock to date. We may retain future earnings, if any, for future operations, expansion and debt repayment and has no current plans to pay cash dividends for the foreseeable future. Any decision to declare and pay dividends in the future will be made at the discretion of the Board and will depend on, among other things, our results of operations, financial condition, cash requirements, contractual restrictions and other factors that the Board may deem relevant. In addition, our ability to pay dividends may be limited by covenants of any existing and future outstanding indebtedness we or our subsidiaries incur. We do not anticipate declaring any cash dividends to holders of the Common Stock in the foreseeable future.
Securities Authorized for Issuance under Equity Compensation Plans
As of August 2, 2022, there were up to 20,285,600 shares of Class A Common Stock initially authorized for issuance under our 2022 Long-Term Incentive Plan (the “2022 Plan”) and 3,267,750 shares of Class A Common Stock initially authorized for issuance under our Employee Stock Purchase Plan (the “ESPP”), each of which our stockholders approved on July 27, 2022 in connection with the Business Combination and became effective immediately upon the Closing.
We intend to file one or more registration statements on Form S-8 under the Securities Act to register the shares of Class A Common Stock issued or issuable under the 2022 Plan, the ESPP and any assumed Legacy FiscalNote options or other awards. Any such Form S-8 registration statement will become effective automatically upon filing. Once these shares are registered, they can be sold in the public market upon issuance, subject to applicable restrictions.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Unless the context otherwise requires, the “Company” or “New FiscalNote” refers to FiscalNote Holdings, Inc. after the Closing, “DSAC” refers to Duddell Street Acquisition Corp. prior to the Closing, and “FiscalNote” refers to FiscalNote Holdings, Inc. (now known as FiscalNote Intermediate Holdco, Inc.) prior to the Closing.
The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The following unaudited pro forma condensed combined balance sheet as of June 30, 2022 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 present the combination of the financial information of DSAC and FiscalNote after giving effect to the Business Combination, Debt Financing and related adjustments described in the accompanying notes. DSAC and FiscalNote are collectively referred to herein as the “Companies,” and the Companies, subsequent to the Business Combination and the Debt Financing, are referred to herein as “New FiscalNote.”
The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 gives pro forma effect to the Business Combination and Debt Financing as if they had occurred on January 1, 2021. The unaudited pro forma condensed combined balance sheet as of June 30, 2022 gives pro forma effect to the Business Combination and Debt Financing as if they were completed on June 30, 2022.
The unaudited pro forma condensed combined financial information is based on, and should be read in conjunction with, the audited historical financial statements of each of DSAC and FiscalNote and the notes thereto, as well as the disclosures contained in the sections titled “
DSAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
” and “
FiscalNote’s Management’s Discussion and Analysis of Financial Condition and Results of Operations
” contained elsewhere in this prospectus.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what New FiscalNote’s financial condition or results of operations would have been had the Business Combination and Debt Financing occurred on the dates indicated. Further, the unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of New FiscalNote. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors. The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of this filing and are subject to change as additional information becomes available and analyses are performed.
The following describes the above entities:
FiscalNote
FiscalNote is a technology and data company delivering critical legal data and insights in a rapidly evolving economic, political and regulatory world. By combining AI, machine learning and other technologies with analytics, workflow tools, and expert research, FiscalNote seeks to reinvent the way that organizations minimize risks and capitalize on opportunities associated with rapidly changing legal and policy environments. Through a number of our products, FiscalNote ingests unstructured legislative and regulatory data, and employ AI and data science to deliver structured, relevant and actionable information in order to facilitate key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups, and nonprofits. FiscalNote delivers that intelligence through its suite of public policy and issues management products, coupled with expert research and analysis of markets and geopolitical events, as well as powerful tools to manage workflows, advocacy campaigns and constituent relationships.

Duddell
Duddell Street Acquisition Corp. (“DSAC”) is a blank check company incorporated as a Cayman Islands exempted company on August 28, 2020. DSAC was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
As of June 30, 2022, DSAC had not yet commenced operations. All activity for the period from August 28, 2020 (inception) through June 30, 2022 relates to DSAC’s formation and the initial public offering (the “Initial Public Offering”) and its search for an initial business combination, which is described below.
Description of the Business Combination
On November 7, 2021, DSAC entered into the Business Combination Agreement with FiscalNote. Pursuant to the Business Combination Agreement, DSAC changed its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and redomesticating as a company under the laws of the State of Delaware. Immediately prior to the Closing, each share of FiscalNote preferred stock outstanding immediately prior to Recapitalization was converted into, exchanged for or otherwise replaced with a number of shares of FiscalNote Class A common stock equal to the number of shares of FiscalNote common stock into which such shares of FiscalNote Preferred Stock would have been convertible immediately prior to the Recapitalization. Further, all of the FiscalNote Convertible Notes outstanding and unexercised immediately prior to the Effective Time were assumed by DSAC and were converted into a convertible note issued by New FiscalNote, with a right of conversion into shares of New FiscalNote Class A common stock. On the Closing Date, (i) DSAC acquired all of the issued and outstanding shares of FiscalNote common stock by effecting a merger of a wholly owned subsidiary with and into FiscalNote; (ii) the shareholders of FiscalNote received, in exchange for each share of FiscalNote common stock, an aggregate of (a) 96.0 million shares of New FiscalNote common stock and (b) 17.3 million FiscalNote Earnout Shares dependent upon the occurrence of the Triggering Events based upon the trading price of New FiscalNote Common Stock after the Closing Date; (iii) the holders of unexercised FiscalNote options received (a) 10.4 million options to acquire New FiscalNote common stock and (b) 1.0 million FiscalNote Earnout RSUs for Unvested FiscalNote Options and 0.9 million Earnout Shares for Vested FiscalNote Options, which are subject to forfeiture and settle upon the occurrence of the Triggering Events based upon the trading price of New FiscalNote common stock (such FiscalNote Earnout RSUs to be subject to the same vesting criteria as the underlying options); and (iv) Merger Sub merged with and into FiscalNote, whereupon the separate existence of Merger Sub ceased, with FiscalNote as the surviving corporation and a wholly owned subsidiary of DSAC.
Pursuant to the terms of the Business Combination Agreement, DSAC acquired all of the equity interests from FiscalNote for $1.0 billion plus the aggregate exercise price payable with respect to each Vested FiscalNote Option and each FiscalNote Warrant totaling $11.2 million. Consideration consisted of 86.5 million shares of New FiscalNote Class A common stock, 8.3 million shares of New FiscalNote Class B common stock and 4.8 million shares reserved for Vested FiscalNote Options and Unvested FiscalNote Options. Each share of New FiscalNote Class A common stock will carry one vote per share while each share of New FiscalNote Class B common stock issued to FiscalNote Co-Founders Timothy Hwang and Gerald Yao carries twenty-five (25) votes per share, giving them approximately 63.1% of the outstanding voting power of New FiscalNote. The New FiscalNote Class A common stock and New FiscalNote Class B common stock have identical economic rights to earnings.
Concurrent with the Closing, FiscalNote, Inc. (the “Borrower Representative”), a wholly owned indirect subsidiary of FiscalNote, entered into a new senior term loan facility with Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC and ACM ASOF VIII SaaS FinCo LLC (together, the “New Senior Lenders”), pursuant to which the New Senior Lenders provided a senior secured term loan facility consisting of a fully funded principal amount of $150.0 million (including the First Out Term Loans under FiscalNote, Inc.’s then-existing senior credit facility, which were refinanced under the new facility on amended terms) (the “New Senior Term Loan”) and an uncommitted incremental loan facility totaling $100.0 million available upon notice by the Borrower Representative if the Borrower Representative meets certain financial growth criteria and other customary requirements (the “New Incremental Term Facility”) (collectively the “New Senior Credit Facility”). The annual interest of the New Senior Term Loan consists of two components: a cash interest component of (a) the greater of (i) Prime Rate plus 5.0% per annum and (ii) 9.0% payable monthly in cash, and (b) interest payable in kind component of 1.00% per annum, payable in kind monthly. The New Senior Credit Facility will mature on July 29, 2027, the five-year anniversary of the Closing Date.
The historical financial information of DSAC and FiscalNote have been adjusted in the unaudited pro forma condensed combined financial information to give effect to events that are (1) directly attributable to the Business Combination and the New Senior Credit Facility and (2) factually supportable. The pro forma adjustments are prepared to illustrate the estimated effect of the Business Combination, the New Senior Credit Facility and certain other transaction adjustments such as the uses of proceeds.
The Business Combination will be accounted for as a reverse recapitalization in accordance with US GAAP because FiscalNote has been determined to be the accounting acquirer under Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations (“ASC 805”). The determination is primarily based on the evaluation of the following facts:

•	the pre-combination equity holders of FiscalNote hold the majority of voting rights in New FiscalNote;

•	the pre-combination equity holders of FiscalNote have the right to appoint the majority of the directors on the New FiscalNote Board;

•	FiscalNote management continuing to hold executive management roles for the post-combination company and being responsible for the day-to-day operations of New FiscalNote;

•	the post-combination company assuming the FiscalNote name;

•	New FiscalNote maintaining the pre-existing FiscalNote headquarters; and

•	the operations of FiscalNote comprising the ongoing operations of New FiscalNote.
Under the reverse recapitalization model, for accounting purposes the Business Combination will be treated as FiscalNote issuing equity for the net assets of DSAC, accompanied by a recapitalization with no goodwill or intangible assets recorded and the financial statements of New FiscalNote will represent a continuation of the financial statements of FiscalNote.
Prior to the consummation of the Business Combination, DSAC’s shareholders could elect to redeem their shares even if they approved the Business Combination. While the DSAC shareholders had the right to redeem their shares for cash, certain affiliates of the Sponsor entered into an agreement to backstop up to $175.0 million in proceeds from the sale of up to 17.5 million shares of New DSAC Class A common stock at a price per share equal to $10.00 immediately prior to (and contingent upon) the Closing (the “Backstop Agreement”). Following the Domestication and immediately prior to the consummation of the Business Combination, DSAC shareholders that did not elect to redeem their shares received a distribution of 0.57 shares of New FiscalNote Class A common stock for each share of New DSAC Class A common stock received in the Domestication (the “Bonus Shares”). In addition, certain affiliates of the Sponsor received an issuance of Bonus Shares for each share of New DSAC Class A common stock for which they subscribed pursuant to the Backstop Agreement. The following summarizes the pro forma New FiscalNote common stock outstanding after considering redemptions of DSAC shareholders and the effect of the purchases pursuant to the Backstop Agreement:

	Share ownership in the Post- Combination Company		Voting power in the Post- Combination Company
	Shares	%	Vote	%
DSAC Shareholders
Public shares owned by public shareholders	2,091,686	1.6%	2,091,686	0.6%
Bonus Shares owned by public shareholders	1,195,249	0.9%	1,195,249	0.4%
Public shares owned by the Sponsor	15,408,314	11.9%	15,408,314	4.7%

	Share ownership in the Post- Combination Company		Voting power in the Post- Combination Company
	Shares	%	Vote	%
Bonus Shares owned by the Sponsor	8,804,751	6.8%	8,804,751	2.7%
Initial shares	4,375,000	3.4%	4,375,000	1.3%
Other shares held by Sponsor (1)	375,665	0.3%	375,665	0.1%
FiscalNote Stockholders
Class A Shares (2) (3)	89,198,738	68.7%	89,198,738	27.1%
Class B Shares	8,290,921	6.4%	207,237,025	63.1%

Total	129,740,324	100%	328,722,428	100.0%

(1)
Funds affiliated with the Sponsor hold a convertible note in FiscalNote that converted into 316,482 shares of FiscalNote Class A common stock immediately prior to the Closing and further converted into 375,665 shares of New FiscalNote Class A common stock in connection with the Closing.

(2)
Amount (i) includes 2,700,000 FiscalNote Class A common stock issued to the holders of the FrontierView Convertible Notes that converted into New FiscalNote Class A common stock immediately subsequent to the Closing and which were not subject to the BCA Exchange Ratio and (ii) excludes (a) 9,636,145 of New FiscalNote Warrants and New FiscalNote Options outstanding as of the Closing Date, (b) 930,731 New FiscalNote restricted shares issued to certain sellers and subject to certain performance conditions, (c) 18,170,145 Earnout Shares, and (d) 1,023,973 Earnout RSUs. Below is a summary of the shares of FiscalNote common stock outstanding immediately prior to Closing and the number of shares of New FiscalNote common stock exchanged at Closing:

(3)
The New FiscalNote Class B common stock issued to Tim Hwang and Gerald Yao entitle the holders to twenty-five (25) votes per share until the earlier of (a) transfer by the holders of New FiscalNote Class B common stock to any other person, except for specified trusts, retirement accounts, corporations or similar entities formed for financial or estate planning purposes and beneficially owned by the holders of New FiscalNote Class B common stock, (b) the death or incapacity of such holder of New FiscalNote Class B common stock, (c) the date specified by an affirmative vote of a majority of the outstanding New FiscalNote Class B common stock, voting as a single class, (d) the date on which the outstanding shares of New FiscalNote Class B common stock represent less than 50% of the shares of New FiscalNote Class B common stock that were outstanding as of the Closing Date, or (e) the seven-year anniversary of the Closing Date.

	Shares of FiscalNote	Exchange Ratio	Shares of New FiscalNote*
FiscalNote Class A common stock converted to New FiscalNote Class A common stock	8,997,504	1.187	10,680,037
Preferred stock	39,846,982	1.187	47,301,940
Options and RSUs	4,103,776	1.187	4,871,182
Warrants	365,002	1.187	433,259
Class A common stock from convertible debt (a)	23,973,395	1.187	28,459,167

Fully diluted Class A common stock outstanding at Closing	77,286,659	1.187	91,745,585
Less: Options and RSUs outstanding	(4,103,776)	1.187	(4,871,182)

New FiscalNote Class A common stock issued to Old FiscalNote Stockholders	73,182,883	1.187	86,874,403
New FiscalNote Class B common stock issued to FiscalNote Co-Founders	6,984,768	1.187	8,290,921

*	Share amounts may not sum due to rounding.
(a)
Consists of approximately 17.4 million shares of FiscalNote Class A common stock issued to holders of convertible notes, 6.6 million shares of FiscalNote Class A common stock issued to the holder of the unpaid promissory note and 2.0 million shares of FiscalNote Class A common stock issued to the holders of convertible notes related to acquisitions as discussed in Notes 3g, 3h and 3j to the pro forma information below. Excludes 2.7 million shares of New FiscalNote Class A common stock issued to the holders of the FrontierView Convertible Notes that converted into shares of New FiscalNote Class A common stock immediately subsequent to the Closing
The following unaudited pro forma condensed combined balance sheet as of June 30, 2022 and the unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 are derived from, and should be read in conjunction with, the following historical financial statements of DSAC and FiscalNote and the accompanying notes thereof, which are included in this Registration Statement.

•	DSAC’s unaudited financial statements and related notes as of June 30, 2022 and for the three and six months ended June 30, 2022.

•	DSAC’s audited financial statements and related notes for the year ended December 31, 2021.

•	FiscalNote’s audited consolidated financial statements and related notes for the year ended December 31, 2021 and 2020.

•	FiscalNote’s unaudited condensed consolidated financial statements and related notes as of June 30, 2022 and for the three and six months ended June 30, 2022.

•	DSAC’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.

•	FiscalNote’s Management’s Discussion and Analysis of Financial Condition and Results of Operations.
The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information. The pro forma adjustments do not consider borrowings and financings that may have occurred subsequent to June 30, 2022, nor do they reflect anticipated financings that may occur in the normal course of business.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
As of June 30, 2022
(Amounts in thousands of U.S. dollars, except per share data)

	Duddell (Historical)	FiscalNote (Historical)	Pro Forma Transaction Adjustments	Note	Combined Pro Forma
Current Assets
Cash and cash equivalents	$14	$27,163	$175,361	3a	$94,343
			75,000	3b
			(50,000)	3h
			(58,992)	3i
			(7,426)	3k
			(15,421)	3n
			(51,356)	3l
Restricted cash	—	832	—		832
Accounts receivable, net	—	13,952	—		13,952
Costs capitalized to obtain revenue contracts, net	—	2,431	—		2,431
Deferred costs	—	5,915	(5,915)	3l	—
Prepaid expenses	202	2,744	—		2,946
Other current assets	—	3,257	—		3,257

Total current assets	216	56,294	61,251		117,761
Property and equipment, net	—	7,362	—		7,362
Capitalized software costs, net	—	11,758	—		11,758
Noncurrent costs capitalized to obtain revenue contracts, net	—	3,864	—		3,864
Operating lease assets	—	22,575	—		22,575
Goodwill	—	187,918	—		187,918
Customer relationships, net	—	58,115	—		58,115
Database, net	—	21,321	—		21,321
Intangible assets, net	—	30,175	—		30,175
Investments and cash held in Trust Account	175,361	—	(175,361)	3a	—

Total assets	$175,577	$399,382	$(114,110)		$460,849

Liabilities, temporary equity and stockholders’ equity (deficit)
Short-term debt and current maturities of long-term debt	$—	$18,065	$(18,065)	3b	$—
Accounts payable	1,745	1,546	—		3,291
Accrued payroll	—	5,343	—		5,343
Accrued expenses	5,794	7,104	—		12,898
Deferred revenue, current portion	—	41,927	—		41,927
Customer deposits	—	1,954	—		1,954
Contingent liabilities from acquisitions, current portion	—	247	—		247
Operating lease liabilities, current portion	—	9,150	—		9,150
Other current liabilities	304	3,935	—		4,239

Total current liabilities	7,843	89,271	(18,065)		79,049

	Duddell (Historical)	FiscalNote (Historical)	Pro Forma Transaction Adjustments	Note	Combined Pro Forma
Long-term debt	$—	$352,546	$(98,407)	3g	$155,270
			(93,984)	3h
			(59,072)	3i
			(9,496)	3j
			(5,940)	3k
			(18,752)	3n
			(58,175)	3b
			146,550	3b
Convertible notes – related parties	—	19,625	(19,625)	3o	—
Deferred tax liabilities	—	2,984	—		2,984
Deferred revenue, net of current portion	—	846	—		846
Deferred rent	—	—	—		—
Contingent liabilities from acquisitions, net of current portion	—	2,541	—		2,541
Sublease loss liability, noncurrent portion	—	—	—		—
Lease incentive liability, net of current portion	—	—	—		—
Operating lease liabilities, net of current portion	—	29,291	—		29,291
Deferred underwriting commissions	6,125	—	(6,125)	3l	—
Derivative warrant liabilities	11,340	—	—		11,340
Other noncurrent liabilities	—	1,450	—		1,450

Total liabilities	25,308	498,554	(241,091)		282,771
Commitments and Contingencies
Class A ordinary shares; 17,500,000 shares subject to possible redemption at $10.00 per share at June 30, 2022	175,261	—	(175,261)	3d	—
Redeemable, convertible preferred stock	—	451,430	(451,430)	3f	—
Stockholders’ equity (deficit)
Common stock	—	—	—		—
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at June 30, 2022	—	—	—		—
Class A ordinary shares, $0.0001 par value; 180,000,000 shares authorized; none issued and outstanding at June 30, 2022	—	—	—	3b	12
			—	3c
			3	3d
			9	3m
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 4,375,000 shares issued and outstanding at June 30, 2022	—	—	—	3c	1
			1	3m
Additional paid-in capital	—	—	175,258	3d	752,068
			(24,992)	3e
			451,430	3f
			121,628	3g
			44,819	3h
			9,569	3j
			19,625	3o
			(45,259)	3l
			(10)	3m

	Duddell (Historical)	FiscalNote (Historical)	Pro Forma Transaction Adjustments	Note	Combined Pro Forma
Accumulated other comprehensive loss	$—	$(1,405)	$—		$(1,405)
Accumulated deficit	(24,992)	(549,197)	24,992	3e	(572,598)
			(23,221)	3g
			(835)	3h
			80	3i
			(73)	3j
			(1,486)	3k
			3,331	3n
			1,240	3b
			(2,437)	3l

Total Stockholders’ equity (deficit)	(24,992)	(550,602)	753,672		178,078

Liabilities, temporary equity and stockholders’ equity (deficit)	$175,577	$399,382	$(114,110)		$460,849

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the six months ended June 30, 2022
(Amounts in thousands of U.S. dollars, except per share data)

	Duddell (Historical)	FiscalNote (Historical)	Pro Forma Adjustments	Note	Combined Pro Forma
Revenues
Subscription	$—	$47,111	$—		$47,111
Advisory, advertising, and other	—	6,134	—		6,134

Total revenues	—	53,245	—		53,245
Operating expenses:
Cost of revenues	—	14,882	—		14,882
Research and development	—	9,809	—		9,809
Sales and marketing	—	19,892	—		19,892
Editorial	—	7,022	—		7,022
General and administrative	4,028	20,590	793	4d	25,411
Amortization of intangible assets	—	5,217	—		5,217
Transaction gains	—	(18)	—		(18)

Total operating expenses	4,028	77,394	793		82,215

Operating loss	(4,028)	(24,149)	(793)		(28,970)
Interest expense, net	—	(46,778)	45,975	4b	(8,303)
			(7,500)	4h
Change in fair value of warrant and derivative liabilities	8,347	(3,386)	3,386	4c	8,347
Gain on PPP loan upon extinguishment	—	7,667	—		7,667
Other expense	—	(615)	—		(615)
Interest earned on investments held in Trust Account	259	—	(259)	4a	—

Net income (loss) before income taxes and loss on equity method investment	4,578	(67,261)	40,809		(21,874)
Benefit for income taxes	—	(550)	—	4g	(550)

Net income (loss)	4,578	(66,711)	40,809		(21,324)
Other comprehensive loss	—	(774)	—		(774)

Total comprehensive income (loss)	$4,578	$(67,485)	$40,809		$(22,098)

Weighted average shares outstanding of ordinary shares subject to redemption, basic and diluted	17,500,000
Basic and diluted net income per share, ordinary shares subject to redemption	$0.21
Weighted average shares outstanding of ordinary shares, basic and diluted	4,375,000	15,902,908			129,740,324
Basic and diluted net income (loss) per share, ordinary shares	$0.21	$(4.33)			$(0.16)

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
For the year ended December 31, 2021
(Amounts in thousands of U.S. dollars, except per share data)

	Duddell (Historical)	FiscalNote (Historical)	Pro Forma Adjustments	Note	Combined Pro Forma
Revenues:
Subscription	$—	$74,002	$—		$74,002
Advisory, advertising, and other	—	8,910	—		8,910

Total revenues	—	82,912	—		82,912
Operating expenses:
Cost of revenues	—	21,802	—		21,802
Research and development	—	24,017	—		24,017
Sales and marketing	—	29,676	—		29,676
Editorial	—	14,634	—		14,634
General and administrative	5,940	32,491	6,723	4d	47,591
			2,437	4f
Amortization of intangible assets	—	9,359	—		9,359
Loss on sublease	—	1,817	—		1,817
Transaction costs	—	4,698	—		4,698

Total operating expenses	5,940	138,494	9,160		153,594

Operating loss	(5,940)	(55,582)	(9,160)		(70,682)
Interest expense, net	—	(64,800)	63,194	4b	(37,570)
			(20,964)	4e
			(15,000)	4h
Change in fair value of warrant and derivative liabilities	2,213	3,405	(3,405)	4c	2,213
Financing cost – derivative warrant liabilities	—	—	—		—
Other expense, net	—	(333)	—		(333)
Interest earned on investments held in Trust Account	71	—	(71)	4a	—

Net loss before income taxes	(3,656)	(117,310)	14,594		(106,372)
Benefit for income taxes	—	(7,889)	—	4g	(7,889)

Net loss	(3,656)	(109,421)	14,594		(98,483)
Other comprehensive loss, net of tax	—	(568)	—		(568)

Total comprehensive loss	$(3,656)	$(109,989)	$14,594		$(99,051)

Weighted average shares outstanding of ordinary shares subject to redemption, basic and diluted	17,500,000
Basic and diluted net income per share, ordinary shares subject to redemption	$(0.17)
Weighted average shares outstanding of ordinary shares, basic and diluted	4,375,000	13,061,380			129,740,324
Basic and diluted net loss per share, ordinary shares	$(0.17)	$(23.50)			$(0.76)

Note 1. Basis of Pro Forma Presentation
The Business Combination is expected to be accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under the guidance in ASC 805, DSAC is expected to be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of New FiscalNote issuing stock for the net assets of DSAC, accompanied by a recapitalization whereby no goodwill or other intangible assets are recorded. Operations prior to the Business Combination will be those of FiscalNote.
The unaudited pro forma condensed combined balance sheet as of June 30, 2022 assumes that the Business Combination and related transactions occurred on June 30, 2022. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2022 and the year ended December 31, 2021 reflects the pro forma effect of the Business Combination and related transactions as if they had been completed on January 1, 2021. These periods are presented on the basis of FiscalNote as the accounting acquirer.
The pro forma adjustments reflecting the consummation of the Business Combination are based on certain currently available information and certain assumptions and methodologies that DSAC believes are reasonable under the circumstances. The unaudited pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. DSAC believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination based on information available to management at this time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
Management has made significant estimates and assumptions in preparing the unaudited pro forma condensed combined financial information herein. As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings or cost savings that may be associated with the business combination.
The unaudited pro forma condensed combined financial statements have been prepared for illustrative purposes only and are not necessarily indicative of what the actual results of operations and financial position would have been had the Business Combination and related transactions taken place on the dates indicated, nor do they purport to project the future consolidated results of operations or financial position of the combined company. They should be read in conjunction with the unaudited and audited consolidated financial statements and notes thereto of each of DSAC and FiscalNote as of and for the six months ended June 30, 2022 and the year ended December 31, 2021, respectively. The financial statements of DSAC as of and for the six months ended are contained within its form 10-Q filed separately with the SEC, the financial statements of FiscalNote as of and for the six months ended June 30, 2022 and the financial statements of DSAC and FiscalNote as of and for the year ended December 31, 2021 are contained in this Registration Statement.
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” Release No. 33-10786 replaces the existing pro forma adjustment criteria with simplified requirements to depict the accounting for the transaction (“Transaction Accounting Adjustments”), operations and financial position of the registrant as an autonomous entity (“Autonomous Entity Adjustments”) and option to present the reasonably estimable synergies and dissynergies and other transaction effects that have occurred or are reasonably expected to occur (“Management’s Adjustments”). DSAC has elected not to present Management’s Adjustments in the unaudited pro forma condensed combined financial information.

There were no intercompany balances or transactions between DSAC and FiscalNote as of the date and for the periods of these unaudited pro forma condensed combined financial statements.
Note 2. Accounting Policies
Upon consummation of the Business Combination, management is in the process of performing a comprehensive review of the two entities’ accounting policies. As a result of the review, management may identify differences between the accounting policies of the two entities which, when conformed, could have a material impact on the financial statements of the post-combination company. Based on its initial analysis, management has not identified differences that would have an impact on the unaudited pro forma condensed combined financial information.
The income tax effects of any pro forma adjustments do not appear within the unaudited pro forma condensed combined financial statements as any change in the tax benefit would have a corresponding impact on the deferred tax balance, which would be offset by an increase in the valuation allowance given that FiscalNote incurred significant losses during the historical periods presented.
The pro forma combined provision for income taxes does not necessarily reflect the amounts that would have resulted had the post-combination company filed consolidated income tax returns during the periods presented.
The pro forma basic and diluted earnings per share amounts presented in the unaudited pro forma condensed combined statements of operations are based upon the number of DSAC’s ordinary shares outstanding, assuming the Business Combination, and related transactions occurred on January 1, 2021.
Note 3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments
The pro forma adjustments included in the unaudited pro forma condensed combined balance sheet as of June 30, 2022 are as follows:

a)
Reflects the reclassification of cash and cash equivalents held in DSAC’s Trust Account that becomes available for transaction expenses, redemption of public shares, and the operating activities following the Business Combination.

b)
Reflects net proceeds from the Debt Financing (based on debt outstanding as of June 30, 2022 under the First Out Term Loan) of $75.0 million as well as the corresponding modification of the existing $75.7 million of current notes held by FiscalNote. $18.1 million of short-term debt and $58.2 million of long-term debt were treated as extinguished with $1.2 million of deferred financing costs being expensed and $3.5 million being deferred and amortized over the life of the debt.

c)	Represents the conversion of DSAC Class B ordinary shares to DSAC Class A ordinary shares immediately prior to the Business Combination.

d)	Represents the reclassification of DSAC Class A ordinary shares previously subject to possible redemption and presented as temporary equity to permanent equity.

e)	Reflects the elimination of DSAC’s accumulated deficit.

f)
Reflects the conversion of $451.4 million of FiscalNote redeemable, convertible preferred stock (Series A through Series G) into approximately 39.8 million shares of FiscalNote Class A common stock immediately prior to the Business Combination.

g)
Reflects the conversion of $121.6 million in aggregate outstanding principal amount of FiscalNote convertible notes into approximately 15.3 million shares of FiscalNote Class A common stock immediately prior to the Business Combination as well as the settlement of the related embedded derivatives and discounts in the amount of $23.2 million. $10.4 million of convertible notes were not converted to shares of New FiscalNote Class A common stock and will remain outstanding until the earlier of the optional conversion of the holder or the maturity dates in 2025.

h)
Reflects $50.0 million payment to the holder of FiscalNote’s senior secured promissory note with the remaining $44.0 million of principal converted into approximately 6.6 million shares of FiscalNote Class A common stock immediately prior to the Business Combination and further converted into approximately 7.8 million shares of New FiscalNote Class A common stock in connection with the Closing, as well as the elimination of the related embedded derivatives and discounts.

i)
Reflects the full paydown of $59.1 million of FiscalNote’s Last out term loan immediately prior to the Business Combination. FiscalNote’s First Out Term Loan was amended pursuant to the terms of the New Senior Credit Facility.

j)	Reflects the conversion of $9.6 million in aggregate outstanding principal amount of convertible notes related to acquisitions made by FiscalNote during 2021 into approximately 2.0 million shares of
FiscalNote Class A common stock immediately prior to the Business Combination as well as the elimination of the related embedded derivatives and premiums.

k)	Reflects paydown of $7.4 million of FiscalNote’s term loans related to acquisitions made during 2021.

l)
Reflects the payment and reclassification of DSAC and FiscalNote transaction and debt prepayment costs of approximately $51.3 million, expected to be incurred related to the closing of the Business Combination. Of that amount, $6.1 million relates to the cash settlement of deferred underwriter compensation incurred as part of DSAC’s IPO to be paid upon the consummation of a Business Combination. The remaining transaction costs of $45.2 million include direct and incremental costs, such as legal, third-party advisory, investment banking, debt costs and other miscellaneous fees. Does not include $5.9 million of costs capitalized by FiscalNote within its historical financial statements. Transaction costs not determined to be direct and incremental have been recorded through Accumulated Deficit and will be expensed as incurred.

m)
Reflects the issuance of 86.8 million shares of New FiscalNote Class A common stock to FiscalNote stockholders and 8.3 million shares of New FiscalNote Class B common stock to FiscalNote Co-Founders Timothy Hwang and Gerald Yao as consideration for the Business Combination. The New FiscalNote Class B common stock entitles holders to twenty-five (25) votes per share and allows such holders to exercise control over New FiscalNote with approximately 63.1% of the outstanding voting power.

n)	Reflects the paydown of $15.4 million of FiscalNote’s subordinated promissory notes.

o)
Reflects the conversion of $19.6 million in aggregate outstanding principal amount of convertible notes — related party into 2.7 million shares of FiscalNote Class A common stock as well as the elimination of the related embedded derivatives and premiums. Pursuant to the terms of the convertible notes this conversion occurred immediately subsequent to the closing of the Transactions.

Note 4. Unaudited Pro Forma Condensed Combined Statements of Operations
The pro forma adjustments included in the unaudited pro forma condensed combined statements of operations for the six months ended June 30, 2022 and the year ended December 31, 2021, are as follows:

a)	Represents the elimination of interest income on DSAC’s Trust Account for the six months ended June 30, 2022 and the year ended December 31, 2021.

b)
Represents the elimination of the historical interest expense associated with FiscalNote’s convertible notes, senior secured notes, and certain term loans which either converted to shares of FiscalNote Class A common stock or were repaid, as the case may be, immediately prior to the closing of the Business Combination. Refer to Notes 3f through 3l for more information.

c)
Represents the elimination of the income statement impact of the change in the fair value of the embedded derivatives related to the FiscalNote convertible notes and senior secured promissory note as discussed further in Notes 3g and 3h.

d)
Reflects $0.8 and $6.7 million of compensation cost related to certain performance-based stock options that vested immediately upon the successful listing of FiscalNote shares as well as compensation expense associated with the Earnout RSUs that could be earned by holders of Unvested FiscalNote Options as of the date of the Business Combination for the six months ended June 30, 2022 and the year ended December 31, 2021, respectively. The Earnout RSUs will be treated as new market-based stock option awards that are based upon the Triggering Event prices and will be accounted for under
 ASC 718 — Share Based Payments
. These awards result in an expense as the vesting conditions will require future service through the Triggering Event for all Unvested FiscalNote Options and the later of the Triggering Event or the service vesting requirements of the underlying Unvested FiscalNote Options for issuance of the Earnout RSUs.

e)
Reflects the immediate expense of FiscalNote’s deferred financing costs and premium/discount related to debt that was paid down and/or converted to shares of New FiscalNote Class A common stock. All such costs are one time and as such are only attributed to the year ended December 31, 2021.

f)
Reflects transaction costs that were expensed on the Closing Date as they are not considered to be direct and incremental to the Transaction. All such costs are one time and as such are only attributed to the year ended December 31, 2021.

g)
Does not reflect an adjustment to income tax expense as a result of the pro forma adjustments as FiscalNote has historically been in a net loss position. Any tax benefit in the period would have a corresponding deferred tax impact to the period which would offset and therefore has recorded no net income tax expense.

h)
Reflects the incremental expense from the aggregate principal amount of up to $150.0 million (including the First Out Term Loans under FiscalNote’s existing senior credit facility, which was refinanced under the new facility on amended terms) from the Debt Financing referenced in Note 3b. The annual interest consists of the greater of (a) Prime Rate plus 5.0% and (b) 9.0% and PIK interest of 1.00%. A one-eighth percent change in the assumed interest rate associated with the Debt Financing would result in additional annual interest expense (if the interest rate increases) or a reduction (if the interest rate decreases) to annual interest expense of approximately $0.6 million or a quarterly interest expense of approximately $0.2 million.

Note 5. Loss Per Share
Pro Forma Weighted Average Shares (Basic and Diluted)
The following pro forma weighted average share calculation has been prepared for the six months ended June 30, 2022 and the year ended December 31, 2021. The unaudited condensed combined pro forma loss per share (“LPS”), basic and diluted, are computed by dividing loss by the weighted-average number of shares of common stock outstanding during the period.
Prior to the Business Combination, DSAC had two classes of shares: Class A Ordinary Shares and Class B Ordinary Shares. The Class B Ordinary Shares were held by the Sponsor and directors. Prior to the Closing of the Business Combination and in connection with the redomestication of DSAC, DSAC adopted a new charter whereby each issued and outstanding DSAC Class B Ordinary Share automatically converted on a one-for-one basis into DSAC Class A Ordinary Shares. Each issued and outstanding DSAC Class A ordinary share was renamed, and has the same rights and restrictions attached to the shares of New FiscalNote Class A common stock. New FiscalNote issued shares of New FiscalNote Class B common stock to FiscalNote Co-Founders Timothy Hwang and Gerald Yao in exchange for their shares of FiscalNote Class A common stock, which carry a 25:1 voting right. Both classes of New FiscalNote common stock have the same interest in the earnings of New FiscalNote. As such, they have been considered together for purposes of the per share calculations below.

As of June 30, 2022, DSAC has 8.8 million outstanding public warrants sold during its initial public offering and 7.0 million warrants sold in two private placements, resulting in warrants to purchase an aggregate of 15.8 million DSAC Class A Ordinary Shares following the initial public offering. The warrants are exercisable at $11.50 per share which exceeds the current market price of DSAC’s Class A Ordinary Shares. These warrants are considered anti-dilutive and excluded from the loss per share calculation when the exercise price exceeds the average market value of the ordinary share price during the applicable period. Additionally, FiscalNote has potentially dilutive securities in the form of options, earnout shares and RSUs which are considered antidilutive due to losses of FiscalNote. As a result, pro forma diluted LPS is the same as pro forma basic LPS for the periods presented.

	For the six months ended June 30, 2022	For the year ended December 31, 2021
Pro forma net loss attributable to common shareholders – basic and diluted	$(21,324)	$(98,483)
Weighted average shares outstanding – basic and diluted	129,740,324	129,740,324
Pro Forma Loss Per Share – basic and diluted	$(0.16)	$(0.76)
Pro Forma Weighted Average Shares – Basic and Diluted
Public shares	27,875,665	27,875,665
Initial shares	4,375,000	4,375,000
Class A Shares	89,198,738	89,198,738
Class B Shares	8,290,921	8,290,921

Total Pro Forma Weighted Average Shares – basic and diluted	129,740,324	129,740,324

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
The following discussion and analysis of our financial condition and results of operations should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this prospectus. This discussion contains forward-looking statements that reflect our plans, estimates and beliefs that involve risks and uncertainties. As a result of many factors, such as those set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” in this prospectus, our actual results may differ materially from those anticipated in these forward-looking statements.
Certain monetary amounts, percentages and other figures included below have been subject to rounding adjustments as amounts are presented in thousands. Percentage amounts included in this prospectus have not in all cases been calculated on the basis of such rounded figures, but on the basis of such amounts prior to rounding. For this reason, percentage amounts in this prospectus may vary from those obtained by performing the same calculations using the figures in our consolidated financial statements included elsewhere herein. Certain other amounts that appear in this prospectus may not sum due to rounding.
Overview
We are a technology and data company delivering critical legal data and insights in a rapidly evolving economic, political and regulatory world. By combining AI, machine learning and other technologies with analytics, workflow tools, and expert research, we seek to reinvent the way that organizations minimize risks and capitalize on opportunities associated with rapidly changing legal and policy environments. Through a number of our products, we ingest unstructured legislative and regulatory data, and employ AI and data science to deliver structured, relevant and actionable information in order to facilitate key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups and nonprofits. We deliver that intelligence through our suite of public policy and issues management products, coupled with expert research and analysis of markets and geopolitical events, as well as powerful tools to manage workflows, advocacy campaigns and constituent relationships.
Factors Impacting the Comparability of Our Operating Results
During the year ended December 31, 2021, we completed the following nine acquisitions: Oxford Analytica on February 12, 2021 for $6.5 million, consisting of cash and stock; Fireside on April 30, 2021 for $17.5 million, consisting of cash, seller notes and convertible notes; Timebase on May 7, 2021 for $4.3 million, consisting of cash and convertible notes; Board.org on June 3, 2021 for $19.2 million, consisting of cash and convertible notes; Equilibrium on June 25, 2021 for $9.4 million, consisting of cash and stock; Predata on June 30, 2021 for $8.6 million, consisting of cash and stock, Curate on August 27, 2021 for $8.4 million, consisting of cash and stock, Forge.ai on September 9, 2021 for $11.8 million, consisting of cash and stock, and Frontier Strategy Group on November 19, 2021 for $18.1 million cash. In addition, we acquired FactSquared on December 31, 2020 for $4.3 million consisting of cash and stock. Unless noted otherwise, we refer to the acquisition of FactSquared and the acquisitions in calendar year 2021 as the “2021 Acquisitions.” During 2021, we incurred approximately $1.4 million of acquisition related costs associated with the 2021 Acquisitions. The 2021 Acquisitions contributed approximately $7.4 million and $2.2 million of subscription revenue, net of a deferred revenue adjustment of approximately $0.7 million and $0.4 million during the three months ended June 30, 2022 and 2021, respectively, $13.7 million and $2.9 million, net of a deferred revenue adjustment of approximately $1.7 million and $0.4 million during the six months ended June 30, 2022 and 2021, respectively. The 2021 Acquisitions contributed approximately $1.3 million and $0.5 million of Advisory, advertising and other revenue during the three months ended June 30, 2022 and 2021, $3.2 million and $0.8 million during the six months ended June 30, 2022 and 2021, respectively.
The consideration transferred in exchange for the 2021 Acquisitions included a combination of cash, stock, seller notes, and contingent payments that may be settled in cash, stock, or a combination of both cash and stock. We account for contingent payments in accordance with ASC 805 which requires us to determine whether the contingent payment is considered a component of the fair value of the consideration paid to the seller (e.g., “purchase price”) or as post-combination compensation expense, generally due to employee conditions associated with the contingent payments. In either case, the use of contingent payments may introduce future non-cash earnings volatility due to the requirement to fair value the contingent payments each balance sheet date until the contingent payment has either been earned, or the earnout period expires. During the six months ended June 30, 2022, we recognized non-cash gains associated with our contingent payments totaling $1.5 million, primarily related to a reversal of previously recognized contingent liabilities that expired unearned during the period. During the year ended December 31, 2021, we incurred non-cash fair value charges associated with our contingent payments totaling $2.2 million. We believe that the use of contingent payments has benefits to both our Company and to our sellers as we believe the contingent payments allow both parties to benefit from the achievement of the acquired businesses potentially meeting the contingent payment requirements. We will continue to evaluate the consideration we transfer, in exchange for the acquisition of future companies, to achieve the best possible return for the Company.
As a result of our 2021 Acquisitions, we have, and will continue to incur, significant non-cash amortization expense related to the amortization of purchased intangibles, which have reduced our operating income by approximately $1.9 million and $0.9 million during the three months ended June 30, 2022 and 2021, $3.1 million and $1.2 million during the six months ended June 30, 2022 and 2021, respectively.
From time to time, management reviews revenue by product and in 2020 and 2021 management decided to no longer sell certain non-core subscription products representing subscription revenue of approximately $0.3 million and $0.6 million during the three months ended June 30, 2022 and 2021, $0.6 million and $1.2 million during the six months ended June 30, 2022 and 2021, respectively.
We continue to invest for future growth. We are focused on several key growth levers, including cross-selling and upselling opportunities at existing clients, expanding our client base with a focus on enterprise and government customers, expansion into adjacent markets and deepening our offerings for regulated industries or sectors, and continuing to execute on our acquisition strategy. Several of these growth drivers require investment in and refinement of our go-to-market approach and, as a result, we may continue to incur additional costs upfront to obtain new customers and expand our relationships with existing customers, including additional sales and marketing expenses specific to subscription revenue.
We plan to invest a significant portion of the net proceeds from the business combination with Duddell Street Acquisition Corp. (“DSAC”) (the “Business Combination”) to consider building innovative products, acquire complementary businesses, attract new customers and expand our leadership role in the legal and regulatory information market. We drive growth both organically and through acquisitions. We regularly evaluate acquisitions and investment opportunities in complementary businesses to supplement our existing platform, enable us to enter new markets and ensure that we are well positioned to provide critical insights to the regulated sectors of the future. Past acquisitions have enabled us to deliver innovative solutions in new categories, such as global risk analysis and environmental, social and governance (“ESG”) automation software, analytics and integration, and new data sets to enhance the functionality of our existing products. Strategic acquisitions will remain a core component of our strategy in the future.
Seasonality
Our cash flows from operations are primarily generated from payments from subscription customers with a standard term of 12 months. When a customer enters into a new subscription agreement, or submits a notice to renew their subscription, we typically invoice for the full amount of the subscription period, record the balance to deferred revenues and ratably recognize the deferral throughout the subscription period. As a result, we experience cash flow seasonality throughout the year, with a heavier weighting of operating cash inflows occurring during the first and fourth quarters of the year, when most subscription invoices are sent, as compared to the second and third quarters of the year. Accordingly, the subscription revenue we earn in the second half of the calendar year is usually greater than the first half of the calendar year, with the fourth quarter normally our largest quarter of revenue recognition during the calendar year.
Impact of the COVID-19 Pandemic
In March 2020, the World Health Organization declared the novel coronavirus and resulting disease (“COVID-19”) a pandemic. This pandemic has created significant global economic uncertainty, adversely impacted the business of our customers and partners, impacted our business and results of operations and could further impact our results of operations and our cash flows in the future.
As the administration of the vaccine program increases and cases decline in the area in which we have physical operations, we continue to evaluate and refine our return-to-work strategy. Specifically, we continue to evaluate our office space needs, our investments in our go-to-market and product efforts, and our plans for business travel for our employees. We may make additional investments and engage in further redirection efforts as we refine our strategy in the future, which may include incremental costs to improve employees’ ability to work from home as well as further enhancements to our information technology and security infrastructure.
The ultimate extent of the impact of the COVID-19 pandemic on our operational and financial performance, including our long-term revenue growth and profitability, is uncertain and depends on factors, including the duration of the pandemic and any resurgences or new variants (such as the recent surge of the Delta and Omicron variants), the severity of the disease, responsive actions taken by public health officials or by us, the development, distribution and public acceptance of treatments and vaccines, the impacts on our customers and our sales cycles, our ability to generate new business leads, the impacts on our customers, employee and industry events, and the effects on our vendors, all of which are uncertain and currently cannot be predicted with any degree of certainty. Due to our primarily subscription-based business model, the effect of the COVID-19 pandemic may not be fully reflected in our results of operations until future periods. If the COVID-19 pandemic has a substantial impact on our employees’, business partners’ or customers’ productivity, our results of operations and overall financial performance may be harmed. In addition, the global macroeconomic effects of the COVID-19 pandemic and related impacts on our customers’ business operations and their demand for our products and services may persist for an indefinite period, even after the COVID-19 pandemic has subsided.
See
“Risk Factors”
included in this prospectus for further discussion of the impact and possible future impacts of the COVID-19 pandemic on our business.
Key Performance Indicators
In addition to our GAAP results further described and discussed below in “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” we monitor the following key performance indicators to evaluate growth trends, prepare financial projections, make strategic decisions, and measure the effectiveness of our sales and marketing efforts. Our management team assesses our performance based on these key performance indicators because it believes they reflect the underlying trends and indicators of our business and serve as meaningful indicators of our continuous operational performance.
Annual Recurring Revenue (“ARR”)
Approximately 90% of our revenues are subscription based, which leads to high revenue predictability. Our ability to retain existing subscription customers is a key performance indicator that helps explain the evolution of our historical results and is a leading indicator of our revenues and cash flows for subsequent periods. We use ARR as a measure of our revenue trend and an indicator of our future revenue opportunity from existing recurring subscription customer contracts. We calculate ARR on an account level by annualizing the contracted subscription revenue, and our total ARR as of the end of a period is the aggregate thereof. ARR is not adjusted for the impact of any known or projected future customer cancellations, upgrades or downgrades, or price increases or decreases. The amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to timing of the revenue bookings during the period, cancellations, upgrades, or downgrades and pending renewals. ARR should be viewed independently of revenue as it is an operating metric and is not intended to be a replacement or forecast of revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies.
The amount of actual revenue that we recognize over any 12-month period is likely to differ from ARR at the beginning of that period, sometimes significantly. This may occur due to timing of the revenue bookings during the period, cancellations, upgrades, or downgrades and pending renewals. ARR should be viewed independently of revenue as it is an operating metric and is not intended to be a replacement or forecast of revenue. Our calculation of ARR may differ from similarly titled metrics presented by other companies. Our ARR at June 30, 2022 and December 31, 2021, including our 2021 Acquisitions, was $103 million and $97 million, respectively. Our ARR at June 30, 2022 and 2021, excluding the 2021 Acquisitions, was $69 million and $61 million, respectively. ARR of the 2021 Acquisitions was approximately $34 million and $27 million as of June 30, 2022 and 2021, respectively, including pre-acquisition ARR performance of the 2021 Acquisition companies on the basis reported to FiscalNote in connection with such company’s acquisition.
Run-Rate Revenue
Management also monitors Run-Rate Revenue, which we define as ARR plus non-subscription revenue earned during the last twelve months. We believe Run-Rate Revenue is an indicator of our total revenue growth, incorporating the non-subscription revenue that we believe is a meaningful contribution to our business as a whole. Although our non-subscription business is non-recurring, we regularly sell different advisory services to repeat customers. The amount of actual subscription and non-subscription revenue that we recognize over any 12-month period is likely to differ from Run-Rate Revenue at the beginning of that period, sometimes significantly. Our Run-Rate Revenue at June 30, 2022 and December 31, 2021, including our 2021 Acquisitions, was approximately $115 million and $109 million, respectively. Our Run-Rate Revenue at June 30, 2022 and 2021, excluding the 2021 Acquisitions, was approximately $74 million and $66 million, respectively. Run-Rate Revenue of the 2021 Acquisitions was approximately $41 and $34 million as of June 30, 2022 and 2021, respectively, including pre-acquisition Run-Rate Revenue performance of the 2021 Acquisition companies on the basis reported to FiscalNote in connection with such company’s acquisition.
Net Revenue Retention (“NRR”)
Our NRR, which we use to measure our success in retaining and growing recurring revenue from our existing customers, compares our recognized recurring revenue from a set of customers across comparable periods. We calculate our NRR for a given period as ARR at the end of the period minus ARR contracted from new clients for which there is no historical revenue booked during the period, divided by the beginning ARR for the period. For our federal government clients, we consider subdivisions of the same executive branch department or independent agency (for example, divisions of a single federal department or agency) to be a single customer for purposes of calculating our account-level ARR and NRR. For our commercial clients, we consider subdivisions of the same legal entity as separate customers. Customers from acquisitions are not included in NRR until they have been part of our condensed consolidated results for 12 months. Our calculation of NRR for any fiscal period includes the positive recurring revenue impacts of selling additional licenses and services to existing customers and the negative recognized recurring revenue impacts of contraction and attrition among this set of customers. Our NRR may fluctuate as a result of a number of factors, including the growing level of our revenue base, the level of penetration within our customer base, expansion of products and features, and our ability to retain our customers. Our calculation of NRR may differ from similarly titled metrics presented by other companies. NRR was 99% and 101% for the three months ended June 30, 2022 and 2021, respectively.

Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with GAAP, we use certain non-GAAP financial measures to clarify and enhance our understanding, and aid in the period-to-period comparison, of our performance. Where applicable, we provide reconciliations of these non-GAAP measures to the corresponding most closely related GAAP measure. Investors are encouraged to review the reconciliation of each of these non-GAAP financial measures to its most comparable GAAP financial measure. While we believe that these non-GAAP financial measures provide useful supplemental information, non-GAAP financial measures have limitations and should not be considered in isolation from, or as a substitute for, their most comparable GAAP measures. These non-GAAP financial measures are not prepared in accordance with GAAP, do not reflect a comprehensive system of accounting and may not be comparable to similarly titled measures of other companies due to potential differences in their financing and accounting methods, the book value of their assets, their capital structures, the method by which their assets were acquired and the manner in which they define non-GAAP measures.
Adjusted Revenue
Adjusted revenue represents revenue adjusted to include amounts that would have been recognized if deferred revenue was not adjusted to fair value in connection with the 2021 Acquisitions. Adjusted revenue is presented because we use this measure to evaluate performance of our business against prior periods and believe it is a useful indicator of the underlying performance of our business. Adjusted revenue is not a recognized term under U.S. GAAP. Adjusted revenue does not represent revenues, as that term is defined under GAAP, and should not be considered as an alternative to revenues as an indicator of our operating performance. Adjusted revenue as presented herein is not necessarily comparable to similarly titled measures presented by other companies.
Adjusted Gross Profit and Adjusted Gross Profit Margin
We define Adjusted Gross Profit as Adjusted Revenue minus cost of revenues, before amortization of intangible assets that are included in costs of revenues. We define Adjusted Gross Profit Margin as Adjusted Gross Profit divided by Adjusted Revenues.
We use Adjusted Gross Profit and Adjusted Gross Profit Margin to understand and evaluate our core operating performance and trends. We believe these metrics are useful measures to us and to our investors to assist in evaluating our core operating performance because it provides consistency and direct comparability with our past financial performance and between fiscal periods, as the metrics eliminate the non-cash effects of amortization of intangible assets and deferred revenue, which are non-cash impacts that may fluctuate for reasons unrelated to overall operating performance.
Adjusted Gross Profit and Adjusted Gross Profit Margin have limitations as analytical tools, and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP and should not be considered as replacements for gross profit and gross profit margin, as determined by GAAP, or as measures of our profitability. We compensate for these limitations by relying primarily on our GAAP results and using non-GAAP measures only for supplemental purposes. Adjusted Gross Profit and Adjusted Gross Profit Margin as presented herein is not necessarily comparable to similarly titled measures presented by other companies.
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin
EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are non-GAAP financial measures. EBITDA represents earnings before interest expense, income taxes, depreciation and amortization. Adjusted EBITDA reflects further adjustments to EBITDA to exclude certain non-cash items and other items that management believes are not indicative of ongoing operations. We define Adjusted EBITDA Margin as Adjusted EBITDA divided by Adjusted Revenue.

We disclose EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin in this prospectus because these non-GAAP measures are key measures used by management to evaluate our business, measure our operating performance and make strategic decisions. We believe that EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are useful for investors and others in understanding and evaluating our operating results in the same manner as management. EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin are not financial measures calculated in accordance with GAAP and should not be considered as substitutes for net loss, net loss before income taxes, or any other operating performance measure calculated in accordance with GAAP. Using these non-GAAP financial measures to analyze our business would have material limitations because the calculations are based on the subjective determination of management regarding the nature and classification of events and circumstances that investors may find significant. In addition, although other companies in our industry may report measures titled EBITDA, Adjusted EBITDA and Adjusted EBITDA Margin or similar measures, such non-GAAP financial measures may be calculated differently from how we calculate non-GAAP financial measures, which reduces their comparability. Because of these limitations, you should consider EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin alongside other financial performance measures, including net income and our other financial results presented in accordance with GAAP.
Key Components of Results of Operations
Revenues
We derive our revenues from subscription revenue arrangements and advisory, advertising and other revenues. Subscription revenues account for approximately 90% of our total revenues for the six months ended June 30, 2022 and 2021. No single customer accounted for more than 5% of revenues during the three and six months ended June 30, 2022 and 2021, and our 10 largest customers represented less than 10% of our total revenues for the for the same periods. In calculating the aforementioned revenue concentration, (i) for our federal government clients, we consider subdivisions of the same executive branch department or independent agency (for example, divisions of a single federal department or agency) to be separate customers; and (ii) for our commercial clients, we consider subdivisions of the same legal entity as separate customers.
Subscription Revenue
Subscription revenues are comprised of revenue earned from subscription-based arrangements that provide customers the right to use the Company’s software and products in a cloud-based infrastructure. Subscription revenues are driven primarily by the number of active licenses, the types of products and the price of the subscriptions. The Company also earns subscription-based revenues by licensing to customers its digital content, including transcripts, news and analysis, images, video and podcast data.
Our subscription arrangements generally have contractual terms of 12 months or more and are non-refundable regardless of the actual use of the service. Subscription revenues are recognized ratably over the non-cancellable contract terms beginning on the commencement date of each contract, which is the date our service is first made available to customers.
Advisory, Advertising, and Other Revenue
Advisory revenue is typically earned under contracts for specific deliverables and are non-recurring in nature, although we regularly sell different advisory services to repeat customers. One-time advisory revenues are invoiced according to the terms of the contract, usually delivered to the customer over a short period of time, during which revenues are recognized.
Advertising revenue is primarily generated by delivering advertising in our own publications (Roll Call and CQ) in both print and digital formats. Revenue for print advertising is recognized upon publication of the advertisement. Revenue for digital advertising is recognized over the period of the advertisement or, if the contract contains impression guarantees, based on delivered impressions.

Book revenue is recognized when the product is shipped to the customer, which is when control of the product transfers to the customer. Shipping and handling costs are treated as a fulfillment activity and are expensed as incurred. Events revenue is deferred and only recognized when the event has taken place and is included in other revenues.
Cost of Revenues
Cost of revenues primarily consists of expenses related to hosting our service, the costs of data center capacity, amortization of developed technology and capitalized software development costs, certain fees paid to various third parties for the use of their technology, services, or data, costs of compensation, including bonuses, stock compensation, benefits and other expenses for employees associated with providing professional services and other direct costs of production. Also included in cost of revenues are our costs related to the preparation of contracted advisory deliverables, as well as costs to develop, publish, print and deliver our publications underlying our books revenue.
Research and Development
Research and development expenses include the costs of compensation, including bonuses, stock compensation, benefits and other expenses for employees associated with the creation and testing of the products we offer, related software subscriptions, consulting and contractor fees and allocated overhead.
Sales and Marketing
Sales and marketing expenses consist primarily of salaries and related expenses, including bonuses, stock compensation, benefits and other expenses for our sales and marketing staff, including commissions, related software subscriptions, consulting fees, marketing programs and allocated overhead. Marketing programs consist of advertising, events, corporate communications, brand building and product marketing activities.
Editorial
Editorial expenses consist of salaries and related expenses, including bonuses, stock compensation, benefits and other expenses for the editorial team involved in acquiring, creating, and distributing content and allocated overhead.
General and Administrative
General and administrative expenses are primarily related to our executive offices, finance and accounting, human resources, legal, internal operations and other corporate functions. These expenses consist of salaries and related expenses, including bonuses, stock compensation, benefits and other expenses, along with professional fees, depreciation and other allocated overhead.
Amortization of intangibles
Amortization expense relates to our finite-lived intangible assets, including developed technology, customer relationship, databases and tradenames. These assets are amortized over periods of between three and twenty years. Definite-lived intangible assets are tested for impairment when indicators are present, and, if impaired, are written down to fair value. No impairment of intangible assets has been identified during any financial period included in our accompanying audited condensed consolidated financial statements.
Transaction costs (gains)
Transaction costs (gains) consist of acquisition related costs (including due diligence, accounting, legal, and other professional fees, incurred from acquisition activity), fair value adjustments to contingent consideration due to sellers, and non-capitalizable costs incurred associated with the contemplated business acquisition with DSAC.

Interest expense, net
Interest expense, net consists of expense related to interest on our borrowings, the amortization and write off of debt issuance costs and original discount, and interest related to certain derivative instruments.
Fair value of warrant and derivative liabilities
The fair value of warrant and derivative liabilities are accounted for in accordance with ASC 815 and ASC 480. The warrant and derivative liabilities are marked to market each reporting period in accordance with ASC 820 with all gains and losses being recorded within the condensed consolidated statement of operations and comprehensive loss.
Income Taxes
We use the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the condensed consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.
The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the condensed consolidated statements of operations and comprehensive loss in the period that includes the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are expected to be realized based on the weighting of positive and negative evidence.
Results of Operations
The period-to-period comparisons of our results of operations have been prepared using the historical periods included in our condensed consolidated financial statements. We have derived this data from annual condensed consolidated financial statements and the following discussion should be read in conjunction with those condensed consolidated financial statements and related notes included elsewhere in this prospectus.
Three and Six Months Ended June 30, 2022 Compared to Three and Six Months Ended June 30, 2021
The following table presents our results of operations for the periods indicated:

	Three Months Ended June 30,		Change Q2 2022 vs. Q2 2021		Six Months Ended June 30,		Change 1H 2022 vs. 1H 2021
(In thousands)	2022	2021	$	%	2022	2021	$	%
Revenues:
Subscription	$24,332	$17,427	$6,905	39.6%	$47,111	$32,959	$14,152	42.9%
Advisory, advertising, and other	2,842	1,900	942	49.6%	6,134	3,717	2,417	65.0%

Total revenues	27,174	19,327	7,847	40.6%	53,245	36,676	16,569	45.2%

Operating expenses:
Cost of revenues	7,712	5,054	2,658	52.6%	14,882	9,252	5,630	60.9%
Research and development	3,791	5,983	(2,192)	(36.6)%	9,809	11,238	(1,429)	(12.7)%
Sales and marketing	10,395	6,965	3,430	49.2%	19,892	13,804	6,088	44.1%
Editorial	3,346	3,735	(389)	(10.4)%	7,022	7,181	(159)	(2.2)%
General and administrative	10,033	7,586	2,447	32.3%	20,590	12,862	7,728	60.1%

	Three Months Ended June 30,		Change Q2 2022 vs. Q2 2021		Six Months Ended June 30,		Change 1H 2022 vs. 1H 2021
(In thousands)	2022	2021	$	%	2022	2021	$	%
Amortization of intangible assets	$2,609	$1,998	$611	30.6%	$5,217	$4,139	$1,078	26.0%
Loss on sublease	—	1,362	(1,362)	(100.0)%	—	1,362	(1,362)	(100.0)%
Transaction costs (gains)	1,027	606	421	69.5%	(18)	858	(876)	(102.1)%

Total operating expenses	38,913	33,289	5,624	16.9%	77,394	60,696	16,698	27.5%

Operating loss	(11,739)	(13,962)	2,223	(15.9)%	(24,149)	(24,020)	(129)	0.5%
Interest expense, net	24,255	15,561	8,694	55.9%	46,778	29,841	16,937	56.8%
Change in fair value of warrant and derivative liabilities	2,048	7,002	(4,954)	(70.8)%	3,386	12,245	(8,859)	(72.3)%
Gain on PPP loan upon extinguishment	—	—	—		(7,667)	—	(7,667)	(100.0)%
Other expense, net	494	109	385	(NM )%	615	143	472	(NM )%

Net loss before income taxes	(38,536)	(36,634)	(1,902)	5.2%	(67,261)	(66,249)	(1,012)	1.5%
Benefit from income taxes	(176)	(2,556)	2,380	(93.1)%	(550)	(5,745)	5,195	(90.4)%

Net loss	$(38,360)	$(34,078)	$(4,282)	12.6%	$(66,711)	$(60,504)	$(6,207)	10.3%

Revenue:
Subscription Revenue
Subscription revenue of $24.3 million for the three months ended June 30, 2022 increased $6.9 million, or 40%, from $17.4 million for the three months ended June 30, 2021. Subscription revenue of $47.1 million for the six months ended June 30, 2022 increased $14.1 million, or 43%, from $33.0 million for the six months ended June 30, 2021.
The comparability of our Revenues between periods was impacted by the 2021 Acquisitions described under “Factors Impacting the Comparability of Our Results of Operations” above. The table below presents the items that impacted the change in our Subscription Revenues between periods.

	Change		Change
	Q2 2022 vs Q2 2021		1H 2022 vs 1H 2021
(In thousands)	$	%	$	%
Revenue change driver:
Increase from 2021 Acquisitions	$5,485	210%	$12,108	366%
Impact of 2021 Acquisitions deferred revenues adjustment	(365)	98%	(1,358)	365%
Decrease from discontinued products	(325)	(54)%	(636)	(52)%
Increase from organic business	2,110	14%	4,038	14%

Revenues, net (total change)	$6,905	40%	$14,152	43%

Our organic growth is primarily due to the result of an increase in new revenue bookings we experienced in 2021 becoming realized in 2022 as well as our continued focus on increasing our NRR. Our NRR was approximately 96% for the twelve months ended June 30, 2022 compared to approximately 94% for the twelve months ended

June 30, 2021. Revenue during the six months ended June 30, 2022 reflect a full six-months of revenue from all of our 2021 Acquisitions while the six months ended June 30, 2021 only reflect a partial six-month period for the respective 2021 Acquisitions as we acquired Oxford Analytica on February 12, 2021, Fireside on April 30, 2021, Timebase on May 7, 2021, Board.org on June 3, 2021, Equilibrium on June 25, 2021, and Predata on June 30, 2021. The remaining 2021 Acquisitions were acquired in the third and fourth quarters of 2021.
Advisory, Advertising, and Other Revenue
Advisory, advertising, and other revenue was $2.8 million for the three months ended June 30, 2022, as compared to $1.9 million for the three months ended June 30, 2021. The increase of $0.9 million, or 50%, was due to $0.7 million of incremental revenue from our 2021 Acquisitions as well as an increase in other one-time revenue of $0.3 million.
Advisory, advertising, and other revenue was $6.1 million for the six months ended June 30, 2022, as compared to $3.7 million for the six months ended June 30, 2021. The increase of $2.4 million, or 65%, was primarily due to $2.4 million of incremental revenue from our 2021 Acquisitions as well as an increase in books revenue of $0.3 million, offset by a decrease in our events revenue of $0.1 million and a decrease of digital advertising revenue of $0.1 million.
Revenue by Geography
The below tables present our revenues split by geographic region for the periods presented:

	Three Months Ended June 30,		Change Q2 2022 vs. Q2 2021
(In thousands)	2022	2021	$	%
North America	$24,105	$17,302	$6,803	39.3%
Europe	2,503	1,918	585	30.5%
Australia	276	95	181	190.5%
Asia	290	12	278	(NM )%

Total revenues	$27,174	19,327	$7,847	40.6%

	Six Months Ended June 30,		Change 1H 2022 vs. 1H 2021
(In thousands)	2022	2021	$	%
North America	$47,304	$33,048	$14,256	43.1%
Europe	5,002	3,265	1,737	53.2%
Australia	534	95	439	462.1%
Asia	405	268	137	51.1%

Total revenues	$53,245	36,676	$16,569	45.2%

Revenues by geography are determined based on the region of the FiscalNote contracting entity, which may be different than the region of the customer. North America revenues increased primarily due to our acquisitions of FactSquared, Fireside, Board.org, Predata, Curate, Forge, and FrontierView. Revenues outside of North America increased primarily due to our acquisitions of Oxford Analytica (included in Europe) and Timebase (included in Australia).
Cost of revenues
Cost of revenues was $7.7 million for the three months ended June 30, 2022, as compared to $5.1 million for the three months ended June 30, 2021. The increase of $2.6 million, or 53%, was primarily attributable to $1.9 million of increased costs (excluding amortization expense) from our 2021 Acquisitions, and an increase in amortization expense of approximately $0.7 million related to capitalized software development costs and developed technology from our 2021 Acquisitions.
Cost of revenues was $14.9 million for the six months ended June 30, 2022, as compared to $9.3 million for the six months ended June 30, 2021. The increase of $5.6 million, or 61%, was primarily attributable to $4.2 million of increased costs (excluding amortization expense) from our 2021 Acquisitions, and an increase in amortization expense of approximately $1.3 million related to capitalized software development costs and developed technology from our 2021 Acquisitions.
Research and development
Research and development expense was $3.8 million for the three months ended June 30, 2022 as compared to $6.0 million for the three months ended June 30, 2021. The decrease of $2.2 million, or 37%, was primarily attributable to a decrease in research in development costs, net of capitalized software development costs, of $2.7 million primarily related to compensation and benefits, offset by $0.5 million of research and development costs incurred by our 2021 Acquisitions.
Research and development expense was $9.8 million for the six months ended June 30, 2022 as compared to $11.2 million for the six months ended June 30, 2021. The decrease of $1.4 million, or 13%, was primarily attributable to a decrease in research and development costs, net of capitalized software development costs, of $3.2 million primarily related to compensation and benefits, offset by $1.8 million of research and development costs incurred by our 2021 Acquisitions.
Sales and marketing
Sales and marketing expense was $10.4 million for the three months ended June 30, 2022 as compared to $7.0 million for the three months ended June 30, 2021. The increase of $3.4 million, or 49%, was primarily attributable to increased sales and marketing costs incurred by our 2021 Acquisitions.
Sales and marketing expense was $19.9 million for the six months ended June 30, 2022 as compared to $13.8 million for the six months ended June 30, 2021. The increase of $6.1 million, or 44% was primarily attributable to increased sales and marketing costs incurred by our 2021 Acquisitions.
Editorial expense
Editorial expense was $3.3 million for the three months ended June 30, 2022 as compared to $3.7 million for the three months ended June 30, 2021. Editorial expense was $7.0 million for the six months ended June 30, 2022 as compared to $7.2 million for the six months ended June 30, 2021. Editorial expense remained relatively flat during the first two quarters in 2022 as compared to the same periods in 2021 as a result of our continued focus on monitoring costs.
General and administrative
General and administrative expense was $10.0 million for the three months ended June 30, 2022 as compared to $7.6 million for the three months ended June 30, 2021. The increase of $2.4 million, or 32%, was partially attributable to $1.2 million of general and administrative costs incurred by our 2021 Acquisitions. The remaining increase in general and administrative expenses is primarily related to $1.1 million of incremental salary, benefits and bonus expense we incurred as we increased our headcount in preparation of becoming a public company.
General and administrative expense was $20.6 million for the six months ended June 30, 2022 as compared to $12.9 million for the six months ended June 30, 2021. The increase of $7.7 million, or 60%, was partially attributable to $3.4 million of general and administrative costs incurred by our 2021 Acquisitions. The remaining increase in general and administrative expenses is primarily related to $3.5 million of incremental salary, benefits and bonus expense we incurred as we increased our headcount in preparation of becoming a public company, $0.4 million of costs incurred related to our $20 million increase in our Senior Term Loan that was accounted for as a debt modification, $0.4 million of non-cash lease asset impairment charges, and an incremental $0.2 million IPO readiness expenses, offset by an $0.5 million non-cash gain resulting from a reversal of previously recognized contingent liabilities that expired unearned during the periods.
Amortization of intangibles
Amortization of intangibles was $2.6 million for the three months ended June 30, 2022 as compared to $2.0 million for the three months ended June 30, 2021. The increase of $0.6 million, or 31%, is primarily due to the increase in amortizable intangible assets from the 2021 Acquisitions totaling $0.6 million.
Amortization of intangibles was $5.2 million for the six months ended June 30, 2022 as compared to $4.1 million for the six months ended June 30, 2021. The increase of $1.1 million, or 26%, is due to the increase in amortizable intangible assets from the 2021 Acquisitions totaling $1.4 million offset by a $0.3 million reduction in amortization expense related to intangible assets from our VoterVoice and Shungham acquisitions becoming fully amortized in 2021.
Transaction costs (gains)
Transaction costs were $1.0 million for the three months ended June 30, 2022, as compared to transaction costs of $0.6 million for the three months ended June 30, 2021. The increase of $0.4 million is primarily due to changes to our earnout liabilities related to our acquisitions of Equilibrium, Forge, and FrontierView and the reversing of previously recognized earnout liabilities related to our Predata acquisition.
We incurred nominal transaction gains for the six months ended June 30, 2022, as compared to transaction costs of $0.9 million for the six months ended June 30, 2021. The decrease of $0.9 million is primarily due to changes to our earnout liabilities related to our acquisitions of Equilibrium, Forge, and FrontierView and the reversing of previously recognized earnout liabilities related to our Predata acquisition.
Interest expense, net
Interest expense was $24.3 million for the three months ended June 30, 2022 as compared to $15.6 million for the three months ended June 30, 2021. The increase of $8.7 million, or 56%, was due to the incremental interest expense incurred related to the convertible notes we issued during the first and second quarters of 2021 totaling $23.7 million, $18 million related party convertible note issued in the fourth quarter of 2021, and $20 million increase in our Senior Term Loan in the first quarter of 2022.
Interest expense was $46.8 million for the six months ended June 30, 2022 as compared to $29.8 million for the six months ended June 30, 2021. The increase of $17.0 million, or 57%, was partially related to $7.2 million of incremental interest expense incurred related to the convertible notes we issued during the first and second quarters of 2021 totaling $23.7 million. The remaining increase in interest expense is primarily related to the Last Out Term Loan and Senior Secured Subordinated Promissory Note that accrues PIK interest on a monthly basis.
Change in fair value of warrant and derivative liabilities
The change in fair value of warrant and derivative liabilities is related to the mark to market adjustment from our outstanding warrant liabilities to acquire Series B Preferred Shares and common shares as well as certain redemption features embedded within our convertible notes that are required to be bifurcated from the associated convertible notes and recognized as a liability. The change in fair value of warrant and derivative liabilities resulted in a charge of $2.0 million for the three months ended June 30, 2022 compared to $7.0 million for the three months ended June 30, 2021. The change in fair value of warrant and derivative liabilities resulted in a charge of $3.4 million for the six months ended June 30, 2022 compared to $12.2 million for the six months ended June 30, 2021. The fluctuations were primarily driven by the change in valuation assumptions and inputs including the fair value of our common stock under the probability-weighted expected return method of accounting during the six months ended June 30, 2022 as compared to the six months ended June 30, 2021.
Income tax benefit
Income tax benefit was $0.2 million for the three months ended June 30, 2022 as compared to $2.6 million for the three months ended June 30, 2021. The decrease of $2.4 million in income tax benefit was primarily driven by related impacts on the Company’s valuation allowance and return to provision adjustments.
Income tax benefit was $0.6 million for the six months ended June 30, 2022 as compared to $5.7 million for the six months ended June 30, 2021. The decrease of $5.1 million in income tax benefit was primarily driven by related impacts on the Company’s valuation allowance and return to provision adjustments.
Certain Non-GAAP Measures
We present certain non-GAAP financial measures including Adjusted Revenues, Adjusted Gross Profit, Adjusted Gross Profit Margin and Adjusted EBITDA. Our management team assesses our performance based on these non-GAAP measures because it believes they reflect the underlying trends and indicators of our business and serve as meaningful indicators of our continuous operational performance. We believe these measures are useful for investors for the same reasons. Investors should be aware that these measures are not a substitute for GAAP financial measures or disclosures. Where applicable, we provide reconciliations of these non-GAAP measures to the corresponding most closely related GAAP measure.
Adjusted Revenues
The following table presents our calculation of Adjusted Revenues for the periods presented, and a reconciliation of this measure to our GAAP revenues for the same periods:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Subscription revenue	$24,332	$17,427	$47,111	$32,959
Deferred revenue adjustment	737	372	1,730	372

Adjusted subscription revenue	25,069	17,799	48,841	33,331
Advisory, advertising, and other revenue	2,842	1,900	6,134	3,717

Adjusted Revenues	$27,911	$19,699	$54,975	$37,048

Adjusted Gross Profit and Adjusted Gross Profit Margin
The following table presents our calculation of Adjusted Gross Profit and Adjusted Gross Profit Margin for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Adjusted Revenues	$27,911	$19,699	$54,975	$37,048
Costs of revenue	(7,712)	(5,054)	(14,882)	(9,252)
Amortization of intangible assets	2,009	1,299	3,832	2,508

Adjusted Gross Profit	$22,208	$15,944	$43,925	$30,304

Adjusted Gross Profit Margin	80%	81%	80%	82%
EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin
The following table presents our calculation of EBITDA, Adjusted EBITDA, and Adjusted EBITDA Margin for the periods presented:

	Three Months Ended June 30,		Six Months Ended June 30,
(In thousands)	2022	2021	2022	2021
Net loss	$(38,360)	$(34,078)	$(66,711)	$(60,504)
Benefit from income taxes	(176)	(2,556)	(550)	(5,745)
Depreciation and amortization	4,914	3,792	9,631	7,220
Interest expense, net	24,255	15,561	46,778	29,841

EBITDA	(9,367)	(17,281)	(10,852)	(29,188)
Deferred revenue adjustment (a)	737	372	1,730	372
Stock-based compensation	565	394	825	360
Change in fair value of warrant and derivative liabilities (b)	2,048	7,002	3,386	12,245
Other non-cash (gains) charges (c)	271	1,362	(8,338)	1,362
Acquisition related costs (d)	500	426	572	490
Other infrequent costs (e)	—	995	423	1,687
Costs incurred related to the transaction (f)	256	180	459	368

Adjusted EBITDA	$(4,990)	$(6,550)	$(11,795)	$(12,304)

Adjusted EBITDA Margin	(17.9)%	(33.3)%	(21.5)%	(33.2)%

(a)	Reflects deferred revenue fair value adjustments arising from the purchase price allocation in connection with the 2021 Acquisitions.
(b)	Reflects the non-cash impact from the mark to market adjustments on our warrant and derivative liabilities.
(c)
Reflects the non-cash impact of the following charges: (i) gain of $1,320 and non-cash charge of $271 from the change in fair value related to the contingent consideration and accrual of contingent compensation related to the 2021 Acquisitions during the first and second quarter of 2022, respectively, (ii) gain of $7,667 related to the partial forgiveness of our PPP Loan during the first quarter of 2022, (iii) $378 non-cash impairment charge related to the abandonment of one of our leases subsequent to our adoption of ASC 842 on January 1, 2022, and (iv) loss from modification to a sub-lease in April 2021 for $1,362.

(d)
Reflects the costs incurred to identify, consider, and complete business combination transactions comprised of advisory, legal, and other professional and consulting costs. In the second quarter of 2022 we paid a discretionary bonus to certain employees of Predata for $500.

(e)
Reflects the following infrequent charges: (i) costs incurred related to potential acquisitions and other capital markets related activities totaling $116 and $301 during the first and second quarter of 2021, respectively, respectively, (ii) costs incurred related to litigation we believe to be outside of our normal course of business totaling $20, $246, and $372 during the first quarter in 2022, the first quarter in 2021, and the second quarter in 2021, respectively, (iii) non-capitalizable debt raising costs totaling $403, and $64 during the first quarter in 2022, and first quarter in 2021, respectively, (iv) costs to satisfy sales tax remittances incurred during the second quarter in 2021 totaling $506, and (v) costs incurred related to our adoption of ASC 606 totaling $80 during the first quarter in 2021.

(f)	Includes non-capitalizable transaction costs associated with the Business Combination and related transactions.
Liquidity and Capital Resources
Our capital requirements depend on many factors, including sales volume, the timing and extent of spending to support R&D efforts, investments in information technology systems, the expansion of sales and marketing activities, and execution on our acquisition strategy.
The Company’s cash and cash equivalents was $27.2 million at June 30, 2022, as compared with $32.2 million at December 31, 2021. Further, the Company had a negative working capital balance of $61.0 million at June 30, 2022 and had an accumulated deficit of $549.2 million and $481.4 million as of June 30, 2022 and December 31, 2021, respectively, and has incurred net losses of $66.7 million and $60.5 million for the six months ended June 30, 2022 and for the year ended December 31, 2021, respectively. Management expects that significant on-going operating and capital expenditures will be necessary to continue to implement the Company’s business plan of entering new markets, future acquisitions, and infrastructure and product development. The Company’s cash flows from operations are not sufficient to fund its current operating model.
On July 29, 2022 (the “Closing Date”), the Company and Duddell Street Acquisition Corp., a Delaware corporation (“DSAC”), consummated the transactions contemplated by the previously announced Agreement and Plan of Merger, dated November 7, 2021, as amended on May 9, 2022, (the “Business Combination Agreement”), by and among the Company, DSAC, and Grassroots Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of DSAC (“Merger Sub” and, together with DSAC, the DSAC Parties).
Pursuant to the Business Combination Agreement, the parties effected a business combination transaction (the “Business Combination”) by which Merger Sub merged with and into FiscalNote (the “Merger”), with FiscalNote as the surviving company in the Merger and, after giving effect to the Merger, FiscalNote became a wholly owned direct subsidiary of DSAC (together with the other transactions contemplated by the Business Combination Agreement, the “Transactions” and the closing of the Transactions, the “Closing”). In connection with the Closing, DSAC changed its name to “FiscalNote Holdings, Inc.”
Additionally, in connection with the execution of the Business Combination Agreement, FiscalNote Holdings, Inc. entered into the $150.0 million new senior term loan facility (the “New Senior Term Loan”) with Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC, and ACM ASOF VIII SaaS FinCo LLC (together the “New Senior Lenders”). The New Senior Term Loan was consummated simultaneously with the Closing.
Upon the closing of the Transactions, the Company received total gross proceeds of $325.0 million, which consisted of $60.9 million from DSAC’s trust, $114.1 million from the backstop agreement with the sponsor of DSAC, and $150.0 million from the New Senior Term Loan. Total transaction costs were approximately $48.7 million, which principally consisted of advisory, legal and other professional fees. Cumulative debt repayments, inclusive of accrued but unpaid interest, of $210.7 million were paid in conjunction with the close, which consisted of a $75.3 million repayment of the First out term loan, $61.7 million repayment of the Last out term loan, a $50.0 million payment used to retire the non-converting portion of the Senior Secured Subordinated

Promissory Note, a $16.3 million repayment of the 8090 FV Subordinated Promissory Note, and $7.4 million repayment of the 2021 seller term loans. The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DSAC will be treated as the “acquired” company for financial reporting purposes.
Until we can generate sufficient revenue to cover our operating expenses, working capital, and capital expenditures, we expect to rely on funds raised from the closing of the Business Combination Agreement with DSAC to fund current cash needs. If we are required to raise additional funds by issuing equity securities, dilution to stockholders would result. Any equity securities issued may also provide for rights, preferences or privileges senior to those of holders of our common stock. If we raise funds by issuing debt securities, these debt securities will have rights, preferences and privileges senior to those of holders of our common stock. The terms of debt securities or borrowings could impose significant restrictions on our operations. The credit market and financial services industry have in the past, and may in the future, experience periods of uncertainty that could impact the availability and cost of equity and debt financing.
As of June 30, 2022, we had cash and cash equivalents, excluding restricted cash, totaling $27.2 million. To date, our principal sources of liquidity have been proceeds received from issuances of debt and equity. The gross proceeds from our debt and equity issuances are summarized for the periods presented as follows:

	Six Months Ended June 30,
(In thousands)	2022	2021
Senior Term Loan	$20,000	$—
Convertible Notes	—	23,661
Senior G Preferred Stock	—	11,830

Total gross proceeds	$20,000	$35,491

We have not generated positive cash flows from operating activities and have incurred significant losses from operations in the past as reflected in our accumulated deficit of $549.2 million as of June 30, 2022. We expect to continue to incur operating losses for the foreseeable future due to continued R&D investments that we intend to make in our business, expansion in our sales and marketing activities, and other operational costs we expect to incur as we grow and expand in domestic and international markets.
With the cash on hand at June 30, 2022, and the cash from the consummation of the Business Combination with DSAC, the Company believes the actions it has taken, and the measures it may take in the future, will provide sufficient liquidity to fund operations and capital expenditures over the next twelve months mitigating the conditions that caused there to be substantial doubt about the Company’s ability to continue as a going concern.
Cash Flow Summary
The following tables summarizes our cash flows for the periods presented:

	Six Months Ended June 30,
(In thousands)	2022	2021
Net loss	$(66,711)	$(60,504)
Net cash provided by (used in):
Operating activities	$(18,348)	$(10,623)
Investing activities	$(6,041)	$(27,795)
Financing activities	$19,727	$35,086
Operating activities
Net cash used in operating activities was $18.3 million during the six months ended June 30, 2022. The primary factors affecting our operating cash flows during this period was our net loss of $66.7 million adjusted for non-

cash items of $52.3 million, primarily consisting of $9.6 million of depreciation and amortization, $1.2 million of amortization of deferred costs to obtain contracts, $3.2 million of non-cash operating lease expense, $0.8 million of stock-based compensation, $0.4 million of operating lease asset impairment, $0.5 million of contingent compensation expense, $42.9 million of non-cash interest expense, and non-cash charge of $3.4 million resulting from the change in fair value of warrant liabilities, offset by $7.7 million gain on PPP Loan forgiveness, non-cash gain of $1.5 million resulting from the change of fair value of contingent consideration, and $0.5 million of deferred income tax benefit.
Net cash used in operating activities was $10.6 million during the six months ended June 30, 2021. The primary factors affecting our operating cash flows during this period was our net loss of $60.5 million adjusted for non-cash items of $44.6 million, primarily consisting of $7.2 million of depreciation and amortization, $1.1 million of amortization of deferred costs to obtain contracts, $0.4 million of stock-based compensation expense, non-cash charge of $12.2 million resulting from the change in fair value of warrant liabilities, $26.9 million of non-cash interest expense, $1.4 million impairment charge related to an unoccupied office space, offset by $4.7 million of deferred income tax benefit.
Investing activities
Net cash used in investing activities in the six months ended June 30, 2022 was $6.0 million compared to $27.8 million in the six months ended June 30, 2021. Net cash used in investing activities in the six months ended June 30, 2022 primarily consisted of $5.6 million of software development costs and $0.4 million of capital expenditures. Net cash used in investing activities in the six months ended June 30, 2021 primarily consisted of $25.2 million of cash paid for the acquisitions of Oxford Analytica, Fireside, Timebase, Board.org, Equilibrium, and Predata, and $2.6 million of capital expenditures.
Financing activities
Net cash provided by financing activities in the six months ended June 30, 2022 was $19.7 million, compared to $35.1 million for the six months ended June 30, 2021. Net cash provided by financing activities during the six months ended June 30, 2022 primarily consisted of net receipts from $19.5 million increase in our Senior Term Loan, and $0.4 million from exercise of stock options. Net cash provided by financing activities in the six months ended June 30, 2021 primarily related to $23.2 million of net cash received from our 2021 Convertible Notes issuance, $11.6 million from our Series G preferred share issuance, and $0.2 million of proceeds from exercise of stock options.
Commitments and Contingencies
Our principal commitments consist of obligations under leases for office space. For more information regarding our lease obligations, see Note 4 “Leases” to the condensed consolidated financial statements as of June 30, 2022 and December 31, 2021 and for the three and six months ended June 30, 2022 and 2021. For more information regarding our debt service obligations, see Note 7 “Debt” to the condensed consolidated financial statements as of June 30, 2022 and December 31, 2021 and for the three and six months ended June 30, 2022 and 2021.
Off-Balance Sheet Arrangements
During the periods presented, we did not engage in any off-balance sheet financing activities or other arrangements that have or are reasonably likely to have a current or future material effect on our financial condition or results of operations.
Recently Issued Accounting Pronouncements
For information regarding new accounting pronouncements, and the impact of these pronouncements on our condensed consolidated financial statements, if any, refer to Note 1 to our condensed consolidated financial statements as of June 30, 2022 and December 31, 2021 and for the three and six months ended June 30, 2022 and 2021.
Critical Accounting Estimates
Our condensed consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States. The preparation of these condensed consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, costs and expenses and related disclosures. On an ongoing basis, we evaluate our estimates and assumptions. Our actual results may differ from these estimates under different assumptions or conditions.
Critical Accounting Policies
We believe that of our significant accounting policies, which are described in Note 1 “
Summary of Business and Significant Accounting Policies
” to our condensed consolidated financial statements, the following accounting policies and specific estimates involve a greater degree of judgment and complexity.
Revenue Recognition
Subscription revenues are recurring in nature and include subscription fees from customers accessing our company’s cloud-based infrastructure, digital content, transcripts, news and analysis, images, video and podcast data. Advisory, advertising and other revenue includes revenues derived from non-recurring activities where we deliver specific deliverables for clients as well as where we provide advertising in our own publications (Roll Call and CQ) in both print and digital formats, the sale of various publications, and sponsorship revenue for events organized by the Company. Our company’s subscription arrangements are generally non-cancelable and do not contain refund-type provisions. Our company recognizes revenues upon the satisfaction of its performance obligation(s) (upon transfer of control of promised goods or services to its customers) in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services.
Our company’s contracts with customers may include promises to transfer multiple services. For these contracts, our company accounts for individual promises separately if they are distinct performance obligations. Determining whether services are considered distinct performance obligations may require significant judgment. Judgment is also required to determine the standalone selling price (“SSP”) for each distinct performance obligation. In instances where SSP is not directly observable, such as when our company does not sell the services separately, our company determines the SSP using available information, including market conditions and other observable inputs.
Costs Capitalized to Obtain Revenue Contracts
Costs capitalized related to new revenue contracts are amortized on a straight-line basis over four years, which, although longer than the typical initial contract period, reflects the average period of benefit, including expected contract renewals. Significant judgment is required in arriving at this average period of benefit. Therefore, we evaluate both qualitative and quantitative factors, including the estimated life cycles of our offerings and our customer attrition.
Fair Value of Common Stock
The fair value of our stock-based compensation, warrants, and redeemable securities are based on the estimated fair value of our underlying common stock. The grant date fair value of our common stock was determined with the assistance of an independent third-party valuation specialist. The grant date fair value of our common stock was determined using valuation methodologies which utilizes certain assumptions, including probability weighting of events, volatility, time to liquidation, a risk-free interest rate and an assumption for a discount for lack of marketability (Level 3 inputs).
Based on our stage of development and other relevant factors, we determined that a probability weighted excepted return method (“PWERM”) was the most appropriate method for allocating our enterprise value to determine the estimated fair value of our common stock. Application of the PWERM involves the use of estimates, judgment and assumptions that are highly complex and subjective, such as those regarding our expected future revenue, expenses, and cash flows, discount rates, market multiples, the selection of comparable companies and the probability of future events. Specifically, we have historically used the PWERM as it explicitly considers the various terms of the shareholder agreements and transaction agreements, including various rights of each share class, at the date of the liquidity event when those rights will either be executed or abandoned. Under this method, the value of each class of stock is estimated using a probability-weighted analysis of the present value of the returns afforded to shareholders under each possible future exit scenario for the Company.
Upon the consummation of the Business Combination, the fair value of our Class A common stock will be determined based on the quoted market price on the NYSE.
Business Combinations
Accounting for business combinations requires us to make significant estimates and assumptions, especially at the acquisition date with respect to tangible and intangible assets acquired and liabilities assumed and pre-acquisition contingencies. We use our best estimates and assumptions to accurately assign fair value to the tangible and intangible assets acquired and liabilities assumed at the acquisition date as well as the useful lives of those acquired intangible assets.
Critical estimates in valuing certain of the intangible assets and goodwill we have acquired are:

•	future expected cash flows from subscription and content contracts, other customer contracts and acquired developed technologies, and trade names;

•	historical and expected customer attrition rates and anticipated growth in revenue from acquired customers;

•	assumptions about the period of time the acquired trade name will continue to be used in our offerings;

•	discount rates;

•	uncertain tax positions and tax-related valuation allowances assumed; and

•	fair value of earnout consideration.
Unanticipated events and circumstances may occur that may affect the accuracy or validity of such assumptions, estimates or actual results.
Useful Lives of Intangible Assets
Amortization of acquired intangible assets is dependent upon estimates of useful lives, which are determined through the exercise of judgment. The assessment of any impairment of these assets is dependent upon estimates of recoverable amounts that take into account factors such as economic and market conditions and the useful lives of assets.
Valuation of Financial Instruments
Certain of our debt agreements contain embedded redemption features that are required to be accounted for at fair value and are subject to remeasurement at each balance sheet date and any change in fair value is recognized in the condensed consolidated statements of operations. Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. We use a Monte Carlo simulation for estimating the fair value of the embedded redemption features. Key assumptions used to estimate the fair value of the embedded redemption features include selected discount rates, enterprise value, fair value of our common stock, and probability and timing of possible exit scenarios.
Deferred Taxes and Valuation Allowance
Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax law. We regularly review the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. Our judgment regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.
Incremental Borrowing Rate Used to Calculate Lease Balances
As most of our leases do not provide an implicit rate, we use our incremental borrowing rate as the discount rate to measure the operating lease assets and liabilities. The incremental borrowing rate represents an estimate of the interest rate we would incur at lease commencement to borrow an amount equal to the lease payments on a collateralized basis over the term of the lease and includes considerations of both the market, our current capital structure and exiting debt borrowings. We perform an incremental borrowing rate analysis on a quarterly basis, or upon execution of any individually material agreement, to ensure that the rates being applied to newly acquired leases are still accurate.
Quantitative and Qualitative Disclosures About Market Risk
We are exposed to various market risks, which may result in potential losses arising from adverse changes in market rates, such as interest rates and foreign exchange rates. We do not enter into derivatives or other financial instruments for trading or speculative purposes and do not believe we are exposed to material market risk with respect to our cash and cash equivalents and/or our marketable investments.
Foreign Currency Exchange Risk
Our results of operations and cash flows are subject to fluctuations due to changes in foreign currency exchange rates, particularly changes in the Euro, British Pound Sterling and Australian Dollar. Our expenses are generally denominated in the currencies of the jurisdictions in which we conduct our operations, which are primarily in the United States as well as Europe, Great Britain, Australia, South Korea, Hong Kong and India. Our results of operations and cash flows in the future may be adversely affected due to an expansion of non-U.S. dollar denominated contracts, growth of our international entities and changes in foreign exchange rates. The effect of a hypothetical 10% change in foreign currency exchange rates applicable to our business would not have a material impact on our historical or current condensed consolidated financial statements. To date, we have not engaged in any hedging strategies. As our international operations grow, we will continue to reassess our approach to manage the risk relating to fluctuations in currency rates.
Market Risk and Market Interest Risk
In April 2021, we issued to the sellers of Fireside: (a) $7.4 million aggregate principal amount of convertible notes and (b) $2.9 million aggregate principal amount of subordinated convertible promissory notes (collectively, the “Fireside Seller Notes”). In May 2021, we issued to the sellers of Timebase sellers AUD 2.8 million (USD equivalent of $2.2 million on the date of issuance) of subordinated, convertible promissory notes (the “Timebase Convertible Notes”). In June 2021, we issued to the seller of Board.org a $4.3 million aggregate principal amount of subordinated convertible promissory notes (the “Board.org Seller Notes”).
The Fireside Seller Notes, Timebase Seller Notes and the Board.org Seller Notes accrue payment-in-kind (“PIK”) interest at the annual mid-term Applicable Federal Rate (“AFR”). A hypothetical 100 basis points increase in the AFR would not have a material impact on our PIK interest expense. Our remaining debt is fixed rate debt and not subject to fluctuations in interest rates.

INFORMATION ABOUT FISCALNOTE
Unless the context otherwise requires, all references in this section to the “Company,” “we,” “us,” or “our” refer to the business of FiscalNote Holdings, Inc. and its subsidiaries.
Overview
We are a technology and data company delivering critical legal data and insights in a rapidly evolving economic, political and regulatory world. By combining artificial intelligence, machine learning and other technologies with analytics, workflow tools, and expert research, we seek to reinvent the way that organizations minimize risks and capitalize on opportunities associated with rapidly changing legal and policy environments. We ingest unstructured legislative and regulatory data, and employ AI and data science to deliver structured, relevant and actionable information in order to facilitate key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups, and nonprofits. We deliver that intelligence through our suite of public policy and issues management products, including the FiscalNote core product, CQ Federal, EU Issue Tracker and Curate. Our products incorporate workflow tools that enable our clients to monitor, manage, collaborate and efficiently organize for action on the issues that matter most to them, integrating global policy and market intelligence seamlessly into their daily activities. In addition, we offer our customers expert and customized analysis through our geopolitical and market intelligence businesses, including FrontierView, a market intelligence advisory firm for global business professionals and Oxford Analytica, which provides strategic geopolitical intelligence analysis of world events.
We serve a global, diverse customer base that includes businesses (including over half of the Fortune 100), government agencies, law firms, professional services organizations, trade groups and non-profits in over 45 countries. We generated total revenues of $27.2 million and $19.3 million for the three months ended June 30, 2022 and 2021, respectively, total revenues of $53.2 million and $36.7 million for the six months ended June 30, 2022 and 2021, respectively, and total revenues of $82.9 million and $65.2 million for the years ended December 31, 2021 and 2020, respectively. We generate recurring revenues through our subscription-based model, which accounts for approximately 90% of our total revenues. As of June 30, 2022, we served over 4,000 subscription-based customers. We believe that the compelling value proposition of the insights delivered by our platform, combined with the expert analysis and workflow tools we offer, has driven substantial customer loyalty. In each quarter of the past two fiscal years, we have achieved quarterly net revenue retention rates in excess of 95%.
Our History
While working in government after having been elected to office at the age of 17, Tim Hwang (our Chairman, CEO and Co-Founder) quickly observed that obtaining easily consumable information on legislative and regulatory activities — whether at the local, state, or federal level — was challenging. Tim believes that technology, including machine learning and natural language processing, can be used to bring clarity to these unstructured and disparate government data sources and empower organizations to better understand and act on the issues that matter to them. On that premise, Tim and our other co-founders, Gerald Yao and Jonathan Chen, founded FiscalNote in June 2013. We remain committed to the principle of leveraging technology to provide transparency into the policy, people, and politics shaping the world.
Since 2017, we have closed a number of strategic acquisitions to increase our scale and enhance our portfolio of products and services with complementary offerings. In July 2017, we completed the acquisition of VoterVoice LLC (“VoterVoice”), a Baton Rouge, Louisiana-based digital advocacy solutions business founded in 2000. In January 2018, we acquired Shungham Information SPRL (“Shungham”), whose product, EU Issue Tracker, is a provider of European Union regulatory and legislative intelligence. Shungham was originally founded in 2010 and is based in Brussels, Belgium. We acquired CQ Roll Call, Inc. (“CQ Roll Call”) and Capitol Advantage LLC (“Capitol Advantage”) in August 2018, which significantly increased our scale and customer base. CQ and Roll

Call, which were founded in 1945 and 1955, respectively, are two premier media brands reporting on the U.S. government, with established reputations for non-partisan journalism. Capitol Advantage is the largest publisher of congressional directories in the United States. In December 2020, we acquired FactSquared, Inc., an AI-enabled transcription and alternative data firm. In February 2021, we acquired Oxford Analytica, a London-based analysis firm founded in 1975 that provides geopolitical intelligence and advisory services to clients around the world. FiscalNote continues to execute on its acquisition strategy, having added nine complementary or adjacent businesses to the FiscalNote family of brands in 2021, including the acquisition of FrontierView, a global market intelligence advisory firm, in November 2021. The unaudited 2020 annual revenues of the 2021 Acquisitions, including the acquisition of FactSquared on December 31, 2020, were approximately $30 million, representing acquired revenue of approximately 46% when compared to our 2020 total revenues of $65.2 million. The unaudited pre-acquisition revenues of these same businesses during the six months ended June 30, 2021 was approximately $12.5 million. The 2021 Acquisitions introduced us to new geographic territories in the U.K., Australia and Singapore, respectively, as well as increased our presence within certain states in the United States. The 2021 Acquisitions also increased our employee headcount by approximately 256 (when compared to our headcount immediately prior to the closing of each of the 2021 Acquisitions) and increased our customer base by approximately 25%, respectively. See “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of FiscalNote
— Factors
Impacting the Comparability of Our Operating Results
.”
We have grown, both organically and through acquisitions, into a global company with approximately 800 employees as of June 30, 2022. Our headquarters are located in Washington, D.C., and we maintain offices in New York, NY, Baton Rouge, LA, Austin, TX, Madison, WI, the United Kingdom, Belgium, Australia, India, South Korea, Singapore, Taiwan, and Hong Kong.
Industry Trends
Expanding Core Market and New Adjacent Opportunities
In recent years, data analytics have moved from simply legal and regulatory information to a wider mix of content, software, and data for many industries. The availability of technology has accelerated the shift in focus from content creation and production to development of tools, data analysis, and unique insights. Digital and online native providers with predictive and prescriptive decision-making tools are expanding beyond legal and compliance. They benefit from increased demand from a range of other adjacent markets that generate significant volumes of data such as finance, healthcare, and pharmaceuticals. By supporting new use-cases, providers with advanced analytics products, can capture a large share in a new, growing segment that is currently underserved.
Increasing Government Policy Uncertainty and Complexity Worldwide
As businesses and organizations expand their operations into more jurisdictions, they may become exposed to additional laws and regulations, which generally are growing in complexity. For example, a rideshare company operating in both the United States and Europe is subject to different sets of labor regulations. Within those individual countries, we must also comply with diverging laws in various states or other localities, as well as monitor policymaking that could result in new regulations. Changes in the laws and regulations applicable to the rideshare business could create risks or opportunities impacting our strategy, affect our financial results, or expose us to greater scrutiny or legal risk. In PwC’s 23rd Annual Global CEO Survey, “Navigating the rising tide of uncertainty,” more than a third of surveyed global CEOs reported that regulatory and policy issues are the biggest threats to their businesses. Without a platform to efficiently manage and monitor legislation and regulations, businesses and organizations may become exposed to potential damage to their brands, reputations, or financial performance.
Organizations Struggle to Manage Information Throughout the Lifecycle of a Law or Regulation
Although legal and policy matters continue to grow in importance, we believe that existing platforms have failed to modernize their solutions to address the related needs of organizations of all sizes and sectors. We believe that current information and software providers are unable to support complex processes across multiple jurisdictions such as advocacy, constituent action, legislation, regulations, statutes, case law, and compliance. Legacy solutions also do little to structure the variable data and disparate information on legal and policy matters, making it difficult to search, identify patterns or derive insights from the abundance of information. In addition, they lack the technology and functionality required to navigate the complexity and nuances of cross-border laws and regulations. The growing volume of data makes it challenging for teams to not only quickly identify relevant policy and regulatory information that will impact their organizations, but also efficiently track, collaborate, assess, and report the critical risks and opportunities. Without an integrated platform, businesses and organizations are forced to engage with multiple different point solutions, which creates additional cost burdens and reduces productivity and efficiency.
Our Strategy
The proliferation of complex laws, regulations and policies is increasingly a source of risk and opportunity for all types of organizations - from small businesses to Fortune 100 companies to government agencies and non-profit, operating in virtually any sector of the economy. Accordingly, we believe that organizations increasingly require efficient and highly automated solutions that aggregate, structure and provide actionable insights into the activities of disparate legislative, regulatory, and geopolitical actors, together with workflow tools that drive efficiency and automation in these areas. We believe that we are a market leader for data-driven, actionable insights on legal, political, regulatory and policy matters, and our continued growth is expected to be driven by several strategic initiatives.
Our solution is centered on our suite of offerings and features that combine data, analytics, and workflows to drive actionable insights. Through our platforms and products, we deliver structured, relevant and actionable information to customers that enables them to achieve mission-critical results, such as securing government funding, generating incremental revenue, minimizing costs, and mitigating legal, regulatory, reputational or other risks.
Sales Optimization Strategy
We believe a significant opportunity exists for us to accelerate revenue growth by optimizing our sales organization and strategy. First, we intend to increase our sales capacity and focus on larger enterprise and government accounts. We already enjoy a diverse “blue chip” client base across major public and private sectors, including over half of the Fortune 100. However, we believe there is significant room for growth in our base of larger enterprise and government accounts, and increasing our sales capacity will support pursuing those opportunities. In addition, after an initial sale to a new client, we have often successfully expanded the size and duration of the client engagement through cross-selling and upselling, as well as optimizing product pricing and packaging based on customer needs. Through this “land and expand” strategy, we have increased average account values year over year across government, enterprise, mid-market and small and medium-sized clients. In addition, our clients have been increasingly willing to commit to multi-year contracts with us, driving higher and more stable annual recurring revenue year over year.
Research & Development
We continue to invest in improvements to our products and services to enhance the value of the data and insights they provide as well as improve our customer experience. Our efforts in this regard include expanding our data assets, developing new proprietary technology (including additional products and enhancements to existing products), building cross-product integrations where they compound the value of our portfolio of newly developed and acquired products, and offering additional human and machine-driven data augmentations and analytics that enhance existing products and services. In late 2020, we commenced a technology transformation, which we expect will establish more advanced core infrastructure and processes for better scaling cross-product data integration, as well as easier deployment of data science and AI capabilities across products. For more information about these investments, please refer to the section titled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of FiscalNote
” of this prospectus. We believe these investments will promote customer retention, facilitate cross-selling to existing customers and enable us to market to potential new customers.
Adjacent Market Opportunities
We intend to leverage our core technology and scalable platform to expand into adjacent markets. First, our platform can ingest and process a high volume of data sets, from activity at the hyper-local municipal level to international, to provide clients with greater functionality. In addition, insights generated through our technology can be packaged for various client use-cases, from traditional government affairs and advocacy activities to geopolitical risk research to corporate compliance with the growing body of ESG ratings and reporting regimes. We also believe there are significant opportunities to leverage our existing strengths in structuring data, providing actionable insights and workflow tools to develop vertically integrated solutions for regulated sectors of the future, including autonomous driving vehicles, cybersecurity, telehealth, the gig economy, crypto-currency, online sports betting, the cannabis industry and more. Finally, we continue to assess opportunities for international expansion, both to grow our customer footprint and expand our product offerings to provide insights into regulatory activities in additional jurisdictions.
Acquisition Opportunities
The legal and policy information and technology industry is highly fragmented, and we believe we are well positioned to act as a consolidator in this area. We have a consistent track record of acquiring and successfully integrating complementary businesses that enhance our portfolio of products, services, and data sets. Since 2017, we completed 15 acquisitions, increasing our scale, adding expert analysis and advocacy tools to our portfolio of products and services, and enabling us to provide additional data sets and services for our customers. We plan to evaluate additional acquisition opportunities to supplement our existing platform, enter new markets and ensure we are well positioned to provide critical insights to the regulated sectors of the future. We intend to focus on acquisitions that leverage our core strengths and enhance our current product, market, geographic and customer strategies. We currently have a robust pipeline of potential opportunities in various stages of negotiation. We are actively monitoring and assessing over 85 companies as potential acquisition candidates, and as of June, 2022 we are currently in various stages of discussions with 25 of these potential candidates. We have not incurred any material costs related to our potential acquisition pipeline. At this time, we cannot estimate whether we will be successful in the acquisition of these, or any other, companies. We believe the combination of our successful acquisition track record, scale and reputation uniquely position us to create value through additional acquisitions.
Our Competitive Strengths
Category Creator in a Large and Expanding Market Opportunity
As a legal technology company focused on global policy and market intelligence, we believe we are a category creator in a large and expanding market. Based on industry research, we believe the total addressable market for legal and regulatory information services was approximately $37 billion in 2020 according to Outsell and, due to several factors, will continue to expand in the coming years. First, organizations of all kinds - from business enterprises to government entities - are subject to proliferating laws, regulations and policies of increasing complexity, and therefore increasingly require a better understanding of the associated impacts on their operations. In addition, available data on legal and regulatory activities is disparate and unstructured, driving a need to aggregate and meaningfully standardize, analyze and curate that data into relevant insights that facilitate key operational and strategic decisions. Further, analytical capabilities in law are democratizing, as organizations increasingly rely on internal teams, tools and workflows to evaluate and take action on legal and regulatory risks. We believe we are well positioned to capture a significant portion of this growing opportunity due to our reputation, scalable platform and AI capabilities, strong management team and successful acquisition strategy.

Scalable Proprietary AI-Driven Technology
Our core technology is built upon our proprietary data collection, ingestion, processing, monitoring and refinement capabilities that serve certain of our different product and service offerings. We collect and process structured and unstructured data related to global legislative and regulatory activities from disparate sources, including expansive coverage of news, social, and world events. Throughout the pipelines we combine automated processes built using AI, supplemented with human-in-the-loop augmentation (i.e., human interaction in reviewing, validating, labeling or generating data as part of an automated processing pipeline to improve results and speed up the machine learning process) to derive structured metadata and generate trustworthy and actionable information at scale that powers multiple customer-facing applications. We believe our focus on configurable and maintainable ingestion and refinement technology can scale with the development and acquisition of new data sets and products, reducing our time to market and enabling us to differentiate ourselves from competitors and expand into adjacent markets and client verticals. From this information, our refinement and analysis capabilities deliver actionable insights for clients, including individualized alerts, activity-driven recommendations and event-based predictions. These insights are incorporated into workflow tools that support policy monitoring, automated reporting, stakeholder management and collaboration, revenue and funding generation, research and analytics, and streamlined compliance. Our proprietary technology delivers superior outcomes for our customers through a focus on combining deep product development expertise with subject matter expertise navigating technical complexities in the policy and legal domain. The value of our technology is highlighted by its ability to utilize machine learning to automatically learn and apply extractions, classifications, recommendations and connections between disparate data sources as more data is ingested, thereby providing increased customer value per dataset and data-driven insights over time.
Blue Chip Diverse Client Base
Our diverse customer base includes large multinational corporations as well as startups and other enterprises. We also support all three branches of the U.S. federal government, along with dozens of other national, state, and local government entities. In addition, we provide solutions to non-government organizations, nonprofits and advocacy groups. Thousands of enterprises, entities, and organizations rely on us to improve the way they build and manage their relationships with all levels of government, enabling them to have maximum impact on legislation and regulation. We believe our large enterprise and government clients offer significant opportunities for growth in the client engagement, while our diverse client base provides stability and mitigates risk to our business as a whole.
Multiple Growth Vectors
Our business benefits from a comprehensive platform that pairs together organic and inorganic growth opportunities. By combining our existing solutions with complementary acquired assets, we continue to enhance the value proposition of our offerings to clients, grow our client engagements and expand our existing engagements through cross-sell and upsell successes. We embrace our “land and expand” strategy, which is supported by our simplified content and usage-based pricing model. In addition, we increase customer lifetime value through multi-year contract penetration, as well as retention through our usage analytics and AI-powered technology. We aim to continue deploying our offerings across the globe and supporting more jurisdictions to accelerate and diversify our growth.
Prolific Acquisition Strategy and Proven Execution
Our consolidation strategy enables us to enhance our existing businesses, expand our use cases, increase our market-leading position, and generate value for our shareholders. Our playbook focuses on complementary assets with significant strategic and value accretion potential. Driven by our integration model, we benefit from increasing our user base via new customers, increased customer stickiness and sales volume via bundles, and unified data and analytics engines to deliver increasingly larger quantities of data with higher-quality information. We focus on opportunities with high market share and high subscription revenue streams, which drives back-office synergies. For example, our previous acquisitions, Shungham and VoterVoice, experienced approximately 14% and 23% compound annual growth rate in annual recurring revenue (“ARR”) within two years of their dates of acquisition. In addition, we have deployed our AI-powered technology to reduce integration time and create significant cost savings for our acquisitions such as FactSquared and Oxford Analytica. Further enabled by a public currency (i.e., our Class A Common Stock), we intend to continue our prolific pace to buy, build, and grow as we create a disruptive global data company in a new era of technology.
Founder-Led Management Team and Experienced Leadership
Our management team is led by Tim Hwang, our Chairman, Chief Executive Officer, Director and Co-Founder, who brings to FiscalNote his vision, values, and commitment to our founding mission - to connect people and organizations to government through the use of technology and empower them to better understand and act on the issues that matter to them. Tim leads a talented management team with many years of collective experience and deep expertise in, among other matters, operating businesses at scale, executing a strategic acquisition and consolidation strategy, data science, corporate finance and capital allocation. Our high-profile Board of Directors brings decades of collective knowledge and expertise relevant to our industry, strategic plan, financial matters, legal compliance, governance and leadership. For more information about our management team and Board, please refer to the section titled “
Our Management
.”
Our Products and Services
Public Policy and Issues Management
Using artificial intelligence and data analytics, our core platform provides policy monitoring capabilities at various jurisdictional levels both domestically and globally to enable clients to identify opportunity and manage risk associated with legislative and regulatory change. The robust platform reliably tracks U.S. Congressional and federal agency activity - from committee markups and amendments to introductions of proposed legislation to rulemaking and the regulatory comment process - as well as activities across state and local governments, further augmented by our Curate product, which we acquired in 2021. Additionally, customers are able to integrate custom policy, stakeholder, and other data and analysis surrounding the policy ecosystem into the platform to manage their policy, market, and stakeholder information in one place. Through CQ, we also offer deep and comprehensive news and analysis covering the politics, process, and impact of both lawmaking and rulemaking. Further, by leveraging our EU Issue Tracker, clients can take advantage of deeper policy monitoring capabilities and insights in the European Union. By harnessing workflow tools that help organizations manage their issues with insights provided by these products, stakeholders and teams are empowered to collaborate and drive more effective cross departmental knowledge management and coordination and communication on legal and regulatory issues.
Example Use Cases

•	Enterprise clients use our technology to in-source their government affairs function, enabling them to reduce contractual commitments to trade organizations and achieve significant cost savings.

•	Public sector clients leverage our technology to track the federal procurement process, enabling them to secure government funding in support of their mission.

•
Industry associations leverage our technology to strategically allow their employees from different teams to work off the same information within the business, efficiently preparing for new business initiatives or quickly responding to questions from one place, reducing and consolidating different information channels, all fed by automatically sourced and updating information.

•	A lobbying firm reviews CQ Federal’s news and analysis as part of their morning routine, providing early notice that Congress approved a rescue package for one of their clients during the pandemic.

Advocacy & Constituent Services
Our advocacy tools, including VoterVoice and CQ Advocacy, empower citizens and organizations to connect with their governments. We provide solutions that enable organizations — from corporations to nonprofits to trade associations — to build campaigns, engage with advocates and educate lawmakers through multiple channels. Our tools also enable customers to track campaign performance with real-time, actionable reports, and insights with data-driven recommendations for improved performance based on industry specific historical benchmarking analysis. Conversely, our Fireside product, which we acquired in 2021, supports legislators in their constituent engagement efforts by simplifying daily constituent communications, automating tasks, maintaining online and social media presence, and applying data to guide outreach efforts.
Example Use Cases

•	A national trade association uses VoterVoice to revitalize its advocacy work through a digital strategy and mobile action after decades of trying to keep up in the industry.

•
A congressional office uses Fireside’s powerful outreach tools engage in a meaningful and coordinated fashion with constituents through surveys, newsletters, and mailing tools, and then further refine those engagement efforts through the collection and analysis of data regarding the congressional district.

Geopolitical and Market Intelligence
Our geopolitical and market intelligence services include FrontierView, which we acquired in November 2021, and Oxford Analytica, which we acquired in February 2021. FrontierView provides strategic planning, market monitoring and intelligence to global business professionals in support of companies’ international growth initiatives. Oxford Analytica provides strategic geopolitical intelligence analysis of world events through its full-time staff and a global network of confirmed subject matter experts (now numbering over 1,500). We believe that, by combining expert analysis with our core AI-driven analytics, our clients gain access to the full array of insights they need to understand how government actions and policies impact their organizations, businesses and industries.
Example Use Cases

•	A multinational corporation engages FrontierView for customized research and analysis to adapt its pricing strategy to volatile emerging markets in which it seeks to expand.

•
Through Oxford Analytica’s Daily Briefs, senior decision-makers at a technology company were presented with timely, impartial, and relevant analyses that helped them navigate through current events surrounding cybersecurity.

Customers
We serve a large, diverse customer base that includes small and mid-sized businesses, large enterprises (including over half of the Fortune 100), government agencies, law firms, professional services organizations, trade groups and non-profit around the world. As of June 30, 2022, we serve more than 4,000 subscription clients (i.e., clients with active revenue-generating subscriptions to one or more products). We believe that the strong value proposition of the insights delivered by our platform, combined with expert analysis and workflow tools, leads to our substantial customer loyalty as evidenced by their high propensity to renew their subscriptions with us. As of June 30, 2022, our run-rate revenue (a key measure of our future revenue opportunity defined as annual recurring revenue at a point in time plus non-subscription revenue during the last twelve months) was $115.0 million. In addition, our net revenue retention (“NRR”) rate (for businesses we owned for at least twelve months at any point in time) on subscription customers was approximately 99% during the three months ended June 30, 2022. Retention rates typically are higher for engagements with higher account values, which tend to involve more products with more complex and broader usage within a client organization.

We believe that our business is not substantially dependent on any particular end market, customer or group of significant customers. For more information about our customer base, please refer to the section titled “
Management’s Discussion and Analysis of Financial Condition and Results of Operations of FiscalNote
” of this prospectus.
Technology
Our information technology systems are fundamental to our success. We guide users across a complex information ecosystem, presenting acquired and generated content, with machine-derived metadata, in tailored client workflows. Our technology stack includes technologies for the storage, processing, access and delivery of the data that forms the foundation of our business. We generally own or have secured ongoing rights to use all the applications material to our operations. Our patented AI-enabled core technologies are built and operated on top of modern cloud infrastructure, providing a reliable and distributed computing infrastructure platform for business operations.
Our AI-driven analytical solutions empower our clients to track the pulse of legal and regulatory developments via:

•	Descriptive analytics: vast database enabling trend identification, discovery and alerting, and analysis across jurisdictions, people, and documents.

•
Predictive analytics: actionable insights such as legislative forecasts, automatic regulatory comment sentiment analysis, AI-driven personalized content and data recommendations to help clients make informed decisions.

•	We build state-of-the-art data collection and ingestion, processing and augmentation, and storage automation capabilities including:

•
Data ingestion: bespoke high-speed intelligent data sourcing and collection with custom scraping and monitoring frameworks from web sources, APIs, and data partnerships collecting unstructured text documents in multiple languages and multimedia audio, video, and image files.

•
Data processing: augments raw source data by inferring and deriving metadata via natural language processing, including categorization, entity extraction, linking, and summarization, creating standardized and useable structured data formats.

•
Data storage and management: structure, standardize, and automate synchronous and asynchronous data processing pipelines to validate, normalize and index primary data along with metadata to enable enhanced data retrieval and alerting across languages and jurisdictions.

•	Data analytics: proprietary algorithms to drive custom natural language processes that enable predictions and analysis.
Our products are accessible through multiple delivery channels, including desktop and mobile applications, and data feeds and APIs, enabling our clients to work from anywhere at any time.
We continually evaluate the technology we use in support of our products, services and company to better meet our customers’ needs, including further enhancing security programs to protect the integrity of our systems and secure our customer data. We invested $9.8 million and $11.2 million in research and development during the six months ended June 30, 2022 and 2021, respectively.
Competitive Environment
We believe the principal competitive factors in our business are the quality of insights that our customers can derive from our products and services, including their relevance to the policy and regulatory issues of greatest impact to their organizations, as well as the ease with which customers can act on those insights and integrate them into workflows that drive results. We believe we currently compete favorably with respect to each of these factors.
We consider ourselves a category creator in the technology-enabled global policy and market intelligence services sector. We believe that no single competitor currently offers the same scope of services and market coverage we provide, nor do we provide the same scope of services and market coverage as our competitors. The data and information analytics sector is highly fragmented, and we may encounter a variety of competitors depending upon the relevant market or product offering. Our competitors may include traditional information services companies such as Thomson Reuters, Bloomberg, and S&P, LexisNexis, legal advisors such as traditional law firms, as well as consultancies and traditional and digital media organizations that compete primarily with our Roll Call business. In addition, we may face competition from start-up and mid-sized companies, who may develop products or services that compete with our core AI-enabled and other offerings. Over time, we believe that new businesses will increasingly enter the global policy and market intelligence information services sector and seek to develop technologies that may compete with our products and services. See the section titled “
Risk Factors—Risks Related to Our Business”
of this prospectus for information about our competitive risks.
Intellectual Property
As of June 30, 2022, we owned 110 registered trademarks, seven trademark applications (in each case, counting individual foreign registrations and applications), approximately 534 domain names, nine patents, nine patents pending, and one patent allowed. We also own certain proprietary software. We consider our trademarks, service marks, databases, software and other IP to be proprietary, and rely on a combination of statutory (e.g., copyright, trademark, trade secret and patent), contractual and technical safeguards to protect our intellectual property rights. We believe that the intellectual property that we own and license is sufficient to permit us to carry on our business as presently conducted.
Our agreements with our customers and business partners place certain restrictions on the use of our intellectual property. As a general practice, employees, contractors and other parties with access to our proprietary information sign agreements that prohibit the unauthorized use or disclosure of our intellectual property and confidential information.
New Product Development
We believe that innovation is essential to our success and one of our primary drivers of competitive advantage. We believe we are in a unique position to help shape how organizations find, evaluate, interact with, consume and act upon global policy and market information. Our current focus includes redevelopment of our platform to better support integration of newly developed and acquired products and services while also providing enhanced user interfaces, analytical tools, and capabilities. Adding new data sets, products and services through acquisitions is also a significant component of our strategy. In 2021, we completed nine acquisitions intended to augment our technology platform, add new products and services, and provide additional data sets for our customers, including Oxford Analytica, Fireside21, Timebase, Board.org, Equilibrium, Predata, Curate, Forge.ai, and FrontierView. These acquired firms are being integrated into our platform and product portfolio, and we believe they have already provided additional value to our customers. For example, Curate’s products were cross-sold to existing FiscalNote clients within days of the acquisition closing; Oxford Analytica’s content has been included in legacy product renewal and upsell contracts; Forge’s technology is being developed and leveraged to serve multiple product lines; and Fireside’s technology will be critical to the penetration of a new sales vertical we hope to enter in the future.
Sales and Marketing
We have a dedicated global sales force and marketing team consisting of approximately 250 employees at June 30, 2022.

We generally develop sales, distribution and marketing strategies on a product-by-product and service-by-service basis, including products and services obtained via acquisitions. We leverage customer data, business and market intelligence and competitive profiling to retain customers and cross-sell products and services. When we obtain a new product or service through an acquisition, we assess on a case-by-case basis whether to integrate it into our existing product portfolio or maintain it as a standalone offering in light of its existing brand recognition, distinctive customer base and other factors.
Our sales teams participate in both sales and service activities, interacting frequently with assigned customers to ensure a positive experience using our products and services. Our sales force primarily seeks revenue through new sales, existing customer retention, upselling and cross-selling, working with the sales team members to coordinate activity and provide the best solutions for our customers.
Our marketing team seeks to position FiscalNote as the most trusted brand for insights and analysis on political, regulatory and policy matters. It promotes awareness of our brands through several channels, including segmented marketing campaigns and content (e.g., topical webinars), events, the FiscalNote Executive Institute (a thought leadership community that advances conversation and collaboration among senior leaders), and digital marketing.
Employees
As of June 30, 2022, approximately 800 full-time and approximately seven part-time employees support our business operations. None of our employees are represented by unions. We consider our relationship with our employees to be good and have not experienced interruptions to operations due to labor disagreements.
Regulatory Environment
Our products, services and operations are subject to privacy and consumer information laws and regulations, including regulations in the U.S. (federal and state), U.K., EU (as well as individual member states) and various jurisdictions in Asia. Our compliance obligations vary from regulator to regulator, and may include, among other things, strict data security programs, submissions of regulatory reports, providing consumers with certain notices and correcting inaccuracies in applicable reports. In addition, we are subject to regulatory requirements ordinarily associated with international operations, including various anti-corruption laws that prohibit improper payments or offers of payments to foreign governments and their officials for the purpose of obtaining or retaining business, as well as export controls, customs, economic sanctions laws, and embargoes imposed by the U.S. government. Violations of the Foreign Corrupt Practices Act, the UK Bribery Act or other anti-corruption laws or export control, customs, or economic sanctions laws may result in severe criminal or civil sanctions and penalties. Many of these laws and regulations are complex, and their application to us, our customers or the specific services and relationships we have with our customers are not always clear. Our failure to anticipate accurately the application of these laws and regulations, or any failure to comply, could create liability for us, result in adverse publicity and otherwise negatively affect our business. See the section titled “
Risk Factors
” of this prospectus for more information about the impact of government regulation on our company.
Properties
The Company’s principal executive offices and global headquarters are located in Washington, D.C., and consist of approximately 65,000 square feet of space under a lease that expires on May 31, 2031. We also maintain a presence in a number of other jurisdictions within the United States and internationally, including New York, NY; Baton Rouge, LA; Madison, WI; Austin, TX; Oxford, United Kingdom; Brussels, Belgium; Gurugram, India; Seoul, South Korea; Hong Kong; Singapore; and Sydney, Australia. We use these facilities for research and development, product engineering, sales and marketing, communications, finance, information technology and security, legal, human resources, and other administrative functions. We believe that our existing properties are suitable and adequate for our current needs, and we will continue to assess our facilities requirements as our business grows and operations evolve, including as a result of remote or flexible work arrangements adopted in connection with the COVID-19 pandemic.

Legal Proceedings
From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our consolidated financial position, results of operations or cash flows.

MANAGEMENT
Board of Directors and Management
The following is a list of the persons who are our directors and executive and their ages and positions.

Name	Age	Position
Tim Hwang	30	Chairman, Chief Executive Officer, Director Nominee and Co-Founder
Gerald Yao	30	Chief Strategy Officer, Global Head of ESG, Director Nominee, and Co-Founder
Jon Slabaugh	58	Chief Financial Officer and Senior Vice President of Corporate Development
Josh Resnik	52	President and Chief Operating Officer
Krystal Putman-Garcia	43	Chief Marketing Officer and General Manager of Advocacy
Reed Fawell	47	Senior Vice President and Chief Revenue Officer
Vibha Jain Miller	60	Senior Vice President of People and Diversity, Equality, Inclusion, Belonging and Accessibility
Vladimir Eidelman	36	Chief Technology Officer
Todd Aman	38	Senior Vice President, General Counsel and Secretary
Michael J. Callahan (1)(2)	54	Director
Key Compton (3)	52	Director
Manoj Jain	43	Director
Stanley McChrystal (1)(2)	68	Director
Keith Nilsson (1)	53	Director
Anna Sedgley (3)	50	Director
Brandon Sweeney (3)(2)	55	Director
Conrad Yiu (2)	48	Director
Executive Officers

(1)	Member of Compensation Committee
(2)	Member of Corporate Governance Committee
(3)	Member of Audit Committee
Timothy Hwang
Timothy Hwang is one of our Co-Founders and has served as Legacy FiscalNote’s Chair and Chief Executive Officer since its founding in 2013. Mr. Hwang is currently a World Economic Forum Technology Pioneer, a trustee on the Board of the Greater Washington Community Foundation (the largest funder of non-profit and philanthropic initiatives in the DC region), a Board member of The After School Alliance, and a member of the Council of Korean Americans (CKA). Tim has an A.B. from Princeton University.
Gerald Yao
Gerald Yao is one of our Co-Founders and has served as a director since Legacy FiscalNote’s founding in 2013. Mr. Yao co-founded FiscalNote after spending a decade leading operations in the non-profit, public schools, and start-up sectors. He has served as Chief Strategy Officer since 2014 and Global Head of ESG since June 2022 and helped to incubate most functions within the organization. Mr. Yao is currently overseeing corporate strategy and new market growth expansion in APAC and with respect to ESG matters. Previously, he was director of finance for the National Youth Association from 2010 to 2013. He studied finance and sociology at Emory University.

Jon Slabaugh
Jon Slabaugh joined Legacy FiscalNote in November 2019 as Senior Vice President of Corporate Development and was promoted to Chief Financial Officer and Senior Vice President of Corporate Development in May 2020. Prior to Legacy FiscalNote, Mr. Slabaugh was the Managing Director of UCG, a private holding company of 10 leading business-to-business information, data and workflow SaaS companies serving the energy, healthcare, telecommunications, financial services, technology, advertising and tax preparation markets, from 2004 to 2018. Earlier in his career, Jon was a co-founder and Managing Director of MCG Capital, a senior debt, mezzanine and uni-tranche investment company backed by Goldman Sachs Capital Partners, Heller Financial, Vestar Capital Partners and Soros Private Equity Partners, from 1998 to 2004. Mr. Slabaugh originated and managed investments in information, software and media companies while at MCG. Mr. Slabaugh has also served on the boards of Miles Partnership, Johns Hopkins Suburban Hospital, and GasBuddy. He holds a B.A. from Denison University and an MBA from the University of Virginia’s Darden School of Business Administration.
Josh Resnik
Josh Resnik joined Legacy FiscalNote in October 2018 and has served as its President, General Counsel and Chief Operating Officer since February 2022. From October 2018 to January 2022, Mr. Resnik served as Legacy FiscalNote’s Senior Vice President, General Counsel and Chief Content Officer. Prior to Legacy FiscalNote, Mr. Resnik was an executive and Board member of Spree Commerce starting in 2012, serving as General Counsel/Chief Operating Officer and helping lead the company to a successful acquisition by First Data Corporation (now Fiserv) in 2015. Prior to Spree Commerce, he led the Digital division of Gannett (then one of the largest media companies in the U.S.) and was a senior in-house attorney at AOL. Earlier in his career he spent several years in private law practice representing clients in the TMT sector in corporate transactions and regulatory matters. Mr. Resnik holds a B.A. from the University of Pennsylvania and a J.D. from Boston University School of Law, where he was named an Edward F. Hennessey Distinguished Scholar and G. Joseph Tauro Scholar, as well as earning the Dean’s Award in Communications Law.
Krystal Putman-Garcia
Krystal Putman-Garcia has served as Legacy FiscalNote’s Chief Marketing Officer and General Manager of Advocacy since January 2021, and served as Legacy FiscalNote’s Vice President of Marketing since 2019 and General Manager of Advocacy since 2020. Before joining Legacy FiscalNote, Ms. Putman-Garcia ran demand generation at EAB from 2017 to 2019. Prior to EAB, she served as VP of Marketing at Localist, ran marketing for PBS’s education division, and has had a variety of roles in the marketing departments of Discovery Communications, TrustArc, BearingPoint, and CEB. Ms. Putman-Garcia holds an MBA from the Ross School of Business at the University of Michigan and a B.S. from Tulane University.
Reed Fawell
Reed Fawell has served as Legacy FiscalNote’s Senior Vice President & Chief Revenue Officer since May 2018. From 2016 to 2018, Reed served as Chief Revenue Officer of Link Labs, a leading innovator in Internet of Things SaaS platforms, preceded by 14 years at CEB (now Gartner), where he led a variety of the firm’s top-performing new sales and account management teams. Earlier in his career, Mr. Fawell served as Client Services Manager for Puente Sur from 1999 to 2001, a market research and professional services firm providing a wide range of outsourced solutions to clients with interests throughout Latin America. Mr. Fawell holds a B.A. from Cornell University and an MBA from Northwestern University’s Kellogg School of Management.
Vibha Jain Miller
Vibha Jain Miller joined Legacy FiscalNote on April 30, 2022 as the Company’s Senior Vice President of People and DEIBA (Diversity, Equality, Inclusion, Belonging, and Accessibility). Prior to Legacy FiscalNote,

Ms. Miller served as Vice President, Human Resources & Chief Talent Officer at Cogent Communications of Washington, D.C., a publicly traded, global internet service provider with a highly diverse team of 1,200 employees. From 2017 to 2021, Ms. Jain served as Vice President, Human Resources for the Graduate Management Admission Council (GMAC), a global, mission-driven association of leading graduate business schools, and owner and administrator of the GMAT exam, where she provided strategic oversight of all Human Resources functions. Before her time at Cogent and GMAC, Ms. Jain held executive-level Human Resources positions at WETA, a public broadcasting station; Conservation International, a nonprofit environmental organization; Octagon, a global sports and entertainment content marketing company; and Discovery Communications, a global media company. Before then, Ms. Jain served in Human Resources roles at several companies, including The Nature Conservancy and Goldman, Sachs & Co. Ms. Jain holds a B.A. in Political Science from the University of Connecticut, and an M.B.A. in Management and International Business from the Leonard N. Stern School of Business at New York University.
Vladimir Eidelman
Dr. Vladimir Eidelman was appointed as Legacy FiscalNote’s Chief Technology Officer in June 2022. Before then, he served as Chief Scientist and Head of AI Research of Legacy FiscalNote, leading the production data science and AI teams since December 2013. His work has led to 10 patent applications, he has published more than 20 peer-reviewed papers in and serves on the program committees for top-tier conferences, such as ACL, NAACL, and EMNLP. Dr. Eidelman completed his Ph.D. in Computer Science at the University of Maryland, and his B.S. in Computer Science and Philosophy at Columbia University.
Todd Aman
Todd Aman was appointed as the Company’s Senior Vice President, General Counsel & Secretary in August 2022 following the Company’s public listing and, before then, served as Legacy FiscalNote’s Vice President and Associate General Counsel – Securities and Compliance since April 2021. Before joining Legacy FiscalNote, Mr. Aman served as Associate General Counsel – Corporate and Securities and Assistant Secretary for FLIR Systems, Inc., a publicly-traded international sensor technology company. Prior to joining FLIR, Mr. Aman served as Assistant General Counsel and Assistant Secretary at Gannett Co., Inc., a publicly-traded media and marketing solutions company, from March 2016 through its acquisition in 2019. Before then, Mr. Aman was a corporate attorney in the SEC Advisory and Capital Markets practice groups at Hogan Lovells US LLP. Mr. Aman holds a J.D., magna cum laude, and an LL.M in Securities and Financial Regulation, with distinction, from the Georgetown University Law Center, as well as a B.A. in Political Theory and Religious Studies from the University of Virginia.
Non-Employee Director Nominees
Michael J. Callahan
Michael J. Callahan has served as a Legacy FiscalNote director since April 2017, and was appointed as lead independent director in connection with the closing of the Business Combination. At Stanford Law School since June 2018, Mr. Callahan is currently the Executive Director of the Rock Center for Corporate Governance and a Professor of the Practice of Law. From July 2014 to June 2018, he served as the Vice President, General Counsel and Secretary and Senior Vice President at LinkedIn Corporation, where he had global responsibility for legal, regulatory and public policy matters. Prior to LinkedIn, Mr. Callahan was the Chief Legal Officer of auction.com from January 2013 to June 2014. From December 1999 to July 2012, Mr. Callahan held various positions at Yahoo! Inc., including Senior Vice President, General Counsel and Secretary from August 2003 to 2007 and Executive Vice President, General Counsel and Secretary from 2007 to July 2012. He began his legal career as a mergers and acquisitions and corporate associate with Skadden, Arps, Slate, Meagher & Flom. Mr. Callahan currently advises a number of start-ups and other organizations, including Raftr, News Break and Boardroom Alpha. He serves or has served on the boards of the Georgetown Technology Alliance, Joint Venture Silicon

Valley, and the Nasdaq Listing and Hearing Review Council. Mr. Callahan has a B.S. from the Georgetown University Walsh School of Foreign Service and a J.D. from the University of Connecticut School of Law.
Key Compton
Key Compton has served as a Legacy FiscalNote director since February 2021. Mr. Compton is Co-Founder and Managing Director at Urgent International Inc., the owner and operator of the Global Public Offering Fund (also known as the GPO Fund), which he co-founded in 2017 to invest in visionary founders who are disrupting industries, expanding globally and seeking to access the international capital markets. Previously, from 2014 to 2016, he served as Senior Vice President for LivePerson, Inc., and from 2011 to 2013, he was the President of Data and Distribution for AddThis, Inc. (acquired by Oracle Corporation) where he led data strategy, sales and product development. Prior to AddThis, he co-founded and led multiple companies, including XGraph, Inc. (a data science firm) from 2008 to 2011, Solbright, Inc. (an advertising business systems firm) from 1997 to 2003, Mimeo.com, Inc. (a document technology, print distribution and services firm), and SoundSpectrum, Inc. (creator of the iTunes music visualizer). Mr. Compton also served on the board of Spire Global Inc. (including being a member of the Audit Committee) from July 2019 through August 2021 when it listed on the New York Stock Exchange. Mr. Compton earned his undergraduate degree from the University of Vermont and graduate degrees from the Columbia Business School and London Business School.
Manoj Jain
Manoj Jain serves as co-chief investment officer, chief executive officer and chairman of the board of directors of DSAC, and is the co-chief investment officer and co-founder of Maso Capital. Prior to founding Maso Capital, Mr. Jain spent nine years at Och-Ziff Capital Management Limited, a leading multistrategy investment firm, where he was a Managing Director in the Hong Kong office. At Och-Ziff, Mr. Jain was focused on Asia merger arbitrage, event driven and capital markets. Prior to moving to Hong Kong, Mr. Jain was a generalist analyst focused on event driven and arbitrage at Och-Ziff in New York. Prior to Och-Ziff, Mr. Jain was an analyst in Mergers & Acquisitions at Credit Suisse First Boston in New York. Mr. Jain holds a M.A. in Management Studies from Cambridge University, U.K.
Stanley McChrystal
Stanley McChrystal has served as a Legacy FiscalNote director since October 2015. A retired four-star general, Gen. McChrystal is the former commander of U.S. and International Security Assistance Forces (ISAF) Afghanistan and the former commander of the nation’s premier military counter-terrorism force, Joint Special Operations Command (JSOC). Throughout his military career, Gen. McChrystal has commanded a number of elite organizations, including the 75th Ranger Regiment. After 9/11 until his retirement in 2010, he spent more than 6 years deployed to combat in a variety of leadership positions. In June 2009, the President of the United States and the Secretary General of NATO appointed him to be the Commander of U.S. Forces Afghanistan and NATO ISAF. His command included more than 150,000 troops from 45 allied countries. On August 1, 2010, he retired from the U.S. Army. Gen. McChrystal is a senior fellow at Yale University’s Jackson Institute for Global Affairs, where he teaches a course on Leadership. He is the Founder and CEO of McChrystal Group LLC, a leadership advisory firm. He formerly sat on the boards of Navistar International Corporation, Siemens Government Technology, JetBlue Airways, and Deutsche Bank USA, and currently sits on the boards of the Far Peak Special Purpose Acquisition Corporation, Accent Technologies, Second Front, McChrystal Group, Allegiance Trucking and Integrated Energy Materials. Additionally, he serves as Chair of the Board of the Service Year Alliance. Gen. McChrystal is a graduate of the United States Military Academy at West Point and the Naval War College. He also completed year-long fellowships at Harvard’s John F. Kennedy School of Government and the Council on Foreign Relations.

Keith Nilsson
Keith Nilsson has served as a Legacy FiscalNote director since 2014. Mr. Nilsson is currently Co-Founder and Managing Partner of Xplorer Capital, an early-stage venture capital firm focused on disruptive technologies and business models, which he co-founded in 2010. Mr. Nilsson was previously a partner at TPG Growth from 2011 to 2015 and led technology investing in growth-oriented technology companies on a global basis. Prior to TPG, Mr. Nilsson held various senior executive roles at Yahoo! from Senior Vice President of Global Initiatives, Senior Vice President of Emerging Markets to Vice President of Corporate Development. Mr. Nilsson was responsible for all of the company’s investments, mergers and acquisitions, and strategic partnership activities on a global basis. During his tenure in Corporate Development, he directly led or oversaw over 40 acquisitions, investments or joint ventures worth more than $25 billion in transaction value, including Alibaba, Overture, Flickr and many others. Prior to joining Yahoo!, Mr. Nilsson worked in technology at Intel Corporation, and investment banking and equity research with Alex Brown and Bankers Trust in New York and Hong Kong. Mr. Nilsson is a member of the Council on Foreign Relations, Diabetes Youth Foundation (DYF) and also sits on various boards of start-up technology companies around the world. Mr. Nilsson holds a Bachelor of Arts from the University of California, an MBA from Columbia Business School, and a Master of International Affairs from Columbia University’s School of International Affairs.
Anna Sedgley
Anna Sedgley has served as a Legacy FiscalNote director since February 2021. Since May 2021, Ms. Sedgley has been Chief Financial Officer of Bauer Media Group, a European based company operating businesses in Publishing, Audio, Online Comparison Portals and SME services in 14 countries across Europe and North America. Prior to Bauer, Ms. Sedgley worked at News Corporation in London and New York from 2000 to 2018, ultimately holding the positions of Chief Financial Officer from 2012 to 2016 and Chief Operating Officer from 2017 to 2018 at Dow Jones, publisher of business news and information in a variety of media, including the Wall Street Journal. She has served on several boards including the American Press Institute, News Media Alliance, Dow Jones News Fund and NYC Outward Bound Schools. Ms. Sedgley holds a Bachelor of Commerce and a Bachelor of Law from the University of Adelaide and completed the Harvard Business School Advanced Management Program in 2016. She is a Fellow of the Institute of Chartered Accountants in England and Wales and qualified working for PricewaterhouseCoopers.
Brandon Sweeney
Brandon Sweeney has served as a Legacy FiscalNote director since April 2017. Since February 2020, Mr. Sweeney has been Chief Revenue Officer of HashiCorp, a company focused on cloud infrastructure. From January 2004 to January 2020, Mr. Sweeney was at VMware, where he ran several multi-billion dollar businesses and served most recently as Senior Vice President, WW Cloud Sales. Prior to VMWare, Mr. Sweeney served in various sales and investment banking roles, including as a VP at Click Commerce from 2001 to 2004, and in investment banking at Morgan Stanley from 1998 to 2000. Mr. Sweeney has a B.A. from Bowdoin College and an MBA from Northwestern University’s Kellogg School of Management.
Conrad Yiu
Conrad Yiu has served as a Legacy FiscalNote director since October 2020. Mr. Yiu is a Co-Founder and Partner of AS1 Growth Partners, a private multi-family investment office based in Sydney, Australia, and has over 25 years of commercial and advisory experience with a focus on investing in, acquiring, and building high growth businesses in the consumer and technology sectors. He co-founded investment firm ArdenPoint, as well as Temple & Webster (ASX: TPW) Australia’s largest online retailer in the homewares & furniture category, taking the business from inception to listing on the ASX, where he remains a Non-Executive Director. From 2005 to 2011, Mr. Yiu also served as Director of Corporate Development within the digital division of Newscorp Australia (formerly News Digital Media). Early in his career, he served as a Manager at Arthur Andersen. Mr. Yiu holds a Bachelor of Commerce from the University of New South Wales and an MBA from the University of Cambridge. He is a Member of the Australian Institute of Company Directors.

Corporate Governance
We adopted Principles of Corporate Governance in connection with the Business Combination to structure our corporate governance in a manner that we believes closely aligns its interests with those of its stockholders. Notable features of this corporate governance include:

•
independent director representation on our audit, compensation and governance committees, and independent directors meet regularly in executive sessions without the presence of its corporate officers or non-independent directors;

•	lead independent director due to the combination of the CEO and Chairman roles;

•	10-year term limits for non-management directors;

•	a process by which the Board shall annually evaluate the effectiveness and operations of the Board and its standing committees; and

•	at least one of the directors serving in its audit committee qualifies as an “audit committee financial expert” as defined by the SEC.
In connection with the closing of the Business Combination, Michael J. Callahan was appointed as lead independent director.
We will implement a range of other corporate governance best practices, including a robust director education program.
Role of Board in Risk Oversight
Our Board has extensive involvement in the oversight of risk management related to us and our business as a whole, including our strategy, business performance, capital structure, management selection, compensation programs, shareholder engagement, corporate reputation, ESG matters, and ethical business practices. The Board discharges various aspects of its oversight responsibilities through its standing committees, which in turn report to the Board regularly regarding their activities. The audit committee represents our Board by periodically reviewing our accounting, reporting and financial practices, including the integrity of our financial statements and the surveillance of administrative and financial controls, as well as enterprise risk management, cyber risk and review of related party transactions.
Through its regular meetings with management, including the finance, legal, internal audit and information technology functions, the audit committee reviews and discusses all significant areas of our business and summarizes for our Board all areas of risk and the appropriate mitigating factors. The governance committee provides oversight over compliance with legal and regulatory requirements, ethics and whistleblower matters. The compensation committee reviews the company’s incentive compensation arrangements to determine whether they encourage excessive risk-taking and discuss with management the relationship between risk management policies and practices and compensation. The M&A committee assists the board in the discharge of its responsibilities relating to the evaluation of potential acquisitions. In addition, our Board receives periodic detailed operating performance reviews from management.
Composition of the FiscalNote Board
Our business and affairs are managed under the direction of its board of directors. Per our Charter, the Board is divided into three classes, designated as Class I, Class II and Class III. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Business Combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Business Combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Business Combination. At each succeeding annual meeting of the stockholders of FiscalNote, the successors to the class of directors whose term expires at that meeting will be elected by plurality vote of all votes cast at such meeting to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their election.
Board Committees
The standing committees of the Board consist of an audit committee, a compensation committee, a governance committee and an M&A committee. Our Board may from time to time establish other committees.
Our Chief Executive Officer and other executive officers regularly report to the non-executive directors and each standing committee to ensure effective and efficient oversight of its activities and to assist in proper risk management and the ongoing evaluation of management controls.
Audit Committee
Our audit committee consists of Anna Sedgley, who serves as the chairperson, Brandon Sweeney and Key Compton. Each member of the audit committee qualifies as an independent director under the NYSE corporate governance standards and the independence requirements of Rule 10A-3 under the Exchange Act. Our Board has determined that Anna Sedgley qualifies as an “audit committee financial expert” as such term is defined in Item 407(d)(5) of
Regulation S-K
and possesses financial sophistication, as defined under the rules of the NYSE.
The responsibilities of the audit committee include, among other things:

•	overseeing and monitoring the quality and integrity of the financial statements;

•	appointing, compensating, retaining, evaluating, terminating and overseeing our independent registered public accounting firm;

•	reviewing with our independent registered public accounting firm the scope and results of its audit;

•	overseeing the performance of our internal audit function

•	pre-approving all audit and permissible non-audit services to be performed by our independent registered public accounting firm;

•	overseeing the financial reporting process and discussing with management and our independent registered public accounting firm the interim and annual financial statements that we file with the SEC;

•	reviewing and monitoring our accounting principles, accounting policies, financial and accounting controls and compliance with legal and regulatory requirements;

•	reviewing related party transactions;

•	establishing procedures for the confidential anonymous submission of concerns regarding questionable accounting, internal controls or auditing matters; and

•	preparing the audit committee report required by the SEC to be included in our proxy statement.
Our Board adopted a written charter for the audit committee which is available on our website.
Compensation Committee
Our compensation committee consists of Brandon Sweeney, who serves as the chairperson, Stanley McChrystal and Michael J. Callahan. Each committee member is an Independent Director as defined under Rule 5605(a)(2).

The responsibilities of the compensation committee are:

•	to assist the board of directors in discharging its responsibilities;

•	setting and reviewing our compensation program and compensation of its executive officers and directors;

•	monitoring and reviewing our incentive and equity-based compensation plans; and

•	preparing the compensation committee report required to be included in our proxy statement under the rules and regulations of the SEC.
Our Board adopted a written charter for the compensation committee which is available on our website.
Governance Committee
Our governance committee consists of Michael J. Callahan, who serves as the chairperson, Stanley McChrystal, Keith Nilsson and Conrad Yiu. The responsibilities of the governance committee are:

•	assisting the board of directors in discharging its responsibilities;

•	identifying individuals qualified to become new board of directors members, consistent with criteria approved by the board of directors;

•
reviewing the qualifications of incumbent directors to determine whether to recommend them for reelection and selecting, or recommending that the board of directors select, the director nominees for the next annual meeting of shareholders;

•
identifying board of directors members qualified to fill vacancies on any board of directors committee and recommending that the board of directors appoint the identified member or members to the applicable committee;

•	reviewing and recommending to the board of directors corporate governance principles applicable to us;

•	overseeing the evaluation of the board of directors and management; and

•	handling such other matters that are specifically delegated to the committee by the board of directors from time to time.
Our Board adopted a written charter for the governance committee which is available on our website.
M&A Committee
We have an M&A committee, consisting of Keith Nilsson, who serves as the chairperson, Timothy Hwang, Gerald Yao, Conrad Yiu and Key Compton. The responsibilities of the M&A committee are to:

•	assist the board of directors in discharging its responsibilities;

•	evaluate and assess potential acquisitions

•	review and recommend for approval by the Board, proposals or indications of interest in acquiring or taking a material minority interest in other companies; and

•	work with the Company’s financial advisor(s) and/or legal counsel to evaluate potential transactions.
Our Board adopted a written charter for the M&A committee which is available on our website.
Code of Ethical Business Conduct
We adopted a code of ethical business conduct that applies to all of our directors, officers and employees, including our principal executive officer, principal financial officer and principal accounting officer, which is available on our website. Our code of business conduct is a “code of ethics,” as defined in Item 406(b) of
Regulation S-K.
Please note that our Internet website address is provided as an inactive textual reference only. We will make any legally required disclosures regarding amendments to, or waivers of, provisions of its code of ethics on its Internet website.
Compensation Committee Interlocks and Insider Participation
No member of the compensation committee was at any time during fiscal year 2021, or at any other time, one of our officers or employees. None of our executive officers has served as a director or member of a compensation committee (or other committee serving an equivalent function) of any entity, one of whose executive officers served as a director of our board of directors or member of our compensation committee.
Independence of the Board of Directors
NYSE rules generally require that independent directors must comprise a majority of a listed company’s board of directors. As a controlled company, we are largely exempt from such requirements. However, we have not, and will continue to choose not to rely on such exemption. Based upon information requested from and provided by each proposed director concerning his or her background, employment and affiliations, including family relationships, we have determined that each of Michael J. Callahan, Key Compton, Stanley McChrystal, Keith Nilsson, Anna Sedgley, Brandon Sweeney and Conrad Yiu, representing a majority of our directors, are “independent” as that term is defined under the applicable rules and regulations of the SEC and the listing requirements and rules of the NYSE.

EXECUTIVE AND DIRECTOR COMPENSATION
Except as otherwise noted, this section presents the executive and director compensation of Legacy FiscalNote prior to the Business Combination.
Overview
This section discusses the material components of the executive compensation program for Legacy FiscalNote’s principal executive officer and two most highly compensated executive officers other than the principal executive officer (the “named executive officers”) as of the year ended December 31, 2021. Legacy FiscalNote’s named executive officers for 2021 were:

•	Timothy Hwang, Chief Executive Officer & Co-Founder

•	Josh Resnik, Senior Vice President & Chief Content Officer 1

•	Reed Fawell, Senior Vice President & Chief Revenue Officer
Prior to 2021, Legacy FiscalNote maintained compensation programs commensurate with its status as a fast-growing, privately held company, with several elements of compensation reflecting the company’s start-up
origins. In June 2021, in anticipation of going public, the Compensation Committee of the Board of Directors engaged Mercer, an independent executive compensation consultant, to evaluate the company’s existing executive compensation arrangements and advise on the company’s post-Business Combination executive compensation program. Among other matters, Mercer supported the Compensation Committee in refining Legacy FiscalNote’s compensation philosophy, identifying a comparable peer company group, appropriately benchmarking Legacy FiscalNote’s executive compensation programs and pay levels relative to peer group data, and developing FiscalNote’s long-term incentive plan and program design.
Both before and after Mercer’s engagement, Legacy FiscalNote implemented numerous enhancements to its compensation programs throughout 2021 in anticipation of going public, which are summarized below. We expect that FiscalNote’s executive compensation programs will continue to evolve to reflect the company’s status as a newly publicly traded company, taking into account Mercer’s ongoing analysis and advice, competitive peer data, Legacy FiscalNote’s compensation philosophy, the company’s business and compensation objectives, and any other factors deemed relevant by the Compensation Committee.
Key compensation decisions during 2021 included:

•
CEO Compensation
: In May 2021, Legacy FiscalNote granted a
one-time
performance-based stock option award to Mr. Hwang, with vesting tied to the company’s achievement of a specified price per share of common stock at or after a strategic transaction, as further described under “Elements of Executive Compensation” below. Mr. Hwang was also eligible to receive short-term cash incentive compensation for 2021 of up to $100,000 based on the company’s achievement of pre-determined
financial and strategic annual goals, of which he received $75,000. In addition, Legacy FiscalNote granted Mr. Hwang a one-time
discretionary cash bonus of $269,500 (in respect of which $123,919 in tax gross-up
also was paid) in June 2021 in recognition of his performance including, among other factors, his arrangement of significant additional capital to fund acquisitions and ongoing operations, the development and management of an experienced senior leadership team, and Legacy FiscalNote’s progress towards its strategic goals.

•	Short-Term Incentive Plan : In the first quarter of 2021, Legacy FiscalNote adopted a performance-based short-term incentive plan for bonus-eligible team members, including members of senior

1
Mr. Resnik served as the company’s Senior Vice President, General Counsel & Chief Content Officer throughout 2021 and January 2022. He was promoted to President & Chief Operating Officer in February 2022.

leadership other than Legacy FiscalNote’s Chief Executive Officer, with payouts tied to company-wide financial and strategic targets, as well as individual goals. Previously, team members had received bonuses on a discretionary basis, based on a holistic consideration of relevant factors including performance.

•
Senior Leadership Equity Grants
: In February 2021, Legacy FiscalNote’s named executive officers and other senior leadership team members received performance-based stock option grants, with vesting tied to the company’s achievement of a price per share of common stock above specified levels, as further described under “
Elements of Executive Compensation
” below. Additionally, based on Mercer’s analysis of executives’ current equity ownership levels relative to ownership levels at comparable peer companies and guidance regarding market practice among pre-IPO
peers, Legacy FiscalNote granted:

(1) stock option grants to certain executives in July 2021, subject to time-based vesting provisions; and
(2) one-time
transaction-related grants of restricted stock units and options to executives other than the CEO in December 2021, subject to the successful completion of a going-public transaction as well as time-based vesting requirements.

•
Senior Leadership Equity Grants
: In February 2021, Legacy FiscalNote’s named executive officer and other senior leadership team members received stock option grants, with vesting tied to appreciation of Legacy FiscalNote’s price per share of common stock above specified levels. Additionally, based on Mercer’s analysis of executives’ current equity ownership levels relative to ownership levels at comparable peer companies and guidance regarding market practice among pre-IPO
peers, Legacy FiscalNote granted: (1)
“true-up”
stock option grants to certain executives in July 2021, subject to time-based vesting provisions; and
(2) one-time
transaction-related equity grants to executives other than the CEO in December 2021, subject to the successful completion of a going-public transaction as well as time-based vesting requirements.

Unless otherwise stated, all Legacy FiscalNote equity numbers and prices per share in this section reflect Legacy FiscalNote equity prior to the Business Combination.
Compensation Philosophy
Our overarching compensation philosophy aligns with and supports our founder-led
company values, which include:

•	Know Your Audience : Actively think from the other person’s perspective both to create an incredible client experience externally and to collaborate well internally to get the job done.

•	Find the Truth : Work from data, give direct and honest feedback, seek out answers and be objective.

•	Drive Alignment : Share information with relevant stakeholders to ensure everyone’s on the same page.

•	Own the Job : Hold oneself accountable, strive for excellence, and make the right decision even when no one else is looking.

•	Bias for Action : Experiment and take risks, be willing to learn from mistakes and share new ideas.

•	Level Up : Grow professionally, seek out opportunities to learn new skills and contribute outside of one’s core competencies.

•	Support the Family : Celebrate others’ successes, appreciate the diversity of the team, and make time to help others and cultivate trusting relationships throughout the organization.
In light of the above values, our compensation programs, including its programs for senior executives, are intended to reflect a transparent, equitable and inclusive approach to total rewards that seeks to incentivize performance, reward appropriate risk taking and innovation, recognize individuals’ different responsibilities, skills and contributions, and recruit and retain key employees in support of the company’s growth and in light of the significant competition for talent in the markets in which we operate.

The Compensation Committee will assess our compensation policies and practices to determine whether any employee pay policy or practice creates risks reasonably likely to have a material adverse effect on us. In addition, in connection with the public listing, we adopted an Insider Trading Policy that, among other matters, prohibits directors and employees (including members of senior leadership) from hedging the economic risk of their ownership in us and from pledging shares as collateral for margin loans in us.
Elements of Executive Compensation
As a privately held company, the compensation of Legacy FiscalNote’s executive officers had been determined by Legacy FiscalNote’s Board of Directors based on the recommendations from the Compensation Committee and input from its Chief Executive Officer. In 2021, the compensation program for Legacy FiscalNote’s executive officers consisted of base salary, short-term incentives, sales commission (in the case of the Chief Revenue Officer), long-term equity grants, and various benefits and perquisites, each as further described below:

•
Base Salary
: Base salary is paid to attract and retain qualified talent and is set at a level commensurate with the executive’s duties and authorities, contributions, prior experience and sustained performance. See the “Salary” column in the 2021 Summary Compensation Table for the base salary amounts received by the named executive officers in 2021.

•
Short-Term Incentives
: For 2021, the Compensation Committee established a short-term incentive (“STI”) plan for Mr. Hwang, pursuant to which he was eligible to receive a payout of up to $100,000, based on the following:

•	Revenue growth goals : 15% organic growth and addition of $35 million in inorganic growth.

•
Operational goals
: Limit EBITDA losses from operations, deliver on Legacy FiscalNote’s strategic next-generation platform initiative, and implement accountability metrics and scorecards for members of senior leadership.

•	Capital-raising goals : Secure additional capital for Legacy FiscalNote through a going-public transaction and/or other means.
For executives other than Mr. Hwang, bonuses were paid pursuant to Legacy FiscalNote’s new STI plan on a quarterly-basis to incentivize the achievement of company-wide financial and strategic goals and individual performance consistent with the company’s core values. Payouts relative to target were determined as follows:

•
In advance of each quarter, the company established “joint accountability” goals applicable to all
STI-eligible
team members, reflecting quantifiable financial or strategic performance targets for the company during the quarter. 45% of each quarter’s potential bonus payout was determined based on performance relative to these “joint accountability” goals.

•
In advance of each quarter, each executive developed individual performance goals related to the substantive objectives of the executive’s department or function, as well as professional development and/or diversity, equity and inclusion (“DEI”) goals. 45% of each quarter’s potential bonus payout was determined based on performance relative to the individual’s department or function goals, and 10% was based on performance relative to the professional development / DEI goals.

Legacy FiscalNote’s Chief Executive Officer’s performance relative to his STI goals was assessed by the Compensation Committee, and each other executive’s performance was assessed by Legacy FiscalNote’s Chief Executive Officer. See the
“Non-Equity
Incentive Plan Compensation” column in the 2021 Summary Compensation Table for the amounts received by the named executive officers in 2021.

•
Sales Commission
: In addition to his participation in Legacy FiscalNote’s STI plan, Mr. Fawell participated in a separate sales commission program, which for 2021 entitled him to a variable incentive of up to $175,000 annually based on performance relative to predetermined sales targets.

Specifically, Mr. Fawell was entitled to: (1) 0% of revenue earned if he achieved 0 — 59% of his sales target; (2) 0.21% of revenue earned if he achieved 60 — 99% of his sales target; and (3) 0.25% of revenue earned, if he achieved 100 — 120% of his sales target, representing the maximum possible payout.

•
Stock Option Awards
: Stock options were granted to our named executive officers under Legacy FiscalNote’s 2013 Equity Incentive Plan, as amended, to incentivize long-term value creation for shareholders and retain executives through multi-year time-based vesting provisions or performance conditions. In 2021, these grants consisted of: (1) performance-based options awarded in February 2021, which vest in three equal tranches based on Legacy FiscalNote’s achievement of a price per share of stock of $14.25, $17.75 and $21.25, respectively; and (2) options granted to certain executives in July 2021 based on Mercer’s analysis of executives’ current equity ownership levels relative to comparable companies, which are subject to time-based vesting conditions. See the “Equity Awards” column in the 2021 Summary Compensation Table for the grant date fair value of options awarded to our named executive officers in 2021 and see the “Outstanding Equity Awards at 2021 Fiscal
Year-End”
table for additional information about such equity awards and the vesting provisions applicable thereto.

•	One-Time Transaction-Related Grants

•
In May 2021, the Compensation Committee recommended and the Board approved one-time
performance-based stock option grants to the Chief Executive Officer that vest as follows: (a) a portion of the options vest based on the company’s achievement of a $7.26 price per share of common stock either upon the initial listing of the company’s common stock or upon a change in control transaction; and (b) the remaining options vest based on the company’s achievement of a $30.00 price per share of common stock for 90 consecutive days or upon a change in control transaction.

•
In December 2021, the Compensation Committee recommended and the Board approved one-time
transaction-related equity grants to members of senior leadership other than the CEO. The grants were recommended in light of the Compensation Committee’s evaluation with Mercer of the company’s existing executive compensation arrangements, market practice among comparable pre-IPO
companies, executive share ownership levels at comparable companies, and other relevant factors. The grants consisted of restricted stock units and stock options, which vest only upon both (a) the successful completion of the company’s public listing and (b) the satisfaction of subsequent time-based vesting conditions.

See the “Outstanding Equity Awards at 2021 Fiscal
Year-End”
table for additional information about such equity awards and the vesting provisions applicable thereto.

•
Benefits and Perquisites
: Commencing in June 2021, we offered our Chief Executive Officer a monthly rental benefit stipend in light of his business need to maintain a presence in New York City and Washington, D.C., which was discontinued as of August 1, 2002. Otherwise, our executive officers participate in the company’s benefits programs available to employees generally. We maintain a 401(k) plan for employees to encourage employees to save some portion of their cash compensation for their retirement. In 2021, Legacy FiscalNote matched 100% of each employee’s first 3% contribution, and 50% on the next 2%. Employees are eligible to participate in our 401(k) plan the first of the month following their 90th day of employment, and our retirement contributions are vested immediately. We also offer our employees a suite of medical, dental, vision, and life insurance options and similar benefits, in which our named executive officers may elect to participate on the same terms as other employees.

2021 Summary Compensation Table
The following table presents information regarding the compensation earned by Legacy FiscalNote’s named executive officers in respect of the 2021 and 2020 fiscal years.

Name and principal position	Year	Salary ($)	Bonus($)	Equity awards ($)(2)	Non-equity incentive plan compensation ($)(3)	All other compensation ($)(4)	Total($)
Timothy Hwang	2021	$250,000	$269,500	$1,751,470	$75,000	$157,526	$2,503,496
Chief Executive Officer & Co-Founder	2020	$250,000	$66,667	$278,950	$—	$13,248	$608,865
Josh Resnik	2021	$302,250	$—	$887,682	$57,772	$40,269	$1,287,973
Senior Vice President, General Counsel & Chief Content Officer (1)	2020	$279,583	$53,891	$140,038	$—	$37,613	$511,126
Reed Fawell	2021	$251,875	$—	$677,035	$229,621	$34,640	$1,193,171
Senior Vice President & Chief Revenue Officer	2020	$235,417	$37,500	$84,023	$127,795	$34,134	$518,869

(1)
Mr. Resnik served as the company’s Senior Vice President, General Counsel & Chief Content Officer throughout 2021 and January 2022. He was promoted to President & Chief Operating Officer in February 2022 and continues to serve as the Company’s General Counsel.

(2)
The amounts in this column represent the aggregate grant-date fair value of stock option and restricted stock unit awards granted to each named executive officer, computed in accordance with FASB ASC Topic 718. See Note 9 to FiscalNote’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by the company in determining the grant-date fair value of the equity awards.

(3)
The amounts reported in this column represent each officer’s short-term incentive earned in respect of the fiscal year, as well as the commission earned by Mr. Fawell under his separate sales commission arrangement.

(4)
The amounts in this column include matching contributions made to each named executive officer under the 401(k) plan and, in the case of Mr. Hwang, the payment of a $123,919 tax gross up on the discretionary bonus paid to him in June 2021.

Employment Agreements
All named executive officers are
employees-at-will.
In connection with joining the company, Legacy FiscalNote entered into a standard offer letter with each of Messrs. Resnik and Fawell, as further described below. As a co-founder
of the company, Mr. Hwang did not receive such an employee offer letter.

•
Pursuant to the terms of his offer letter dated October 6, 2018, Mr. Resnik is entitled to receive an annual base salary, is eligible for a target annual bonus paid in quarterly installments, received a new-hire
grant of stock options subject to time-based vesting, and became eligible to participate in the company’s benefits programs on terms consistent with all employees generally. In October 2021, in connection with its annual review of compensation programs and pay levels, Mr. Resnik’s base salary increased from its prior-year level to $309,000. His annual bonus target of $60,000 (payable quarterly) remained the same. Mr. Resnik’s compensation for 2022 will reflect updated terms in light of his appointment as President & Chief Operating Officer in February 2022.

•
Pursuant to the terms of his offer letter dated April 12, 2018, Mr. Fawell is entitled to receive an annual base salary, is eligible for a target annual bonus paid in quarterly installments, and a discretionary year-end
bonus. Upon joining the company, Mr. Fawell received a grant of stock options subject to time-based vesting and became eligible to participate in the company’s benefits programs on terms consistent with all employees generally. In addition, Mr. Fawell participates in a sales commission program as described above. In October 2021, in connection with its annual review of executive compensation programs and pay levels, Mr. Fawell’s base salary increased from its prior-year level to $257,500. His annual commission target of $175,000 (payable quarterly) remained the same. His discretionary year-end
bonus of $40,000 was made subject to the terms of Legacy FiscalNote’s STI program, and was evaluated and paid out on a quarterly basis
.

In addition, upon joining FiscalNote, each employee, including the company’s executive officers, executes our standard form of Employee Confidentiality and Invention Assignment Agreement, which sets forth customary confidentiality, non-solicitation,
and intellectual property assignment obligations of each employee.
Timothy Hwang
We entered into a new employment agreement with Mr. Hwang that became effective upon the Effective Time as defined in the Business Combination Agreement. The agreement has an initial term of four years and thereafter renews automatically for successive one-year
terms unless either party provides notice of
non-renewal
at least three months prior to then scheduled expiration of the term.
The agreement provides Mr. Hwang with an annual base salary of $425,000 and a discretionary annual bonus based on Executive’s achievement of performance objectives established by the Compensation Committee of our Board of Directors, with such bonus targeted at 75% of Mr. Hwang’s annual base salary.
The agreement provides that we will grant Mr. Hwang restricted stock units and stock options under the 2022 Plan subject to an aggregate number of shares of our common stock that would give Mr. Hwang ownership of shares of our common stock, when combined with Mr. Hwang’s existing ownership of our outstanding common stock as of the Effective Date (for purposes of the foregoing, giving effect to fully vested or unvested equity awards that are subject to time-based vesting only) and assuming issuance of all shares subject to the newly-issued restricted stock units and stock options, 10% of shares of our outstanding common stock on a fully-diluted basis, measured as of the Effective Date. Twenty-five percent of the aggregate shares subject to these awards are structured as stock options, granted as soon as administratively practicable following the Effective Date and vest 25% on each of the first four anniversaries of April 1, 2022, provided Mr. Hwang remains continuously employed by us on each date, except as otherwise provided in the severance provisions of his employment agreement. Seventy-five percent of the aggregate shares subject to these awards will be structured as restricted stock units and granted as two separate awards, subject to an equal number of shares for each award, with the first award being granted as soon as administratively practicable following the Effective Date and the second award being granted in January of 2023. The first award of restricted stock units will vest 1/24th on the first day of each calendar month following April 1, 2022 through April 1, 2024, provided Mr. Hwang remains continuously employed by us on each date, except as otherwise provided in the severance provisions of his employment agreement. The second award of restricted stock units will vest 1/24th on the first day of each calendar month following April 1, 2024 through April 26, 2026, provided Mr. Hwang remains continuously employed by us on each date, except as otherwise provided in the severance provisions of his employment agreement.
In the event Mr. Hwang is terminated without Cause or resigns for Good Reason (in each case, as defined in the agreement), he will be eligible to receive (i) an amount equal to the sum of his annual base salary plus his target annual bonus, (ii) 12 months of accelerated service-based vesting for all unvested equity awards that have a service-based vesting component; and (iii) a full COBRA premium subsidy for 12 months.
In lieu of the foregoing severance benefits, if Mr. Hwang is terminated without Cause or resigns for Good reason within six months prior to or 12 months following a Change in Control (as defined in the agreement), he will be eligible to receive (i) an amount equal to the sum of 1.5 times his annual base salary plus his target annual bonus, (ii) full accelerated service-based vesting for all unvested equity awards that have a service-based vesting component; and (iii) a full COBRA premium subsidy for 18 months.
All severance benefits will be conditional on Mr. Hwang’s execution and non-revocation
of a general release. The severance benefits under his agreement supersede and replace his entitlement to severance under any other program.
Pursuant to the agreement, Mr. Hwang will be subject to indefinite confidentiality and assignment of inventions and intellectual property covenants, and non-solicitation
and
non-competition
covenants during employment and for 12 months following employment.
Josh Resnik
We entered into a new employment agreement with Mr. Resnik that became effective upon the Effective Time as defined in the Business Combination Agreement. The agreement has an initial term of four years and thereafter renews automatically for successive one-year
terms unless either party provides notice of
non-renewal
at least three months prior to then scheduled expiration of the term.
The agreement provides Mr. Resnik with an annual base salary of $400,000 and a discretionary annual bonus based on Executive’s achievement of performance objectives established by the Compensation Committee of the Board of Directors, with such bonus targeted at 50% of Mr. Resnik’s annual base salary.
In the event Mr. Resnik is terminated without Cause or resigns for Good Reason (in each case, as defined in the agreement), he will be eligible to receive (i) an amount equal to the sum of his annual base salary, plus his target annual bonus, (ii) 12 months of accelerated service-based vesting for all unvested equity awards that have a service-based vesting component; and (iii) a full COBRA premium subsidy for 12 months.
In lieu of the foregoing severance benefits, if Mr. Resnik is terminated without Cause or resigns for Good Reason within six months prior to or 12 months following a Change in Control (as defined in the agreement), he will be eligible to receive (i) an amount equal to the sum of 1.5 times his annual base salary, plus his target annual bonus, (ii) full accelerated service-based vesting for all unvested equity awards that have a service-based vesting component; and (iii) a full COBRA premium subsidy for 18 months.
All severance benefits will be conditional on Mr. Resnik’s execution and non-revocation
of a general release. The severance benefits under his agreement supersede and replace his entitlement to severance under any other program.
Pursuant to the agreement, Mr. Resnik is subject to indefinite confidentiality and assignment of inventions and intellectual property covenants, and non-solicitation
and
non-competition
covenants during employment and for 12 months following employment.

Outstanding Equity Awards at 2021 Fiscal
Year-End
The following table presents information regarding the outstanding equity awards held by each named executive officer as of December 31, 2021.

			Option Awards					Stock Awards
Name	Grant date		Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised options (#) unexercisable	Equity incentive plan awards: Number of securities underlying unexercised unearned options (#)	Option exercise price ($)	Option expiration date	Equity incentive plan awards: Number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: Market or payout value of unearned shares, units or other rights that have not vested (#)
Timothy Hwang	6/18/2018	(1)	935,500	—	—	$1.77	6/17/2028	—	—
	7/29/2020	(2)	62,500	187,500	—	$2.89	7/28/2030	—	—
	2/11/2021	(3)	—	—	750,000	$3.22	2/10/2031	—	—
	5/31/2021	(4)	—	—	730,000	$4.30	5/30/2026	—	—
	5/31/2021	(5)	—	—	250,000	$4.30	5/30/2026	—	—
Josh Resnik	5/2/2019	(2)	33,187	11,813	—	$2.65	5/1/2029	—	—
	7/29/2020	(2)	25,000	100,000	—	$2.89	7/28/2030	—	—
	7/29/2021	(2)	—	25,000	—	$7.79	7/28/2031	—	—
	2/11/2021	(3)	—	—	100,000	$3.22	2/10/2031	—	—
	12/23/2021	(6)	—	—	24,338	$9.96	12/22/2021	—	—
	12/23/2021	(7)	—	—	—	—	—	73,013	$727,209	(9)
Reed Fawell	6/18/2018	(8)	40,312	4,688	—	$1.77	6/17/2028	—	—
	5/2/2019	(2)	11,250	8,750	—	$2.65	5/1/2029	—	—
	7/29/2020	(2)	15,000	60,000	—	$2.89	7/28/2030	—	—
	2/11/2021	(3)	—	—	100,000	$3.22	2/10/2031	—	—
	12/23/2021	(6)	—	—	19,800	$9.96	12/22/2021	—	—
	12/23/2021	(7)	—	—	—	—	—	59,400	$591,624	(9)

(1)
Options vest over four years, with the first 25% vesting on the first anniversary of the vesting commencement date and the remainder vesting ratably each month thereafter over the remaining 36 months of the vesting period.

(2)
Options vest over four years, with the first 10% vesting on the first anniversary of the vesting commencement date, an additional 5% vesting in each of quarters
5-8
thereafter, and an additional 8.75% vesting in each of quarters
9-16
thereafter.

(3)	Options vest in three equal tranches upon the company’s achievement of a price per share of stock of $14.25, $17.75 and $21.25, respectively.
(4)
Options vest in connection with the company’s achievement of a $7.26 price per share of common stock either upon the initial listing of the company’s common stock or upon a change in control transaction.

(5)	Options vest in connection with the company’s achievement of a $30.00 price per share of common stock for 90 consecutive days or upon a change in control transaction.
(6)
Options vest upon satisfaction both of (a) the successful completion of the company’s public listing and (b) time-based vesting conditions, with 25% vesting on the first anniversary of the vesting commencement date and in additional 6.25% increments each quarter thereafter.

(7)
Restricted stock units vest upon satisfaction both of (a) the successful completion of the company’s public listing and (b) time-based vesting conditions, with 1/3 vesting on the first anniversary of the vesting commencement date and additional 1/36 increments each month thereafter.

(8)
Such option vests over four years, with the first 25% vesting on the first anniversary of the vesting commencement date and the remainder vesting ratably each month thereafter over the following 36 months.

(9)	Calculated based on a price per share of $9.96, the latest fair value of the company’s common stock determined pursuant to Section 409A of the Internal Revenue Code prior to the grant date.
Potential Payments Upon Termination or Change of Control
All equity awards granted by Legacy FiscalNote (including to its named executive officers) have been granted under the Legacy FiscalNote 2013 Equity Incentive Plan, as amended (the “2013 Plan”), subject to an award agreement applicable thereto as approved by the Board of Directors. The 2013 Equity Incentive Plan provides that upon a merger of Legacy FiscalNote with or into another corporation or other entity or a change in control, the board of directors shall determine the treatment of any outstanding awards, including determining that awards will (1) be assumed or substituted for substantially equivalent awards by the acquiring corporation, (2) be terminated, (3) vest and become exercisable, realizable, or payable, or restrictions applicable thereto will lapse, (4) be exchanged for cash or property, or (5) any combination of the foregoing.
On February 15, 2021, Legacy FiscalNote adopted a Severance Plan (“Severance Plan”). The Severance Plan was adopted to provide Legacy FiscalNote employees with severance benefits in the event of their “involuntary termination of employment,” which is defined as any termination of employment initiated by Legacy FiscalNote as a result of an elimination of the participant’s position either permanently or as a result of a layoff expected to exceed 18 months. Employees terminated for cause are not eligible for Severance Plan benefits. Cause is defined as the employee’s (i) refusal or willful failure to substantially perform his or her duties for FiscalNote; (ii) dishonesty, willful misconduct, misappropriation, breach of fiduciary duty, or fraud with regard to FiscalNote; (iii) conviction of, or plea of no contest with respect to, a felony (other than a traffic violation) or any crime involving, in the sole discretion of FiscalNote, moral turpitude; (iv) improper disclosure of proprietary information or trade secrets of FiscalNote or its business; (v) falsification of any records or documents of FiscalNote; (vi) the employee’s intentional or gross misconduct that injures the business or reputation of FiscalNote; (vii) illegal possession or use of a drug or narcotic on FiscalNote property; or (viii) failure to improve work performance to an acceptable level after the employee is previously warned in writing by FiscalNote about poor performance.
For eligible employees not designated by Legacy FiscalNote as executives, Severance Plan benefits consist of cash severance equal to the sum of two weeks of base salary for each full year of employment with FiscalNote up to five years of employment, plus three weeks of base salary for each full year of employment over five years of employment, up to a maximum of 24 weeks of base salary. Eligible employees designated by FiscalNote as executives receive the same benefits, except there is a minimum benefit of 12 weeks of base salary. All Severance Plan benefits are conditioned on the execution, delivery and non-revocation
of a general release in favor of FiscalNote. Severance Plan benefits are not payable for any participant who is eligible to receive severance benefits under the Change in Control Severance Plan (defined below).
On October 5, 2021, Legacy FiscalNote adopted a Change in Control Severance Plan (“Change in Control Severance Plan”). The Change in Control Severance Plan was adopted to provide select executives with severance benefits if they are terminated by FiscalNote without “cause” or resign for “good reason” (defined below) within 180 days following the occurrence of a change in control of FiscalNote. The Change in Control Severance Plan provides that the Compensation Committee, as administrator, shall designate the FiscalNote employees participating in the plan from time to time.
Current Change in Control Severance Plan participants are entitled to a lump sum cash payment equal to 12 months of their base salary, subject to their execution, delivery and non-revocation
of a general release in favor of FiscalNote.

The consummation of the transactions contemplated by the Business Combination Agreement is excluded from the Change in Control Severance Plan’s change in control definition. The terms “cause” and “good reason” are defined as follows:
“Cause” means a participant’s (i) conviction of, or plea of guilty or nolo contendere to, any crime involving dishonesty or moral turpitude or any felony, (ii) engagement in material dishonesty, willful misconduct or gross negligence in each case in connection with the participant’s position with us or any of our affiliates, (iii) breach of any confidentiality, invention assignment, non-disclosure,
or
non-solicitation
agreement entered into between the participant and us or any of our affiliates, (iv) material violation of a written policy or procedure of us or any of our affiliates that has been provided to the participant causing substantial injury to us or our affiliate, and/or (v) willful refusal to perform the participant’s assigned duties to us or any of our affiliates, following written notice of such and a period of fifteen (15) days to cure. No act or omission shall be considered “willful” if such act or omission was done, or not done, in the reasonable, good-faith belief that such act or omission was in the best interests of us or upon the advice of counsel to us or our affiliates.
“Good Reason” means with respect to any participant, any one of the following that occurs without the consent of the Participant: (i) a material reduction in the participant’s duties, authority, or responsibilities relative to participant’s duties, authority, or responsibilities as in effect immediately prior to such reduction, (ii) a material reduction in the participant’s annual base salary, (iii) a relocation of the participant’s principal workplace by more than 35 miles that increases the participant’s one way commute based on his or her residence as of immediately prior to the time that the relocation is announced by at least 35 miles, or (iv) our material breach of any written compensatory agreement as to which both we (or one of our affiliates) and the participant are parties;
provided, however
, that in each such case, the participant must provide 90 days’ notice of the participant’s intent to resign for Good Reason within 30 days after the participant learns of a potential Good Reason trigger, and the resignation shall be for Good Reason only if the potential Good Reason trigger remains substantially uncured as of the specified date of resignation.
Director Compensation
Legacy FiscalNote’s Board of Directors established a
non-employee
director compensation program reflective of the company’s status as a fast-growing privately held company. Under the program, a director generally received a one-time
grant of restricted stock units (“RSUs”) as follows:

•
The standard director RSU grant covers 25,000 shares of our common stock, and is subject both to (1) the director’s continuing service on the Board, with such condition lapsing as to 50% of the RSUs on the first anniversary of the director’s appointment and an additional 1/24 incrementally each month thereafter and (2) an event condition, which lapses upon the company’s successful completion of a change in control or the public listing of the company’s (or its successor’s) shares occurring within three years of the grant date.

•
In lieu of the standard director RSU grant, Messrs. McChrystal and Nilsson received a grant covering 50,000 shares of common stock, subject to both (1) the director’s continuing service, with such condition lapsing as to 25% of the RSUs in November 2018 and in 1/48th increments each month thereafter and (2) an event condition, which lapses upon the company’s successful completion of a change in control or the public listing of the company’s (or its successor’s) shares occurring within three years of the grant date.

Commencing in 2020, the
non-employee
directors elected to suspend cash retainers, meeting fees or similar forms of cash compensation in light of the
COVID-19
pandemic and associated challenges for the business, but the company continued to reimburse the directors for reasonable expenses incurred in connection with their services.

In connection with going public, the Board implemented a
non-employee
director compensation program more reflective of the company’s status as a newly publicly traded company, including:

•
Equity: Upon joining the Board, each director shall receive a grant of RSUs with an aggregate grant date value of $175,000. Thereafter, each director shall receive an annual grant of RSUs with an aggregate grant date value of $175,000 if re-elected
at our annual meeting of stockholders. The awards shall vest on the one-year
anniversary of the grant date and have such other terms as shall be set forth in a form of award agreement for director restricted stock unit awards to be adopted by the Committee from time to time.

•	Cash: Each director shall receive an annual cash retainer equal to $30,000. In addition, the chair of each standing committee of the Board shall receive an annual committee chair retainer equal to:

(1)
Audit Committee Chair: $25,000; (2) Compensation Committee Chair: $15,000; (3) Governance Committee Chair: $10,000; and (4) M&A Committee Chair: $10,000. There shall be no committee member or meeting attendance fees.

•	Expenses: Each non-employee director also shall receive reimbursement for out-of-pocket and travel expenses incurred in attending Board meetings.
Our Board will review director compensation periodically to ensure that director compensation remains competitive such that FiscalNote is able to recruit and retain qualified directors, taking into account analysis and advice from the Compensation Committee’s independent consultant, our compensation philosophy, the company’s business and compensation objectives, and other relevant factors.
Director Compensation Table
The following table provides information concerning the compensation of each non-employee
director who served on Legacy FiscalNote’s Board of Directors in 2021. Legacy FiscalNote employees did not receive compensation for serving as directors. Accordingly, Messrs. Hwang and Yao did not receive any compensation for their service as directors. Ms. Sedgley and Mr. Compton received a one-time
director RSU award in connection with joining Legacy FiscalNote’s Board in 2021, and Mr. Yiu received such a grant in 2021 in connection with his joining Legacy FiscalNote’s Board in 2020.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)	Total ($)
Timothy Hwang	—	—	—	—
Gerald Yao	—	—	—	—
Michael J. Callahan	—	—	—	—
Key Compton	—	$107,500	—	$107,500
Keith Nilsson	—	—	—	—
Stanley McChrystal	—	—	—	—
Anna Sedgley	—	$107,500	—	$107,500
Brandon Sweeney	—	—	—	—
Conrad Yiu	—	$107,500	—	$107,500

(1)
The amounts in this column represent the aggregate grant-date fair value of RSU awards granted to each director, computed in accordance with FASB ASC Topic 718. See
Note 9 to FiscalNote’s audited consolidated financial statements included elsewhere in this prospectus for a discussion of all assumptions made by the company in determining the grant-date fair value of the equity awards.

The 2022 Long-Term Incentive Plan (“2022 Plan”)
Purpose
The 2022 Plan became effective upon the closing date of the Business Combination and its purpose is intended to (i) attract and retain the best available personnel to ensure our success and accomplish our goals; (ii) incentivize employees, directors and independent contractors with long-term equity-based compensation to align their interests with our shareholders, and (iii) promote the success of our business. As used herein, “Shares” means our Class A Common Stock and such other securities as may become the subject of Awards, or become subject to Awards, pursuant to the 2022 Plan.
Types of Stock Awards
The 2022 Plan permits the grant of incentive stock options,
non-statutory
stock options, stock appreciation rights (“SARs”), restricted stock, restricted stock units (“RSUs”), dividend equivalent rights, other stock-based awards and cash-based awards (all such types of awards, collectively, “Stock Awards”).
Share Reserve
Number of Shares
Subject to adjustments as set forth in the 2022 Plan, the maximum aggregate number of Shares that may be issued under the 2022 Plan will be 20,285,600 shares. Of the 20,285,660 Shares, approximately 4.4 million Shares will be used to satisfy vested Legacy FiscalNote stock options that were converted to FiscalNote stock options in the Business Combination and approximately 5.6 million Shares will be used to satisfy unvested Legacy FiscalNote stock options and RSUs that were converted to unvested FiscalNote stock options and RSUs in the Business Combination. Additionally, the number Shares reserved for issuance under the 2022 Plan will automatically increase on January 1 of each year, beginning on January 1, 2023 and continuing through and including January 1, 2027, by the lesser of (i) 3% the total number of Shares (e.g., each and every class of our common stock) outstanding on the immediately preceding December or (ii) 13,523,734 Shares; provided, however, that our Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of Shares (the “Share Reserve”). The Shares may be authorized, but unissued, or reacquired shares of our Shares or from our treasury shares. Furthermore, subject to adjustments as set forth in the 2022 Plan, in no event will the maximum aggregate number of Shares that may be available for delivery under the 2022 Plan pursuant to incentive stock options exceed the Share Reserve.
Lapsed Awards
The Shares underlying any awards under the 2022 Plan that are forfeited, canceled, settled in cash, or otherwise terminated (other than by exercise) shall be added back to the Share Reserve available for issuance under the 2022 Plan and, to the extent permissible, the Shares that may be issued as incentive stock options.
Eligibility
Employees, directors and independent contractors of us or our affiliates are all eligible to participate in the 2022 Plan. Incentive stock options only may be granted to employees.
Administration
The 2022 Plan is administered by our board of directors or the compensation committee, which committee will be constituted to satisfy applicable laws (the “Committee”). The Committee may, in its sole discretion, delegate all or part of the Committee’s authority and duties to accommodate any changes in applicable law.
Subject to the terms of the 2022 Plan, the Committee has the authority, in its discretion, to (i) designate participants; (ii) determine the type or types of Stock Awards to be granted to each participant under the 2022 Plan; (iii) determine the number of Shares to be covered by (or with respect to which payments, rights, or other matters are to be calculated in connection with) awards under the 2022 Plan; (iv) determine the terms and conditions of any Stock Award under the 2022 Plan; (v) determine whether, to what extent, and under what circumstances Stock Awards under the 2022 Plan may be settled or exercised in cash, Shares, other securities, or other Stock Awards under the 2022 Plan, or terminated, forfeited, canceled or suspended, and the method or methods by which Stock Awards under the 2022 Plan may be settled, exercised, terminated, forfeited, canceled or suspended; (vi) determine whether, to what extent, and under what circumstances cash, Shares, other securities, other awards under the 2022 Plan and other amounts payable with respect to an award under the 2022 Plan shall be deferred either automatically or at the election of the holder thereof or of the Committee; (vii) interpret and administer the 2022 Plan and any instrument or agreement relating to, or Stock Awards made under, the 2022 Plan; (viii) establish, amend, suspend or waive such rules and guidelines; (ix) appoint such agents as it shall deem appropriate for the proper administration of the 2022 Plan; (x) make any other determination and take any other action that the Committee deems necessary or desirable for the administration of the 2022 Plan; and (xi) correct any defect, supply any omission, or reconcile any inconsistency in the 2022 Plan or any Stock Award thereunder in the manner and to the extent it deems desirable. Without limiting the foregoing, the Committee has the discretion to interpret or construe ambiguous, unclear or implied (but omitted) terms as it deems to be appropriate in its sole discretion and to make any findings of fact needed in the administration of the 2022 Plan or Stock Award agreements.
Stock Options
Each stock option will be designated in the Stock Award agreement as either an incentive stock option (which is entitled to potentially favorable tax treatment for the option holder) or a non-statutory
stock option. However, notwithstanding such designation, to the extent that the aggregate fair market value of the Shares with respect to which incentive stock options are exercisable for the first time by the participant during any calendar year exceeds $100,000, such stock options will be treated as non-statutory
stock options. Incentive stock options may only be granted to employees.
The Stock Award agreement will state the term of each stock option. The term will be ten (10) years from the date of grant or such shorter term as may be provided in the Stock Award agreement. In the case of an incentive stock option granted to a participant who owns stock representing more than 10% of the total combined voting power of all classes of our stock or the stock of any of our affiliates, the term of the incentive stock option will be five years from the date of grant or such shorter term as may be provided in the Stock Award agreement. In determining the vesting schedule for an option award, the Committee may impose whatever vesting conditions it determines to be appropriate.
The per share exercise price for the Shares to be issued pursuant to exercise of a stock option will be determined by the Committee, subject to the following: in the case of an incentive stock option (i) granted to an employee who, at the time the incentive stock option is granted, owns stock representing more than 10% of the voting power of all classes of our stock or the stock of any of our affiliates, the per share exercise price will be no less than 110% of the fair market value per share on the date of grant; and (ii) granted to any other employee, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. In the case of a non-statutory
stock option, the per share exercise price will be no less than 100% of the fair market value per share on the date of grant. Notwithstanding the foregoing, stock options may be granted with a per share exercise price of less than 100% of the fair market value per share on the date of grant if such option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424 of the Code or Treasury Regulation
Section 1.409A-1(b)(5)(v)(D).
At the time a stock option is granted, the Committee will fix the period within which the stock option may be exercised and will determine any conditions that must be satisfied before the stock option may be exercised. The Committee will also determine the acceptable form of consideration for exercising a stock option, including the method of payment. In the case of an incentive stock option, the Committee will determine the acceptable form of consideration at the time of grant.
If a participant ceases to be a service provider other than for “Cause” (as defined in the Stock Award agreement), the participant may exercise his or her stock option within such period of time as is specified in the Stock Award agreement to the extent that the stock option is vested on the date of termination (but in no event later than the expiration of the term of such stock option). In the absence of a specified time in the Stock Award agreement (or a severance agreement, employment agreement, service agreement, or severance plan), to the extent vested as of a participant’s termination, the stock option will remain exercisable for 12 months following a termination of continuous service for death or disability (as determined by the Committee), and 90 days following a termination of continuous service for any other reason except for a “Cause” termination. Any outstanding stock option (including any vested portion thereof) held by a participant will immediately terminate in its entirety effective upon the participant being first notified of his or her termination for Cause, or when Cause first existed if earlier, and the participant will be prohibited from exercising his or her stock option from and after the date of such termination. If there is a blackout period that prohibits buying or selling shares during any part of the
10-day
period before an option expires, the option exercise period shall be extended until 10 days beyond the end of the blackout period (but no later than the maximum term of the option.
Stock Appreciation Rights (SARs)
The Committee will determine the terms and conditions of each SAR, provided that the grant price for each SAR will be no less than 100% of the fair market value of the underlying Shares on the date of grant (except that, if a SAR is granted in tandem with an option, the grant price of the SAR shall not be less than the exercise price of such option). Upon exercise of a SAR, a participant generally will receive payment from us (in the form of shares, cash, or such other form as the Committee shall determine) in an amount determined by multiplying the difference between the fair market value of a share on the date of exercise over the grant price by the number of Shares with respect to which the SAR is exercised. SARs are exercisable at the times and on the terms established by the Committee. The term of each SAR shall not exceed 10 years from the date of grant. In determining the vesting schedule for an award of SARs, the Committee may impose whatever vesting conditions it determines to be appropriate.
Restricted Stock and RSUs
Restricted stock awards are grants of Shares that are subject to various restrictions, including restrictions on transferability and forfeiture provisions. Shares of restricted stock will vest and the restrictions on such Shares will lapse in accordance with terms and conditions established by the Committee. Each RSU is a bookkeeping entry representing an amount equal to the fair market value of one Share. Upon meeting the applicable vesting criteria, the participant will be entitled to receive a payout for his or her earned RSUs as determined by the Committee in the form of cash or shares.
In determining the vesting schedule for restricted stock or RSUs, the Committee may impose whatever vesting conditions it determines to be appropriate.
Shares of restricted stock and RSUs shall be subject to such restrictions as the Committee may establish in the applicable Stock Award agreement (including, without limitation, any limitation on the right to vote a share of restricted stock or the right to receive any dividend or other right), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. Prior to the issuance of Shares or restricted stock pursuant to an Stock Award under the 2022 Plan, a participant shall not have the right to vote or to receive dividends or any other rights as a stockholder with respect to the shares of our common stock underlying the Stock Award (unless otherwise provided in the Stock Award agreement for restricted shares).
Other Stock-Based Awards
The Committee is authorized to grant to participants such other Stock Awards under the 2022 Plan that are denominated or payable in, valued in whole or in part by reference to, or otherwise based on or related to, our Shares (including, without limitation, securities convertible into such Shares), as are deemed by the Committee to be consistent with the purposes of the 2022 Plan, provided, however, that such grants must comply with applicable law. Subject to the terms of the 2022 Plan and any applicable Stock Award agreement, the Committee shall determine the terms and conditions of such Stock Awards under the 2022 Plan. In determining the vesting schedule for other stock-based awards, the Committee may impose whatever vesting conditions it determines to be appropriate.
Leaves of Absence/Transfer Between Locations
A participant will not cease to be an employee or consultant in the case of  (i) any company-approved sick leave; (ii) military leave; (iii) any other bona fide leave of absence approved by the company, provided that, if an employee is holding an incentive stock option and such leave exceeds three months then, for purposes of incentive stock option status only, such employee’s service as an employee shall be deemed terminated on the first day following such three-month period and the incentive stock option shall thereafter automatically become a non-qualified
stock option in accordance with applicable laws, unless reemployment upon the expiration of such leave is guaranteed by contract or statute, or unless provided otherwise pursuant to a written company policy. Also, a participant’s continuous service as an employee or consultant shall not be considered interrupted or terminated in the case of a transfer between locations of the company or between the company, its parents, subsidiaries or affiliates, or their respective successors, or a change in status from an employee to a consultant or director or from a consultant or director to an employee.
Nontransferability of Stock Awards
Unless determined otherwise by the Committee, a Stock Award and rights under a Stock Award may not be sold, assigned, transferred, or otherwise encumbered or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the participant, only by the participant or, if permissible under applicable law, by the participant’s guardian or legal representative; provided, that the Committee may determine that a participant may, in a manner established by the Committee, designate a beneficiary or beneficiaries to exercise the participant’s rights with respect to any Stock Award on the death of the participant.
Clawback/Recovery
Notwithstanding any provisions to the contrary under the 2022 Plan, a Stock Award granted under the 2022 Plan will be subject to any clawback policy as may be established and/or amended from time to time by us.
Adjustment
In the event of reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in our capital stock, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other of our securities, or additional shares or new or different shares or other securities of ours or other non-cash
assets are distributed with respect to such shares of stock or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of our assets , the outstanding Shares are converted into or exchanged for our securities or any successor entity (or a parent or subsidiary thereof), the Committee, in order to prevent dilution, diminution or enlargement of the benefits or potential benefits intended to be made available under the 2022 Plan, will, in such manner as it may deem equitable, adjust the number, kind and class of securities that may be delivered under the 2022 Plan, the number, class, kind and price of securities covered by each outstanding Stock Award, the repurchase or exercise prices (as applicable) of such Stock Awards, and other value determinations applicable to outstanding Stock Awards.
Corporate Transaction
In the event of  (i) a transfer of all or substantially all of our assets on a consolidated basis to an unrelated person or entity, (ii) a merger or consolidation with any other entity unless: (a) our voting securities outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) 50% or more of the combined voting power of our voting securities or such surviving entity outstanding immediately after such merger or consolidation; and (b) no Person becomes the Beneficial Owner (as defined in the Securities Exchange Act of 1934, as amended), directly or indirectly, of our securities of the representing 50% or more of the combined voting power of the Company’s then outstanding securities, (iii) a transaction pursuant to which any person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities; provided that the foregoing shall exclude any bona fide sale of securities of the Company by the Company to one or more third parties for purposes of raising capital, or (iv) our stockholders approving a plan or proposal for our liquidation or dissolution of , each outstanding Stock Award (vested or unvested) may be assumed or a substantially equivalent Stock Award may be substituted by the surviving or successor entity or a parent or subsidiary of such successor company, upon consummation of the transaction, with an appropriate adjustment as to the number and kind of shares and, as applicable, the per share exercise prices, as agreed to by the parties. If such assumption, continuation or substitution does not occur, the Committee may in its sole and absolute discretion and authority to, among other actions, accelerate vesting of some or all Stock Awards and/or provide that repurchase rights of the company with respect to shares issued pursuant to an Stock Award shall lapse; arrange or otherwise provide for the payment of cash or other consideration to participants in exchange for the satisfaction and cancellation of some or all outstanding Stock Awards; terminate all or some Stock Awards upon the consummation of the transaction without payment of any consideration, subject to applicable notice requirements; or make such other modifications, adjustments or amendments to outstanding Stock Awards or the 2022 Plan as the Committee deems necessary or appropriate.
Amendment, Termination and Duration of the 2022 Plan
The 2022 Plan will continue in effect for a term of 10 years measured from the date of its approval by the board of directors, unless terminated earlier under the terms of the 2022 Plan. The Committee may at any time amend, alter, suspend, discontinue or terminate the 2022 Plan.
2022 Employee Stock Purchase Plan (the “ESPP”)
Purpose
The ESPP became effective upon the closing of the Business Combination and its purpose is to provide a means by which our eligible employees and certain designated companies may be given an opportunity to purchase shares of our Class A Common Stock following the closing of the Business Combination, to assist us in retaining the services of eligible employees, to secure and retain the services of new employees and to provide incentives for such persons to exert maximum efforts for our success.
The ESPP includes two components: a 423 Component and a
Non-423
Component. We intend that options issued under the 423 Component will qualify as options issued under an “employee stock purchase plan” as that term is defined in Section 423(b) of the Code. Except as otherwise provided in the ESPP or determined by the Board, the
Non-423
Component will operate and be administered in the same manner as the 423 Component.
Share Reserve
The maximum number of shares of our Class A Common Stock that initially may be issued under the ESPP is 3,267,760 shares. Additionally, the number of shares of our Class A Common Stock reserved for issuance under the ESPP will automatically increase on January 1 of each year, beginning on January 1, 2023 and continuing through and including January 1, 2027, by lesser of (i) 1% of the total number of shares of our capital stock (e.g., each and every class of our common stock ) outstanding on the immediately preceding December 31, or (ii) 3,267,760 shares of our Class A Common Stock; provided, however, that our Board may act prior to January 1st of a given year to provide that the increase for such year will be a lesser number of shares of our Class A Common Stock. Shares subject to purchase rights granted under the ESPP that terminate without having been exercised in full will again become available for issuance under the ESPP.

Administration
The Board, or a duly authorized committee thereof, will administer the ESPP.
Limitations
Our employees, and the employees of any of its designated affiliates, will be eligible to participate in the ESPP, provided that they may have to satisfy one or more of the following service requirements before participating in the ESPP, as determined by the administrator: (1) customary employment with us or one of our affiliates for more than 20 hours per week and for five or more months per calendar year or (2) continuous employment with us or one of our affiliates for a minimum period of time, not to exceed two years, prior to the first date of an offering. In addition, our Board may also exclude from participation in the ESPP or any offering, employees who are “highly compensated employee” (within the meaning of Section 423(b)(4)(D) of the Code) or a subset of such highly compensated employees. If the ESPP Proposal is approved by the shareholders, and assuming the Board does not adopt any restrictions, all of our U.S. employees (within the meaning of Section 3401(c) of the Code and without respect to any waiting periods) will be eligible to participate in the ESPP. An employee may not be granted rights to purchase stock under the ESPP (a) if such employee immediately after the grant would own stock possessing 5% or more of the total combined voting power or value of all classes of our stock or (b) to the extent that such rights would accrue at a rate that, when aggregated, exceeds $25,000 worth of our shares of Class A Common Stock for each calendar year that the rights remain outstanding.
The administrator may specify offerings with a duration of not more than 27 months and may specify one or more shorter purchase periods within each offering. Each offering will have one or more purchase dates on which shares of our Class A Common Stock will be purchased for the employees who are participating in the offering. The administrator, in its discretion, will determine the terms of offerings under the ESPP. The administrator has the discretion to structure an offering so that if the fair market value of a share of our Class A Common Stock on the first trading day of a new purchase period is less than or equal to the fair market value of a share of our Class A Common Stock on the first day of the offering period, then that offering will terminate immediately as of the first trading day, and the participants in such terminated offering will be automatically enrolled in a new offering that begins immediately on the first trading day of such new purchase period.
A participant may not transfer purchase rights under the ESPP other than by will, the laws of descent and distribution, or as otherwise provided under the ESPP (e.g., if permitted by us, a beneficiary designation).
Payroll Deductions; Purchase Price
The ESPP permits participants to purchase shares of our Class A Common Stock through payroll deductions of up to 15% of their compensation (or such lesser percentage determined by the Board prior to the commencement of an offering). Unless otherwise determined by the administrator, the purchase price per share will be at least 85% of the lower of the fair market value of a share of our Class A Common Stock on the first day of an offering or on the date of purchase.
Withdrawal
Participants may withdraw from an offering by delivering a withdrawal form to us and terminating their contributions. Such withdrawal may be elected at any time prior to the end of an offering, except as otherwise provided by the administrator. Upon such withdrawal, we will distribute to the employee such employee’s accumulated but unused contributions without interest or earnings (unless otherwise required by applicable law), and such employee’s right to participate in that offering will terminate. However, an employee’s withdrawal from an offering does not affect such employee’s eligibility to participate in any other offerings under the ESPP.
Termination of Employment
A participant’s rights under any offering under the ESPP will terminate immediately if the participant either (i) is no longer employed by us or any of our parent or subsidiary companies (subject to any post-employment participation period required by law) or (ii) is otherwise no longer eligible to participate. In such event, we will distribute to the participant such participant’s accumulated but unused contributions, without interest or earnings (unless required by applicable law).
Corporate Transactions
In the event of certain specified significant corporate transactions, such as a merger or change in control, a successor corporation may assume, continue, or substitute each outstanding purchase right. If the successor corporation does not assume, continue or substitute for the outstanding purchase rights, then the participants’ accumulated contributions will be used to purchase shares of our Class A Common Stock (rounded down to the nearest whole share) within 10 business days prior to the corporate transaction under the outstanding purchase rights, and the participants’ purchase rights will terminate immediately thereafter.
Amendment and Termination
The Board has the authority to amend, suspend or terminate the ESPP, at any time and for any reason, provided certain types of amendments will require the approval of our shareholders. Any benefits, privileges, entitlements and obligations under any outstanding purchase rights granted before an amendment, suspension or termination of the ESPP will not be materially impaired by any such amendment, suspension or termination except (i) with the consent of the person to whom such purchase rights were granted, (ii) as necessary to comply with any laws, listing requirements or governmental regulations or (iii) as necessary to obtain or maintain favorable tax, listing or regulatory treatment. The ESPP will remain in effect until terminated by the Board in accordance with the terms of the ESPP.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS
Certain Relationships and Related Person Transactions - FiscalNote
The following includes a summary of transactions since January 1, 2020 to which we or Legacy FiscalNote have been a party in which the amount involved exceeded or will exceed $120,000, and in which any of our directors, executive officers or, to our knowledge, beneficial owners of more than 5% of our capital stock or any member of the immediate family of any of the foregoing persons had or will have a direct or indirect material interest, other than transactions that are described under the section “
Executive Compensation
.” We also describe below certain other transactions with our directors, executive officers and stockholders.
Subordinated Convertible Promissory Notes
Legacy FiscalNote issued subordinated convertible promissory notes in private placements to accredited investors throughout 2020, including: (1) a note to Skyone Capital Pty Ltd. on February 28, 2020 with an initial principal amount of $990,450; (2) notes to Global Public Offering Master Fund LP on February 25, 2020, May 21, 2020 and August 12, 2020 with initial principal amounts of $250,000, $250,000 and $100,000, respectively, and (3) Project Moon, A Series of GPO Fund Series Select, LLC on August 12, 2020 with an initial principal amount of $150,000. Conrad Yiu, one of our directors, is director of Skyone Capital Pty Ltd., which entity is the trustee of funds affiliated with and/or managed by AS1 Growth Partners where Mr. Yiu serves as partner. Key Compton, a one of our directors, is a managing director of Urgent International Inc., which is (i) the owner and operator of the Global Public Offering Master Fund LP and its affiliated entities and (ii) the investment advisor for Project Moon, A Series of GPO Fund Series Select, LLC. The notes issued to Skyone Capital Pty Ltd., Global Public Offering Master Fund LP, and Project Moon, A Series of GPO Funds Series Select, LLC each accrue interest payable in kind at a rate of 15% per annum and are scheduled to mature on November 30, 2025. Prior to maturity, each note converted automatically into shares of our Class A Common Stock in connection with the consummation of the Business Combination. Please refer to Note 8 to the Audited Consolidated Financial Statements of Legacy FiscalNote for additional information regarding the convertible notes.
On May 13, 2022, Legacy FiscalNote received a letter from GPO FN Noteholder LLC (the “Disputing Lender”) disputing such lender’s pro forma beneficial ownership set forth in Amendment No. 4 to this registration statement. The terms governing Legacy FiscalNote’s indebtedness with the Disputing Lender provide that, in connection with various qualifying transactions, including, in our view, the Business Combination, and following a $50 million repayment, the remainder of such indebtedness can be converted at our option into our Class A Common Stock based upon a conversion price equal to the lower of the offering price per share in the Business Combination, or a valuation cap-based
price. Shares of Legacy FiscalNote Class A Common Stock issued in connection with such conversion would be issued prior to the Business Combination and then exchanged immediately for approximately 7,633,901 shares of our Class A Common Stock in connection with the Business Combination. In connection with such a conversion and the Business Combination, the Disputing Lender currently claims that as a result of the partial conversion of the indebtedness in connection with the Closing, it would be owed additional shares of our Class A Common Stock (the “Disputed Shares”), representing an approximate 4.3% economic and 1.9% voting additional interest in FiscalNote. Dilution from shares issued upon conversion of the indebtedness prior to the Business Combination will be borne exclusively by holders of Legacy FiscalNote’s equity securities. However, to the extent any Disputed Shares are issued following the Business Combination, related dilution will be borne by all holders of our equity securities. We have considered the Disputed Lender’s claim in the letter and do not believe the claim is supported by the terms of the indebtedness. As a result, we intend to vigorously defend our position on the number of Disputed Shares. However, because discussions are in the preliminary stages, the ultimate resolution as to whether none, a portion or all of the Disputed Shares will be issued is not determinable at this time.

Urgent International Consulting Agreement
On February 21, 2020, FiscalNote, Inc. entered into a Services Agreement with Urgent International Inc., the owner and operator of Global Public Offering Master Fund LP and various related entities, in connection with Global Public Offering Master Fund LP’s investment in Legacy FiscalNote’s subordinated convertible promissory notes as described above. Key Compton, one of our directors, is a managing director of Urgent International, Inc. Pursuant to the Services Agreement, Urgent International Inc. agreed to provide support for Legacy FiscalNote’s evaluation of certain potential capital raising activities. Legacy FiscalNote agreed to pay a $16,000 monthly engagement fee, a mutually agreeable performance bonus based upon the achievement of milestones to be identified in 2020, and reimbursement for pre-approved
out-of-pocket
expenses. The Services Agreement was terminated in April 2021.
The Economist Group Seller Note & Equity Sale
On December 29, 2020, The Economist Group (“TEG”), Legacy FiscalNote, FN SPV Holdings Pty Ltd (“FN SPV”) and GPO FN Noteholder LLC entered into various agreements to effect TEG’s divestiture of its financial holdings in Legacy FiscalNote. Keith Nilsson, a director of FiscalNote, is managing director of Xplorer Capital Fund III L.P. and XC FiscalNote - A LLC, which own 12.94% and 28.03%, respectively, of the outstanding equity interests of FN SPV. Conrad Yiu, one of our directors, is director of Skyone Capital Pty Ltd., an affiliated entity of AS1 Growth Partners, which owns 8.63% of FN SPV. Key Compton, one of our directors, is director of Urgent International Inc., the owner and operator of Global Public Offering Master Fund LP, which owns 5.77% of FN SPV. Mr. Compton also is a managing director of Urgent International Inc., the owner and operator of Urgent Capital LLC, which has a profits interest in GPO FN Noteholder LLC. In such transactions, FN SPV purchased 9,385,200 shares of Series E Preferred Stock of Legacy FiscalNote from TEG for approximately $23.0 million. In consideration for facilitating the transaction, Legacy FiscalNote received a right to 5% of any gains realized by FN SPV upon liquidation of such shares. In addition, GPO FN Noteholder LLC purchased a subordinated promissory note from TEG with a balance of approximately $78.4 million (including principal and accrued interest paid-in-kind)
for approximately $49.0 million, and certain terms of the note were amended in connection with the sale. The Company did not receive any payment in either transaction. Please refer to Note 8 to the Audited Consolidated Financial Statements of Legacy FiscalNote for additional information regarding these transactions.
Ozmen Note
On July 3, 2019, Legacy FiscalNote issued a Subordinated Convertible Promissory note in the principal amount of $4,000,000 and bearing interest at a rate of 15% per annum over five years (the “Ozmen Note”) to Ozmen Ventures FN LLC, now known as 8090 FN LLC (“Ozmen”). Concurrently with the issuance of the Ozmen Note, Tim Hwang and the Timothy T. Hwang Revocable Trust (the “Hwang Trust”) entered into a binding term sheet (the “Term Sheet”) with Ozmen pursuant to which the Hwang Trust agreed to purchase the Ozmen Note from Ozmen on the one-year
anniversary of the issuance date of the Ozmen Note in exchange for (i) $4,000,000 in immediately available funds and (ii) $4,000,000 in the form of shares of the then senior-most class and series of capital stock of FiscalNote, which would be generated from an immediate conversion of the Ozmen Note by the Hwang Trust.
On March 1, 2021, pursuant to a Letter Agreement, by and among Ozmen, Mr. Hwang, the Hwang Trust and Legacy FiscalNote, the parties agreed to amend the Ozmen Note to, among other things, (i) reduce the interest rate from 15% to 1% and (ii) waive all accrued interest under the Ozmen Note through, but not including, the effective date of the Letter Agreement in exchange for the issuance to Ozmen by Legacy FiscalNote of 549,484 shares of Series F Preferred Stock of FiscalNote. In addition, pursuant to the Letter Agreement, Mr. Hwang, the Hwang Trust and Ozmen agreed to terminate the Term Sheet.

FrontierView Convertible Notes
Concurrent with, and in order to finance, the acquisition of FrontierView, DSAC entered into a $15.0 million convertible note with XC
FiscalNote-B,
LLC and a $3.0 million convertible note with Skyone Capital Pty Limited (collectively the “FrontierView Convertible Notes”). Keith Nilsson, one of our directors, is managing director of XC
FiscalNote-B,
LLC, with voting and disposition power over securities held by such entity, and Conrad Yiu, one of our directors, is a director of Skyone Capital Pty Limited, with voting and disposition power over securities held by such entity. The FrontierView Convertible Notes are subordinate to the Senior Term Loan and the GPO Note, accrue no interest, do not provide for voluntary prepayment, mature at 150% of the principal amount in the event the conversion events have not occurred by September 30, 2024, and provide for automatic conversion as defined within the agreement at 150% of the principal amount based on a $1.0 billion conversion cap, subject to potential adjustment above 150% if and to the extent necessary to take into account dilution from conversion of the GPO Note (such that the holders receive a return of no less than 150% on the conversion of the FrontierView Convertible Notes).
Certain Relationships and Related Person Transactions - DSAC
On August 31, 2020, DSAC’s Sponsor purchased an aggregate of 5,031,250 Founder Shares in exchange for a capital contribution of $25,000, or approximately $0.005 per share.
DSAC’s Sponsor purchased an aggregate of 5,500,000 private placement warrants in connection with DSAC’s initial public offering, at a price of $1.00 per warrant, or $5,500,000 in the aggregate. Each private placement warrant entitles the holder to purchase one Class A ordinary share at $11.50 per share. The private placement warrants (including the Class A ordinary shares issuable upon exercise of the private placement warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold until 30 days after the completion of the Business Combination.
As of June 30, 2022, DSAC had a payable of $0.3 million due to an affiliate of the Sponsor, resulting from the affiliate paying certain costs on behalf of DSAC.
As of December 31, 2020, DSAC had $0.4 million due from an affiliate of the Sponsor, consisting of the net proceeds from the consummation of the IPO and the Private Placement held in the bank account of an affiliate of the Sponsor that was settled with the affiliate of our sponsor in March 2021.
On August 28, 2020, the Sponsor agreed to loan DSAC up to $250,000 to be used for the payment of costs related to the IPO pursuant to a promissory note (the “Note”). The Note is non-interest
bearing, unsecured and due upon the closing of the IPO. As of December 31, 2020, DSAC borrowed approximately $176,000 under the Note. DSAC repaid the Note on March 31, 2021.
DSAC’s officers and directors are entitled to reimbursement for any out-of-pocket
expenses incurred in connection with activities on DSAC’s behalf such as identifying potential target businesses and performing due diligence on suitable business combinations.
On October 18, 2021, DSAC and the Sponsor entered into a warrant purchase agreement whereby the Sponsor agreed to purchase an aggregate of 1,500,000 warrants for an aggregate purchase price of $1.5 million, with each warrant entitling the holder to purchase one DSAC Class A ordinary share at an exercise price of $11.50 per share. The proceeds of the issuance were used for DSAC’s working capital purposes.
In connection with the execution of the Business Combination Agreement, the Sponsor and other affiliates of DSAC entered into a number of agreements with DSAC. See “
Ancillary Agreements Related to the Business Combination.
”

Ancillary Agreements Related to the Business Combination
Sponsor Agreement
Concurrently with the execution of the Business Combination Agreement, DSAC, the Sponsor, Legacy FiscalNote and certain other persons party thereto entered into a sponsor letter agreement (the “Sponsor Agreement”), pursuant to which the Sponsor agreed to, among other things, (i) not to redeem any ordinary shares in DSAC owned by it in connection with the Business Combination, (ii) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and (ii) waive any adjustment to the conversion ratio set forth in DSAC’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of DSAC held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement.
In addition, the Sponsor agreed that (i) all equity interests of DSAC held by the Sponsor immediately after the Effective Time (the “Restricted Securities”) will be subject to a lockup of 180 days from the Effective Time and (ii) 50% of each type of the Restricted Securities held by the Sponsor will be subject to a lockup during the period from the date that is 180 days following the Closing Date of the Business Combination and ending on the first anniversary of the Closing Date of the Business Combination, in each case, except to the Permitted Transferees as defined in the Sponsor Agreement.
Voting and Support Agreements
Concurrently with the execution of the Business Combination Agreement, certain stockholders of Legacy FiscalNote (collectively, the “Voting Stockholders”) entered into voting and support agreements (collectively, the “Support Agreements”) with DSAC and Legacy FiscalNote, pursuant to which the Voting Stockholders agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) a lockup of all equity interests of Legacy FiscalNote held by such Voting Stockholder immediately after the Effective Time for a period of 180 days from the Effective Time (or 12 months, in the case of the
Co-Founders)
and (iii) be bound by certain other covenants and agreements related to the Business Combination. The agreements were terminated upon the Closing.
Registration Rights Agreement
In connection with the Closing of the Business Combination, on the Closing Date we entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) with certain DSAC stockholders (including the Sponsor) and certain Legacy FiscalNote members (such stockholders, the “Holders”), pursuant to which, among other things, the Holders are entitled to certain registration rights in respect of the registrable securities under the Registration Rights Agreement. The Registration Rights Agreement also provides the Holders with “piggy-back” registration rights, subject to certain requirements and customary conditions.
Indemnification Agreements
On the Closing Date, we entered into indemnification agreements with each of our directors and executive officers.
Each indemnification agreement provides for indemnification and advancements of certain expenses and costs relating to claims, suits or proceedings arising from each of our director or executive officer’s service to the Company, or, at our request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.
Backstop Agreement
In connection with the execution of the Business Combination Agreement, DSAC and certain investment funds affiliated to the Sponsor, including Maso Capital Investments Limited, Blackwell Partners LLC — Series A, and

Star V Partners LLC (collectively, the “Backstop Parties”) entered that certain Backstop Agreement, as amended by the First Amendment to the Backstop Agreement (the “Backstop Agreement”) whereby the Backstop Parties, subject to the other terms and conditions included therein, at the Closing, subscribed for shares of New DSAC Class A common stock in order to fund redemptions by shareholders of DSAC in connection with the Business Combination, in an amount equal to the amount paid out of the Trust Account of DSAC to honor duly exercised redemption rights of up to $175,000,000. The Backstop Parties also received Bonus Shares for each share of New DSAC Class A common stock for which they subscribed pursuant to the Backstop Agreement.
Second Amended and Restated Credit and Guaranty Agreement
On the Closing Date, we entered into that certain second amended and restated credit and guaranty agreement (the “
Credit Agreement
”), with Runway Growth Finance Corp., as administrative agent and collateral agent, the lenders party thereto, and Runway Growth Finance Corp. and Orix Growth Capital LLC, as joint lead arrangers and joint bookrunners, pursuant to which the lenders have made term loans having an aggregate principal balance of $150,000,000. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.
The Credit Agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type. These include covenants limiting Borrower’s, FiscalNote’s and each of their subsidiaries’ ability, subject to certain exceptions and baskets, to, among other things, (i) incur indebtedness, (ii) incur liens on their assets, (iii) enter into any transaction of merger, consolidation or amalgamation, liquidate, wind up or dissolve, or dispose of all or substantially all of their property or business, (iv) dispose of any of their property, or, issue or sell any shares of a subsidiary’s stock, (v) make any payment or prepayment for any subordinated indebtedness, pay any earn-out
payment, seller debt or deferred purchase price payments, or (vi) declare or pay any dividend or make any other distribution.
The Credit Agreement contains certain events of default, including, among others, (i) failure to pay, (ii) breach of representations and warranties, (iii) breach of covenants, subject to any cure periods described therein, and (iv) failure to pay principal or interest on any other material debt. If any event of default occurs and is not cured within applicable grace periods set forth in the Credit Agreement or waived, all loans and other obligations could become due and immediately payable and the facility could be terminated.
Amendment and Restatement Agreement
On the Closing Date, after giving effect to the Closing, we entered into that certain amendment and restatement agreement (the “
Restatement Agreement
”), with Runway Growth Finance Corp., as administrative agent and collateral agent, and the lenders party thereto.
Under the Restatement Agreement, we guaranteed all obligations under the Credit Agreement and granted a security interest on substantially all of its assets, subject to certain customary exceptions.
Related Person Transactions Policy Following the Business Combination
Our Board has adopted a written Policy and Procedures with Respect to Related Person Transactions that sets forth the Company’s policies and procedures regarding the identification, review, consideration and oversight of “related person transactions.” For purposes of the Company’s policy only, a “related person transaction” is a transaction, arrangement or relationship (or any series of similar transactions, arrangements or relationships) in which the Company or any of its subsidiaries are participants involving an amount that exceeds $120,000, in which any “related person” has a material interest.
Transactions involving compensation for services provided to the Company as an employee, consultant or director will not be considered related person transactions under this policy. A “related person” is any executive officer, director, nominee to become a director or a holder of more than 5% of any class of the Company’s voting securities, including any of their immediate family members and affiliates, including entities owned or controlled by such persons.
Under the policy, the related person in question or, in the case of transactions with a holder of more than 5% of any class of the Company’s voting securities, information regarding the proposed related person transaction must be presented to the Company’s audit committee for review.
The Company’s audit committee will approve only those transactions that it determines are in the best interests of the Company and its stockholders.

PRINCIPAL SECURITYHOLDERS
The following table sets forth information known to the Company regarding the beneficial ownership of the Common Stock as of August 2, 2022, by:

•	Each person who is known by the Company to be the beneficial owner of more than five percent (5%) of the outstanding shares of the Common Stock;

•	each executive officer and director of the Company; and

•	all current executive officers and directors of the Company, as a group.
Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days.
The beneficial ownership of our common stock is based on 121,449,403 shares of our Class A Common Stock and 8,290,921 shares of our Class B Common Stock issued and outstanding as of August 2, 2022.
Unless otherwise indicated in the footnotes to the table below, and subject to applicable community property laws, the Company believes that all persons named in the table below have sole voting and investment power with respect to their beneficially owned shares of Common Stock.

	Class A Common Stock	Class B Common Stock	% of Total Common Stock	% of Total Voting Power
Directors and Executive Officers of FiscalNote (1)
Timothy Hwang (2)	2,117,904	7,108,623	7.00%	54.36%
Gerald Yao (3)	34,126	1,182,298	*	9.00%
Michael J. Callahan (4)	89,025	—	*	*
Key Compton (5)	742,521	—	*	*
Stanley McChrystal (6)	130,570	—	*	*
Keith Nilsson (7)	13,709,031	—	10.56%	4.17%
Anna Sedgley (8)	21,019	—	*	*
Brandon Sweeney (9)	89,025	—	*	*
Conrad Yiu (10)	1,482,941	—	1.14%	*
Jon Slabaugh (11)	64,987	—	*	*
Josh Resnik (12)	109,201	—	*	*
Krystal Putman-Garcia (13)	29,154	—	*	*
Reed Fawell (14)	107,496	—	*	*
Vibha Jain Miller	—	—	—	—
Todd Aman (15)	9,272	—	*	*
Vladimir Eidelman (16)	277,385	—	*	*
Manoj Jain (17)	43,106,588	—	29.96%	13.11%
All Directors and Executive Officers of FiscalNote as a Group (17 Individuals)	62,120,245	8,290,921	42.31%	73.59%
5% Beneficial Owners of FiscalNote
Sponsor, Maso Capital Investments Limited, Blackwell Partners LLC – Series A and Star V Partners, LLC (17)	43,106,588	—	29.96%	13.11%
GPO FN Noteholder LLC (18)	7,781,723	—	6.00%	2.37%

*	Less than one percent.
**
Percentage of total voting power represents voting power with respect to all shares of our Class A Common Stock and our Class B Common Stock, as a single class. Each share of our Class B common stock is entitled to 25 votes and each share of our Class A common is be entitled to one vote. For more information about the voting rights of our common stock, see “
Description of Securities
” in this prospectus.

(1)	Unless indicated otherwise, the business address of each of these stockholders is 1201 Pennsylvania Avenue NW, 6th Floor, Washington, D.C. 20004.
(2)
Reflects (i) 7,108,623 shares held by Timothy T. Hwang, as Trustee of the Timothy T. Hwang Revocable Trust, originally dated January 10, 2019 (“Hwang Trust”), over which Mr. Hwang has sole voting and dispositive power; and (ii) 2,117,904 shares over which the Hwang Trust has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days.

(3)
Reflects (i) 1,099,208 shares held by the Gerald Yao Revocable Trust, dated January 10, 2019 (“Yao Trust”), over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power, (ii) 83,090 shares held by the Gerald Yao 2021 GRAT, over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power over the shares, and (iii) 34,126 shares held by the Yao Trust, over which Mr. Yao has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days.

(4)
Reflects (i) 59,350 shares underlying options over which Mr. Callahan has the right to acquire sole voting and dispositive power upon the exercise of options and (ii) 29,675 shares underlying restricted stock units over which Mr. Callahan has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units, each exercisable or vesting as of or within 60 days.

(5)
Reflects (i) 21,019 shares over which Mr. Compton has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days, (ii) 690,637 shares beneficially owned by Global Public Offering Master Fund, L.P. (“GPO Master Fund”) and (iii) 30,865 shares beneficially owned by Urgent Capital LLC (“Urgent Capital”). Global Public Offering Fund GP, LLC (“GPO Fund”) is the general partner of GPO Master Fund. Mr. Compton is a managing director of Urgent International Inc. (“Urgent”), which is the owner and operator of GPO Master Fund and its affiliated entities and the investment advisor for GPO Master Fund and the owner and operator of Urgent Capital. As such, Mr. Compton may be deemed to have voting and dispositive power over the shares held by GPO Master Fund and Urgent Capital. The address for GPO Master Fund and Urgent Capital is c/o Urgent International Inc., 420 Lexington Avenue, Suite 1402, New York, New York 10170.

(6)
Reflects (i) 71,220 shares and (ii) 59,350 shares over which Mr. McChrystal has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.

(7)
Reflects (i) 59,350 shares over which Mr. Nilsson has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days; (ii) 6,345,702 shares beneficially owned by Visionnaire Ventures Fund I, LP (“Visionnaire”); (iii) 2,123,155 shares beneficially owned by Xplorer Capital Fund III L.P. (“Xplorer”); (iv) 2,629,239 shares beneficially owned by XC
FiscalNote-A,
LLC
(“XC-A”);
(v) 2,250,000 shares beneficially owned by XC
FiscalNote-B,
LLC
(“XC-B”);
and (vi) 301,585 shares beneficially owned by Xplorer Capital (“Capital”). Mr. Nilsson is managing partner of Visionnaire and may be deemed to have voting and dispositive power over the shares held by Vissionaire. Mr. Nilsson is managing partner of Xplorer and Capital and may be deemed to have voting and dispositive power over the shares held by Xplorer and Capital. Mr. Nilsson is managing director of
XC-A
abd
XC-B
and may be deemed to have voting and dispositive power over the shares. The address for each of these entities is 1300 El Camino Real, Suite 100, Menlo Park, California 94025.

(8)	Reflects 21,019 shares over which Ms. Sedgley has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days.
(9)
Reflects (i) 59,350 shares underlying options over which Mr. Sweeney has the right to acquire sole voting and dispositive power upon the exercise of options and (ii) 29,675 shares underlying restricted stock units over which Mr. Sweeney has the right to acquire sole voting and dispositive power upon settlement of restricted stock units, each exercisable or vesting as of or within 60 days.

(10)
Reflects (i) 25,965 shares over which Mr. Yiu has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days and (ii) 1,456,976 shares beneficially owned by SkyOne Capital Pty Ltd. (“
SkyOn
e”). Mr. Yiu is a director of SkyOne, which entity is the trustee of funds affiliated with and/or managed by AS1 Growth Partners Pty Ltd where Mr. Yiu serves as a partner, and in such capacity may be deemed to have voting and dispositive power over such shares. The address for SkyOne is Level 16, 88 Phillip Street, Aurora Place, Sydney, NSW 2000, Australia

(11)	Reflects 64,987 shares over which Mr. Slabaugh has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days.
(12)	Reflects 109,201 shares over which Mr. Resnik has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days after.
(13)	Reflects 29,154 shares over which Ms. Putman-Garcia has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days.
(14)	Reflects 107,496 shares over which Mr. Fawell has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days.
(15)	Reflects 9,272 shares over which Mr. Aman has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days.
(16)	Reflects (i) 181,879 shares and (ii) 95,506 shares over which Mr. Eidelman has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days.
(17)
The Sponsor, Maso Capital Investments Limited (“MCIL”), Blackwell Partners LLC — Series A (“BW”) and Star V Partners LLC (“SV”) are the beneficial owners of the shares reported herein. Maso Capital Offshore Limited (“MCOL” is the sole member and manager of the Sponsor and has voting and investment discretion with respect to the common shares held of record by the Sponsor. Maso Capital Partners Limited (“MCPL”) is the investment manager of each of MCIL, BW and SV and has voting and investment discretion with respect to the common shares held of record by those entities. Manoj Jain, Sohit Khurana and Allan Finnerty are the directors of MCOL and Manoj Jain and Sohit Khurana are the directors of MCPL, and may be deemed to have shared voting and dispositive power over the shares. Each such person disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly. Accordingly, all of the shares held by our Sponsor may be deemed to be beneficially held by Maso Capital Offshore Limited. The business address of each of these stockholders is 8/F Printing House, 6 Duddell Street, Hong Kong.

(18)
GPO FN Noteholder LLC is the beneficial owner of the shares reported herein. Stonehill Capital Management LLC (“SCM”) is the manager of GPO FN Noteholder LLC and has voting and investment discretion with respect to the shares held of record by GPO FN Noteholder LLC. SCM disclaims beneficial ownership of such shares. Mr. John Motulsky, Mr. Jonathan Sacks, Mr. Peter Sisitsky, Mr. Michael Thoyer, Mr. Michael Stern and Mr. Samir Arora (collectively, the “Members”) are the managing members of SCM and may be deemed to have shared voting and dispositive power over the shares. The Members disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein. The business address of this stockholder is 320 Park Avenue, 26th Floor, New York, NY 10022.

SELLING SECURITYHOLDERS
This prospectus relates to the resale from time to time by (a) the Selling Stockholders of up to 87,504,863 shares of Class A Common Stock, consisting of (i) up to 5,837,446 shares of Class A Common Stock underlying awards held by affiliates of FiscalNote, (ii) up to 8,290,921 shares of Class A Common Stock issuable upon conversion or transfer of shares of Class B Common Stock held by affiliates of FiscalNote, (iii) up to 23,862,981 shares of Class A Common Stock held by affiliates of FiscalNote, (iv) up to 11,000,000 Private Warrant Shares, (v) up to 3,142,857 Public Warrant Shares, (vi) up to 28,963,731 shares of Class A Common Stock held by the Sponsor and its affiliates and (vii) up to 6,406,927 Earnout Shares (collectively, the “Shares”); and (b) the Selling Warrantholders of up to 7,000,000 Private Warrants. A description of our relationships with certain of the Selling Securityholders and their affiliates is set forth in “
Certain Relationships and Related Person Transactions
.”
Certain of the Selling Securityholders, including the Sponsor and its affiliates, have entered into lock-up
agreements with respect to the Shares and Private Warrants, including the Class A Common Stock issuable upon exercise of the Private Warrants. Certain of the Selling Securityholders are subject to lock-up
agreements that restrict their ability to offer, sell, contract to sell, pledge, grant any option to purchase, make any short sale or otherwise dispose of any of our Class A Common Stock, any options or warrants to purchase any shares of ours Class A Common Stock or any securities convertible into or exchangeable for or that represent the right to receive shares of our Class A Common Stock for 180 days from the merger (or 12 months, in the case of the co-founders),
subject to certain exceptions. All of the Shares sold in this offering will become eligible for sale upon expiration of the applicable lock-up
period or release by competent parties, except for any Shares held by our affiliates as defined in Rule 144 under the Securities Act.
We cannot advise you as to whether the Selling Securityholders will in fact sell any or all of such Shares or Private Warrants. In particular, the Selling Securityholders identified below may have sold, transferred or otherwise disposed of all or a portion of their securities after the date on which they provided us with information regarding their securities in transactions exempt from registration under the Securities Act.
The following table sets forth certain information provided by or on behalf of the Selling Securityholders as of August 2, 2022 concerning the Shares that may be offered from time to time by each Selling Securityholder with this prospectus. See “
Plan of Distribution.
” For the purposes of this following table, we have assumed that the Selling Securityholders will have sold all of the securities covered by this prospectus upon the completion of the offering. The percentage ownership of voting securities in the following table is based on 129,740,324 shares of common stock outstanding as of August 2, 2022, consisting of 121,449,403 shares of our Class A Common Stock and 8,290,921 shares of our Class B Common Stock outstanding as of that date. In connection with a resale of Class B Common Stock, such shares will automatically convert into the same number of shares of our Class A Common Stock.

	Shares Beneficially Owned Prior to this Offering		% of Common Stock	Private Warrants Beneficially Owned Prior to Offering	Number of Shares of Class A Common Stock Being Offered	Private Warrants Offered	Shares Beneficially Owned After the Offered Shares are Sold		% of Common Stock	Private Warrants Beneficially Owned After the Offered Private Warrants are Sold	% of Total Voting Power After this Offering
Name and Address of Beneficial Owner**	Class A	Class B					Class A	Class B
Bradford Allen (1)	25,000	—	*	—	25,000	—	—	—	—	—	—
Duddell Street Holdings Limited (2)	4,325,000	—	3.33%	—	4,325,000	—	—	—	—	—	—
Maso Capital Investment Limited (3)	5,380,241	—	4.07%	1,267,700	5,380,241	1,267,700	—	—	—	—	—
Blackwell Partners LLC — Series A (4)	23,877,020	—	17.31%	4,138,400	23,877,020	4,138,400	—	—	—	—	—
Star V Partners LLC (5)	9,474,327	—	7.12%	1,593,900	9,474,327	1,593,900	—	—	—	—	—
Marc Holtzman (6)	25,000	—	*	—	25,000	—	—	—	—	—	—
Timothy Hwang (7)	2,117,904	7,108,623	7.00%	—	12,488,124	—	—	—	—	—	—
Gerald Yao (8)	34,126	1,182,298	*	—	1,748,789	—	—	—	—	—	—
Michael J. Callahan (9)	89,025	—	*	—	105,186	—	—	—	—	—	—
Key Compton (10)	21,019	—	*	—	35,060	—	—	—	—	—	—
GPO Master Fund (11)	690,637	—	*	—	816,018	—	—	—	—	—	—
Urgent Capital (12)	30,865	—	*	—	36,468	—	—	—	—	—	—
Stanley McChrystal (13)	130,570	—	*	—	154,273	—	—	—	—	—	—
Keith Nilsson (14)	59,350	—	*	—	70,124	—	—	—	—	—	—
Vissionnaire Ventures Fund I, LP (15)	6,345,702	—	4.89%	—	7,497,733	—	—	—	—	—	—
Xplorer Capital Fund III L.P. (16)	2,123,155	—	1.64%	—	2,508,603	—	—	—	—	—	—
XC FiscalNote-A, LLC (17)	2,629,239	—	2.03%	—	3,106,564	—	—	—	—	—	—
XC FiscalNote-B, LLC (18)	2,250,000	—	1.73%	—	2,250,000	—	—	—	—	—	—
Xplorer Capital (19)	301,585	—	*	—	356,336	—	—	—	—	—	—
Anna Sedgley (20)	21,019	—	*	—	35,060	—	—	—	—	—	—
Brandon Sweeney (21)	89,025	—	*	—	105,186	—	—	—	—	—	—
Conrad Yiu (22)	25,965	—	*	—	35,060	—	—	—	—	—	—
SkyOne Capital Pty Ltd. (23)	1,456,976	—	1.12%	—	1,639,787	—	—	—	—	—	—
Jon Slabaugh (24)	64,987	—	*	—	391,710	—	—	—	—	—	—
Josh Resnik (25)	109,201	—	*	—	550,260	—	—	—	—	—	—
Krystal Putman-Garcia (26)	29,154	—	*	—	195,850	—	—	—	—	—	—
Reed Fawell (27)	107,496	—	*	—	447,669	—	—	—	—	—	—
Todd Aman (28)	9,272	—	*	—	35,060	—	—	—	—	—	—
Vlad Eidelman (29)	277,385	—	*	—	580,175	—	—	—	—	—	—
Vibha Jain Miller (30)	—	—	—	—	14,724	—	—	—	—	—	—
GPO FN Noteholder LLC (31)	7,781,723	—	6.00%	—	9,194,456	—	—	—	—	—	—

*	Less than 1%.
**	Unless indicated otherwise, the business address of each of these Selling Securityholders is 1201 Pennsylvania Avenue NW, 6th Floor, Washington, D.C. 20004.
(1)	The address of Bradford Allen is 344 Jasmine, Laguna Beach CA 92651, United States.
(2)
The business address of Duddell Street Holdings Limited (the “Sponsor”) is 6 Duddell Street, Hong Kong. Maso Capital Offshore Limited (“MCOL”) is the sole member and manager of the Sponsor and has voting and investment discretion with respect to the common shares held of record by the Sponsor. Manoj Jain, Sohit Khurana and Allan Finnerty are the directors of MCOL, and may be deemed to have shared voting and dispositive power over the shares. Accordingly, all of the shares held by our sponsor may be deemed to be beneficially held by Maso Capital Offshore Limited.

(3)
Reflects (i) 5,380,241 shares, (ii) 611,286 shares issuable upon exercise of 389,000 Public Warrants and (iii) 1,992,100 shares issuable upon exercise of 1,267,700 Private Warrants. The business address of Maso Capital Investment Limited (“MCIL”) is 6 Duddell Street, Hong Kong. Maso Capital Partners Limited (“MCPL”) is the investment manager of MCIL and has voting and investment discretion with respect to the common shares held of record by MCIL. Manoj Jain and Sohit Khurana are the directors of MCPL, and may be deemed to have shared voting and dispositive power over the shares. Each such person disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(4)
Reflects (i) 23,877,020 shares, (ii) 1,717,571 shares issuable upon exercise of 1,093,000 Public Warrants and (iii) 6,503,200 shares issuable upon exercise of 4,138,400 Private Warrants. The business address of Blackwell Partners LLC — Series A (“BW”) is 6 Duddell Street, Hong Kong. Maso Capital Partners Limited (“MCPL”) is the investment manager of BW and has voting and investment discretion with respect to the common shares held of record by BW. Manoj Jain and Sohit Khurana are the directors of MCPL, and may be deemed to have shared voting and dispositive power over the shares. Each such person disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(5)
Reflects (i) 9,474,327 shares, (ii) 814,000 shares issuable upon exercise of 518,000 Public Warrants and (iii) 2,504,700 shares issuable upon exercise of 1,593,900 Private Warrants. The business address of Star V Partners LLC (“SV”) is 6 Duddell Street, Hong Kong. Maso Capital Partners Limited (“MCPL”) is the investment manager of SV and has voting and investment discretion with respect to the common shares held of record by SV. Manoj Jain and Sohit Khurana are the directors of MCPL, and may be deemed to have shared voting and dispositive power over the shares. Each such person disclaims any beneficial ownership of such shares other than to the extent of any pecuniary interest they may have therein, directly or indirectly.

(6)	The address of Marc Holtzman is 4801 Preserve Parkway North, Greenwood Village, CO 80121.
(7)
Reflects (i) 7,108,623 shares held by Timothy T. Hwang, as Trustee of the Timothy T. Hwang Revocable Trust, originally dated January 10, 2019 (“Hwang Trust”), over which Mr. Hwang has sole voting and dispositive power, (ii) 2,117,904 shares held by the Hwang Trust over which Mr. Hwang has the right to acquire voting and dispositive power upon the exercise of options exercisable as of or within 60 days and (iii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 1,342,793 shares held by the Hwang Trust over which Mr. Hwang has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus and (b) 1,918,804 Earnout Shares.

(8)
Reflects (i) 1,099,208 shares held by the Gerald Yao Revocable Trust, dated January 10, 2019 (“Yao Trust”), over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power, (ii) 83,090 shares held by the Gerald Yao 2021 GRAT, over which Mr. Yao is trustee and in such capacity holds sole voting and dispositive power over the shares, (iii) 34,126 shares held by the Yao Trust, over which Mr. Yao has the right to acquire sole voting and dispositive power upon the exercise of options exercisable as of or within 60 days, and (iv) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 164,956 shares held by the Yao Trust, over which Mr. Yao has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus, (b) 98,710 shares underlying restricted stock units held by the Yao Trust over which Mr. Yao has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus, and (c) 268,699 Earnout Shares.

(9)
Reflects (i) 59,350 shares underlying options over which Mr. Callahan has the right to acquire sole voting and dispositive power upon the exercise of options, (ii) 29,675 shares underlying restricted stock units over which Mr. Callahan has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units, each exercisable or vesting as of or within 60 days and (iii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 16,161 Earnout Shares.

(10)
Reflects (i) 21,019 shares over which Mr. Compton has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 8,655 shares underlying restricted stock units over which Mr. Compton has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting after 60 days of the date of this prospectus and (b) 5,386 Earnout Shares.

(11)
Reflects (i) 690,637 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 125,381 Earnout Shares. The address for Global Public Offering Master Fund, L.P. (“GPO Master Fund”) is c/o Urgent International Inc., 27 Great Jones Street, Suite 6W, New York, New York 10012. Global Public Offering Fund GP, LLC (“GPO Fund”) is the general partner of GPO Master Fund. Mr. Compton is a managing director of Urgent International Inc. (“Urgent”), which is the owner and operator of GPO Master Fund and its affiliated entities and the investment advisor for GPO Master Fund and the owner and operator of Urgent Capital. As such, Mr. Compton may be deemed to have voting and dispositive power over the shares held by GPO Master Fund and Urgent Capital.

(12)
Reflects (i) 30,865 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 5,604 Earnout Shares. The address for Urgent Capital LLC (“Urgent Capital”) is c/o Urgent International Inc., 27 Great Jones Street, Suite 6W, New York, New York 10012. Global Public Offering Fund GP, LLC (“GPO Fund”) is the general partner of GPO Master Fund. Mr. Compton is a managing director of Urgent International Inc. (“Urgent”), which is the owner and operator of GPO Master Fund and its affiliated entities and the investment advisor for GPO Master Fund and the owner and operator of Urgent Capital. As such, Mr. Compton may be deemed to have voting and dispositive power over the shares held by GPO Master Fund and Urgent Capital.

(13)
Reflects (i) 71,220 shares, (ii) 59,350 shares over which Mr. McChrystal has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days and (iii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 23,703 Earnout Shares.

(14)
Reflects (i) 59,350 shares over which Mr. Nilsson has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 10,774 Earnout Shares.

(15)
Reflects (i) 6,345,702 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 1,152,031 Earnout Shares. The address for Visionnaire Ventures Fund I, LP (“Visionnaire”) is 1300 El Camino Real, Suite 100, Menlo Park, California 94025. Mr. Nilsson is managing partner of Visionnaire and may be deemed to have voting and dispositive power over the shares held by Vissionaire.

(16)
Reflects (i) 2,123,155 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 385,448 Earnout Shares. The address for Xplorer Capital Fund III L.P. (“Xplorer”) is 1300 El Camino Real, Suite 100, Menlo Park, California 94025. Mr. Nilsson is managing partner of Xplorer and Capital and may be deemed to have voting and dispositive power over the shares held by Xplorer.

(17)
Reflects (i) 2,629,239 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 477,325 Earnout Shares. The address for XC
FiscalNote-A,
LLC
(“XC-A”)
is 1300 El Camino Real, Suite 100, Menlo Park, California 94025. Mr. Nilsson is managing partner of
CX-A
and may be deemed to have voting and dispositive power over the shares held by
XC-A.

(18)
The address for each of XC
FiscalNote-B,
LLC
(“XC-B”)
is 1300 El Camino Real, Suite 100, Menlo Park, California 94025. Mr. Nilsson is managing partner of
XC-B
and may be deemed to have voting and dispositive power over the shares held by
XC-B.

(19)
Reflects (i) 301,585 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 54,751 Earnout Shares. The address for each of Xplorer Capital (“Capital”) is 1300 El Camino Real, Suite 100, Menlo Park, California 94025. Mr. Nilsson is managing partner of Capital and may be deemed to have voting and dispositive power over the shares held by Xplorer.

(20)
Reflects (i) 21,019 shares over which Ms. Sedgley has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 8,655 shares underlying restricted stock units over which Ms. Sedgley has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus, and (b) 5,386 Earnout Shares.

(21)
Reflects (i) 59,350 shares underlying options over which Mr. Sweeney has the right to acquire sole voting and dispositive power upon the exercise of options, (ii) 29,675 shares underlying restricted stock units over which Mr. Sweeney has the right to acquire sole voting and dispositive power upon settlement of restricted stock units, each exercisable or vesting as of or within 60 days and (iii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 16,161 Earnout Shares.

(22)
Reflects (i) 25,965 shares over which Mr. Yiu has the right to acquire sole voting and dispositive power upon the settlement of restricted stock units vesting as of or within 60 days and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 3,709 shares underlying restricted stock units over which Mr. Yiu has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus, and (b) 5,386 Earnout Shares.

(23)
Reflects (i) 1,456,976 shares and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 182,811 Earnout Shares. The address for SkyOne Capital Pty Ltd. (“SkyOne”) is Level 16, 88 Phillip Street, Aurora Place, Sydney, NSW 2000, Australia. Mr. Yiu is a director of SkyOne, which entity is the trustee of funds affiliated with and/or managed by AS1 Growth Partners Pty Ltd where Mr. Yiu serves as a partner, and in such capacity may be deemed to have voting and dispositive power over such shares.

(24)
Reflects (i) 64,987 shares over which Mr. Slabaugh has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 204,845 shares over which Mr. Slabaugh has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus, (b) 61,694 shares underlying restricted stock units over which Mr. Slabaugh has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus and (c) 60,184 Earnout Shares.

(25)
Reflects (i) 109,201 shares over which Mr. Resnik has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days, and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 269,850 shares over which Mr. Resnik has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus, (b) 86,666 shares underlying restricted stock units over which Mr. Resnik has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus and (c) 84,543 Earnout Shares.

(26)
Reflects (i) 29,154 shares over which Ms. Putman-Garcia has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days, and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 105,761 shares over which Ms. Putman-Garcia has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus, (b) 30,847 shares underlying restricted stock units over which Ms. Putman-Garcia has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus and (c) 30,088 Earnout Shares.

(27)
Reflects (i) 107,496 shares over which Mr. Fawell has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days, and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 200,884 shares over which Mr. Fawell has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus, (b) 70,507 shares underlying restricted stock units over which Mr. Fawell has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus and (c) 68,782 Earnout Shares.
(28)
Reflects (i) 9,272 shares over which Mr. Aman has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days, and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 20,402 shares over which Mr. Aman has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus and (b) 5,386 Earnout Shares.

(29)
Reflects (i) 181,879 shares, (ii) 95,506 shares over which Mr. Eidelman has the right to acquire sole voting and dispositive power upon the exercise of options as of or within 60 days, and (iii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, (a) 108,886 shares over which Mr. Eidelman has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus, (b) 104,764 shares underlying restricted stock units over which Mr. Eidelman has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus and (c) 89,140 Earnout Shares.

(30)
Solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, reflects (i) 2,967 shares over which Ms. Miller has the right to acquire sole voting and dispositive power upon the exercise of options exercisable after 60 days of the date of this prospectus, (b) 9,496 shares underlying restricted stock units over which Ms. Miller has the right to acquire sole voting and dispositive power upon the settlement of such restricted stock units after 60 days of the date of this prospectus, and (c) 2,261 Earnout Shares.

(31)
Reflects (i) 7,781,723 shares, and (ii) solely with respect to the “Number of Shares of Class A Common Stock Being Offered” column, 1,412,433 Earnout Shares. GPO FN Noteholder LLC is the beneficial owner of the shares reported herein. Stonehill Capital Management LLC (“SCM”) is the manager of GPO FN Noteholder LLC and has voting and investment discretion with respect to the shares held of record by GPO FN Noteholder LLC. SCM disclaims beneficial ownership of such shares. Mr. John Motulsky, Mr. Jonathan Sacks, Mr. Peter Sisitsky, Mr. Michael Thoyer, Mr. Michael Stern and Mr. Samir Arora (collectively, the “Members”) are the managing members of SCM and may be deemed to have shared voting and dispositive power over the shares. The Members disclaim beneficial ownership of such shares except to the extent of any pecuniary interest therein. The business address of this stockholder is 320 Park Avenue, 26th Floor, New York, NY 10022.

Listing of FiscalNote Class A Common Stock and Public Warrants
Our Class A Common Stock and Public Warrants are currently listed on the NYSE and trade under the symbols “NOTE” and “NOTE.WS”, respectively. On August 25, 2022, the closing price of our Class A Common Stock was $10.03 per share and the closing price of our Public Warrants was $0.95 per Public Warrant.

PLAN OF DISTRIBUTION
We are registering the issuance by us of up to 11,000,000 Private Warrant Shares issuable upon the exercise of 7,000,000 Private Warrants.
We are also registering for resale from time to time by (a) the Selling Stockholders of up to 87,504,863 shares of Class A Common Stock, consisting of (i) up to 5,837,446 shares of Class A Common Stock underlying awards held by affiliates of FiscalNote, (ii) up to 8,290,921 shares of Class A Common Stock issuable upon conversion or transfer of shares of Class B Common Stock held by affiliates of FiscalNote, (iii) up to 23,862,981 shares of Class A Common Stock held by affiliates of FiscalNote, (iv) up to 11,000,000 Private Warrant Shares, (v) up to 3,142,857 Public Warrant Shares, (vi) up to 28,963,731 shares of Class A Common Stock held by the Sponsor and its affiliates and (vii) up to 6,406,927 Earnout Shares; and (b) the Selling Warrantholders of up to 7,000,000 Private Warrants.
We will not receive any proceeds from the sale of shares of Class A Common Stock by the Selling Securityholders, except with respect to amounts received by us upon the exercise of the Warrants for cash. We will receive proceeds from the exercise of the Warrants, assuming the exercise of the Warrants for cash. The aggregate proceeds to the Selling Securityholders will be the purchase price of the securities less any discounts and commissions borne by the Selling Securityholders.
The Selling Securityholders will pay any underwriting discounts and commissions and expenses incurred by the Selling Securityholders for brokerage, accounting, tax or legal services or any other expenses incurred by the Selling Securityholders in disposing of the securities. We are required to pay all other fees and expenses incident to the registration of the shares of our Class A Common Stock to be offered and sold pursuant to this prospectus.
The shares of Class A Common Stock and the Private Warrants beneficially owned by the Selling Securityholders covered by this prospectus may be offered and sold from time to time by the Selling Securityholders. The term “Selling Securityholders” includes donees, pledgees, transferees or other successors in interest selling securities received after the date of this prospectus from a Selling Securityholder as a gift, pledge, partnership distribution or other transfer.
The Selling Securityholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. Such sales may be made on one or more exchanges or in the over-the-counter
market or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or in negotiated transactions. Each Selling Securityholder reserves the right to accept and, together with its respective agents, to reject, any proposed purchase of securities to be made directly or through agents. The Selling Securityholders and any of their permitted transferees may sell their securities offered by this prospectus on any stock exchange, market or trading facility on which the securities are traded or in private transactions. If underwriters are used in the sale, such underwriters will acquire the shares for their own account. These sales may be at a fixed price or varying prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to prevailing market prices or at negotiated prices. The securities may be offered to the public through underwriting syndicates represented by managing underwriters or by underwriters without a syndicate. The obligations of the underwriters to purchase the securities will be subject to certain conditions.
The Selling Securityholders may sell their shares and warrants by one or more of, or a combination of, the following methods:

•	purchases by a broker-dealer as principal and resale by such broker-dealer for its own account pursuant to this prospectus;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	block trades in which the broker-dealer so engaged will attempt to sell the offered securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	an over-the-counter distribution in accordance with the rules of the NYSE;

•
through trading plans entered into by a Selling Securityholder pursuant to
Rule 10b5-1
under the Exchange Act, that are in place at the time of an offering pursuant to this prospectus and any applicable prospectus supplement hereto that provide for periodic sales of their securities on the basis of parameters described in such trading plans;

•	through the distribution of the securities by any Selling Securityholder to its partners, members or stockholders;

•	through one or more underwritten offerings on a firm commitment or best-efforts basis;

•	settlement of short sales entered into after the effective date the registration statement of which this prospectus is a part;

•	agreements with broker-dealers to sell a specified number of the securities at a stipulated price per share or warrant;

•
in “at the market” offerings, as defined in Rule 415 under the Securities Act, at negotiated prices, at prices prevailing at the time of sale or at prices related to such prevailing market prices, including sales made directly on a national securities exchange or sales made through a market maker other than on an exchange or other similar offerings through sales agents;

•	in privately negotiated transactions;

•	in options transactions;

•	through a combination of any of the above methods of sale; or

•	any other method permitted pursuant to applicable law.
There can be no assurance that the Selling Securityholders will sell all or any of the securities offered by this prospectus. In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus. The Selling Securityholders have the sole and absolute discretion not to accept any purchase offer or make any sale of securities if they deem the purchase price to be unsatisfactory at any particular time.
Subject to the terms of the agreement(s) governing the registration rights applicable to a Selling Securityholder’s shares of Class A Common Stock, such Selling Securityholder may transfer shares of Class A Common Stock to one or more “permitted transferees” in accordance with such agreements and, if so transferred, such permitted transferee(s) will be the selling beneficial owner(s) for purposes of this prospectus. Upon being notified by a Selling Securityholder that it intends to sell our securities, we will, to the extent required, promptly file a supplement to this prospectus to name specifically such person as a Selling Securityholder.
With respect to a particular offering of the securities held by the Selling Securityholders, to the extent required, an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is part, will be prepared and will set forth, to the extent required, the following information:

•	the specific securities to be offered and sold;

•	the names of the Selling Securityholders;

•	the respective purchase prices and public offering prices, the proceeds to be received from the sale, if any, and other material terms of the offering;

•	settlement of short sales entered into after the date of this prospectus;

•	the names of any participating agents, broker-dealers or underwriters, if not already named herein; and

•	any applicable commissions, discounts, concessions and other items constituting compensation from the Selling Securityholders.

In connection with distributions of the shares or otherwise, the Selling Securityholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging transactions, broker-dealers or other financial institutions may engage in short sales of shares of common stock in the course of hedging the positions they assume with Selling Securityholders. The Selling Securityholders may also sell shares of common stock short and redeliver the shares to close out such short positions. The Selling Securityholders may also enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). The Selling Securityholders may also pledge shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution, may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction).
In order to facilitate the offering of the securities offered by this prospectus, any underwriters or agents, as the case may be, involved in the offering of such securities may engage in transactions that stabilize, maintain or otherwise affect the price of our securities. Specifically, the underwriters or agents, as the case may be, may over-allot in connection with the offering, creating a short position in our securities for their own account. In addition, to cover overallotments or to stabilize the price of our securities, the underwriters or agents, as the case may be, may bid for, and purchase, such securities in the open market. Finally, in any offering of securities through a syndicate of underwriters, the underwriting syndicate may reclaim selling concessions allotted to an underwriter or a broker-dealer for distributing such securities in the offering if the syndicate repurchases previously distributed securities in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the securities above independent market levels. The underwriters or agents, as the case may be, are not required to engage in these activities, and may end any of these activities at any time.
The Selling Securityholders may solicit offers to purchase the securities directly from, and may sell such securities directly to, institutional investors or others. In this case, no underwriters or agents would be involved. The terms of any of those sales, including the terms of any bidding or auction process, if utilized, will be described in the applicable prospectus supplement.
It is possible that one or more underwriters may make a market in our securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. We cannot give any assurance as to the liquidity of the trading market for our securities. Our Class A Common Stock and Public Warrants are currently listed on the NYSE and trade under the symbols “NOTE” and “NOTE.WS”, respectively. On August 25, 2022, the closing price of our Class A Common Stock was $10.03 per share and the closing price of our Public Warrants was $0.95 per Public Warrant.
The Selling Securityholders may authorize underwriters, broker-dealers or agents to solicit offers by certain purchasers to purchase the securities at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. The contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth any commissions that we or the Selling Securityholders pay for solicitation of these contracts.
A Selling Securityholder may enter into derivative transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities pledged by any Selling Securityholder or borrowed from any Selling Securityholder or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from any Selling Securityholder in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and will be identified in the applicable prospectus supplement (or a post-effective amendment). In addition, any Selling Securityholder may otherwise loan or pledge securities to a financial institution or other third party that in turn may sell the securities short using this prospectus. Such financial institution or other third party may transfer its economic short position to investors in our securities or in connection with a concurrent offering of other securities.
In effecting sales, broker-dealers or agents engaged by the Selling Securityholders may arrange for other broker-dealers to participate. Broker-dealers or agents may receive commissions, discounts or concessions from the Selling Securityholders in amounts to be negotiated immediately prior to the sale.
If at the time of any offering made under this prospectus a member of FINRA participating in the offering has a “conflict of interest” as defined in FINRA Rule 5121 (“Rule 5121”), that offering will be conducted in accordance with the relevant provisions of Rule 5121.
To our knowledge, there are currently no plans, arrangements or understandings between the Selling Securityholders and any broker-dealer or agent regarding the sale of the securities by the Selling Securityholders. Upon our notification by a Selling Securityholder that any material arrangement has been entered into with an underwriter or broker-dealer for the sale of securities through a block trade, special offering, exchange distribution, secondary distribution or a purchase by an underwriter or broker-dealer, we will file, if required by applicable law or regulation, a supplement to this prospectus pursuant to Rule 424(b) under the Securities Act disclosing certain material information relating to such underwriter or broker-dealer and such offering.
Underwriters, broker-dealers or agents may facilitate the marketing of an offering online directly or through one of their affiliates. In those cases, prospective investors may view offering terms and a prospectus online and, depending upon the particular underwriter, broker-dealer or agent, place orders online or through their financial advisors.
In offering the shares covered by this prospectus, the Selling Securityholders and any broker-dealers who execute sales for the Selling Securityholders may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. Any discounts, commissions, concessions or profit they earn on any resale of those securities may be underwriting discounts and commissions under the Securities Act.
In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.
We have advised the Selling Securityholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the Selling Securityholders and their affiliates. In addition, we will make copies of this prospectus available to the Selling Securityholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The Selling Securityholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.
A holder of Warrants may exercise its Warrants in accordance with the Warrant Agreement, dated October 28, 2020, by and between us and Continental Stock Transfer & Trust Company, as warrant agent (the “Warrant Agreement”), on or before the expiration date set forth therein by surrendering, at the office of the warrant agent, Continental Stock Transfer & Trust Company, the certificate evidencing such Warrant, with the form of election to purchase set forth thereon, properly completed and duly executed, accompanied by full payment of the exercise price and any and all applicable taxes due in connection with the exercise of the Warrant, subject to any applicable provisions relating to cashless exercises in accordance with the Warrant Agreement.

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS
The following is a discussion of certain material U.S. federal income tax consequences relating to the ownership and disposition of our Class A Common Stock and Warrants, which we collectively refer to as our “securities.” This discussion is limited to certain U.S. federal income tax considerations for investors that will acquire our securities for cash after the effective time of the Business Combination and will hold them as capital assets within the meaning of Section 1221 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”) and that acquire our Common Stock and Warrants for cash pursuant to this prospectus.
This discussion is a summary only and does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including but not limited to the alternative minimum tax, the special tax accounting rules under Section 451(b) of the Code, the Medicare tax on certain net investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, including but not limited to:

•	banks, financial institutions or financial services entities;

•	broker-dealers;

•	governments or agencies or instrumentalities thereof;

•	regulated investment companies;

•	real estate investment trusts;

•	expatriates or former long-term residents of the United States;

•	persons that actually or constructively own five percent or more (by vote or value) of our shares;

•	persons that acquired our securities pursuant to an exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to our securities;

•	persons holding our securities as part of a “straddle,” constructive sale, hedge, wash sale, conversion or other integrated or similar transaction;

•	persons holding our securities in connection with a trade or business conducted outside the United States;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships (or entities or arrangements classified as partnerships or other pass-through entities for U.S. federal income tax purposes) and any beneficial owners of such partnerships;

•	tax-exempt entities;

•	controlled foreign corporations; and

•	passive foreign investment companies.
If a partnership (including an entity or arrangement treated as a partnership or other pass-thru entity for U.S. federal income tax purposes) holds our securities, the tax treatment of a partner, member or other beneficial owner in such partnership will generally depend upon the status of the partner, member or other beneficial owner, the activities of the partnership and certain determinations made at the partner, member or other beneficial owner level. If you are a partner, member or other beneficial owner of a partnership holding our securities, you are urged to consult your tax advisor regarding the tax consequences of the purchase, ownership and disposition of our securities.

This discussion is based on the Code, administrative pronouncements, judicial decisions, and final, temporary and proposed Treasury Regulations as of the date hereof, which are subject to change, possibly on a retroactive basis, and changes to any of which subsequent to the date of this prospectus may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S.
taxation, or any U.S. federal taxes other than income taxes (such as gift and estate taxes).
We have not sought, and do not expect to seek, a ruling from the U.S. Internal Revenue Service (the “IRS”) as to any U.S. federal income tax consequence described herein. The IRS may disagree with the discussion herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion. You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.
THIS DISCUSSION IS ONLY A SUMMARY OF CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS ASSOCIATED WITH THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY U.S.
FEDERAL NON-INCOME,
STATE, LOCAL,
AND NON-U.S.
TAX LAWS OR ANY APPLICABLE INCOME TAX TREATY.
U.S. Holders
This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of our securities who or that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation) organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust, if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in the Code) have authority to control all substantial decisions of the trust or (ii) it has a valid election in effect under Treasury Regulations to be treated as a United States person.

Taxation of Distributions
If we pay distributions in cash or other property (other than certain distributions of our stock or rights to acquire our stock) to U.S. holders of our Class A Common Stock, such distributions generally will constitute dividends for U.S. federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. holder’s adjusted tax basis in its Class A Common Stock. Any remaining excess will be treated as gain realized on the sale or other disposition of its Class A Common Stock and will be treated as described under “
U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A Common Stock and Warrants
” below.
Dividends we pay to a U.S. holder that is treated as a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), and provided certain holding period requirements are met, dividends we pay to a non-corporate
U.S. holder may constitute “qualified dividend income” that will be subject to tax at preferential rates accorded to long-term capital gains. If the applicable holding period and other applicable requirements are not satisfied, then a corporation may not be able to qualify for the dividends received deduction and would have taxable income equal to the entire dividend amount, and non-corporate
U.S. holders may be subject to tax on such dividend at regular ordinary income tax rates instead of the preferential rate that applies to qualified dividend income.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A Common Stock and Warrants
.
Upon a sale or other taxable disposition of our Class A Common Stock or Warrants, a U.S. holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. holder’s adjusted tax basis in its Class A Common Stock or Warrants. Any such capital gain or loss generally will be long-term capital gain or loss if the U.S. holder’s holding period for its Class A Common Stock or Warrants so disposed of exceeds one year. Long-term capital gains recognized by non-corporate
U.S. holders may be eligible to be taxed at reduced rates. The deductibility of capital losses is subject to limitations.
Generally, the amount of gain or loss recognized by a U.S. holder is an amount equal to the difference between (i) the sum of the amount of cash and the fair market value of any property received in such disposition and (ii) the U.S. holder’s adjusted tax basis in its Class A Common Stock or Warrants so disposed of. A U.S. holder’s adjusted tax basis in its Class A Common Stock or Warrant generally will equal the U.S. holder’s acquisition cost less, in the case of a share of Class A Common Stock, any prior distributions treated as a return of capital.
Exercise, Lapse, or Redemption of a Warrant
Except as discussed below with respect to the cashless exercise of a Warrant, a U.S. holder generally will not recognize gain or loss upon the exercise of a Warrant. A U.S. holder’s tax basis in a share of our Class A Common Stock received upon exercise of the Warrant generally will be an amount equal to the sum of the U.S. holder’s initial investment in the Warrant and the exercise price. The U.S. holder’s holding period for the share of Class A Common Stock received upon exercise of the Warrant generally will commence on the date of exercise of the Warrant or the date following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. holder held the Warrant. If a Warrant is allowed to lapse unexercised, a U.S. holder generally will recognize a capital loss equal to such holder’s tax basis in the Warrant.
The tax consequences of a cashless exercise of a Warrant are not clear under current tax law. A cashless exercise may be tax-free,
either because the exercise is not a gain realization event or because the exercise is treated as a recapitalization for U.S. federal income tax purposes. In either tax-free
situation, a U.S. holder’s basis in the share of Class A Common Stock received would equal the holder’s basis in the Warrants used to effect the cashless exercise. If the cashless exercise is not treated as a gain realization event, a U.S. holder’s holding period in the Class A Common Stock generally would be treated as commencing on the date of exercise of the Warrant or the date following the date of exercise of the Warrant; however, in either case the holding period will not include the period during which the U.S. holder held the Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the Class A Common Stock would include the holding period of the Warrant.
It is also possible that a cashless exercise could be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a portion of the Warrants to be exercised on a cashless basis could, for U.S. federal income tax purposes, be deemed to have been surrendered in consideration for the exercise price of the remaining Warrants, which would be deemed to be exercised. For this purpose, a U.S. holder could be deemed to have surrendered Warrants having an aggregate fair market value equal to the exercise price for the total number of Warrants to be deemed exercised. The U.S. holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the Warrants deemed surrendered and the U.S. holder’s tax basis in such Warrants. In this case, a U.S. holder’s tax basis in the Class A Common Stock received would equal the sum of the U.S. holder’s initial investment in the Warrants deemed exercised and the exercise price of such Warrants. A U.S. holder’s holding period for the Class A Common Stock in such case generally would commence on the date following the date of exercise (or possibly the date of exercise) of the Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. holders should consult their tax advisors regarding the tax consequences of a cashless exercise.
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events as discussed in the section of this registration statement captioned “
Description Of Securities—Warrants
.” An adjustment that has the effect of preventing dilution generally is not taxable. U.S. holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a taxable distribution of cash or other property (such as other securities) to the holders of our Class A Common Stock. Such constructive distributions would be subject to tax as described under “—
Taxation of Distributions
” above in the same manner as if the U.S. holders of the Warrants received a cash distribution from us equal to the fair market value of such increased interest. Generally, a U.S. holder’s adjusted tax basis in its Warrants should be increased to the extent of any constructive distribution treated as a dividend.
Information Reporting and Backup Withholding
In general, information reporting requirements may apply to distributions paid to a U.S. holder and to the proceeds of the sale or other disposition of our Class A Common Stock, unless the U.S. holder is an exempt recipient. Backup withholding may apply to such payments if the U.S. holder fails to provide a taxpayer identification number, a certification of exempt status or has been notified by the IRS that it is subject to backup withholding (and such notification has not been withdrawn).
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a credit against a U.S. holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided the required information is timely furnished to the IRS.
Non-U.S.
Holders
This section applies to you if you are
a “Non-U.S.
holder.” As used herein, the
term “Non-U.S. holder”
means a beneficial owner of our Class A Common Stock or Warrants who or that is for U.S. federal income tax purposes:

•	a non-resident alien individual (other than certain former citizens and residents of the United States subject to U.S. tax as expatriates);

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;
but generally does not include individuals who are present in the United States for 183 days or more in the taxable year of the disposition of their securities. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the purchase, ownership or sale or other disposition of our securities.

Taxation of Distributions
In general, any distributions (other than certain distributions of our stock or rights to acquire our stock) we make to a Non-U.S.
holder of our Class A Common Stock, to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S.
holder’s conduct of a trade or business within the United States, the gross amount of the dividend will be subject to withholding tax at a rate of 30%, unless such Non-U.S.
holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS
Form W-8BEN
or W-8BEN-E).
Any distribution not constituting a dividend will be treated first as reducing (but not below zero)
the Non-U.S.
holder’s adjusted tax basis in its Class A Common Stock and, to the extent such distribution exceeds the Non-U.S.
holder’s adjusted tax basis, as gain realized from the sale or other disposition of its Class A Common Stock, which will be treated as described under “
Non-U.S.
Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class
 A Common Stock and Warrants
” below.
The withholding tax generally does not apply to dividends paid to a Non-U.S.
holder who provides an IRS Form
W-8ECI,
certifying that the dividends are effectively connected with the Non-U.S.
holder’s conduct of a trade or business within the United States. Instead, the effectively connected dividends will be subject to regular U.S. federal income tax as if the
Non-U.S.
holder were a U.S. resident, subject to an applicable income tax treaty providing otherwise. A corporate
Non-U.S.
holder receiving effectively connected dividends may also be subject to an additional “branch profits tax” imposed at a rate of 30% (or a lower applicable treaty rate).
Gain on Sale, Taxable Exchange or Other Taxable Disposition of Class A Common Stock and Warrants
A
Non-U.S.
holder generally will not be subject to U.S. federal income or withholding tax in respect of gain recognized on a sale, taxable exchange or other taxable disposition of its Class A Common Stock or Warrants (including an expiration of Warrants) unless:

•
the gain is effectively connected with the conduct by the
Non-U.S.
holder of a trade or business within the United States (and, under an applicable income tax treaty, is attributable to a United States permanent establishment or fixed base maintained by the
Non-U.S.
holder); or

•
we are or have been a “United States real property holding corporation” (a “USRPHC”) for U.S. federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the
Non-U.S.
holder’s holding period for its Class A Common Stock, except if shares of Class A Common Stock are regularly traded on an established securities market and certain other conditions are met.

Unless an applicable treaty provides otherwise, gain described in the first bullet point above will be subject to tax at generally applicable U.S. federal income tax rates as if the
Non-U.S.
holder were a U.S. resident. Any gains described in the first bullet point above of a
Non-U.S.
holder that is treated as a foreign corporation for U.S. federal income tax purposes may also be subject to an additional “branch profits tax” imposed at a 30% rate (or lower treaty rate). If the second bullet point above applies to a
Non-U.S.
holder, gain recognized by such holder on the sale, exchange or other disposition of its securities will be subject to tax at generally applicable U.S. federal income tax rates. In addition, a buyer of our securities from such holder may be required to withhold U.S. federal income tax at a rate of 15% of the amount realized upon such disposition. We will be classified as a USRPHC if the fair market value of our “United States real property interests” equals or exceeds 50% of the sum of the fair market value of our worldwide real property interests plus our other assets used or held for use in a trade or business, as determined for U.S. federal income tax purposes. We believe we currently are not, and do not anticipate becoming, a USRPHC. However, because our status as a USPRHC depends on the composition our business assets, which may change, no assurance can be provided as to whether we would be treated as a USRPHC in any future year.

Exercise, Lapse, or Redemption of a Warrant
The characterization for U.S. federal income tax purposes of the exercise, redemption or lapse of a Warrant held by a
Non-U.S.
holder will generally correspond to the characterization described under “—
U.S. Holders—Exercise, Lapse, or Redemption of a Warrant
” above, although to the extent a cashless exercise or redemption results in a taxable exchange, the consequences would follow those described above in “—
Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Class
 A Common Stock and Warrants
.”
Possible Constructive Distributions
The terms of each Warrant provide for an adjustment to the number of shares of Class A Common Stock for which the Warrant may be exercised or to the exercise price of the Warrant in certain events as discussed in the section of this prospectus captioned “
Description of Securities

—Warrants
.” An adjustment which has the effect of preventing dilution generally is not taxable.
Non-U.S.
holders of the Warrants would, however, be treated as receiving a constructive distribution from us if, for example, the adjustment increases the Warrant holders’ proportionate interest in our assets or earnings and profits (for instance, through an increase in the number of shares of Class A Common Stock that would be obtained upon exercise or through a decrease in the exercise price of the Warrant) as a result of a distribution of cash or other property such as other securities to the holders of shares of our Class A Common Stock. Such constructive distribution to a
Non-U.S.
holder of Warrants would be treated as if such
Non-U.S.
holder had received a cash distribution from us equal to the fair market value of such increased interest (taxed as described above under “—
Taxation of Distributions
”). For certain informational reporting purposes, we are required to determine the date and amount of any such constructive distributions and publicly report such information or report such information to the IRS and holders of Warrants not exempt from information reporting. Proposed Treasury Regulations, which taxpayers may generally rely on prior to the issuance of final regulations, specify how the date and amount of constructive distributions are determined.
Information Reporting and Backup Withholding
Information returns generally will be filed with the IRS in connection with payments to a
Non-U.S.
holder of distributions on our Class A Common Stock. Proceeds from a sale or other taxable disposition of our securities within the United States or conducted through certain U.S.-related brokers may be subject to backup withholding or information reporting unless a
Non-U.S.
holder complies with certification procedures to establish that it is not a United States person. The certification procedures required to claim a reduced rate of withholding under a treaty generally will satisfy such certification requirements. Proceeds of a disposition of our securities conducted through a
non-U.S.
office of a
non-U.S.
broker generally will not be subject to backup withholding or information reporting. Backup withholding is not an additional tax. The amount of any backup withholding from a payment to a
Non-U.S.
holder will be allowed as a credit against such holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that
the required information is timely furnished to the IRS.
FATCA Withholding Taxes
Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of dividends on our Class A Common Stock (or constructive dividends, if any, with respect to our Warrants), or (subject to the proposed Treasury Regulations discussed below) gross proceeds from the sale or other disposition of, our securities paid (or deemed paid) to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other
non-U.S.
entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by United States persons of interests in or accounts with those entities) have been satisfied by, or an exemption applies to, the payee (typically certified as to by the delivery of a properly completed IRS Form
W-8BEN-E).
Foreign financial institutions located in jurisdictions that have an intergovernmental agreement with the United States governing FATCA may be subject to different rules. Under certain circumstances, a
Non-U.S.
holder might be eligible for refunds or credits of such withholding taxes, and a
Non-U.S.
holder might be required to file a U.S. federal income tax return to claim such refunds or credits. FATCA withholding was scheduled to apply to payments of gross proceeds from the sale or other disposition of property that produces U.S.-source interest or dividends beginning on January 1, 2019, but on December 13, 2018, the IRS released proposed regulations that, if finalized in their proposed form, would eliminate the obligation to withhold on gross proceeds. Such proposed regulations also delayed withholding on certain other payments received from other foreign financial institutions that are allocable, as provided for under final Treasury Regulations, to payments of U.S.-source dividends, and other fixed or determinable annual or periodic income. Although these proposed Treasury Regulations are not final, taxpayers generally may rely on them until final Treasury Regulations are issued. However, there can be no assurance that final Treasury Regulations will provide the same exceptions from FATCA withholding as the proposed Treasury Regulations. Prospective investors should consult their tax advisors regarding the effects of FATCA on their investment in securities.

DESCRIPTION OF SECURITIES
Your rights as stockholders are governed by Delaware law and by our Charter and Bylaws. The following description of the material terms of our securities, including our common stock, reflects the state of affairs since completion of the Business Combination. We urge you to read the applicable provisions of Delaware law and the Charter and Bylaws carefully and in their entirety because they describe your rights as a holder of shares of our Class A Common Stock.
Authorized and Outstanding Capital Stock
Our Charter authorizes the issuance of 1,809,000,000 shares of all classes of our capital stock, consisting of:

•	1,700,000,000 shares of Class A Common Stock, par value $0.0001 per share;

•	9,000,000 shares of Class B Common Stock, par value $0.0001 per share; and

•	100,000,000 shares of preferred stock, par value $0.0001 per share.
Immediately after the consummation of the Business Combination, there were outstanding approximately 121,449,403 shares of FiscalNote Class A Common Stock, approximately 8,290,921 shares of our Class B Common Stock, and approximately 24,868,699 warrants to purchase shares of our Class A Common Stock.
Class A Common Stock
We have two classes of authorized common stock: our Class A Common Stock and our Class B Common Stock. Holders of our Class A Common Stock and our Class B Common Stock generally have the same rights except for voting and conversion.
Voting Rights
Class A Common Stock
Holders of our Class A Common Stock are entitled to one (1) vote for each share of Class A Common Stock held of record by such holder at all meetings of our stockholders and on all matters properly submitted to a vote of our stockholders generally.
Class B Common Stock
Holders of our Class B Common Stock are entitled to twenty-five (25) votes for each share of Class B Common Stock held of record by such holder at all meetings of our stockholders and on all matters properly submitted to a vote of our stockholders generally.
Stockholder Votes
Holders of our common stock generally will vote together as a single class on all matters submitted to a vote of our stockholders (including the election and removal of directors), unless otherwise provided in our Charter or required by applicable law. Any action or matter submitted to a vote of our stockholders will be approved if the number of votes cast in favor of the action or matter exceeds the number of votes cast in opposition to the action or matter, except that our directors will be elected by a plurality of the votes cast and that an affirmative vote of the holders of two-thirds
(2/3) of the outstanding shares of our Class A Common Stock and Class B Common Stock, voting together as a single class, is required to amend our Charter or approve any change of control transaction. Our stockholders will not be entitled to cumulate their votes in the election of our directors.
Delaware law could require holders of a class of our capital stock to vote separately as a class on any proposed amendment of our Charter if the amendment would increase or decrease the par value of the shares of that class or would alter or change the powers, preferences or special rights of the shares of that class in a manner that affects them adversely.
Holders of our common stock will not be entitled to vote on any amendment to our Charter that relates solely to the terms of one or more series of our preferred stock and on which the holders of such affected series are entitled to vote, either separately as a class or together with the holders of one or more other series of our preferred stock, pursuant to our Charter or by applicable law.
Conversion
Optional Conversion
Each Share of our Class B Common Stock is convertible on a
one-to-one
basis at the option of the holder thereof into a share of our Class A Common Stock upon written notice to us.
Automatic Conversion
Each share of our Class B Common Stock will automatically convert on a one-to-one
basis into a share of our Class A Common Stock upon any of the following:

•	transfer by the holder, other than a Permitted Transfer;

•	the death or permanent disability of the holder;

•
the first date on which the number of outstanding shares of our Class B Common Stock represents less than fifty percent (50%) of the number of shares of our Class B Common Stock that were outstanding as of the consummation of the Business Combination;

•	the date specified by the affirmative vote of the holders of more than fifty percent (50%) of the then outstanding shares of our Class B Common Stock, voting as a separate class; and

•	the date that is seven (7) years from the consummation of the Business Combination.
Economic Rights
Except as otherwise expressly provided in our Charter or required by applicable law, shares of our Class A Common Stock and our Class B Common Stock have the same rights, powers and preferences and rank equally, share ratably and be identical in all respects as to all matters, including the following:
Dividends and Distributions; Rights upon Liquidation
Shares of our Class A Common Stock and our Class B Common Stock shall be treated equally, identically and ratably, on a per share basis, with respect to any dividends or distributions as may be declared and paid from time to time by the Board out of any of our assets or funds of legally available therefor; provided, however, that, if a dividend is paid in the form of our shares (or options, warrants or other rights to acquire shares) common stock, then holders of our Class A Common Stock will receive shares (or options, warrants or other rights to acquire shares) of our Class A Common Stock and holders of our Class B Common Stock will receive shares (or options, warrants or other rights to acquire shares) of our Class B Common Stock.
Notwithstanding the foregoing, the Board may pay or make a disparate dividend or distribution per share of our Class A Common Stock or our Class B Common Stock (whether in the amount of such dividend or distribution payable per share, the form in which such dividend or distribution is payable, the timing of the payment, or otherwise) if such disparate dividend or distribution is approved by the affirmative vote of the holders of a majority of the outstanding shares of our Class A Common Stock and our Class B Common Stock, each voting separately as a class.

Upon the dissolution, distribution of assets, liquidation or winding up of the Company, whether voluntary or involuntary, after payment or provision for payment of our debts and other liabilities, holders of our Class A Common Stock and our Class B Common Stock will be entitled to receive ratably all of our assets available for distribution to our stockholders unless disparate or different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of our Class A Common Stock and our Class B Common Stock, each voting separately as a class.
Subdivisions, Combinations and Reclassifications
If we subdivide or combine any class of our common stock with any other class of our common stock, then each class of our common stock must be subdivided or combined in the same proportion and manner, unless otherwise approved by the affirmative vote of the holders of a majority of each of the outstanding shares of our Class A Common Stock, and the outstanding shares of our Class B Common Stock, each voting separately as a class.
Mergers and Other Extraordinary Transactions
Our Charter provides that, in the case of any distribution or payment in respect of the shares of our Class A Common Stock or our Class B Common Stock, or any consideration into which such shares are converted, upon our consolidation or merger with or into any other entity, such distribution, payment or consideration that the holders of shares of our Class A Common Stock or Class B Common Stock have the right to receive, or the right to elect to receive, shall be made ratably on a per share basis among the holders of our Class A Common Stock and our Class B Common Stock as a single class; provided, however, that shares of such classes may receive, or have the right to elect to receive, different or disproportionate distribution, payment or consideration in connection with such consolidation, merger or other transaction in order to reflect the special rights, powers and privileges of holders of shares of our Class B Common Stock, or such other rights, powers, privileges or other terms that are no more favorable, in the aggregate, to the holders of our Class B Common Stock relative to the holders of our Class A Common Stock than those contained in our Charter.
Additionally, our Charter prohibits us from entering into any agreement with respect to a tender or exchange offer by a third party unless such agreement provides for consideration to be paid or distributed to, or rights to be received by, our stockholders in the manner provided in the paragraph immediately above.
Transfer Restrictions
Lock-up
The Bylaws provide that, subject to the exceptions described therein, holders of our common stock received by our stockholders after the date of the adoption of the Bylaws as consideration in the Business Combination (including, shares underlying any options, warrants, convertible securities or any other equity-linked instrument), and any transferee of any of the foregoing, will be unable to transfer their shares of our Class A Common Stock or our Class B Common Stock received as consideration in the Business Combination (including upon the settlement of any equity award of FiscalNote into which any equity award of Legacy FiscalNote was converted in the merger) for a period of six (6) months following the closing of the Business Combination. The transfer restrictions described in the foregoing sentence do not apply to shares of common stock issued in connection with the Domestication.
Registration Rights
Certain of our stockholders were parties to a registration rights agreement with us that became effective upon the consummation of the Business Combination. The registration rights agreement grants certain of our stockholders the right to require, subject to certain conditions and limitations, that we register for resale securities held by such stockholders and certain “piggyback” registration rights with respect to registrations initiated by us. The registration of shares of our Class A Common Stock pursuant to the exercise of the registration rights provided under the registration rights agreement would enable the applicable stockholders to resell such shares without restriction under the Securities Act when the applicable registration statement is declared effective. We will bear the expenses incurred in connection with the filing of any registration statements pursuant to the registration rights agreement.
Other Rights
Our Charter and the Bylaws do not provide for any preemptive or subscription rights with respect to our common stock, and there are no redemption or sinking fund provisions applicable to our common stock. Upon completion of the Business Combination, all the outstanding shares of our common stock were validly issued, fully paid and non-assessable.
Preferred Stock
Our Charter authorizes the Board, to the fullest extent permitted by applicable law, to issue up to an aggregate of 100,000,000 shares of our preferred stock in one or more series from time to time by resolution, without further action by our stockholders, and to fix the powers (which may include full, limited or no voting power), designations, preferences and relative, participating, optional or other special rights, if any, of the shares of each such series (which rights may be greater than the rights of any or all of the classes of our common stock) and any qualifications, limitations or restrictions thereof. The issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders will receive dividend payments or payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deterring or preventing a change of control or other corporate action. No shares of preferred stock were outstanding immediately following the consummation of the Business Combination, and there is no present plan to issue any shares of preferred stock.
Election, Appointment and Removal of Directors
Our Charter provides for the election of directors at a meeting of stockholders in which a quorum is present by the affirmative vote of a plurality of the votes cast by stockholders entitled to vote.
Subject to the rights of holders of any series of preferred stock to elect directors, our number of directors of shall be fixed from time to time by the Board, provided that unless otherwise approved by the Requisite Stockholder Consent, the number of directors shall be no less than five (5) and not exceed twelve (12).
Subject to the rights of the holders of any series of preferred stock, no director may be removed from office except for cause and only with and immediately upon the Requisite Stockholder Consent.
Our Charter provides that vacant directorships, including vacancies resulting from any increase in the total number of directors constituting the Board, may be filled (i) prior to the Voting Threshold Date, solely by our stockholders with the Requisite Stockholder Consent unless any such vacancy remains unfilled for at least sixty (60) days, in which case it may also be filled by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director; or (ii) on or after the Voting Threshold Date solely by the affirmative vote of a majority of the total number of directors then in office, even if less than a quorum, or by a sole remaining director.
Committees of the Board of Directors
Pursuant to the Bylaws of FiscalNote, the Board may establish one or more committees to which may be delegated any or all of the powers and duties of the Board to the full extent permitted by law. The Board established and will maintain an audit committee, a governance committee and a compensation committee, and may establish such other committees as it determines from time to time. See “
Management after the Business Combination.
”

Anti-Takeover Effects of our Charter and Bylaws
Our Charter and Bylaws contain certain provisions that may delay, discourage or impede efforts by another person or entity to acquire control of us. We believe that these provisions, which are summarized below, will discourage coercive takeover practices or inadequate takeover bids. These provisions are also designed to encourage persons or entities seeking to acquire control of us to first negotiate with the Board, which we believe may result in improvement of the terms of any such acquisition in favor of our stockholders. However, these provisions also give the Board the power to discourage acquisitions that some stockholders may favor.
These provisions may have the effect of deterring hostile takeovers or delaying or preventing changes of control of the Company or our management such as a merger, reorganization or tender offer. These provisions are intended to enhance the likelihood of continued stability in the composition of the Board and its policies and to discourage certain types of transactions that may involve an actual or threatened acquisition of the Company and to reduce our vulnerability to an unsolicited acquisition proposal. These provisions are also intended to discourage certain tactics that may be used in proxy fights. However, such provisions could have the effect of discouraging others from making tender offers for our shares and, as a consequence, may inhibit fluctuations in the market price of our shares that could result from actual or rumored takeover attempts. Such provisions may also have the effect of preventing changes in management.
Authorized but Unissued Capital Stock
The authorized but unissued shares of our common stock and our preferred stock will be available for future issuance without stockholder approval, subject to any limitations imposed by the listing standards of the securities exchange on which our equity securities are then listed for trading. These additional shares of capital stock may be used for a variety of corporate purposes, including growth acquisitions, corporate finance transactions, and issuances under the 2022 Plan and ESPP. The existence of authorized but unissued and unreserved capital stock could discourage or impede an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.
Amendment of Charter or Bylaws
The DGCL generally provides that the affirmative vote of a majority of the outstanding shares entitled to vote on amendments to a corporation’s certificate of incorporation or bylaws is required to approve such amendment, unless a corporation’s certificate of incorporation or bylaws, as applicable, imposes a higher voting standard.
Our Charter provides that an affirmative vote of the holders of two-thirds
(2/3) of the outstanding shares of our Class A Common Stock and our Class B Common Stock, voting together as a single class, is required to amend the Charter or approve any change of control transaction.
Dual-Class Structure
As described above, our Charter provides for a dual-class stock structure, which gives Tim Hwang and Gerald Yao and certain of their affiliated entities and trusts, for so long as they continue to collectively beneficially own shares representing a majority of the voting power of all of the outstanding shares of our capital stock , significant influence over all matters requiring stockholder approval, including the election of our directors and significant corporate transactions, such as a merger or other sale of the Company or all or substantially all of our assets. See “
— Class
 A Common Stock — Voting Rights.
”
Classified Board
The Board is divided into three classes, designated as Class I, Class II and Class III. The directors first elected to Class I will hold office for a term expiring at the first annual meeting of stockholders following the consummation of the Business Combination; the directors first elected to Class II will hold office for a term expiring at the second annual meeting of stockholders following the consummation of the Business Combination; and the directors first elected to Class III will hold office for a term expiring at the third annual meeting of stockholders following the consummation of the Business Combination. This may make the removal of management more difficult and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for our securities.
Special Meetings of Stockholders
Our Charter permits special meetings of our stockholders to be called only by the Board, the chairman of the Board, our chief executive officer, or, at any time at the request of our stockholders collectively holding voting power sufficient to provide the Requisite Stockholder Consent. These provisions might delay the ability of our stockholders to force consideration of a proposal or to take any action, including with respect to the removal of any of our directors from office.
Advance Notice Requirement for Stockholder Proposals and Director Nominations
The Bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of stockholders, including proposed nominations of candidates for election to the Board. In order for any matter to be “properly brought” before a meeting (and thereby considered or acted upon at such meeting), a stockholder will have to comply with certain advance notice requirements and provide us with certain information. Stockholders at an annual meeting will only be permitted to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board or by a stockholder of record on the record date for the meeting who is entitled to vote at the meeting and has delivered a timely notice, in the form and manner specified in the Bylaws, of such stockholder’s intention to bring such business before the meeting. These provisions might preclude our stockholders from bringing matters before our annual meeting of stockholders or from nominating candidates for election to the Board, or might discourage or impede an attempt by a potential acquirer of the Company to conduct a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise obtain control of us.
Warrants
Legacy FiscalNote Warrants
At the effective time of the Business Combination, each warrant to purchase shares of Legacy FiscalNote capital stock (each, a “Legacy FiscalNote Warrant”) that was outstanding and unexercised immediately prior to the effective time of the Business Combination was assumed by us and converted into a warrant to purchase shares of our Class A Common Stock on the same terms and subject to the same conditions (including as to vesting and exercisability) as were in effect with respect to such Legacy FiscalNote Warrants immediately prior to the effective time, with appropriate adjustments to the number of shares of our Class A Common Stock underlying such warrant and the exercise price applicable thereto to account for the Business Combination.
Legacy FiscalNote had outstanding at the effective time of the Business Combination warrants to acquire up to an aggregate of 100,000 shares of Legacy FiscalNote Class A Common Stock which, upon consummation of the Business Combination, were assumed by FiscalNote and adjusted to warrants to acquire up to 118,700 shares of our Class A Common Stock.
DSAC Warrants
At the effective time of the Domestication, each warrant to purchase DSAC ordinary shares (each, a “DSAC warrant”) that was issued and outstanding immediately prior to the effective time of the Domestication and not terminated pursuant to its terms was converted into a warrant to purchase shares of FiscalNote Class A Common Stock on the same terms and conditions (including as to vesting and exercisability) as were in effect with respect to such DSAC warrant immediately prior to such effective time.
There are currently outstanding an aggregate of 15,868,700 warrants to acquire our Class A Common Stock, which comprise 7,000,000 Private Warrants held by the Sponsor, 8,750,000 Public Warrants and 118,700 Legacy FiscalNote Warrants.
Public Warrants
In connection with the Business Combination, each previously outstanding Warrant was adjusted to entitle the holder to purchase 1.571 shares of Class A Common Stock at a price of $11.50 per 1.571 shares, or $7.32 per share (such adjustment, the “Warrant Adjustment”)
There are currently outstanding an aggregate of 8,750,000 Public Warrants, which, following the consummation of the Business Combination, entitle the holder to acquire our Class A Common Stock. Each whole warrant entitles the registered holder to purchase one share of our Class A Common Stock at a price of $7.32 per share, subject to further adjustment as discussed below, beginning 30 days after the consummation of the Business Combination, provided that we have an effective registration statement under the Securities Act covering our Class A Common Stock issuable upon exercise of the warrants and a current prospectus relating to such our Class A Common Stock is available (or we permit holders to exercise their respective warrants on a cashless basis under the circumstances specified in the Warrant Agreement) and such shares are registered, qualified or exempt from registration under the securities, or blue sky laws of the state of residence of the holder. Pursuant to the Warrant Agreement a holder may exercise its warrants only for a whole number of shares of our Class A Common Stock. This means only a whole warrant may be exercised at a given time by a warrant holder. The warrants will expire five years after the completion of the Business Combination, at 5:00 p.m., New York City time, or July 29, 2027, or earlier upon redemption or liquidation.
Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $11.45:
Once the warrants become exercisable, we may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A Common Stock for any 20 trading days within a 30-trading day period ending three business days before the Company sends to the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $11.45 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations, changes in exercise price and the like).

Redemption of Warrants when the price per share of Class A Common Stock equals or exceeds $6.36:
Once the warrants become exercisable, we may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A Common Stock to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A Common Stock;

•	if, and only if, the Reference Value equals or exceeds $6.36 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $11.45 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations, changes in exercise price and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of our Class A Common Stock may fall below the $11.45 redemption trigger price (as adjusted for stock sub-divisions,
stock capitalizations, reorganizations, recapitalizations, changes in exercise price and the like) as well as the $7.32 warrant exercise price per share after the redemption notice is issued.
During the period beginning on the date the notice of redemption is given, holders may elect to exercise their warrants on a cashless basis. The numbers in the table below represent the number of shares of FiscalNote Class A Common Stock that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of FiscalNote Class A Common Stock on the corresponding redemption date (assuming holders elect to exercise their warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of FiscalNote Class A Common Stock during the ten trading days immediately following the date on which the notice of redemption is sent to the holders of warrants, and the number of months that the corresponding redemption date precedes the expiration date of the warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one business day after the
10-trading
day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of shares issuable upon exercise of a warrant or the exercise price of a warrant is adjusted as set forth under the Warrant Agreement. If the number of shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of shares deliverable upon exercise of a warrant immediately prior to such adjustment and the denominator of which is the number of shares deliverable upon exercise of a warrant as so adjusted. The number of shares in the table below shall be adjusted in the same manner and at the same time as the number of shares issuable upon exercise of a warrant. If the exercise price of a warrant is adjusted pursuant to Section 4.1 of the Warrant Agreement, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a warrant pursuant to such exercise price adjustment.

Redemption Date	≤	$6.36	$7.00	$7.64	$8.27	$8.91	$9.55	$10.18	$10.82	≥	$11.45
(period to expiration of warrants)
60 months		0.410	0.442	0.467	0.489	0.509	0.530	0.547	0.563		0.567
57 months		0.404	0.435	0.462	0.487	0.509	0.530	0.547	0.563		0.567
54 months		0.396	0.427	0.457	0.482	0.506	0.526	0.545	0.561		0.567
51 months		0.387	0.421	0.451	0.478	0.503	0.523	0.544	0.561		0.567
48 months		0.379	0.413	0.445	0.473	0.498	0.522	0.541	0.559		0.567
45 months		0.369	0.405	0.438	0.468	0.495	0.519	0.539	0.559		0.567
42 months		0.358	0.396	0.431	0.462	0.490	0.515	0.537	0.558		0.567
39 months		0.347	0.387	0.423	0.456	0.486	0.511	0.534	0.556		0.567
36 months		0.335	0.376	0.413	0.448	0.479	0.508	0.533	0.555		0.567
33 months		0.322	0.365	0.404	0.440	0.473	0.503	0.530	0.553		0.567
30 months		0.308	0.352	0.393	0.431	0.467	0.497	0.526	0.552		0.567
27 months		0.291	0.336	0.380	0.421	0.457	0.492	0.522	0.550		0.567
24 months		0.272	0.321	0.366	0.409	0.448	0.484	0.517	0.547		0.567
21 months		0.253	0.303	0.350	0.396	0.438	0.478	0.512	0.545		0.567
18 months		0.229	0.281	0.332	0.380	0.426	0.468	0.506	0.542		0.567
15 months		0.204	0.258	0.310	0.361	0.412	0.457	0.498	0.537		0.567
12 months		0.174	0.229	0.284	0.339	0.393	0.443	0.490	0.533		0.567
9 months		0.141	0.196	0.255	0.313	0.372	0.427	0.479	0.528		0.567
6 months		0.102	0.156	0.215	0.280	0.344	0.407	0.465	0.520		0.567
3 months		0.053	0.102	0.163	0.236	0.310	0.382	0.449	0.512		0.567
0 months		—	—	0.066	0.181	0.281	0.366	0.442	0.508		0.567
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of shares of Class A Common Stock to be issued for each warrant exercised will be determined by a straight-line interpolation between the number of shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or
366-day
year, as applicable. For example, if the volume weighted average price of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $9.55 per share, and at such time there are 57 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.530 shares of Class A Common Stock for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of Class A Common Stock during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the warrants is $8.31 per share, and at such time there are 38 months until the expiration of the warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.468 shares of Class A Common Stock for each whole warrant. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.567 shares of Class A Common Stock per warrant (subject to adjustment). Finally, as reflected in the table above, if the warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption by us pursuant to this redemption feature, since they will not be exercisable for any shares of Class A Common Stock.
This redemption feature differs from the typical warrant redemption features, which typically only provide for a redemption of warrants for cash (other than the private placement warrants) when the trading price for the applicable common stock exceeds $11.45 per share for a specified period of time. This redemption feature is structured to allow for all of the outstanding warrants to be redeemed when the shares of Class A Common Stock are trading at or above $6.36 per share, which may be at a time when the trading price of Class A Common Stock is below the exercise price of the warrants. We have established this redemption feature to provide us with the flexibility to redeem the warrants without the warrants having to reach the $11.45 per share threshold set forth above under “
—Redemption of Warrants when the price per share of Class
 A Common Stock equals or exceeds $11.45
.” Holders choosing to exercise their warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of shares for their warrants based on an option pricing model with a fixed volatility input. This redemption right provides us with an additional mechanism by which to redeem all of the outstanding warrants, and therefore have certainty as to our capital structure as the warrants would no longer be outstanding and would have been exercised or redeemed. We will be required to pay the applicable redemption price to warrant holders if we choose to exercise this redemption right and it will allow us to quickly proceed with a redemption of the warrants if we determine it is in our best interest to do so. As such, we would redeem the warrants in this manner when we believe it is in our best interest to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, we can redeem the warrants when the Class A Common Stock are trading at a price starting at $6.36, which is below the exercise price of $7.32 per share, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their warrants on a cashless basis for the applicable number of shares. If we choose to redeem the warrants when the shares of Class A Common Stock are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer shares of Class A Common Stock than they would have received if they had chosen to exercise their warrants for shares of Class A Common Stock if and when such shares of Class A Common Stock were trading at a price higher than the exercise price of $7.32 per share.
No fractional shares of Class A Common Stock will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a share, we will round down to the nearest whole number of the number of shares of Class A Common Stock to be issued to the holder. If, at the time of redemption, the warrants are exercisable for a security other than the shares of Class A Common Stock pursuant to the Warrant Agreement, the warrants may be exercised for such security. At such time as the warrants become exercisable for a security other than the shares of Class A Common Stock, we will use our commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the warrants.
The foregoing description of the Warrant Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Warrant Agreement, which is attached hereto as Exhibit 4.1 and is incorporated herein by reference.
Redemption Procedures and Cashless Exercise
If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of our Class A Common Stock issuable upon the exercise of its warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of our Class A Common Stock equal to the quotient obtained by dividing (x) the product of the number of our Class A Common Stock underlying the warrants, multiplied by the excess of the “fair market value” of our Class A Common Stock over the exercise price of the warrants by (y) the fair market value. The “fair market value” will mean the average reported closing price of our Class A Common Stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If the our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of our Class A Common Stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption.

We believe this feature is an attractive option to use if we do not need the cash from the exercise of the warrants. If we call our warrants for redemption and our management does not take advantage of this option, the holders of the private placement warrants and their permitted transferees would still be entitled to exercise their private placement warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.
A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 4.9% or 9.8% (as specified by the holder) of our Class A Common Stock outstanding immediately after giving effect to such exercise.
If the number of outstanding shares of our Class A Common Stock is increased by a share capitalization payable in shares of our Class A Common Stock, or by a split-up
of common stock or other similar event, then, on the effective date of such share capitalization, split-up
or similar event, the number of shares of our Class A Common Stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of our common stock. A rights offering to holders of common stock entitling holders to purchase our Class A Common Stock at a price less than the fair market value will be deemed a share capitalization of a number of shares of our Class A Common Stock equal to the product of (i) the number of shares of our Class A Common Stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for our A Common Stock) and (ii) the quotient of (x) the price per share of our Class A Common Stock paid in such rights offering and (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for shares of our Class A Common Stock, in determining the price payable for our Class A Common Stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of shares of our Class A Common Stock as reported during the 10-trading day period ending on the trading day prior to the first date on which the our Class A Common Stock trades on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.
In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or makes a distribution in cash, securities or other assets to the holders of our Class A Common Stock on account of such our Class A Common Stock (or other securities into which the warrants are convertible), other than (a) as described above, (b) certain ordinary cash dividends, or (c) to satisfy the redemption rights of the holders of Class A Common Stock in connection with the Business Combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of our Class A Common Stock in respect of such event.
If the number of outstanding shares of our Class A Common Stock is decreased by a consolidation, combination or reclassification of our Class A Common Stock or other similar event, then, on the effective date of such consolidation, combination, reverse share split, reclassification or similar event, the number of shares of our Class A Common Stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding share of our Class A Common Stock.
Whenever the number of shares of our Class A Common Stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of our Class A Common Stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of our Class A Common Stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding our Class A Common Stock (other than those described above or that solely affects the par value of such our Class A Common Stock), or in the case of any merger or consolidation of the Company with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our issued and outstanding Class A Common Stock), or in the case of any sale or conveyance to another corporation or entity of our assets or other property as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the our Class A Common Stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of our Class A Common Stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of our Class A Common Stock in such a transaction is payable in the form of our Class A Common Stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter
market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty (30) days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Warrant Agreement based on the Black-Scholes Warrant Value (as defined in the Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The warrants will be issued in registered form under the Warrant Agreement. The Warrant Agreement provides that the terms of the warrants may be amended without the consent of any holder for the purpose of (i) curing any ambiguity or correct any defective provision, or mistake, including to conform the provisions of the Warrant Agreement to the description of the terms of the warrants and the Warrant Agreement set forth herein, (ii) adjusting the provisions relating to cash dividends on our Class A Common Stock as contemplated by and in accordance with the Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Warrant Agreement as the parties to the Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the warrants, provided that the approval by the holders of at least 50% of the then outstanding public warrants is required to make any change that adversely affects the interests of the registered holders of public warrants, and, solely with respect to any amendment to the terms of the private placement warrants, a majority of the then outstanding private placement warrants.
The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock and any voting rights until they exercise their warrants and receive our Class A Common Stock. After the issuance of our Class A Common Stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.
Private Placement Warrants
The private placement warrants (including our Class A Common Stock issuable upon exercise of the private placement warrants) will not be transferable, assignable or salable until thirty (30) days after the Business Combination (except in limited circumstances) and they will not be redeemable by us for cash so long as they are held by the Sponsor, members of the Sponsor or their permitted transferees.

The initial purchasers of the private placement warrants, or their permitted transferees, have the option to exercise the private placement warrants on a cashless basis. Except as described in this section, the private placement warrants have terms and provisions that are identical to those of the warrants sold in the Business Combination, including that they may be redeemed for shares of our Class A Common Stock. If the private placement warrants are held by holders other than the Sponsor or their permitted transferees, the private placement warrants will be redeemable by us and exercisable by the holders on the same basis as the warrants included in the units sold in the Business Combination.
Exclusive Forum
Our Charter provides that, unless we otherwise consent in writing, the Court of Chancery (the “Chancery Court”) of the State of Delaware (or, in the event that the Chancery Court does not have subject matter jurisdiction, another state or federal court located within the State of Delaware) will, to the fullest extent permitted by law, be the sole and exclusive forum for resolution of (a) any derivative action or proceeding brought on our behalf (b) any action asserting a claim of breach of a fiduciary duty owed by, or any other wrongdoing by, any current or former director, officer, other employee or stockholder of ours, (c) any action asserting a claim against us arising pursuant to any provision of the DGCL, our Charter or Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery, (d) any action to interpret, apply, enforce or determine the validity of any provisions of our Charter or the Bylaws, or (e) any other action asserting a claim governed by the internal affairs doctrine.
Notwithstanding the foregoing, unless we otherwise consent in writing, the federal district courts of the United States will be the exclusive forum for the resolution of any action, claim or proceeding arising under the Securities Act of 1933, as amended.
This provision will not apply to claims arising under the Exchange Act or other federal securities laws for which there is exclusive federal jurisdiction.
Limitations on Liability and Indemnification of Officers and Directors
The DGCL authorizes corporations to limit or eliminate the personal liability of directors and stockholders of corporations for monetary damages for breaches of directors’ fiduciary duties, subject to certain exceptions. Our Charter includes a provision that eliminates, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), the personal liability of our directors for damages for any breach of fiduciary duty as a director.
Our Charter provides that, to the fullest extent permitted by the DGCL (as currently in effect or as it may in the future be amended), we must indemnify and hold harmless and advance expenses to any of its directors and officers who is involved in any action, suit or proceeding by reason of the fact that he or she is or was a director or officer of ours or, while serving as a director or officer of ours, is or was serving at our request as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity. We also are expressly authorized to carry directors’ and officers’ liability insurance providing indemnification for our directors, officers, and certain employees for some liabilities. We believe that these indemnification and advancement provisions and insurance are useful to attract and retain qualified directors and executive officers.
The limitation of liability, advancement and indemnification provisions in our Charter and Bylaws may discourage stockholders from bringing lawsuits against our directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our directors and officers, even though such an action, if successful, might otherwise benefit us and our stockholders. In addition, your investment in us may be adversely affected to the extent that we pay the costs of settlement and damage awards against directors and officer pursuant to these indemnification provisions.

There is currently no pending material litigation or proceeding involving any of our directors, officers, or employees for which indemnification is sought.
Dissenters’ Rights of Appraisal and Payment
Under the DGCL, with certain exceptions, our stockholders have appraisal rights in connection with a merger or consolidation of the Company. Pursuant to the DGCL, stockholders who properly demand and perfect appraisal rights in connection with such merger or consolidation will have the right to receive payment of the fair value of their shares as determined by the Delaware Court of Chancery.
Stockholders’ Derivative Actions
Under the DGCL, any of our stockholders may bring an action in our name to procure a judgment in our favor, also known as a derivative action, provided that the stockholder bringing the action is a holder of our shares at the time of the transaction to which the action relates or such stockholder’s stock thereafter devolved by operation of law.
Transfer Agent and Warrant Agent
Continental Stock Transfer & Trust Company is the transfer agent for our Class A Common Stock and the warrant agent for our warrants.
Rule 144
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company, such as the Company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form
8-K
reports; and

•	at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC reflecting its status as an entity that is not a shell company.
Upon the Closing, the Company ceased to be a shell company.
When and if Rule 144 becomes available for the resale of our securities, a person who has beneficially owned restricted shares of our Common Stock or warrants for at least six months would be entitled to sell their securities, provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.
Persons who have beneficially owned restricted shares of our Common Stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•	one percent (1%) of the total number of shares of Common Stock then outstanding; or
Sales by our affiliates under Rule 144 will also be limited by manner of sale provisions and notice requirements and to the availability of current public information about us.
Listing of Our Class A Common Stock and Our Public Warrants
Our Class A Common Stock and Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) and trade under the symbols “NOTE” and “NOTE.WS”, respectively. On August 25, 2022, the closing price of our Class A Common Stock was $10.03 per share and the closing price of our Public Warrants was $0.95 per Public Warrant.

LEGAL MATTERS
Paul Hastings LLP, Washington, District of Columbia, will pass upon the validity of any securities offered by this prospectus.
EXPERTS
The consolidated financial statements of FiscalNote Intermediate Holdco, Inc. (formerly FiscalNote Holdings, Inc.) as of December 31, 2021 and 2020, and for each of the years then ended, appearing in this Prospectus and Registration Statement, have been audited by RSM US LLP (“RSM”), an independent registered public accounting firm, as set forth in their report appearing elsewhere herein, and are included in reliance upon such report and upon the authority of such firm as experts in accounting and auditing.
The financial statements of DSAC as of December 31, 2021 and 2020 and for the year ended December 31, 2021 and the period from August 28, 2020 (date of inception) through December 31, 2020 included in this prospectus have been audited by Marcum LLP (“Marcum”), independent registered public accounting firm, as set forth in their report thereon, appearing elsewhere herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
CHANGE IN REGISTRANT’S CERTIFYING ACCOUNTANT
On August 24, 2022, the Audit Committee (the “Committee”) of our Board approved the engagement of RSM as FiscalNote Holdings, Inc.’s (the “Company”) independent registered public accounting firm to audit the Company’s consolidated financial statements for the year ending December 31, 2022. RSM US LLP served as the independent registered public accounting firm of Legacy FiscalNote prior to the Business Combination. Accordingly, Marcum, DSAC’s independent registered public accounting firm prior to the Business Combination, was informed that it would be dismissed and replaced by RSM US LLP as the Company’s independent registered public accounting firm.
The reports of Marcum on DSAC’s balance sheet as of December 31, 2021 and 2020 and financial statements for the year ended December 31, 2021 and the period from August 28, 2020 (date of inception) through December 31, 2020, did not contain an adverse opinion or a disclaimer of opinion, and were not qualified or modified as to uncertainties, audit scope, or accounting principles except for an explanatory paragraph in such report regarding substantial doubt about DSAC’s ability to continue as a going concern.
During the period from August 28, 2020 (date of inception) through December 31, 2020, the year ended December 31, 2021 and the subsequent interim period through August 24, 2022, there were no disagreements with Marcum on any matter of accounting principles or practices, financial disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Marcum, would have caused it to make reference to the subject matter of the disagreement or reportable events as defined in Item 304(a)(1)(v) of Regulation
S-K
under the Exchange Act (“Regulation
S-K”),
other than a previously disclosed material weakness in DSAC’s internal control over financial reporting identified by DSAC, which resulted in the restatement of DSAC’s financial statements for certain periods.
During the period August 28, 2020 (date of inception) to the date the Committee approved the engagement of RSM as the Company’s independent registered public accounting firm, neither DSAC nor the Company, as applicable, consulted with RSM on matters that involved the application of accounting principles to a specified transaction, the type of audit opinion that might be rendered on DSAC’s or the Company’s consolidated financial statements or any other matter that was either the subject of a disagreement or reportable event.

The Company has provided Marcum with a copy of the disclosures made by us in response to Item 304(a) of
Regulation S-K and
has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the registrant in response to
Item 304(a) of Regulation S-K and,
if not, stating the respects in which it does not agree.

WHERE YOU CAN FIND MORE INFORMATION
We have filed a registration statement on
Form S-1,
including exhibits, under the Securities Act of 1933, as amended, with respect to the securities offered by this prospectus. This prospectus does not contain all of the information included in the registration statement. For further information pertaining to us and our securities, you should refer to the registration statement and our exhibits.
In addition, we file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings are available to the public on a website maintained by the SEC located at www.sec.gov. We also maintain a website at www.fiscalnote.com. Through our website, we make available, free of charge, annual, quarterly and current reports, proxy statements and other information as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC. The information contained on, or that may be accessed through, our website is not part of, and is not incorporated into, this prospectus.

INDEX TO FINANCIAL STATEMENTS
DUDDELL STREET ACQUISITION CORP.
(now known as FiscalNote Holdings, Inc.)

Page
Report of Independent Registered Public Accounting Firm (PCAOB ID: 688)	F-2
Consolidated Financial Statements:
Consolidated Balance Sheets as of December 31, 2021 and 2020	F-3
Consolidated Statements of Operations for the year ended December 31, 2021 and for the period from August 28, 2020 (inception) through December 31, 2020	F-4
Consolidated Statements of Changes in Shareholders’ Deficit for the year ended December 31, 2021 and for the period from August 28, 2020 (inception) through December 31, 2020	F-5
Consolidated Statements of Cash Flows for the year ended December 31, 2021 and for the period from August 28, 2020 (inception) through December 31, 2020	F-6
Notes to Consolidated Financial Statements	F-7
Unaudited Condensed Financial Statements
Condensed Consolidated Balance Sheets as of June 30, 2022 (unaudited) and December 31, 2021	F-24
Unaudited Condensed Consolidated Statements of Operations for the Three and Six Months Ended June 30, 2022 and 2021	F-25
Unaudited Condensed Consolidated Statements of Changes in Shareholders’ Deficit for the Three and Six Months Ended June 30, 2022 and 2021	F-26
Unaudited Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2022 and 2021	F-27
Notes to Unaudited Condensed Consolidated Financial Statements	F-28
FISCALNOTE HOLDINGS, INC.
(now known as FiscalNote Intermediate Holdco, Inc.)

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Duddell Street Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of Duddell Street Acquisition Corp. (the “Company”) as of December 31, 2021 and 2020, the related consolidated statements of operations, changes in stockholders’ deficit and cash flows for the year ended December 31, 2021 and for the period from August 28, 2020 (inception) through December 31, 2020, and the related notes (collectively referred to as the “financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of its operations and its cash flows for the year ended December 31, 2021 and for the period from August 28, 2020 (inception) through December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph — Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1 to the financial statements, the Company’s business plan is dependent on the completion of a business combination and the Company’s cash and working capital as of December 31, 2021 are not sufficient to complete its planned activities. These conditions and date for mandatory liquidation and subsequent dissolution, should a business combination not occur prior to November 2, 2022, raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audit. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audit in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audit we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audit included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audit also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audit provides a reasonable basis for our opinion.
/s/ Marcum LLP
Marcum LLP
We have served as the Company’s auditor since 2020.
Boston, MA
April 13, 2022

DUDDELL STREET ACQUISITION CORP.
CONSOLIDATED BALANCE SHEETS

	December 31,
	2021	2020
Assets
Current assets:
Cash	$618,138	$—
Due from related party	—	411,692
Prepaid expenses	462,473	789,798

Total current assets	1,080,611	1,201,490
Investments held in Trust Account	175,101,805	175,030,689

Total Assets	$176,182,416	$176,232,179

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$1,736,244	$4,291
Accrued expenses	2,942,445	179,780
Note payable – related party	—	175,626

Total current liabilities	4,678,689	359,697
Deferred underwriting commissions	6,125,000	6,125,000
Derivative warrant liabilities	19,687,500	20,805,000

Total liabilities	30,491,189	27,289,697

Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption; 17,500,000 shares at $10.00 per share at December 31, 2021 and 2020	175,000,000	175,000,000

Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at December 31, 2021 and 2020	—	—
Class A ordinary shares subject to possible redemption, $0.0001 par value; 180,000,000 shares authorized; no non-redeemable shares issued or outstanding at December 31, 2021 and 2020	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 4,375,000 shares issued and outstanding at December 31, 2021 and 2020	437	437
Additional paid-in capital	—	—
Accumulated deficit	(29,309,210)	(26,057,955)

Total shareholders’ deficit	(29,308,773)	(26,057,518)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$176,182,416	$176,232,179

The accompanying notes are an integral part of these consolidated financial statements.

DUDDELL STREET ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Year Ended December 31, 2021	The Period From August 28, 2020 (inception) through December 31, 2020
General and administrative expenses	$5,939,873	$672,065

Loss from operations	(5,939,873)	(672,065)
Other income (expense)
Financing cost – derivative warrant liabilities	—	(469,465)
Interest earned on investments held in Trust Account	71,118	30,688
Change in fair value of derivative warrant liabilities	2,212,500	(7,980,000)

Net loss	$(3,656,255)	$(9,090,842)

Weighted average shares outstanding of Class A ordinary shares, basic and diluted	17,500,000	8,536,585

Basic and diluted net loss per share, Class A ordinary shares subject to redemption	$(0.17)	$(0.70)

Weighted average shares outstanding of Class B ordinary shares, basic and diluted	4,375,000	4,375,000

Basic and diluted net loss per share, Class B ordinary shares	$(0.17)	$(0.70)

The accompanying notes are an integral part of these consolidated financial statements.

DUDDELL STREET ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
Year Ended December 31, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – December 31, 2020	—	$—	4,375,000	$437	$—	$(26,057,955)	$(26,057,518)
Excess of cash received over fair value of private placement warrants	—	—	—	—	405,000	—	405,000
Recovery of accretion recognized against accumulated deficit	—	—	—	—	(405,000)	405,000	—
Net loss	—	—	—	—	—	(3,656,255)	(3,656,255)

Balance – December 31, 2021	—	$—	4,375,000	$437	$—	$(29,309,210)	$(29,308,773)

The Period From August 28, 2020 (inception) through December 31, 2020

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance – August 28, 2020 (inception)	—	$—	—	$—	$—	$—	$—
Issuance of Class B ordinary shares to Sponsor	—	—	5,031,250	503	24,497	—	25,000
Excess of cash received over fair value of private placement warrants	—	—	—	—	550,000	—	550,000
Forfeiture of Class B ordinary shares	—	—	(656,250)	(66)	66	—	—
Accretion of Class A Shares subject to possible redemption	—	—	—	—	(574,563)	(16,967,113)	(17,541,676)
Net loss	—	—	—	—	—	(9,090,842)	(9,090,842)

Balance – December 31, 2020	—	$—	4,375,000	$437	$—	$(26,057,955)	$(26,057,518)

The accompanying notes are an integral part of these consolidated financial statements.

DUDDELL STREET ACQUISITION CORP.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31, 2021	For The Period From August 28, 2020 (inception) through December 31, 2020
Cash Flows from Operating Activities:
Net loss	$(3,656,255)	$(9,090,842)
Adjustments to reconcile net loss to net cash provided by operating activities:
General and administrative expenses paid by Sponsor under note payable	88,206	62,017
General and administrative expenses paid by Sponsor under due to related party	—	1,260,776
Financing cost – derivative warrant liabilities	—	469,465
Interest income on investments held in Trust Account	(71,118)	(30,689)
Change in fair value of derivative warrant liabilities	(2,212,500)	7,980,000
Changes in operating assets and liabilities:
Prepaid expenses	327,327	(764,798)
Accounts payable	1,731,953	4,291
Accrued expenses	2,762,665	109,780

Net cash used in operating activities	(1,029,722)	—

Cash Flows from Investing Activities:
Cash deposited in Trust Account	—	(175,000,000)

Net cash used in investing activities	—	(175,000,000)

Cash Flows from Financing Activities:
Proceeds received from initial public offering	—	175,000,000
Proceeds from settlement of receivable from related party	323,486	—
Repayment of note payable to related party	(175,626)	—
Proceeds received from private placement	1,500,000	—

Net cash provided by financing activities	1,647,860	175,000,000

Net increase in cash	618,138	—
Cash – beginning of the period	—	—

Cash – end of the period	$618,138	$—

Supplemental disclosure of noncash investing and financing activities:
Prepaid expenses paid by Sponsor in exchange for issuance of Class B ordinary shares	$—	$25,000
Offering costs included in accrued expenses	$—	$70,000
Offering costs included in note payable – related party	$—	$113,610
Offering costs included in due to related party	$—	$327,532
Deferred underwriting commissions in connection with the initial public offering	$—	$6,125,000
Gross proceeds received from private placement held in Sponsor’s bank account	$—	$550,000
Offering costs paid by Sponsor out of proceeds received from private placement	$—	$3,500,000
The accompanying notes are an integral part of these consolidated financial statements.

DUDDELL STREET ACQUISITION CORP.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Note 1 — Description of Organization, Business Operations, Going Concern and Basis of Presentation
Duddell Street Acquisition Corp. (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on August 28, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses (“Business Combination”).
As of December 31, 2021, the Company had not yet commenced operations. All activity for the period from August 28, 2020 (inception) through December 31, 2021 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and the search for and due diligence on a potential target for a Business Combination.
The Company’s sponsor is Duddell Street Holdings Limited, a Cayman Islands exempted company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 28, 2020. On November 2, 2020, the Company consummated its Initial Public Offering of 17,500,000 units (the”Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175.0 million, and incurring offering costs of approximately $10.1 million, inclusive of approximately $6.1 million in deferred underwriting commissions (Note 6).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,500,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $5.5 million (Note 4). On October 18, 2021, the Company and the Sponsor entered into a purchase agreement whereby the Sponsor agreed to purchase an additional 1,500,000 Private Placement Warrants for aggregate proceeds to the Company of $1.5 million, with each warrant having substantially the same terms as the Private Placement Warrants issued concurrent with the Initial Public Offering.
Upon the closing of the Initial Public Offering and the Private Placement, $175.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under
Rule 2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds were placed in the Trust Account and are intended to be applied generally towards consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post- transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.
The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i)
 in

connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share
amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares are recorded at a redemption value and classified as temporary equity following the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). In such case, the Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the founder shares prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their founder shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their founder shares and Public Shares (except with respect to any Public Shares acquired in or after the Initial Public Offering) in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, directors and director nominees have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
If the Company is unable to complete a Business Combination within 24 months from the closing of the Initial Public Offering, or November 2, 2022, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share
price, payable in cash, equal to the aggregate amount then on deposit in the trus
t

account, including interest earned on the funds held in the trust account (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii), to the obligations under Cayman Islands law to provide for claims of creditors and in all cases subject to the other requirements of applicable law.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).
The Initial Shareholders have agreed to waive their liquidation rights with respect to the founder shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial Shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares (but not with respect to any Public Shares acquired before the Initial Public Offering) if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Proposed Business Combination
On November 7, 2021, the Company entered into an Agreement and Plan of Merger (as it may be amended, supplemented or otherwise modified from time to time, the “Business Combination Agreement”), by and among the Company, Grassroots Merger Sub, Inc., a Delaware corporation (“Merger Sub”), and FiscalNote Holdings, Inc., a Delaware corporation (“FiscalNote”). The Business Combination Agreement and the transactions contemplated thereby were approved by the boards of directors of each of the Company, Merger Sub and FiscalNote.
The Business Combination Agreement provides for, among other things, the following transactions on the closing date: (i) the Company will domesticate as a Delaware corporation (“Newco”, such transaction, the “Domestication”) and, in connection with the Domestication, (A) each then issued and outstanding Class A ordinary share of the Company will convert automatically into one share of Class A common stock of Newco (the “Newco Class A Common Stock”), (B) each then issued and outstanding Class B ordinary share of the Company will convert automatically into one share of Newco Class A Common Stock, and (C) each then issued and outstanding common warrant of the Company will convert automatically into one warrant to purchase one share of Newco Class A Common Stock; and (ii) at least one day after the Domestication, Merger Sub will merge with and into FiscalNote, with FiscalNote as the surviving company in the merger and, after giving effect to such merger, continuing as a whollyowned subsidiary of Newco (the “Merger”).
The Domestication, the Merger and the other transactions contemplated by the Business Combination Agreement are hereinafter referred to as the “Proposed Business Combination.” The time at which the Merger becomes effective are hereinafter referred to as the “Effective Time.”
In connection with the Proposed Business Combination, Newco will adopt a dual class stock structure pursuant to which (i) all stockholders of Newco, other than the existing holders of FiscalNote Class B common stock, will hold shares of Newco Class A Common Stock, which will have one vote per share, and (ii) the existing holders of FiscalNote Class B common stock will hold shares of Class B common stock of Newco (the “Newco Class B Common Stock”), which will have 25 votes per share. The Newco Class B Common Stock will be subject to conversion to Newco Class A Common Stock upon any transfers of Newco Class B Common Stock (except for certain permitted transfers) and subject to certain other customary terms and conditions.
The Proposed Business Combination is expected to close in the first quarter of 2022, following the receipt of the required approval by the Company’s and FiscalNote’s shareholders and the fulfillment of other customary closing conditions
In accordance with the terms and subject to the conditions of the Business Combination Agreement (i) each share of FiscalNote Class A common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of Newco Class A Common Stock, in an amount determined by dividing the quotient of (A) the sum of $1 billion plus the aggregate exercise price payable with respect to vested FiscalNote options and FiscalNote warrants, divided by (B) the total number of issued and outstanding FiscalNote shares, taking into account the total number of shares issued or issuable as a result of any exercise or conversion of all FiscalNote equity securities outstanding immediately prior to the Effective Time (whether issued prior to, at or after the Effective Time), by $10.00 (the “Exchange Ratio”), in accordance with the Business Combination Agreement, (ii) each share of FiscalNote Class B common stock (other than dissenting shares) will be canceled and converted into the right to receive the applicable portion of the merger consideration comprised of Newco Class B Common Stock, as determined pursuant to the Exchange Ratio, (iii) all of the subordinated convertible promissory notes issued by FiscalNote that are outstanding and unconverted immediately prior to the Effective Time will be automatically assumed and converted into a convertible note issued by Newco with a right of conversion into shares of Newco Class A Common Stock, (iv) all of the warrants to purchase FiscalNote Class A common stock or FiscalNote preferred stock outstanding and unexercised or unconverted, as applicable, immediately prior to the Effective Time will be deemed automatically exercised or converted into the right to receive a number of shares of Newco Class A common stock determined in accordance with the Business Combination Agreement, (v) all options to purchase Class A common stock of FiscalNote, vested or unvested, will convert into stock options to purchase shares of Newco Class A Common Stock determined in accordance with the Exchange Ratio, (vi) vested restricted stock units to acquire shares of Class A common stock of FiscalNote will be automatically deemed settled and converted into the right to receive that number of shares of Newco Class A Common Stock determined in the Business Combination Agreement, and (vii) all of the unvested restricted stock units to acquire shares of Class A common stock of FiscalNote outstanding immediately prior to the Effective Time will be automatically assumed and converted into restricted stock units relating to shares of Newco Class A Common Stock, subject to substantially the same terms and conditions as were applicable immediately before the Effective Time.
In addition, the Business Combination Agreement contemplates that the holders of common stock, warrants, options and RSUs of FiscalNote outstanding immediately prior to the Effective Time will be entitled to receive earnout consideration in the form of shares of Newco Class A Common Stock and/or restricted stock units of Newco upon occurrence of certain triggering events after the Effective Time as determined in the Business Combination Agreement.
Upon consummation of the Proposed Business Combination, the Company will pay financial advisors a fee of $5 million.
Sponsor Agreement
Concurrently with the execution of the Business Combination Agreement, the Company, the Sponsor, FiscalNote and certain other persons party thereto entered into a sponsor letter agreement (the “Sponsor Agreement”), pursuant to which the Sponsor has agreed, among other things,to (i) not redeem any ordinary shares in the Company owned by it in connection with the Business Combination, (ii) vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and (iii) waive any adjustment to the conversion ratio set forth in the Company’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of the Company held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement.
In addition, the Sponsor has agreed that (i) all equity interests of Newco held by the Sponsor immediately after the Effective Time (the “Restricted Securities”) will be subject to a lockup of 180 days from the Effective Time and (ii) 50% of each type of the Restricted Securities held by the Sponsor will be subject to a lockup during the period from the date that is 180 days following after the Effective Time and ending on the first anniversary of the Effective Time, in each case, except to the Permitted Transferees as defined in the Sponsor Agreement.
PIPE Financing (Private Placement)
In connection with the signing of the Business Combination Agreement, the Company entered into subscription agreements (the “Subscription Agreements”) with certain investors, including affiliates of Sponsor (the “PIPE Investors”). Pursuant to the Subscription Agreements, the PIPE Investors agreed to subscribe for and purchase, and the Company agreed to issue and sell to such investors, on the closing date of, and immediately prior to (but subject to), the Merger, an aggregate of 10,000,000 shares of Newco Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $100,000,000 (the “PIPE Financing”). The Company will pay placement agent fees aggregating 4% of the aggregate gross proceeds from the PIPE financing, upon consummation of the PIPE financing.
Voting and Support Agreements
Concurrently with the execution of the Business Combination Agreement, certain stockholders of FiscalNote (collectively, the “Voting Stockholders”) entered into a voting and support agreement (collectively, the “Support Agreements”) with the Company and FiscalNote, pursuant to which each Voting Stockholder has agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) a lockup of all equity interests of Newco held by such Voting Stockholder immediately after the Effective Time for a period of 180 days from the Effective Time (or 12 months, in the case of the Company’s co-founders),
and (iii) be bound by certain other covenants and agreements related to the Business Combination. The Voting Stockholders hold sufficient shares of FiscalNote to cause the approval of the Business Combination on behalf of FiscalNote.

Registration Rights Agreement
At the closing of the Business Combination, Newco, the Sponsor, the Backstop Purchasers (as defined below) and certain other holders of Newco Class A Common Stock will enter into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) pursuant to which, among other matters, certain stockholders of the Company and FiscalNote will be granted certain customary demand and “piggy-back” registration rights with respect to their respective shares of Newco Class A Common Stock.
Backstop Agreement
In connection with the signing of the Business Combination Agreement, the Company and certain affiliates of the Sponsor (the “Backstop Purchasers”) entered into a backstop agreement (the “Backstop Agreement”) whereby the Backstop Purchasers have agreed, subject to the other terms and conditions included therein, at the BPS Closing (as defined in the Backstop Agreement), to subscribe for Newco Class A Common Stock in order to fund any redemptions by shareholders of the Company in connection with the Business Combination, in an amount of up to $175,000,000 (the “Sponsor Backstop”).
Liquidity and Going Concern
As of December 31, 2021, the Company had cash of approximately $618,000 and a working capital deficit of approximately $3.6 million.
The Company’s liquidity needs through December 31, 2021 have been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the founder shares (as defined below), the loan under the Note of approximately $176,000 (see Note 5) to the Company, and the net proceeds from the consummation of the Initial Public Offering and the Private Placement of $2.0 million. On October 18, 2021, the Company and the Sponsor entered into a warrant purchase agreement whereby the Sponsor agreed to purchase an additional 1,500,000 Private Placement Warrants for aggregate proceeds to the Company of $1.5 million. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of December 31, 2021, there were no amounts outstanding under any Working Capital Loans.
In connection with the Company’s assessment of going concern considerations in accordance with FASB ASC Topic
205-40,
“Presentation of Financial Statements — Going Concern,” the Company has until November 2, 2022 to consummate a Business Combination. It is uncertain that the Company will be able to consummate a Business Combination by this time. If a Business Combination is not consummated by this date, there will be a mandatory liquidation and subsequent dissolution of the Company. Management has determined that the liquidity condition and mandatory liquidation, should a Business Combination not occur, and potential subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after November 2, 2022.
Over this time period, the Company will be using funds not held in the Trust account for paying existing accounts payable, identifying and evaluating prospective initial Business Combination candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to merge with or acquire, and structuring, negotiating and consummating the Business Combination.
Risks and Uncertainties
Management is currently evaluating the impact of the
COVID-19
pandemic on the industry and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations and/or search for a target company, the specific impact is not readily determinable as of the date of these consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Note 2 — Summary of Significant Accounting Policies
Basis of presentation
The accompanying consolidated financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the SEC.
Emerging growth company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of December 31, 2021 and 2020, the Company did not have any cash equivalents.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000, and investments held in the Trust Account. At December 31, 2021 and 2020, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Investments Held in Trust Account
The Company’s portfolio of investments is comprised of U.S. government securities, within the meaning set forth in Section 2(a) (16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest earned on investments held in Trust Account in the accompanying statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the consolidated balance sheets.
Fair Value Measurement
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s statements of operations. The fair value of the Public Warrants and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the value of the Public Warrants are measured based on the trading price since being separately listed and traded, and the Private Placement Warrants are measured at fair value using a Monte Carlo simulation model, or based on the public warrant trading price taking into account certain provisions in the warrant agreement.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred and presented as non-operating
expenses in the statements of operations. Offering costs associated with the Public Shares were charged against the carrying value of the Class A ordinary shares subject to redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at December 31, 2021 and 2020, 17,500,000 Class A ordinary shares subject to possible redemption, respectively, are presented as temporary equity, outside of the shareholders’ equity section of the Company’s consolidated balance sheets.
Effective with the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption amount, which resulted in charges against additional paid-in
capital (to the extent available) and accumulated deficit.
Income Taxes
FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Loss Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares.
Net loss per ordinary share is calculated by dividing the net loss by the weighted average ordinary shares outstanding for the respective period.
The calculation of diluted net loss per ordinary shares does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 15,750,000 ordinary shares in the calculation of diluted loss per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net loss per share is the same as basic net loss per share for the year ended December 31, 2021 and for the period from August 28, 2020 (inception) through December 31, 2020. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:
Recent Accounting Standards
In August 2020, the FASB issued Accounting Standards Update (“ASU”) No.
2020-06,
 Debt-Debt with Conversion and Other Options (Subtopic
470-20)
and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic
815-40):
Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity
 (“ASU
2020-06”),
which simplifies accounting for convertible instruments by removing major separation models required under current GAAP. The ASU also removes certain settlement conditions that are required for equity-linked contracts to qualify for the derivative scope exception, and it simplifies the diluted earnings per share calculation in certain areas. The Company adopted ASU
2020-06
on January 1, 2021. Adoption of the ASU did not impact the Company’s financial position, results of operations or cash flows.
The Company’s management does not believe that any other recently issued, but not yet effective, accounting standards if currently adopted would have a material effect on the accompanying consolidated financial statements.
Note 3 — Initial Public Offering
On November 2, 2020, the Company consummated its Initial Public Offering of 17,500,000 Units, at $10.00 per Unit, generating gross proceeds of $175.0 million, and incurring offering costs of approximately $10.1 million, inclusive of approximately $6.1 million in deferred underwriting commissions. Of the 17,500,000 Units sold in the Initial Public Offering, 4,000,000 Units were purchased by certain funds affiliated with the Sponsor (the “Affiliated Units”).

Each Unit consists of one Class A ordinary share and
one-half
of
one
redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $11.50 per share, subject to adjustment (see Note 9).
Note 4 — Private Placements
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,500,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $5.5 million. On October 18, 2021, the Company and the Sponsor entered into a warrants purchase agreement whereby the Sponsor agreed to purchase an aggregate of 1,500,000 Private Placement Warrants for aggregate proceeds to the Company of $1.5 million, with each warrant having substantially the same terms as the Private Placement Warrants issued concurrent with the Initial Public Offering.
Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor were added to the proceeds from the Initial Public Offering held in the Trust Account. If the
Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable
for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.
Note 5 — Related Party Transactions
Founder Shares
On August 31, 2020, the Initial Shareholders paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 5,031,250 Class B ordinary shares (the “founder shares”). The Sponsor agreed to surrender for no consideration 656,250 founder shares when the option to purchase additional units was not exercised by the underwriters.
The Sponsor transferred 25,000 of its founder shares to each of
Marc Holtzman
and Bradford Allen and 300,000 of its founder shares to Peter Lee Coker Jr., the three independent directors at that time. All of the transferred founder shares are subject to vesting upon closing of an initial Business Combination. The Company will recognize the compensation cost at fair value for the transferred shares upon the consummation of a business combination. These 350,000 shares were not subject to forfeiture when the underwriters’ over-allotment option was not exercised. On May 24, 2021, Mr. Coker resigned and as a result forfeited all of his 300,000 founder shares that the Sponsor had previously transferred to him and assigned and transferred such founder shares to the Sponsor for no consideration in connection with his resignation.
The Initial Shareholders have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination, the founder shares will be released from the lockup.

Due To/ From Related Party
As of December 31, 2020, the Company had a net receivable of $0.4 million due from an affiliate of the Sponsor, which was comprised of $2.0 million net proceeds from the consummation of the Initial Public Offering and the Private Placement held in the bank account of an affiliate of the Sponsor, and an aggregate amount due to the same affiliate of the Sponsor of approximately $1.6 million for expenses paid on behalf of the Company. The net amount was settled with the affiliate of the Sponsor in March 2021.
Related Party Loans
On August 28, 2020, the Sponsor agreed to loan the Company up to $250,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest
bearing, unsecured and due upon the closing of the Initial Public Offering. As of December 31, 2020, the Company borrowed approximately $176,000 under the Note. The Company repaid the Note on March 31, 2021.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay such Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of December 31, 2021 and 2020, the Company had no borrowings under the Working Capital Loans.
Note 6 — Commitments and Contingencies
Registration and Shareholder Rights
The holders of the founder shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and underlying shares) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $3.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $6.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Note 7 — Class A Ordinary Shares Subject to Possible Redemption
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue

180,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of December 31, 2021 and 2020, there were 17,500,000 Class A ordinary shares outstanding, which were all subject to possible redemption and classified outside of permanent equity in the consolidated balance sheets.
The Class A ordinary shares subject to possible redemption reflected on the consolidated balance sheets are reconciled on the following table:

Gross Proceeds	$175,000,000
Less:
Proceeds allocated to Public Warrants	(7,875,000)
Class A ordinary shares issuance costs	(9,666,677)
Plus:
Remeasurement adjustment on redeemable common stock	17,541,677

Class A ordinary shares subject to possible redemption	$175,000,000

Note 8 — Shareholders’ Deficit
Preference Shares —
 The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. At December 31, 2021 and 2020, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares —
 The Company is authorized to issue 180,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. At December 31, 2021 and 2020, there were 17,500,000 Class A ordinary shares issued and outstanding, all of which are subject to possible redemption and therefore classified as temporary equity in the accompanying consolidated balance sheets (see Note 7).
Class
 B Ordinary Shares —
 The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of December 31, 2021 and 2020, there were 4,375,000 Class B ordinary shares issued and outstanding.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one
basis, subject to adjustment for share
sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination
,

excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of founder shares will never occur on a less than one-for-one
basis.

Note 9 — Derivative Warrant Liabilities
As of December 31, 2021, the Company had 8,750,000 Public Warrants and 7,000,000 Private Placement Warrants outstanding.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a) (9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any founder shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume-weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.

The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement

Warrants will be
non-redeemable
so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per Class
 A ordinary share equals or exceeds $18.00:
 Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a
30-trading
day period ending three business days before the Company sends to the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-
divisions, share dividends, reorganizations, recapitalizations and the like).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the
30-day
redemption period.
Redemption of warrants when the price per Class
 A ordinary share equals or exceeds $10.00:
 Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions,
share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of the Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.

Note 10 — Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of December 31, 2021 and 2020 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Fair Value Measured as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account	$175,101,805	$—	$—	$175,101,805

Liabilities:
Derivative public warrant liabilities	10,937,500	—	—	10,937,500
Derivative private warrant liabilities	—	8,750,000	—	8,750,000

	Fair Value Measured as of December 31, 2020
	Level 1	Level 2	Level 3	Total
Assets:
Investments held in Trust Account	$175,030,689	$—	$—	$175,030,689

Liabilities:
Derivative public warrant liabilities	12,775,000	—	—	12,775,000
Derivative private warrant liabilities	—	—	8,030,000	8,030,000

Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period. The estimated fair value of the Private Placement Warrants was transferred from a Level 3 measurement to a level 2 measurement in July 2021, as the key inputs to the valuation model became directly or indirectly observable from the Public Warrants listed price.
Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. For the Public Warrants issued in connection with the Public Offering, the traded market price was used as fair value.
The Private Placement Warrants were measured at fair value using a Monte Carlo simulation model prior to July 2021.
The estimated fair value of the Private Placement Warrants was determined using Level 3 inputs. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-
coupon yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.

The following table provides quantitative information regarding Level 3 fair value measurements inputs:

As of December 31, 2020
Option term (in years)	6.34
Volatility	21.50%
Risk-free interest rate	0.55%
Expected dividends	—
Exercise Price	11.50
The change in the fair value of the derivative warrant liabilities, measured using Level 3 inputs, for the year ended December 31, 2021 is summarized as follows:

As of December 31, 2021
Derivative warrant liabilities at January 1, 2021 – Level 3	$8,030,000
Change in fair value of derivative warrant liabilities – Level 3	(4,345,000)
Transfer of Private warrants to Level 2	(3,685,000)

Derivative warrant liabilities at December 31, 2021 – Level 3	$—

Note 11 — Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date the consolidated financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated financial statements which have not previously been disclosed within the consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
(FORMERLY KNOWN AS DUDDELL STREET ACQUISITION CORP.)
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2022	December 31, 2021
Assets	(unaudited)
Current assets:
Cash	$14,689	$618,138
Prepaid expenses	201,799	462,473

Total current assets	216,488	1,080,611
Investments held in Trust Account	175,360,788	175,101,805

Total Assets	$175,577,276	$176,182,416

Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit
Current liabilities:
Accounts payable	$1,745,196	$1,736,244
Accrued expenses	5,794,135	2,942,445
Due to related party	303,680	—

Total current liabilities	7,843,011	4,678,689
Deferred underwriting commissions	6,125,000	6,125,000
Derivative warrant liabilities	11,340,000	19,687,500

Total liabilities	25,308,011	30,491,189
Commitments and Contingencies (Note 6)
Class A ordinary shares subject to possible redemption; 17,500,000 shares at $10.01 and $10.00 per share at June 30, 2022 and December 31, 2021, respectively	175,260,788	175,000,000
Shareholders’ Deficit
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at June 30, 2022 and December 31, 2021	—	—
Class A ordinary shares subject to possible redemption, $0.0001 par value; 180,000,000 shares authorized; no non-redeemable shares issued or outstanding	—	—
Class B ordinary shares, $0.0001 par value; 20,000,000 shares authorized; 4,375,000 shares issued and outstanding	437	437
Additional paid-in capital	—	—
Accumulated deficit	(24,991,960)	(29,309,210)

Total shareholders’ deficit	(24,991,523)	(29,308,773)

Total Liabilities, Class A Ordinary Shares Subject to Possible Redemption and Shareholders’ Deficit	$175,577,276	$176,182,416

The accompanying notes are an integral part of these unaudited condensed financial statements.

FISCALNOTE HOLDINGS, INC.
(FORMERLY KNOWN AS DUDDELL STREET ACQUISITION CORP.)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2022	2021	2022	2021
General and administrative expenses	$2,106,642	$2,034,461	$4,028,445	$2,284,830

Loss from operations	(2,106,642)	(2,034,461)	(4,028,445)	(2,284,830)
Other income (expense)
Interest earned on investments held in Trust Account	236,453	5,928	258,983	51,449
Change in fair value of derivative warrant liabilities	(787,500)	3,990,000	8,347,500	7,695,000

Net income (loss)	$(2,657,689)	$1,961,467	$4,578,038	$5,461,619

Weighted average shares outstanding of Class A ordinary shares, basic and diluted	17,500,000	17,500,000	17,500,000	17,500,000

Basic and diluted net income (loss) per share, Class A ordinary shares subject to redemption	$(0.12)	$0.09	$0.21	$0.25

Weighted average shares outstanding of Class B ordinary shares, basic and diluted	4,375,000	4,375,000	4,375,000	4,375,000

Basic and diluted net income (loss) per share, Class B ordinary shares	$(0.12)	$0.09	$0.21	$0.25

The accompanying notes are an integral part of these unaudited condensed financial statements.

FISCALNOTE HOLDINGS, INC.
(FORMERLY KNOWN AS DUDDELL STREET ACQUISITION CORP.)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - December 31, 2021	—	$—	4,375,000	$437	$—	$(29,309,210)	$(29,308,773)
Net income	—	—	—	—	—	7,235,727	7,235,727

Balance - March 31, 2022 (unaudited)	—	$—	4,375,000	$437	$—	$(22,073,483)	$(22,073,046)
Increase in Class A ordinary shares subject to possible redemption	—	—	—	—	—	(260,788)	(260,788)
Net loss	—	—	—	—	—	(2,657,689)	(2,657,689)

Balance - June 30, 2022 (unaudited)	—	$—	4,375,000	$437	$—	$(24,991,960)	$(24,991,523)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2021

	Ordinary Shares				Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Class A		Class B
	Shares	Amount	Shares	Amount
Balance - December 31, 2020	—	$—	4,375,000	$437	$—	$(26,057,955)	$(26,057,518)
Net income	—	—	—	—	—	3,500,152	3,500,152

Balance - March 31, 2021 (unaudited)	—	$—	4,375,000	$437	$—	$(22,557,803)	$(22,557,366)
Net income	—	—	—	—	—	1,961,467	1,961,467

Balance - June 30, 2021 (unaudited)	—	$—	4,375,000	$437	$—	$(20,596,336)	$(20,595,899)

The accompanying notes are an integral part of these unaudited condensed financial statements.

FISCALNOTE HOLDINGS, INC.
(FORMERLY KNOWN AS DUDDELL STREET ACQUISITION CORP.)
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Six Months Ended June 30,
	2022	2021
Cash Flows from Operating Activities:
Net income	$4,578,038	$5,461,619
Adjustments to reconcile net income to net cash provided by operating activities:
General and administrative expenses paid by related party	—	88,206
Interest income on investments held in Trust Account	(258,983)	(51,448)
Change in fair value of derivative warrant liabilities	(8,347,500)	(7,695,000)
Changes in operating assets and liabilities:
Prepaid expenses	260,674	254,347
Accounts payable	8,952	1,679,693
Accrued expenses	2,851,690	138,257
Due to related party	303,680	—

Net cash used in operating activities	(603,449)	(124,326)

Cash Flows from Financing Activities:
Proceeds from settlement of receivable from related party	—	323,486
Repayment of note payable to related party	—	(175,626)

Net cash provided by financing activities	—	147,860

Net (decrease) increase in cash	(603,449)	23,534
Cash - beginning of the period	618,138	—

Cash - end of the period	$14,689	$23,534

The accompanying notes are an integral part of these unaudited condensed financial statements.

Note 1 — Description of Organization and Business Operations
Duddell Street Acquisition Corp. (now known as FiscalNote Holdings, Inc.) (the “Company” or “DSAC”) was a blank check company incorporated as a Cayman Islands exempted company on August 28, 2020. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses.
Domestication and Business Combination
DSAC (and, after the Domestication as described below, “New DSAC”) previously entered into an agreement and plan of merger, dated as of November 7, 2021 (as amended by the First Amendment to Agreement and Plan of Merger, dated as of May 9, 2022, the “Business Combination Agreement”), by and among DSAC, Grassroots Merger Sub, Inc., a wholly owned subsidiary of DSAC (“Merger Sub”), and FiscalNote Intermediate Holdco, Inc. (formerly FiscalNote Holdings, Inc.), a Delaware corporation (“Old FiscalNote”).
On July 28, 2022, as contemplated by the Business Combination Agreement, DSAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of Delaware, pursuant to which DSAC was domesticated and continued as a Delaware corporation, under the name of “FiscalNote Holdings, Inc.” (the “Domestication”).
As a result of, and upon the effective time of the Domestication, among other things, (i) each of the issued and outstanding Class A ordinary shares, par value $0.0001 per share, and each of the issued and outstanding Class B ordinary shares, par value $0.0001 per share, of DSAC converted into one share of Class A common stock, par value $0.0001 per share, of New DSAC (the “New DSAC Class A common stock”); (ii) each issued and outstanding whole warrant of DSAC (the “DSAC warrants”) automatically converted into a warrant to purchase one share of New DSAC Class A common stock (the “New DSAC warrants”) at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement, dated October 28, 2020, between DSAC and Continental Stock Transfer & Trust Company, as warrant agent (the “DSAC Warrant Agreement”); and (iii) each of the issued and outstanding units of DSAC that had not been previously separated into the underlying DSAC Class A ordinary shares and underlying DSAC warrants prior to the Domestication upon the request of the holder thereof was cancelled and entitled the holder thereof to one share of New DSAC Class A common stock and one-half of one New DSAC warrant representing the right to purchase one share of New DSAC Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the DSAC Warrant Agreement.
On July 29, 2022 (the “Closing Date”), as contemplated by the Business Combination Agreement, New DSAC consummated the merger transaction contemplated by the Business Combination Agreement (the “Closing”), whereby Merger Sub merged with and into Old FiscalNote, the separate corporate existence of Merger Sub ceasing and Old FiscalNote being the surviving corporation and a wholly owned subsidiary of New DSAC (the “Merger” and, together with the Domestication, the “Business Combination”). In connection with the consummation of the Business Combination, New DSAC changed its name to “FiscalNote Holdings, Inc.” (“New FiscalNote”). The shares of New DSAC Class A common stock and New DSAC warrants described above became Class A common stock of New FiscalNote and New FiscalNote warrants, respectively, upon consummation of the Merger.
Pursuant to the Business Combination Agreement, DSAC acquired all of the outstanding equity interests of Old FiscalNote, other than dissenting shares, in exchange for Per Share Merger Consideration in the form of common stock of New FiscalNote (“New FiscalNote common stock”), plus Per Share Earnout Consideration subject to each Triggering Event. Old FiscalNote stockholders received consideration in the form of shares of Class A common stock, par value $0.0001 per share, of New FiscalNote (“New FiscalNote Class A common stock”) and/or Class B common stock, par value $0.0001 per share, of New FiscalNote, as determined in accordance with the

Business Combination Agreement. Following the Domestication and immediately prior to the consummation of the Business Combination, the holders of outstanding DSAC Class A ordinary shares that did not elect to redeem their shares received a distribution of 0.57 shares of New FiscalNote Class A common stock (the “Bonus Shares”) for each share of New DSAC Class A common stock received in the Domestication. Certain affiliates of the Duddell Street Holdings Limited, a Delaware limited liability company (the “Sponsor”) also received Bonus Shares for each share of New DSAC Class A common stock for which they subscribed pursuant to the Backstop Agreement described herein. The issuances of the Bonus Shares triggered adjustments to the previously outstanding DSAC warrants pursuant to the DSAC Warrant Agreement. Each previously outstanding DSAC warrant (including DSAC warrants held by the Sponsor and its affiliates) adjusted to 1.571 DSAC warrants in proportion to the 10,000,000 share increase in the outstanding shares of New FiscalNote Class A common stock as a result of the issuances of the Bonus Shares, and the exercise price of each DSAC warrant was adjusted to $7.32 per share.
In connection with the Business Combination, holders of 11,408,314 shares of DSAC’s Class A ordinary shares sold in its initial public offering properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from DSAC’s initial public offering, calculated as of the Closing Date, or approximately $10.00 per share and $114.3 million in the aggregate. Accordingly, affiliates of the Sponsor purchased 11,408,314 shares of New DSAC Class A common stock for $114.3 million pursuant to the Backstop Agreement immediately prior to Closing.
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.
Sponsor Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor entered into an agreement (the “Sponsor Agreement”) with Old FiscalNote and DSAC pursuant to which the Sponsor agreed, among other things, (i) not to redeem any ordinary shares in DSAC owned by it in connection with the Business Combination, (ii) to vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and (iii) to waive any adjustment to the conversion ratio set forth in DSAC’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of DSAC held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement.
In addition, the Sponsor agreed that (i) all equity interests of DSAC held by the Sponsor immediately after the Effective Time (the “Restricted Securities”) will be subject to a lockup of days from the time at which the Merger became effective (the “Effective Time”) and (ii) 50% of each type of the Restricted Securities held by the Sponsor will be subject to a lockup during the period from the date that is 180 days following after the Effective Time and ending on the first anniversary of the Effective Time, in each case, except to the Permitted Transferees as defined in the Sponsor Agreement.
Voting and Support Agreement
In connection with the execution of the Business Combination Agreement, certain stockholders of Old FiscalNote (collectively, the “Voting Stockholders”) entered into voting and support agreements (collectively, the “Voting and Support Agreement”) with DSAC and Old FiscalNote, pursuant to which the Voting Stockholders agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) a lockup of all equity interests of New FiscalNote held by such Voting Stockholder immediately after the Effective Time for a period of 180 days from the Effective Time (or 12 months, in the case of the
Co-Founders)
and (iii) be bound by certain other covenants and agreements related to the Business Combination. The Voting Stockholders held sufficient shares of FiscalNote to cause the approval of the Business Combination on behalf of Old FiscalNote.

Backstop Agreement
In connection with the execution of the Business Combination Agreement, DSAC and certain investment funds affiliated to the Sponsor, including Maso Capital Investments Limited, Blackwell Partners LLC — Series A, and Star V Partners LLC (collectively, the “Backstop Parties”) entered into that certain Backstop Agreement, dated as of November 7, 2021 (as amended by the First Amendment to the Backstop Agreement, dated May 9, 2022, the “Backstop Agreement”) whereby the Backstop Parties agreed, subject to the other terms and conditions included therein, at the Closing, to subscribe for shares of New DSAC Class A common stock in order to fund redemptions by shareholders of DSAC in connection with the Business Combination, in an amount equal to the amount paid out of the Trust Account of DSAC to honor duly exercised redemption rights of up to $175,000,000. The Backstop Parties are additionally entitled to receive Bonus Shares for each share of New DSAC Class A common stock for which they subscribed pursuant to the Backstop Agreement.
Registration Rights Agreement
In connection with the Closing, New FiscalNote entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) among New FiscalNote, the Sponsor, and certain New FiscalNote stockholders. Pursuant to the Registration Rights Agreement, New FiscalNote will, among other matters, be required to register for resale securities held by the stockholders party thereto. In addition, the holders have certain customary “piggyback” registration rights with respect to registrations initiated by New FiscalNote. New FiscalNote will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.
Indemnification Agreements
On the Closing Date, New FiscalNote entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by New FiscalNote of certain expenses and costs relating to claims, suits or proceedings arising from each director or executive officer’s service to New FiscalNote, or, at New FiscalNote’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.
Second Amended and Restated Credit and Guaranty Agreement
On the Closing Date, FiscalNote, Inc. entered into that certain second amended and restated credit and guaranty agreement (the “Credit Agreement”), with Runway Growth Finance Corp., as administrative agent and collateral agent, the lenders party thereto, and Runway Growth Finance Corp. and Orix Growth Capital LLC, as joint lead arrangers and joint bookrunners, pursuant to which the lenders have made term loans having an aggregate principal balance of $150,000,000. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.
The Credit Agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type. These include covenants limiting Borrower’s, New FiscalNote’s and each of their subsidiaries’ ability, subject to certain exceptions and baskets, to, among other things, (i) incur indebtedness, (ii) incur liens on their assets, (iii) enter into any transaction of merger, consolidation or amalgamation, liquidate, wind up or dissolve, or dispose of all or substantially all of their property or business, (iv) dispose of any of their property, or, issue or sell any shares of a subsidiary’s stock, (v) make any payment or prepayment for any subordinated indebtedness, pay any earn-out
payment, seller debt or deferred purchase price payments, or (vi) declare or pay any dividend or make any other distribution,
The Credit Agreement contains certain events of default, including, among others, (i) failure to pay, (ii) breach of representations and warranties, (iii) breach of covenants, subject to any cure periods described therein, and (iv) failure to pay principal or interest on any other material debt. If any event of default occurs and is not cured within applicable grace periods set forth in the Credit Agreement or waived, all loans and other obligations could become due and immediately payable and the facility could be terminated.

Amendment and Restatement Agreement
On the Closing Date, after giving effect to the Closing, New FiscalNote entered into that certain amendment and restatement agreement (the “Restatement Agreement”), with Runway Growth Finance Corp., as administrative agent and collateral agent, and the lenders party thereto. Under the Restatement Agreement, New FiscalNote guaranteed all obligations under the Credit Agreement and granted a security interest on substantially all of its assets, subject to certain customary exceptions.
Prior to the Business Combination
As of June 30, 2022, the Company had not yet commenced operations. All activity for the period from August 28, 2020 (inception) through June 30, 2022 relates to the Company’s formation, the initial public offering (the “Initial Public Offering”), which is described below, and the search for and due diligence on a potential target for a Business Combination.
The Company’s sponsor is Duddell Street Holdings Limited, a Cayman Islands exempted company (“Sponsor”). The registration statement for the Company’s Initial Public Offering was declared effective on October 28, 2020. On November 2, 2020, the Company consummated its Initial Public Offering of 17,500,000 units (the “Units” and, with respect to the Class A ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $175.0 million, and incurring offering costs of approximately $10.1 million, inclusive of approximately $6.1 million in deferred underwriting commissions (Note 6).
Simultaneously with the closing of the Initial Public Offering, the Company consummated the private placement (“Private Placement”) of 5,500,000 warrants (each, a “Private Placement Warrant” and collectively, the “Private Placement Warrants”), at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $5.5 million (Note 4). On October 18, 2021, the Company and the Sponsor entered into a purchase agreement whereby the Sponsor agreed to purchase an additional 1,500,000 Private Placement Warrants for aggregate proceeds to the Company of $1.5 million, with each warrant having substantially the same terms as the Private Placement Warrants issued concurrent with the Initial Public Offering.
Upon the closing of the Initial Public Offering and the Private Placement, $175.0 million ($10.00 per Unit) of the net proceeds of the sale of the Units in the Initial Public Offering and the Private Placement were placed in a trust account (“Trust Account”) with Continental Stock Transfer & Trust Company acting as trustee and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under
Rule 2a-7
promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earlier of: (i) the completion of a Business Combination and (ii) the distribution of the Trust Account as described below.
The Company’s management has broad discretion with respect to the specific application of the net proceeds of its Initial Public Offering and the sale of Private Placement Warrants, although substantially all of the net proceeds were placed in the Trust Account and are intended to be applied generally towards consummating a Business Combination. The Company’s initial Business Combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time the Company signs a definitive agreement in connection with the initial Business Combination. However, the Company will only complete a Business Combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act 1940, as amended, or the Investment Company Act.

The Company will provide its holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of a Business Combination either (i) in connection with a shareholder meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares for a pro rata portion of the amount then in the Trust Account (initially anticipated to be $10.00 per share, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay its tax obligations). The per-share
amount to be distributed to Public Shareholders who redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriters (as discussed in Note 6). These Public Shares are recorded at a redemption value and classified as temporary equity following the completion of the Initial Public Offering, in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”). The Company will proceed with a Business Combination if the Company has net tangible assets of at least $5,000,001 upon such consummation of a Business Combination and a majority of the shares voted are voted in favor of the Business Combination. If a shareholder vote is not required by law and the Company does not decide to hold a shareholder vote for business or other legal reasons, the Company will, pursuant to the amended and restated memorandum and articles of association adopted by the Company upon the consummation of the Initial Public Offering (the “Amended and Restated Memorandum and Articles of Association”), conduct the redemptions pursuant to the tender offer rules of the U.S. Securities and Exchange Commission (the “SEC”), and file tender offer documents with the SEC prior to completing a Business Combination. If, however, a shareholder approval of the transactions is required by law, or the Company decides to obtain shareholder approval for business or legal reasons, the Company will offer to redeem shares in conjunction with a proxy solicitation pursuant to the proxy rules and not pursuant to the tender offer rules. Additionally, each Public Shareholder may elect to redeem their Public Shares irrespective of whether they vote for or against the proposed transaction. If the Company seeks shareholder approval in connection with a Business Combination, the holders of the founder shares prior to the Initial Public Offering (the “Initial Shareholders”) have agreed to vote their founder shares (as defined in Note 5) and any Public Shares purchased during or after the Initial Public Offering in favor of a Business Combination. In addition, the Initial Shareholders have agreed to waive their redemption rights with respect to their founder shares and Public Shares (except with respect to any Public Shares acquired in or after the Initial Public Offering) in connection with the completion of a Business Combination. In addition, the Company has agreed not to enter into a definitive agreement regarding an initial Business Combination without the prior consent of the Sponsor.
Notwithstanding the foregoing, the Company’s Amended and Restated Memorandum and Articles of Association will provide that a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% or more of the Class A ordinary shares sold in the Initial Public Offering, without the prior consent of the Company.
The Company’s Sponsor, executive officers, directors and director nominees have agreed not to propose an amendment to the Company’s Amended and Restated Memorandum and Articles of Association that would affect the substance or timing of the Company’s obligation to provide for the redemption of its Public Shares in connection with a Business Combination or to redeem 100% of its Public Shares if the Company does not complete a Business Combination, unless the Company provides the Public Shareholders with the opportunity to redeem their Class A ordinary shares in conjunction with any such amendment.
In connection with the redemption of 100% of the Company’s outstanding Public Shares for a portion of the funds held in the Trust Account, each holder will receive a full pro rata portion of the amount then in the Trust Account, plus any pro rata interest earned on the funds held in the Trust Account and not previously released to the Company to pay the Company’s taxes payable (less up to $100,000 of interest to pay dissolution expenses).

The Initial Shareholders have agreed to waive their liquidation rights with respect to the founder shares if the Company fails to complete a Business Combination within the Combination Period. However, if the Initial

Shareholders acquire Public Shares in or after the Initial Public Offering, they will be entitled to liquidating distributions from the Trust Account with respect to such Public Shares (but not with respect to any Public Shares acquired before the Initial Public Offering) if the Company fails to complete a Business Combination within the Combination Period. The underwriters have agreed to waive their rights to their deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Combination Period and, in such event, such amounts will be included with the funds held in the Trust Account that will be available to fund the redemption of the Company’s Public Shares. In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be only $10.00 per share initially held in the Trust Account. In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company, or a prospective target business with which the Company has entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amount of funds in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the trust account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, less taxes payable, provided that such liability will not apply to any claims by a third party or prospective target business who executed a waiver of any and all rights to the monies held in the Trust Account (whether or not such waiver is enforceable) nor will it apply to any claims under the Company’s indemnity of the underwriters of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have vendors, service providers (except the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.
Note 2 — Basis of Presentation and Summary of Significant Accounting Policies
Basis of Presentation
The accompanying unaudited condensed consolidated financial statements of the Company have been prepared in accordance with United States generally accepted accounting principles (“GAAP”) for interim financial information and Article 8 of Regulation
S-X.
Accordingly, certain disclosures included in the annual financial statements have been condensed or omitted from these financial statements as they are not required for interim financial statements under GAAP and the rules of the SEC. In the opinion of management, all adjustments (consisting of normal accruals) considered for a fair presentation have been included. Operating results for the three and six months ended June 30, 2022 are not necessarily indicative of the results that may be expected for the year ending December 31, 2022 or any future period.
The accompanying unaudited condensed financial statements should be read in conjunction with the Company’s Annual Report on Form
10-K
for the year ended December 31, 2021, as filed with the SEC on April 14, 2022, which contains the audited financial statements and notes thereto. The financial information as of December 31, 2021, is derived from the audited financial statements presented in the Company’s Annual Report on Form
10-K
for the year ended December 31, 2021, as filed with the SEC on April 14, 2022.
Liquidity and Capital Resources
As of June 30, 2022, the Company had cash of approximately $15,000 and a working capital deficit of approximately $7.6 million.

The Company’s liquidity needs through June 30, 2022 have been satisfied through a payment of $25,000 from the Sponsor to cover certain expenses on behalf of the Company in exchange for the issuance of the founder shares (as defined below), the loan under the Note of approximately $176,000 (see Note 5) to the Company, and the net proceeds from the consummation of the Initial Public Offering and the Private Placement of $2.0 million. On October 18, 2021, the Company and the Sponsor entered into a warrant purchase agreement whereby the Sponsor agreed to purchase an additional 1,500,000 Private Placement Warrants for aggregate proceeds to the Company of $1.5 million. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, provide the Company Working Capital Loans (see Note 5). As of June 30, 2022, there were no amounts outstanding under any Working Capital Loans. Until the consummation of the Business Combination, the Company used the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
On July 29, 2022, the Company consummated the aforementioned Business Combination and closed the related financing agreements.
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that an emerging growth company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging
growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s unaudited consolidated financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the unaudited consolidated financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements. Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the condensed consolidated financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. As of June 30, 2022 and December 31, 2021, the Company did not have any cash equivalents.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage limit of $250,000, and investments held in the Trust Account. At June 30, 2022 and December 31, 2021, the Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.
Investments Held in Trust Account
As of June 30, 2022, the Company’s portfolio of investments was comprised of U.S. government securities, within the meaning set forth in Section 2(a)(16) of the Investment Company Act, with a maturity of 185 days or less, or investments in money market funds that invest in U.S. government securities and generally have a readily determinable fair value, or a combination thereof. When the Company’s investments held in the Trust Account are comprised of U.S. government securities, the investments are classified as trading securities. When the Company’s investments held in the Trust Account are comprised of money market funds, the investments are recognized at fair value. Trading securities and investments in money market funds are presented on the condensed consolidated balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of these securities is included in interest earned on investments held in Trust Account in the accompanying condensed consolidated statements of operations. The estimated fair values of investments held in the Trust Account are determined using available market information.
Fair Value of Financial Instruments
The fair value of the Company’s assets and liabilities, which qualify as financial instruments under the FASB ASC Topic 820, “Fair Value Measurements,” equal or approximate the carrying amounts represented in the condensed consolidated balance sheets.
Fair Value Measurement
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value.
The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers consist of:

•	Level 1, defined as observable inputs such as quoted prices for identical instruments in active markets;

•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
Derivative warrant liabilities
The Company does not use derivative instruments to hedge exposures to cash flow, market, or foreign currency risks. The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed
at the end of each reporting period.
The warrants issued in connection with the Initial Public Offering (the “Public Warrants”) and the Private Placement Warrants are recognized as derivative liabilities in accordance with ASC 815. Accordingly, the Company recognizes the warrant instruments as liabilities at fair value and adjusts the instruments to fair value at each reporting period. The liabilities are subject to re-measurement
at each balance sheet date until exercised, and any change in fair value is recognized in the Company’s condensed consolidated statements of operations. The fair value of the Public Warrants and Private Placement Warrants were initially measured at fair value using a Monte Carlo simulation model. Subsequently, the value of the Public Warrants is measured based on the trading price since being separately listed and traded, and the Private Placement Warrants are measured at fair value using a Monte Carlo simulation model, or based on the public warrant trading price taking into account certain provisions in the warrant agreement.
Offering Costs Associated with the Initial Public Offering
Offering costs consisted of legal, accounting, underwriting and other costs incurred that were directly related to the Initial Public Offering and that were charged to shareholders’ equity upon the completion of the Initial Public Offering. Offering costs are allocated to the separable financial instruments issued in the Initial Public Offering based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities are expensed as incurred and presented as non-operating
expenses in the condensed consolidated statements of operations. Offering costs associated with the Public Shares were charged against the carrying value of the Class A ordinary shares subject to redemption upon the completion of the Initial Public Offering. The Company classifies deferred underwriting commissions as non-current
liabilities as their liquidation is not reasonably expected to require the use of current assets or require the creation of current liabilities.
Class A Ordinary Shares Subject to Possible Redemption
Class A ordinary shares subject to mandatory redemption (if any) are classified as liability instruments and are measured at fair value. Conditionally redeemable Class A ordinary shares (including Class A ordinary shares that feature redemption rights that are either within the control of the holder or subject to redemption upon the occurrence of uncertain events not solely within the Company’s control) are classified as temporary equity. At all other times, Class A ordinary shares are classified as shareholders’ equity. The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of uncertain future events. Accordingly, at June 30, 2022 and December 31, 2021, 17,500,000 Class A ordinary shares subject to possible redemption, respectively, are presented as temporary equity, outside of the shareholders’ equity section of the Company’s condensed consolidated balance sheets.
Effective with the closing of the Initial Public Offering, the Company recognized the remeasurement from initial book value to redemption amount, which resulted in charges against additional paid-in
capital (to the extent available) and accumulated deficit.

Income Taxes
FASB ASC Topic 740, “Income Taxes,” prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not
to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. There were no unrecognized tax benefits and no amounts accrued for interest and penalties as of June 30, 2022 and December 31, 2021. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman federal income tax regulations, income taxes are not levied on the Company. Consequently, income taxes are not reflected in the Company’s consolidated financial statements. The Company’s management does not expect that the total amount of unrecognized tax benefits will materially change over the next twelve months.
Net Income (Loss) Per Ordinary Share
The Company complies with accounting and disclosure requirements of FASB ASC Topic 260, “Earnings Per Share.” The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Income and losses are shared pro rata between the two classes of shares. Net income (loss) per ordinary share is calculated by dividing the net income (loss) by the weighted average ordinary shares outstanding for the respective period.
The calculation of diluted net income (loss) per ordinary shares does not consider the effect of the warrants issued in connection with the Initial Public Offering and the Private Placement to purchase an aggregate of 15,750,000 ordinary shares in the calculation of diluted income (loss) per share, because their exercise is contingent upon future events and their inclusion would be anti-dilutive under the treasury stock method. As a result, diluted net income (loss) per share is the same as basic net income (loss) per share for the three and six months ended June 30, 2022 and 2021. Remeasurement associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.
The following table presents a reconciliation of the numerator and denominator used to compute basic and diluted net income (loss) per share for each class of ordinary shares:

	For the Three Months Ended June 30, 2022		For the Three Months Ended June 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income (loss) per ordinary share:
Numerator:
Allocation of net income (loss)	$(2,126,151)	$(531,538)	$1,569,174	$392,293
Denominator:
Basic and diluted weighted average ordinary shares outstanding	17,500,000	4,375,000	17,500,000	4,375,000

Basic and diluted net income (loss) per ordinary share	$(0.12)	$(0.12)	$0.09	$0.09

	For the Six Months Ended June 30, 2022		For the Six Months Ended June 30, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$3,662,430	$915,608	$4,369,295	$1,092,324
Denominator:
Basic and diluted weighted average ordinary shares outstanding	17,500,000	4,375,000	17,500,000	4,375,000

Basic and diluted net income per ordinary share	$0.21	$0.21	$0.25	$0.25

Recent Accounting Pronouncements
Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s condensed consolidated financial statements.
Note 3—Initial Public Offering
On November 2, 2020, the Company consummated its Initial Public Offering of 17,500,000 Units, at $10.00 per Unit, generating gross proceeds of $175.0 million, and incurring offering costs of approximately $10.1 million, inclusive of approximately $6.1 million in deferred underwriting commissions. Of the 17,500,000 Units sold in the Initial Public Offering, 4,000,000 Units were purchased by certain funds affiliated with the Sponsor (the “Affiliated Units”).
Each Unit consists of one Class A ordinary share and
one
-half
of one redeemable warrant (“Public Warrant”). Each whole Public Warrant will entitle the holder to purchase one Class A ordinary share at an exercise price of $
11.50
per share, subject to adjustment (see Note 9).
Note 4—Private Placements
Simultaneously with the closing of the Initial Public Offering, the Company consummated the Private Placement of 5,500,000 Private Placement Warrants, at a price of $1.00 per Private Placement Warrant with the Sponsor, generating gross proceeds of $5.5 million. On October 18, 2021, the Company and the Sponsor entered into a warrants purchase agreement whereby the Sponsor agreed to purchase an aggregate of 1,500,000 Private Placement Warrants for aggregate proceeds to the Company of $1.5 million, with each warrant having substantially the same terms as the Private Placement Warrants issued concurrent with the Initial Public Offering.
Each whole Private Placement Warrant is exercisable for one whole share of Class A ordinary shares at a price of $11.50 per share. A portion of the proceeds from the sale of the Private Placement Warrants to the Sponsor were added to the proceeds from the Initial Public Offering held in the Trust Account. If the Company does not complete a Business Combination within the Combination Period, the Private Placement Warrants will expire worthless. The Private Placement Warrants will be non-redeemable
for cash and exercisable on a cashless basis so long as they are held by the Sponsor or its permitted transferees.
The Sponsor and the Company’s officers and directors agreed, subject to limited exceptions, not to transfer, assign or sell any of their Private Placement Warrants until 30 days after the completion of the initial Business Combination.

Note 5—Related Party Transactions
Founder Shares
On August 31, 2020, the Initial Shareholders paid an aggregate of $25,000 for certain expenses on behalf of the Company in exchange for issuance of 5,031,250 Class B ordinary shares (the “founder shares”). The Sponsor agreed to surrender for no consideration 656,250 founder shares when the option to purchase additional units was not exercised by the underwriters.
The Sponsor transferred 25,000 of its founder shares to each of Marc Holtzman and Bradford Allen and 300,000 of its founder shares to Peter Lee Coker Jr., the three independent directors at that time. All of the transferred founder shares are subject to vesting upon closing of an initial Business Combination. The Company will recognize the compensation cost at fair value for the transferred shares upon the consummation of a business combination. These 350,000 shares were not subject to forfeiture when the underwriters’ over-allotment option was not exercised. On May 24, 2021, Mr. Coker resigned and as a result forfeited all of his 300,000 founder shares that the Sponsor had previously transferred to him and assigned and transferred such founder shares to the Sponsor for no consideration in connection with his resignation.
The Initial Shareholders have agreed not to transfer, assign or sell any of their founder shares until the earlier to occur of (i) one year after the completion of the initial Business Combination or (ii) the date following the completion of the initial Business Combination on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the shareholders having the right to exchange their ordinary shares for cash, securities or other property. Notwithstanding the foregoing, if the closing price of Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any
30-trading
day period commencing at least 150 days after the initial Business Combination, the founder shares will be released from the lockup.
Due To Related Party
As of June 30, 2022, the Company had a payable of $0.3 million due to an affiliate of the Sponsor, resulting from the affiliate paying certain costs on behalf of the Company.
Related Party Loans
On August 28, 2020, the Sponsor agreed to loan the Company up to $250,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest
bearing, unsecured and due upon the closing of the Initial Public Offering. As of December 31, 2021, the Company borrowed approximately $176,000 under the Note. The Company repaid the Note on June 30, 2021.
In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company will repay such Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the Private Placement Warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2022 and December 31, 2021, the Company had no borrowings under the Working Capital Loans.

Note 6—Commitments and Contingencies
Registration and Shareholder Rights
The holders of the founder shares, Private Placement Warrants, and warrants that may be issued upon conversion of Working Capital Loans (and underlying shares) will be entitled to registration rights pursuant to a registration and shareholder rights agreement. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The underwriters were entitled to an underwriting discount of $0.20 per unit, or $3.5 million in the aggregate, paid upon the closing of the Initial Public Offering. In addition, $0.35 per unit, or approximately $6.1 million in the aggregate, will be payable to the underwriters for deferred underwriting commissions. The deferred fee will become payable to the underwriters from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.
Note 7
—
Class
 A Ordinary Shares Subject to Possible Redemption
The Company’s Class A ordinary shares feature certain redemption rights that are considered to be outside of the Company’s control and subject to the occurrence of future events. The Company is authorized to issue 180,000,000 Class A ordinary shares with a par value of $0.0001 per share. Holders of the Company’s Class A ordinary shares are entitled to one vote for each share. As of June 30, 2022 and December 31, 2021, there were 17,500,000 Class A ordinary shares outstanding, which were all subject to possible redemption and classified outside of permanent equity in the condensed consolidated balance sheets.
The Class A ordinary shares subject to possible redemption reflected on the condensed consolidated balance sheets are reconciled on the following table:

Gross Proceeds	$175,000,000
Less:
Proceeds allocated to Public Warrants	(7,875,000)
Class A ordinary shares issuance costs	(9,666,677)
Plus:
Remeasurement adjustment on carrying value to redemption value	17,541,677

Class A ordinary shares subject to possible redemption at December 31, 2021	$175,000,000
Increase in Class A ordinary shares subject to possible redemption	260,788

Class A ordinary shares subject to possible redemption at June 30, 2022	$175,260,788

Note 8—Shareholders’ Deficit
Preference Shares
—The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 per share. As of June 30, 2022 and December 31, 2021, there were no preference shares issued or outstanding.
Class
 A Ordinary Shares
—The Company is authorized to issue
180,000,000
Class A ordinary shares with a par value of $
0.0001
per share. Holders of the Company’s Class A
ordinary shares are entitled to
one
vote for
each

F-4
0

share. At June 30, 2022 and December 31, 2021, there were 17,500,000 Class A ordinary shares issued and outstanding, all of which are subject to possible redemption and therefore classified as temporary equity in the accompanying condensed consolidated balance sheets (see Note 7).
Class
 B Ordinary Shares
—The Company is authorized to issue 20,000,000 Class B ordinary shares with a par value of $0.0001 per share. As of June 30, 2022 and December 31, 2021, there were 4,375,000 Class B ordinary shares issued and outstanding.
Ordinary shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the shareholders except as required by law.
The Class B ordinary shares will automatically convert into Class A ordinary shares concurrently with or immediately following the consummation of the initial Business Combination on a one-for-one
basis, subject to adjustment for share
sub-divisions,
share capitalizations, reorganizations, recapitalizations and the like, and subject to further adjustment. In the case that additional Class A ordinary shares or equity-linked securities are issued or deemed issued in connection with the initial Business Combination, the number of Class A ordinary shares issuable upon conversion of all founder shares will equal, in the aggregate, 20% of the total number of Class A ordinary shares outstanding after such conversion (after giving effect to any redemptions of Class A ordinary shares by Public Shareholders), including the total number of Class A ordinary shares issued, or deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued, by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, or to be issued, to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, officers or directors upon conversion of Working Capital Loans; provided that such conversion of founder shares will never occur on a less than one-for-one
basis.
Note 9—Derivative Warrant Liabilities
As of June 30, 2022 and December 31, 2021, the Company had an aggregate of 15,750,000 warrants outstanding, comprised of 8,750,000 Public Warrants and 7,000,000 Private Placement Warrants.
Public Warrants may only be exercised for a whole number of shares. No fractional Public Warrants will be issued upon separation of the Units and only whole Public Warrants will trade. The Public Warrants will become exercisable on the later of (a) 30 days after the completion of a Business Combination or (b) 12 months from the closing of the Initial Public Offering; provided in each case that the Company has an effective registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the Public Warrants and a current prospectus relating to them is available and such shares are registered, qualified or exempt from registration under the securities, or blue sky, laws of the state of residence of the holder (or the Company permit holders to exercise their warrants on a cashless basis under certain circumstances). The Company has agreed that as soon as practicable, but in no event later than 15 business days after the closing of the initial Business Combination, the Company will use commercially reasonable efforts to file with the SEC and have an effective registration statement covering the Class A ordinary shares issuable upon exercise of the warrants and to maintain a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption. Notwithstanding the above, if the Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of Public Warrants who exercise their warrants to do so on a “cashless basis” and, in the event the Company so elects, the Company will not be required to file or maintain in effect a registration statement, and in the event the Company does not so elect, it will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
The warrants have an exercise price of $11.50 per share, subject to adjustments, and will expire five years after the completion of a Business Combination or earlier upon redemption or liquidation. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the board of directors and, in the case of any such issuance to the Initial Shareholders or their affiliates, without taking into account any founder shares held by the Initial Shareholders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination, and (z) the volume-weighted average trading price of Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company completes its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $10.00 and $18.00 per share redemption trigger prices described under “Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00” and “Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00” will be adjusted (to the nearest cent) to be equal to 100% and 180% of the higher of the Market Value and the Newly Issued Price, respectively.
The Private Placement Warrants are identical to the Public Warrants underlying the Units sold in the Initial Public Offering, except that the Private Placement Warrants and the Class A ordinary shares issuable upon exercise of the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of a Business Combination, subject to certain limited exceptions. Additionally, the Private Placement Warrants will be non-redeemable
so long as they are held by the initial purchasers or such purchasers’ permitted transferees. If the Private Placement Warrants are held by someone other than the Initial Shareholders or their permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the Public Warrants.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00:
Once the warrants become exercisable, the Company may call the outstanding warrants for redemption (except as described herein with respect to the Private Placement Warrants):

•	in whole and not in part;

•	at a price of $0.01 per warrant;

•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and

•
if, and only if, the last reported sale price of the Class A ordinary shares for any 20 trading days within a
30-trading
day period ending three business days before the Company sends to the notice of redemption to the warrant holders (the “Reference Value”) equals or exceeds $18.00 per share (as adjusted for share sub-divisions,
share dividends, reorganizations, recapitalizations and the like).

The Company will not redeem the warrants as described above unless a registration statement under the Securities Act covering the Class A ordinary shares issuable upon exercise of the warrants is then effective and a current prospectus relating to those Class A ordinary shares is available throughout the
30-day
redemption period.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00:
Once the warrants become exercisable, the Company may redeem the outstanding warrants:

•	in whole and not in part;

•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of Class A ordinary shares to be determined by reference to an agreed table based on the redemption date and the “fair market value” of Class A ordinary shares;

•	if, and only if, the Reference Value equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, reorganizations, recapitalizations and the like); and

•
if the Reference Value is less than $18.00 per share (as adjusted for share sub-divisions,
share dividends, reorganizations, recapitalizations and the like), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding Public Warrants, as described above.

The “fair market value” of Class A ordinary shares for the above purpose shall mean the volume weighted average price of the Class A ordinary shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of warrants. In no event will the warrants be exercisable in connection with this redemption feature for more than 0.361 Class A ordinary shares per warrant (subject to adjustment).
In no event will the Company be required to net cash settle any warrant. If the Company is unable to complete a Business Combination within the Combination Period and the Company liquidates the funds held in the Trust Account, holders of warrants will not receive any of such funds with respect to their warrants, nor will they receive any distribution from the Company’s assets held outside of the Trust Account with the respect to such warrants. Accordingly, the warrants may expire worthless.
Note 10—Fair Value Measurements
The following table presents information about the Company’s assets and liabilities that are measured at fair value on a recurring basis as of June 30, 2022 and December 31, 2021 and indicates the fair value hierarchy of the valuation techniques that the Company utilized to determine such fair value.

	Fair Value Measured as of June 30, 2022
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account	$175,360,788	$—	$—	$175,360,788

Liabilities
Derivative public warrant liabilities	6,300,000	—	—	6,300,000
Derivative private warrant liabilities	—	5,040,000	—	5,040,000

Total Liabilities	$6,300,000	$5,040,000	$—	$11,340,000

	Fair Value Measured as of December 31, 2021
	Level 1	Level 2	Level 3	Total
Assets
Investments held in Trust Account	$175,101,805	$—	$—	$175,101,805

Liabilities
Derivative public warrant liabilities	10,937,500	—	—	10,937,500
Derivative private warrant liabilities	—	8,750,000	—	8,750,000

Total Liabilities	$10,937,500	$8,750,000	$—	$19,687,500

Level 1 assets include investments in money market funds or U.S. Treasury securities. The Company uses inputs such as actual trade data, benchmark yields, quoted market prices from dealers or brokers, and other similar sources to determine the fair value of its investments. For the Public Warrants issued in connection with the Public Offering, the traded market price was used as fair value.
Transfers to/from Levels 1, 2, and 3 are recognized at the beginning of the reporting period.
The estimated fair value of the Private Placement Warrants was transferred from a Level 3 measurement to a level 2 measurement in July 2021, as the key inputs to the valuation model became directly or indirectly observable from the Public Warrants listed price.
The Private Placement Warrants were measured at fair value using a Monte Carlo simulation model prior to July 2021. Inherent in a Monte Carlo simulation are assumptions related to expected stock-price volatility, expected life, risk-free interest rate and dividend yield. The Company estimates the volatility of its warrants based on implied volatility from the Company’s traded warrants and from historical volatility of select peer company’s shares that matches the expected remaining life of the warrants. The risk-free interest rate is based on the U.S. Treasury zero-coupon
yield curve on the grant date for a maturity similar to the expected remaining life of the warrants. The expected life of the warrants is assumed to be equivalent to their remaining contractual term. The dividend rate is based on the historical rate, which the Company anticipates remaining at zero.
Note 11—Subsequent Events
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the condensed consolidated financial statements were issued. Based upon this review, other than as described below, the Company did not identify any events that require disclosure in the condensed consolidated financial statements.
On July 29, 2022, the Company and FiscalNote Holdings, Inc. consummated the transactions contemplated by the Business Combination Agreement. (see Note 1).
Item 2. Management’s Discussion and Analysis of Financial Condition and Results of Operations.
This Quarterly Report on Form
10-Q
(the “Quarterly Report”) covers a period prior to the closing of the Business Combination (defined below). As a result, references to the “Company,” “DSAC,” “our,” “us” or “we” refer to Duddell Street Acquisition Corp. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the unaudited condensed financial statements and the notes thereto contained elsewhere in this report. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. You should read the following discussion and analysis of our financial condition and results of operations in conjunction with our unaudited condensed financial statements and related notes included in Part I, Item 1 of this Quarterly Report. This discussion and other parts of this report contain forward-looking statements that involve risks and uncertainties, such as statements of our plans, objectives, expectations and intentions. Our actual results could differ materially from those discussed in these forward-looking statements. See “Cautionary Note Regarding Forward-Looking Statements.” Factors that could cause or contribute to such differences include, but are not limited to, those discussed in Part I, Item 1A “Risk Factors” of our Annual Report on Form
10-K.
Cautionary Note Regarding Forward-Looking Statements
This Quarterly Report on Form
10-Q
includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may cause our actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “continue,” or the negative of such terms or other similar expressions. Such statements include, but are not limited to, possible business combinations and the financing thereof, and related matters, as well as all other statements other than statements of historical fact included in this Form
10-Q.
Factors that might cause or contribute to such a discrepancy include, but are not limited to, those described in our other Securities and Exchange Commission (“SEC”) filings.
Overview
As of June 30, 2022, we were a former blank check company incorporated as a Cayman Islands exempted company on August 28, 2020. We were incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. For additional detail regarding our initial public offering and related transactions, see “Note 1 – Description of Organization and Business Operations – Business Prior to the Business Combination.” We are an emerging growth company and, as such, are subject to all of the risks associated with emerging growth companies. On July 29, 2022, we consummated our Business Combination with Old FiscalNote (as defined below).
Recent Developments
Domestication and Business Combination
DSAC (and, after the Domestication as described below, “New DSAC”) previously entered into an agreement and plan of merger, dated as of November 7, 2021 (as amended by the First Amendment to Agreement and Plan of Merger, dated as of May 9, 2022, the “Business Combination Agreement”), by and among DSAC, Grassroots Merger Sub, Inc., a wholly owned subsidiary of DSAC (“Merger Sub”), and FiscalNote Intermediate Holdco, Inc. (formerly FiscalNote Holdings, Inc.), a Delaware corporation (“Old FiscalNote”).
At the extraordinary general meeting of the DSAC shareholders held on July 27, 2022 (the “Special Meeting”), the DSAC shareholders considered and approved and adopted, among other matters, the Business Combination Agreement and the other proposals related thereto.
On July 28, 2022, as contemplated by the Business Combination Agreement, DSAC filed a notice of deregistration with the Cayman Islands Registrar of Companies, together with the necessary accompanying documents, and filed a certificate of incorporation and a certificate of corporate domestication with the Secretary of State of Delaware, pursuant to which DSAC was domesticated and continued as a Delaware corporation, under the name of “FiscalNote Holdings, Inc.” (the “Domestication”).
As a result of, and upon the effective time of the Domestication, among other things, (i) each of the issued and outstanding Class A ordinary shares, par value $0.0001 per share, and each of the issued and outstanding Class B ordinary shares, par value $0.0001 per share, of DSAC converted into one share of Class A common stock, par value $0.0001 per share, of New DSAC (the “New DSAC Class A common stock”); (ii) each issued and outstanding whole warrant of DSAC (the “DSAC warrants”) automatically converted into a warrant to purchase one share of New DSAC Class A common stock (the “New DSAC warrants”) at an exercise price of $11.50 per share on the terms and conditions set forth in the warrant agreement, dated October 28, 2020, between DSAC and Continental Stock Transfer & Trust Company, as warrant agent (the “DSAC Warrant Agreement”); and (iii) each of the issued and outstanding units of DSAC that had not been previously separated into the underlying DSAC Class A ordinary shares and underlying DSAC warrants prior to the Domestication upon the request of the holder thereof was cancelled and entitled the holder thereof to one share of New DSAC Class A common stock and one-half
of one New DSAC warrant representing the right to purchase one share of New DSAC Class A Common Stock at an exercise price of $11.50 per share on the terms and subject to the conditions set forth in the DSAC Warrant Agreement.

On July 29, 2022 (the “Closing Date”), as contemplated by the Business Combination Agreement, New DSAC consummated the merger transaction contemplated by the Business Combination Agreement (the “Closing”), whereby Merger Sub merged with and into Old FiscalNote, the separate corporate existence of Merger Sub ceasing and Old FiscalNote being the surviving corporation and a wholly owned subsidiary of New DSAC (the “Merger” and, together with the Domestication, the “Business Combination”). In connection with the consummation of the Business Combination, New DSAC changed its name to “FiscalNote Holdings, Inc.” (“New FiscalNote”). The shares of New DSAC Class A common stock and New DSAC warrants described above became Class A common stock of New FiscalNote and New FiscalNote warrants, respectively, upon consummation of the Merger.
Pursuant to the Business Combination Agreement, DSAC acquired all of the outstanding equity interests of Old FiscalNote, other than dissenting shares, in exchange for Per Share Merger Consideration in the form of common stock of New FiscalNote (“New FiscalNote common stock”), plus Per Share Earnout Consideration subject to each Triggering Event. Old FiscalNote stockholders received consideration in the form of shares of Class A common stock, par value $0.0001 per share, of New FiscalNote (“New FiscalNote Class A common stock”) and/or Class B common stock, par value $0.0001 per share, of New FiscalNote, as determined in accordance with the Business Combination Agreement. Following the Domestication and immediately prior to the consummation of the Business Combination, the holders of outstanding DSAC Class A ordinary shares that did not elect to redeem their shares received a distribution of 0.57 shares of New FiscalNote Class A common stock (the “Bonus Shares”) for each share of New DSAC Class A common stock received in the Domestication. Certain affiliates of the Duddell Street Holdings Limited, a Delaware limited liability company (the “Sponsor”) also received Bonus Shares for each share of New DSAC Class A common stock for which they subscribed pursuant to the Backstop Agreement described herein. The issuances of the Bonus Shares triggered adjustments to the previously outstanding DSAC warrants pursuant to the DSAC Warrant Agreement. Each previously outstanding DSAC warrant (including DSAC warrants held by the Sponsor and its affiliates) adjusted to 1.571 DSAC warrants in proportion to the 10,000,000 share increase in the outstanding shares of New FiscalNote Class A common stock as a result of the issuances of the Bonus Shares, and the exercise price of each DSAC warrant was adjusted to $7.32 per share.
In connection with the Business Combination, holders of 11,408,314 shares of DSAC’s Class A ordinary shares sold in its initial public offering properly exercised their right to have such shares redeemed for a full pro rata portion of the trust account holding the proceeds from DSAC’s initial public offering, calculated as of the Closing Date, or approximately $10.00 per share and $114.3 million in the aggregate. Accordingly, affiliates of the Sponsor purchased 11,408,314 shares of New DSAC Class A common stock for $114.3 million pursuant to the Backstop Agreement immediately prior to Closing.
Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Business Combination Agreement.
Sponsor Agreement
In connection with the execution of the Business Combination Agreement, the Sponsor entered into an agreement (the “Sponsor Agreement”) with Old FiscalNote and DSAC pursuant to which the Sponsor agreed, among other things, (i) not to redeem any ordinary shares in DSAC owned by it in connection with the Business Combination, (ii) to vote in favor of the Business Combination Agreement and the transactions contemplated thereby (including the Merger) and (iii) to waive any adjustment to the conversion ratio set forth in DSAC’s amended and restated memorandum and articles of association with respect to the Class B ordinary shares of DSAC held by the Sponsor, in each case, on the terms and subject to the conditions set forth in the Sponsor Agreement.
In addition, the Sponsor agreed that (i) all equity interests of DSAC held by the Sponsor immediately after the Effective Time (the “Restricted Securities”) will be subject to a lockup of 180 days from the time at which the Merger became effective (the “Effective Time”) and (ii) 50% of each type of the Restricted Securities held by the

Sponsor will be subject to a lockup during the period from the date that is 180 days following after the Effective Time and ending on the first anniversary of the Effective Time, in each case, except to the Permitted Transferees as defined in the Sponsor Agreement.
Voting and Support Agreement
In connection with the execution of the Business Combination Agreement, certain stockholders of Old FiscalNote (collectively, the “Voting Stockholders”) entered into voting and support agreements (collectively, the “Voting and Support Agreement”) with DSAC and Old FiscalNote, pursuant to which the Voting Stockholders agreed to, among other things, (i) vote in favor of the Business Combination Agreement and the transactions contemplated thereby, (ii) a lockup of all equity interests of New FiscalNote held by such Voting Stockholder immediately after the Effective Time for a period of 180 days from the Effective Time (or 12 months, in the case of the
Co-Founders)
and (iii) be bound by certain other covenants and agreements related to the Business Combination. The Voting Stockholders held sufficient shares of FiscalNote to cause the approval of the Business Combination on behalf of Old FiscalNote.
Backstop Agreement
In connection with the execution of the Business Combination Agreement, DSAC and certain investment funds affiliated to the Sponsor, including Maso Capital Investments Limited, Blackwell Partners LLC — Series A, and Star V Partners LLC (collectively, the “Backstop Parties”) entered into that certain Backstop Agreement, dated as of November 7, 2021 (as amended by the First Amendment to the Backstop Agreement, dated May 9, 2022, the “Backstop Agreement”) whereby the Backstop Parties agreed, subject to the other terms and conditions included therein, at the Closing, to subscribe for shares of New DSAC Class A common stock in order to fund redemptions by shareholders of DSAC in connection with the Business Combination, in an amount equal to the amount paid out of the Trust Account of DSAC to honor duly exercised redemption rights of up to $175,000,000. The Backstop Parties are additionally entitled to receive Bonus Shares for each share of New DSAC Class A common stock for which they subscribed pursuant to the Backstop Agreement.
Registration Rights Agreement
In connection with the Closing, New FiscalNote entered into an amended and restated registration rights agreement (the “Registration Rights Agreement”) among New FiscalNote, the Sponsor, and certain New FiscalNote stockholders. Pursuant to the Registration Rights Agreement, New FiscalNote will, among other matters, be required to register for resale securities held by the stockholders party thereto. In addition, the holders have certain customary “piggyback” registration rights with respect to registrations initiated by New FiscalNote. New FiscalNote will bear the expenses incurred in connection with the filing of any registration statements pursuant to the Registration Rights Agreement.
Indemnification Agreements
On the Closing Date, New FiscalNote entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancements by New FiscalNote of certain expenses and costs relating to claims, suits or proceedings arising from each director or executive officer’s service to New FiscalNote, or, at New FiscalNote’s request, service to other entities, as officers or directors to the maximum extent permitted by applicable law.
Second Amended and Restated Credit and Guaranty Agreement
On the Closing Date, FiscalNote, Inc. entered into that certain second amended and restated credit and guaranty agreement (the “Credit Agreement”), with Runway Growth Finance Corp., as administrative agent and collateral agent, the lenders party thereto, and Runway Growth Finance Corp. and Orix Growth Capital LLC, as joint lead arrangers and joint bookrunners, pursuant to which the lenders have made term loans having an aggregate principal balance of $150,000,000. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Credit Agreement.
The Credit Agreement contains representations, warranties, covenants, terms and conditions customary for transactions of this type. These include covenants limiting Borrower’s, New FiscalNote’s and each of their subsidiaries’ ability, subject to certain exceptions and baskets, to, among other things, (i) incur indebtedness, (ii) incur liens on their assets, (iii) enter into any transaction of merger, consolidation or amalgamation, liquidate, wind up or dissolve, or dispose of all or substantially all of their property or business, (iv) dispose of any of their property, or, issue or sell any shares of a subsidiary’s stock, (v) make any payment or prepayment for any subordinated indebtedness, pay any earn-out
payment, seller debt or deferred purchase price payments, or (vi) declare or pay any dividend or make any other distribution,
The Credit Agreement contains certain events of default, including, among others, (i) failure to pay, (ii) breach of representations and warranties, (iii) breach of covenants, subject to any cure periods described therein, and (iv) failure to pay principal or interest on any other material debt. If any event of default occurs and is not cured within applicable grace periods set forth in the Credit Agreement or waived, all loans and other obligations could become due and immediately payable and the facility could be terminated.
Amendment and Restatement Agreement
On the Closing Date, after giving effect to the Closing, New FiscalNote entered into that certain amendment and restatement agreement (the “Restatement Agreement”), with Runway Growth Finance Corp., as administrative agent and collateral agent, and the lenders party thereto. Under the Restatement Agreement, New FiscalNote guaranteed all obligations under the Credit Agreement and granted a security interest on substantially all of its assets, subject to certain customary exceptions.
Except as otherwise expressly provided herein, the information in this Report does not reflect the consummation of the Business Combination, which, as discussed above, occurred subsequent to the period covered hereunder.
Liquidity and Capital Resources
Our liquidity needs through June 30, 2022 have been satisfied through a payment of $25,000 from our Sponsor to cover certain expenses on our behalf in exchange for the issuance of the founder shares (as defined below), a loan under a promissory note with our Sponsor of approximately $176,000 (the “Note”), and the net proceeds from the consummation of the Initial Public Offering and the Private Placement of $2.0 million. On October 18, 2021, we entered into a warrant purchase agreement with our Sponsor whereby our Sponsor agreed to purchase an additional 1,500,000 Private Placement Warrants for aggregate proceeds to the Company of $1.5 million. In addition, in order to finance transaction costs in connection with a Business Combination, the Sponsor, members of the Company’s founding team or any of their affiliates may, but are not obligated to, provide the Company Working Capital Loans. As of June 30, 2022, there were no amounts outstanding under any Working Capital Loans. Until the consummation of the Business Combination, the Company used the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
On July 29, 2022, we consummated the aforementioned Business Combination and closed the related financing agreements.
We continue to evaluate the impact of the
COVID-19
pandemic and have concluded that the specific impact is not readily determinable as of the date of the balance sheet. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

Results of Operations
Our entire activity since inception up to June 30, 2022 has been related to our formation, Initial Public Offering, which was consummated on November 2, 2020, and since the Initial Public Offering, our activity has been limited to the search for and due diligence on a prospective target for an initial Business Combination. We will not be generating any operating revenues until the closing and completion of our initial Business Combination. We generate non-operating
income in the form of interest income on cash and cash equivalents. We expect to incur increased expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.
For the three months ended June 30, 2022, we had a net loss of approximately $2.7 million, which consisted approximately $2.1 million in general and administrative expenses and approximately $788,000 change in fair value of derivative warrant liabilities, offset by approximately $236,000 in interest income from investments held in the trust account.
For the three months ended June 30, 2021, we had net income of approximately $2.0 million, which consisted of a gain of approximately $4.0 million resulting from the change in fair value of derivative warrant liabilities and $6,000 in interest income earned on the Trust Account, offset by approximately $2.0 million in general and administrative expenses.
For the six months ended June 30, 2022, we had net income of approximately $4.6 million, which consisted of non-operating
income of approximately $259,000 in interest income from investments held in the trust account, approximately $8.3 million resulting from changes in fair value of derivative warrant liabilities, partially offset by approximately $4.0 million in general and administrative expenses.
For the six months ended June 30, 2021, we had net income of approximately $5.5 million, which consisted of a gain of approximately $7.7 million resulting from the change in fair value of derivative warrant liabilities and $51,000 in interest income earned on the Trust Account, offset by approximately $2.3 million in general and administrative expenses.
Related Party Transactions
Founder Shares
On August 31, 2020, our Initial Shareholders paid an aggregate of $25,000 for certain expenses on our behalf in exchange for the issuance of 5,031,250 Class B ordinary shares (the “founder shares”). Our Sponsor transferred 25,000 of the founder shares to each of Marc Holtzman and Bradford Allen and 300,000 of the founder shares to Peter Lee Coker Jr., the three independent directors at that time. These 350,000 shares will not be subject to forfeiture in the event the underwriters’ over-allotment option is not exercised. The Sponsor agreed to surrender for no consideration up to 656,250 founder shares, on a pro rata basis, to the extent that the option to purchase additional units was not exercised in full by the underwriters. The forfeiture was adjusted to the extent that the option to purchase additional units is not exercised in full by the underwriters so that the founder shares will represent 20% of our issued and outstanding shares after the Initial Public Offering. On November 27, 2020, the over-allotment option expired and 656,250 founder shares were surrendered for no consideration. In addition, on May 24, 2021, Mr. Coker resigned and as a result forfeited all of his 300,000 founder shares that the sponsor had previously transferred to him and assigned and transferred such founder shares to the sponsor for no consideration in connection with his resignation.
Private Placement Warrants
Simultaneously with the closing of the Initial Public Offering, we consummated the private placement of 5,500,000 warrants, at a price of $1.00 per Private Placement Warrant with our Sponsor, generating gross proceeds of $5.5 million. On October 18, 2021, we entered into a warrant purchase agreement with our Sponsor whereby our Sponsor agreed to purchase an additional 1,500,000 Private Placement Warrants for aggregate proceeds to the Company of $1.5 million.
Due To Related Party
As of June 30, 2022, we had a payable of $0.3 million due to an affiliate of our Sponsor, resulting from the affiliate paying certain costs on our behalf.
Related Party Loans
On August 28, 2020, our Sponsor agreed to loan us up to $250,000 to be used for the payment of costs related to the Initial Public Offering pursuant to a promissory note (the “Note”). The Note was non-interest
bearing, unsecured and due upon the closing of the Initial Public Offering. As of December 31, 2020, we owed approximately $176,000 under the Note. We repaid the Note on March 31, 2021.
Working Capital Loans
In order to finance transaction costs in connection with a Business Combination, our Sponsor, members of our founding team or any of their affiliates may, but are not obligated to, loan us funds as may be required (“Working Capital Loans”). If we complete a Business Combination, we would repay the Working Capital Loans out of the proceeds of the Trust Account released to us. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, we may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. The Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1.5 million of such Working Capital Loans may be convertible into warrants of the post Business Combination entity at a price of $1.00 per warrant. The warrants would be identical to the private placement warrants. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. As of June 30, 2022 and December 31, 2021, we had no borrowings under the Working Capital Loans.
Contractual Obligations
We do not have any long-term debt obligations, capital lease obligations, operating lease obligations, purchase obligations or long-term liabilities.
The underwriters are entitled to deferred underwriting commissions of $0.35 per unit, or approximately $6.1 million in the aggregate, which will become payable to the underwriters from the amounts held in the Trust Account solely in the event that we complete a Business Combination, subject to the terms of the underwriting agreement.
Critical Accounting Policies
The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. A summary of our significant accounting policies is included in Note 2 to our unaudited condensed financial statements in Part I, Item 1 of this Quarterly Report. Certain of our accounting policies are considered critical, as these policies are the most important to the depiction of our financial statements and require significant, difficult or complex judgments, often employing the use of estimates about the effects of matters that are inherently uncertain. Such policies are summarized in the Management’s Discussion and Analysis of Financial Condition and Results of Operations section in our 2021 Annual Report on Form
10-K
filed with the SEC on April 14, 2022. There have been no significant changes in the application of our critical accounting policies during the six months ended June 30, 2022.

Recent Accounting Pronouncements
See Note 2 to the unaudited condensed financial statements included in Part I, Item 1 of this Quarterly Report for a discussion of recent accounting pronouncements.
Off-Balance
Sheet Arrangements and Contractual Obligations
As of June 30, 2022, we did not have any
off-balance
sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation
S-K
and did not have any commitments or contractual obligations.
JOBS Act
The Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”) contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We qualify as an “emerging growth company” and under the JOBS Act are allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging
growth companies. As a result, the financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404, (ii) provide all of the compensation disclosure that may be required of non-emerging
growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the CEO’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our Initial Public Offering or until we are no longer an “emerging growth company,” whichever is earlier.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Stockholders and Board of Directors of FiscalNote Holdings, Inc.
Opinion on the Financial Statements
We have audited the accompanying consolidated balance sheets of FiscalNote Holdings, Inc. and its subsidiaries (the Company) as of December 31, 2021 and 2020, the related consolidated statements of operations and comprehensive loss, changes in temporary equity and stockholders’ deficit, and cash flows for the years then ended, and the related notes to the consolidated financial statements (collectively, the financial statements). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021 and 2020, and the results of their operations and their cash flows for each of the years then then ended, in conformity with accounting principles generally accepted in the United States of America.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the auditing standards of the PCAOB and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ RSM US LLP
We have served as the Company’s auditor since 2015
McLean, VA
April 18, 2022

FISCALNOTE HOLDINGS, INC.
Consolidated Balance Sheets
As of December 31, 2021 and 2020
(in thousands, except shares, par value, and per share data)

	As of December 31,
	2021	2020
Assets
Current assets:
Cash and cash equivalents	$32,168	$44,227
Restricted cash	841	793
Accounts receivable, net	11,174	6,389
Costs capitalized to obtain revenue contracts, net	2,787	2,122
Prepaid expenses and other current assets	7,328	2,738

Total current assets	54,298	56,269
Property and equipment, net	7,509	8,145
Capitalized software costs, net	7,480	3,931
Noncurrent costs capitalized to obtain revenue contracts, net	2,709	1,799
Goodwill	188,768	120,671
Intangible assets, net	117,729	89,291

Total assets	$378,493	$280,106

Liabilities, Temporary Equity and Stockholders’ Deficit
Current liabilities:
Short-term debt and current maturities of long-term debt	$13,567	$3,251
Accounts payable	4,213	2,911
Accrued payroll	6,194	2,805
Accrued expenses	5,389	2,995
Deferred revenue, current portion	29,569	16,854
Customer deposits	3,568	2,035
Contingent liabilities from acquisitions, current portion	1,088	276
Other current liabilities	5,880	4,021

Total current liabilities	69,468	35,148
Long-term debt, net of current maturities	299,318	211,968
Convertible notes – related parties	18,295	—
Deferred tax liabilities	3,483	6,956
Deferred revenue, net of current portion	528	667
Deferred rent	8,236	7,970
Contingent liabilities from acquisitions, net of current portion	4,016	—
Sublease loss liability, net of current portion	2,090	2,753
Lease incentive liability, net of current portion	4,440	4,968
Other noncurrent liabilities	1,453	1,943

Total liabilities	411,327	272,373
Commitment and contingencies (Note 14)
Temporary equity

Redeemable, convertible preferred stock (Note 8)	449,211	238,963

Stockholders’ deficit:
Common stock ($0.00001 par value, 99,066,892 authorized shares at December 31, 2021 and 2020; 15,456,165 and 10,425,584 issued and outstanding at December 31, 2021 and 2020, respectively)	—	—
Additional paid-in capital	—	5,808
Accumulated other comprehensive loss	(631)	(63)
Accumulated deficit	(481,414)	(236,975)

Total stockholders’ deficit	(482,045)	(231,230)

Total liabilities, temporary equity and stockholders’ deficit	$378,493	$280,106

See accompanying notes to consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Consolidated Statements of Operations and Comprehensive Loss
For the Years Ended December 31, 2021 and 2020
(in thousands, except shares and per share data)

	Year Ended December 31,
	2021	2020
Revenues:
Subscription	$74,002	$60,002
Advisory, advertising, and other	8,910	5,155

Total revenues	82,912	65,157

Operating expenses:
Cost of revenues	21,802	12,621
Research and development	24,017	15,122
Sales and marketing	29,676	21,559
Editorial	14,634	14,303
General and administrative	32,491	20,517
Amortization of intangible assets	9,359	7,345
Loss on sublease	1,817	—
Loss on debt extinguishment	—	2,433
Transaction costs	4,698	223

Total operating expenses	138,494	94,123

Operating loss	(55,582)	(28,966)
Interest expense, net	64,800	31,829
Change in fair value of warrant and derivative liabilities	(3,405)	(8,346)
Other expense, net	333	177

Net loss before income taxes and loss on equity method investment	(117,310)	(52,626)
Benefit from income taxes	(7,889)	(1,435)

Net loss before loss on equity method investment	(109,421)	(51,191)
Loss on equity method investment	—	(81)

Net loss	(109,421)	(51,272)
Other comprehensive (loss) gain	(568)	91

Total comprehensive loss	$(109,989)	$(51,181)

Net loss	$(109,421)	$(51,272)
Deemed dividend	(197,511)	(31,991)

Net loss used to compute earnings per share	$(306,932)	$(83,263)
Net loss per share, basic and diluted	$(23.50)	$(8.74)

Weighted average shares used to compute earnings per share	13,061,380	9,521,927

See accompanying notes to consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Consolidated Statements of Changes in Temporary Equity and Stockholders’ Deficit
For the Years Ended December 31, 2021 and 2020
(in thousands, except shares data)

	Temporary Equity		Equity
	Preferred Stock		Common Stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2019	38,258,865	$206,972	9,263,575	$—	$—	$(154)	$(189,178)	$(189,332)
Cumulative impact of ASC 606 adoption, net of taxes	—	—	—	—	—	—	3,475	3,475

Balance, net of cumulative-effect adjustment	38,258,865	206,972	9,263,575	—	—	(154)	(185,703)	(185,857)
Change in redemption value of preferred stock	—	31,991	—	—	(31,991)	—	—	(31,991)
Exercise of stock options	—	—	305,565	—	247	—	—	247
Stock-based compensation expense	—	—	—	—	1,004	—	—	1,004
Issuance of warrants	—	—	—	—	562	—	—	562
Shares issued as part of asset acquisition	—	—	856,444	2,758	2,758
Beneficial conversion feature, net of taxes	—	—	—	—	33,228	—	—	33,228
Net loss	—	—	—	—	—	—	(51,272)	(51,272)
Foreign currency translation gain	—	—	—	—	—	91	—	91

Balance at December 31, 2020	38,258,865	$238,963	10,425,584	$—	$5,808	$(63)	$(236,975)	$(231,230)

Change in redemption value of preferred stock	—	193,058	—	—	(58,493)	—	(134,565)	(193,058)
Exercise of stock options	—	—	312,468	—	516	—	—	516
Stock-based compensation expense	—	—	—	—	1,010	—	—	1,010
Issuance of preferred stock and warrants	3,487,397	17,190	—	—	252	—	(453)	(201)

FISCALNOTE HOLDINGS, INC.
Consolidated Statements of Changes in Temporary Equity and Stockholders’ Deficit (continued)
For the Years Ended December 31, 2021 and 2020
(in thousands, except shares data)

	Temporary Equity		Equity
	Preferred Stock		Common Stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Shares issued in business acquisitions	—	$—	4,718,113	$—	$32,966	$—	$—	$32,966
Seller convertible notes issued at premium	—	—	—	—	7,178	—	—	7,178
Capital distribution	—	—	—	—	(3,686)	—	—	(3,686)
Beneficial conversion feature, net of taxes	—	—	—	—	14,449	—	—	14,449
Net loss	—	—	—	—	—	—	(109,421)	(109,421)
Foreign currency translation loss	—	—	—	—	—	(568)	—	(568)

Balance at December 31, 2021	41,746,262	$449,211	15,456,165	$—	$—	$(631)	$(481,414)	$(482,045)

See accompanying notes to consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Consolidated Statements of Cash Flows
for the Years Ended December 31, 2021 and 2020
(in thousands)

	Year Ended December 31,
	2021	2020
Operating Activities:
Net loss	$(109,421)	$(51,272)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	1,177	1,104
Amortization of intangible assets and capitalized software development costs	15,203	10,405
Amortization of deferred costs to obtain revenue contracts	2,610	1,949
Stock-based compensation expense	1,010	1,004
Non-cash earnout expense	1,718	—
Bad debt expense	254	25
Change in fair value of acquisition contingent consideration	434	75
Change in fair value of warrant and derivative liabilities	(3,407)	(8,344)
Deferred income tax benefit	(6,630)	(2,286)
Paid-in-kind interest	37,345	21,462
Non-cash interest expense	21,692	3,063
Loss on sublease	1,817	—
Loss on equity method investment	—	81
Loss on debt extinguishment	—	2,433
Gain on bargain purchase acquisition	—	(25)
Changes in operating assets and liabilities:
Accounts receivable, net	1,066	3,619
Prepaid expenses and other current assets	(3,598)	84
Costs capitalized to obtain revenue contracts, net	(4,199)	(2,121)
Accounts payable	229	(1,667)
Accrued payroll	2,106	627
Accrued expenses	1,618	423
Deferred revenue	2,770	(1,879)
Customer deposits	1,403	1,365
Other current liabilities	291	1,381
Deferred rent	266	1,336
Sublease loss liability, net of current portion	(2,480)	(145)
Lease incentive liability, net of current portion	(528)	(527)
Other noncurrent liabilities	208	663

Net cash used in operating activities	(37,046)	(17,167)

Investing Activities:
Capital expenditures	(5,570)	(4,163)
Purchases of intangible assets	—	(1,327)
Cash paid for acquisitions, net of cash acquired	(43,626)	—

Net cash used in investing activities	(49,196)	(5,490)

FISCALNOTE HOLDINGS, INC.
Consolidated Statements of Cash Flows (continued)
for the Years Ended December 31, 2021 and 2020
(in thousands)

	Year Ended December 31,
	2021	2020
Financing Activities:
Proceeds from long-term debt, net of issuance costs	$61,165	$219,134
Net payments of long-term debt	—	(156,228)
Net payments on revolving debt	—	(10,471)
Proceeds from Small Business Administration PPP Loan	—	8,000
Proceeds from exercise of stock options	516	247
Net proceeds from issuance of preferred stock	12,626	—

Net cash provided by financing activities	74,307	60,682

Effects of exchange rates on cash	(76)	(77)

Net change in cash, cash equivalents, and restricted cash	(12,011)	37,948
Cash, cash equivalents, and restricted cash, beginning of period	45,020	7,072

Cash, cash equivalents, and restricted cash, end of period	$33,009	$45,020

Supplemental Noncash Investing and Financing Activities:
Change in redemption value of preferred stock	$193,058	$31,991

Issuance of common stock as part of business acquisitions	$32,966	$—

Issuance of common stock as part of asset acquisition	$—	$2,758

Fair value of seller notes issued in connection with business combinations	$21,438	$—

Beneficial conversion feature in conjunction with long-term debt issuance, net of taxes	$14,449	$33,228

PIK interest settled through issuance of additional convertible notes to noteholders	$10,598	$2,478

Contingent liabilities incurred in connection with business acquisitions	$5,254	$325

Issuance of preferred stock in conjunction with debt modification	$4,363	$—

Warrants issued in conjunction with long-term debt issuance	$252	$562

Property and equipment purchases included in accounts payable	$—	$12

Supplemental Cash Flow Activities:
Cash paid for interest	$4,654	$9,039
Cash paid for taxes	$233	$54
See accompanying notes to consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Notes to the Consolidated Financial Statements
(in thousands, except shares, par value, per share amounts, or as otherwise noted)
1. Summary of Business and Significant Accounting Policies
Description of Business
FiscalNote Holdings, Inc. (“FiscalNote,” or the “Company”) is an information services company focused on global policy and market intelligence. By combining AI technology, expert analysis, and legislative, regulatory, and geopolitical data, FiscalNote is reinventing the way that organizations minimize risk and capitalize on opportunity. For organizations facing government impact, FiscalNote is the platform for professionals to plan and execute their organization’s government risk strategy. Organizations rely on the Company because of its accurate and real-time information, cutting-edge analytics, and ease of use. The Company is headquartered in Washington, D.C.
Business Combination Transaction
On November 7, 2021 (as amended on May 9, 2022; see Note 16 for further details), FiscalNote entered into an Agreement and Plan of Merger (the “Business Combination Agreement”) with Duddell Street Acquisition Corp., a Cayman Islands exempted company (“DSAC”), Grassroots Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of DSAC (“Merger Sub” and, together with DSAC, the “DSAC Parties”).
Pursuant to the Business Combination Agreement, the parties will effect a business combination transaction (the “Business Combination”) by which (i) DSAC will change its jurisdiction of incorporation by deregistering as an exempted company in the Cayman Islands and redomesticating as a company under the laws of the State of Delaware, (ii) Merger Sub will be merged with and into FiscalNote, and (iii) FiscalNote will be the surviving corporation and exists as the New FiscalNote (together with the other transactions contemplated by the Business Combination Agreement, the “Transactions” and the closing of the Transactions, the “Closing”).
Immediately prior to the closing of the Business Combination, DSAC will implement a dual-class stock structure wherein its common stock will consist of Class A Common Stock, which will entitle the holders thereof to one vote per share on all voting matters, and Class B Common Stock, which will carry economic rights (including dividend and liquidation rights) identical to those carried by the Class A Common Stock but will entitle the holders thereof to higher voting rights on all voting matters.
The value of the aggregate equity consideration to be paid to the Company’s stockholders and optionholders will be equal to approximately $1.0 billion (the “Company Value”). At the Closing, each share of common stock and preferred stock of the Company that is issued and outstanding immediately prior to the effective time of the Closing will be cancelled and converted into the right to receive a number of shares of New FiscalNote common stock equal to an exchange ratio determined by dividing the Company Value by the aggregate fully diluted Company common stock (as such term is defined in the Business Combination Agreement). The shares of New FiscalNote common stock received as consideration by FiscalNote co-founders
Timothy Hwang and Gerald Yao, will be Class B Common Stock, and will entitle Mr. Hwang and Mr. Yao with higher voting rights giving them at least 60% of the outstanding voting power of New FiscalNote immediately after the Closing.
At the Closing, each option to purchase FiscalNote common stock, whether vested or unvested, will be assumed and converted into an option to purchase a number of shares of New FiscalNote’s Class A Common Stock in the manner set forth in the Business Combination Agreement. The stockholders and optionholders of the Company will also be entitled to receive the Earnout Shares (as defined in the Business Combination Agreement) dependent upon the occurrence of the Triggering Events (as defined in the Business Combination Agreement) based upon the trading price of New FiscalNote common stock after the Closing.

On May 9, 2022, FiscalNote, Inc, a wholly owned indirect subsidiary of the Company entered into a debt commitment letter with certain lenders providing for a senior secured term loan facility with an initial principal amount of $150.0 million, consisting of (a) $75.0 million of incremental senior secured term loans to be funded concurrently with the closing of the Business Combination and (b) the refinancing of the Company’s existing First Out Loans in principal amount of $75.0 million as of March 31, 2022. Accordingly, the subscription agreements entered into by DSAC concurrently with the signing of the Business Combination Agreement to sell 10.0 million shares of Class A Common Stock to investors for $100.0 million were terminated. See Note 16 for further details.
In connection with the execution of the Business Combination Agreement, the Company and the DSAC sponsors have agreed to and executed a backstop agreement (the “Backstop Agreement”) pursuant to which the DSAC sponsors shall backstop any amounts redeemed by DSAC public redeemable shareholders up to 17.5 million shares. New FiscalNote will be able to sell Class A Common Stock to the DSAC sponsors up to the amount redeemed by the DSAC public redeemable shareholders for $10 per share, effectively guaranteeing the full amount of cash within the DSAC trust account will be available to New FiscalNote to effectuate its strategic plan.
In accordance with ASC 340, “Other Assets and Deferred Costs”, the Company has elected to defer costs that are direct and incremental to the proposed Business Combination during the period in which those costs were incurred. As of December 31, 2021, the Company has capitalized $2,643 of direct and incremental costs representing accounting, advisory, and legal advisory cost and recorded these costs as prepaid expenses and other current assets on the consolidated balance sheet. For the year ended December 31, 2021, the Company has incurred $1,128 of non-capitalizable
costs associated with the Business Combination.
Risks and Uncertainties
In March 2020, the World Health Organization declared the novel coronavirus
(“COVID-19”)
as a pandemic. The rapid spread of
COVID-19
and the continuously evolving responses to combat it have had an increasingly negative impact on the global economy.
In view of the rapidly changing business environment, market volatility, and heightened degree of uncertainty resulting from
COVID-19,
the Company is currently unable to fully determine its future impact on the business. If the global pandemic continues to evolve into a prolonged crisis, the effects could have an adverse impact on the Company’s results of operations, financial condition, and cash flows.
On April 13, 2020, the Company received funding in the principal amount of $8,000 (the “PPP Loan”) under the Paycheck Protection Program (the “PPP”) provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”). The PPP Loan is administered by the U.S. Small Business Administration (the “SBA”). The lender is J.P. Morgan Chase Bank, N.A. Pursuant to the terms of the PPP Loan, payments were deferred for ten months beginning in September 2020. The PPP Loan may be forgiven partially or fully if the proceeds were used for covered payroll costs, rent and utility costs (the “Covered Costs”) incurred during the
24-week
period that commenced on the date of funding, and at least 60% of the proceeds were used for covered payroll costs. The PPP loan provided additional liquidity and instant funding for the Company to meet the unplanned working capital needs in its effort to transition the majority of its workforce into a remote-work setting since the
COVID-19
outbreak. In August 2021, the Company applied for forgiveness of the PPP Loan pursuant to the requirements set forth by the SBA; accordingly, the Company continued to defer payments until the SBA informed J.P. Morgan Chase Bank, N.A. whether the PPP Loan would be forgiven in whole or in part. On February 14, 2022, the Company received SBA’s final decision to forgive $7,667 of the PPP Loan with the remaining balance of $333 which the Company expects to repay over five years. As of December 31, 2021, the Company recorded $67 of the PPP Loan as short-term debt and $7,933 as long-term debt on the consolidated balance sheet.

Under the CARES Act, employers were allowed to defer the deposit and payment of the employer’s share of the Social Security Tax that would otherwise be due on or after March 27, 2020, and before January 1, 2021. Starting in April 2020, on a monthly basis, the Company deferred paying the employer’s share of the Social Security Tax for a total amount of $1,326 as of December 31, 2020. In compliance with current, the Company made a payment of $663 relating to the deferred Social Security Tax in December 2021, the remaining $663 of deferred Social Security Tax will be paid by December 31, 2022 and has been recorded as other current liabilities on the consolidated balance sheet as of December 31, 2021.
Liquidity
The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities in the ordinary course of business. The propriety of using the going-concern basis is dependent upon, among other things, the achievement of future profitable operations, the ability to generate sufficient cash from operations and potential other funding sources, in addition to cash on-hand,
to meet its obligations as they become due.
The Company’s cash and cash equivalents was $32.2 million at December 31, 2021, compared with $44.2 million at December 31, 2020. Further, the Company had a negative working capital balance of $48.2 million at December 31, 2021 and had an accumulated deficit of $481.4 million and $237.0 million as of December 31, 2021 and 2020, respectively, and has incurred net losses of $109.4 million and $51.3 million for the years ended December 31, 2021 and 2020, respectively. Management expects that significant on-going
operating and capital expenditures will be necessary to continue to implement the Company’s business plan of entering new markets, future acquisitions, and infrastructure and product development. The Company’s cash flows from operations are not sufficient to fund its current operating model.
On November 7, 2021, the Company signed the Business Combination Agreement with DSAC whereby through a series of transactions the Company will become a public company and expects to receive more than $100.0 million of net cash proceeds. The Company expects to consummate the merger transaction as contemplated by the Business Combination Agreement with DSAC in the second quarter of 2022. In the event the merger transaction does not close, the Company’s cash flows from operations raise substantial doubt about the Company’s ability to continue as a going concern accordingly, management would need to take significant actions to restructure the business and there can be no guarantees those actions would be successful.
Historically, the Company has funded operations by raising equity capital and debt financing and during the year ended December 31, 2021, the Company raised gross proceeds of $23.8 million in convertible debt financing, $12.7 million from a preferred share offering, $10.0 million from increasing the principal balance of the Senior Term Loan, $18.0 million from related party convertible debt, and $10.0 million promissory note from a third-party lender. These funds were partially used to execute management’s acquisition strategy, fund research and development costs related to the next generation technology transformation the Company started in 2020, and fund operational needs.
With the cash on hand at December 31, 2021, $20.0 million of cash received on March 28, 2022 related to the increase to our Last Out Term Loan (see Note 15), $8,000 available to draw upon related to the 8090 Promissory Note (described further in Note 7), and the anticipated consummation of the Business Combination Agreement with DSAC, the Company believes the actions it has taken, and the measures it may take in the future, will provide sufficient liquidity to fund operations and capital expenditures over the next twelve months mitigating the conditions that caused there to be substantial doubt about the Company’s ability to continue as a going concern.
The Company may seek to raise additional capital, which could be in the form of loans, convertible debt or equity, to fund future operating requirements and capital expenditures. The Company’s liquidity is highly dependent on its ability to increase revenues, control operating costs, and raise additional capital. The Company continues to closely monitor expenses to assess whether any immediate changes are necessary to enhance its liquidity. There can be no assurance that the Company will be able to raise additional capital on favorable terms, through the transaction with DSAC, or at all, or execute on any other means of improving liquidity as described above.
Basis of Presentation
These financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In the opinion of the Company’s management, the consolidated financial statements include all adjustments necessary for the fair presentation of the Company’s balance sheet as of December 31, 2021 and 2020, and its results of operations, including its comprehensive loss, temporary equity, stockholders’ deficit, and its cash flows for the years ended December 31, 2021 and 2020. All adjustments are of a normal recurring nature.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions in the Company’s consolidated financial statements and notes thereto. Significant estimates and assumptions made by management include the determination of:

•	revenue recognition;

•	allowance for doubtful accounts;

•	the average period of benefit associated with costs capitalized to obtain revenue contracts;

•	the fair value of assets acquired and liabilities assumed for business combinations;

•	the useful lives of intangible assets;

•	capitalization of software development costs;

•	valuation of financial instruments;

•	the fair value of certain stock awards issued;

•	the fair value of certain consideration issued as part of business combinations; and

•	the recognition, measurement, and valuation of current and deferred income taxes and uncertain tax positions.
Actual results could differ materially from those estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, which forms the basis for making judgments about the carrying values of assets and liabilities.
Principles of Consolidation
The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.
Segments
The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. Over the past several years, the Company has completed a number of acquisitions. These acquisitions have allowed the Company to expand its offerings, presence, and reach in various market segments. While the Company has offerings in multiple market segments and operates in multiple countries, the Company’s business operates in one operating segment because the Company’s CODM evaluates the Company’s financial information and resources, and assesses the performance of these resources, on a consolidated basis.

Concentrations of Risks
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company generally maintains its cash and cash equivalents with various nationally recognized financial institutions. The Company’s cash and cash equivalents at times exceed amounts guaranteed by the Federal Deposit Insurance Corporation.
The Company does not require collateral for accounts receivable. The Company maintains an allowance for its doubtful accounts receivable due to estimated credit losses. This allowance is based upon historical loss patterns, the number of days billings are past due, an evaluation of the potential risk of loss associated with delinquent accounts and current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss patterns. The Company records the allowance against bad debt expense through the consolidated statements of operations, included in sales and marketing expense, up to the amount of revenues recognized to date. Any incremental allowance is recorded as an offset to deferred revenue on the consolidated balance sheets. Receivables are written off and charged against the recorded allowance when the Company has exhausted collection efforts without success.
No single customer accounted for more than 10 percent of the Company’s accounts receivable balance as of December 31, 2021 or 2020. No single customer accounted for 10 percent or more of total revenues during the years ended December 31, 2021 or 2020. As of December 31, 2021 and 2020, assets located in the United States were 92% and 99% percent of total assets, respectively.
Two third-party vendors, professional services providers, individually accounted for more than 10 percent of the Company’s accounts payable as of December 31, 2021. No third-party vendor individually accounted for more than 10 percent of the Company’s accounts payable as of December 31, 2020. During the year ended December 31, 2021, there was one vendor, the landlord of the Company’s headquarters in Washington, D.C., that represented more than 10 percent of the total purchases made. During the year ended December 31, 2020, there were two vendors that individually represented more than ten percent of the total purchases made. Both were the landlords for the Company’s offices in Washington, D.C.
Revenue Recognition
The Company recognizes revenues upon the satisfaction of its performance obligation(s) (upon transfer of control of promised goods or services to its customers) in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services. The Company has elected to exclude sales and similar taxes from the transaction price.
The Company determines the amount of revenue to be recognized through the application of the following steps:

(i)	identification of contracts with customers,

(ii)	identification of distinct performance obligations in the contract,

(iii)	determination of contract transaction price,

(iv)	allocation of contract transaction price to the performance obligations, and

(v)	determination of revenue recognition based on timing of satisfaction of the performance obligation(s).
The Company derives its revenues from subscription revenue arrangements and advisory, advertising, and other revenues.
Subscription Revenue
Subscription revenue is comprised of revenue earned from subscription-based arrangements that provide customers the right to use the Company’s software and products in a cloud-based infrastructure. Subscription revenue is driven primarily by the number of active licenses, the types of products and the price of the subscriptions. The Company also earns subscription-based revenue by licensing to customers its digital content, including transcripts, news and analysis, images, video, and podcast data. Subscription revenue is generally non-refundable
regardless of the actual use and is recognized ratably over the non-cancellable
contract term beginning on the commencement date of each contract, which is the date the Company’s service is first made available to customers.
The Company’s contracts with customers may include promises to transfer multiple services. For these contracts, the Company accounts for individual promises separately if they are distinct performance obligations. Determining whether services are considered distinct performance obligations may require significant judgment. Judgment is also required to determine the standalone selling price (“SSP”) for each distinct performance obligation. In instances where SSP is not directly observable, such as when the Company does not sell the services separately, the Company determines the SSP using available information, including market conditions and other observable inputs.
The Company typically invoices its customers annually. Typical payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue, depending on whether transfer of control to customers has occurred.
Deferred revenue results from amounts billed to or cash received from customers in advance of the revenue being recognized.
Contract assets represent a conditional right to consideration for satisfied performance obligations that become a receivable when the conditions are satisfied. Contract assets are generated when contractual billing schedules differ from the timing of revenue recognition or cash collection and are included in other current assets in the accompanying consolidated balance sheets.
Advisory, Advertising, and Other Revenues
Advisory revenue is typically earned under contracts for specific deliverables and is non-recurring
in nature, although the Company may sell different advisory services to repeat customers.
One-time
advisory revenue is invoiced according to the terms of the contract, usually delivered to the customer over a short period of time, during which revenue is recognized.
Advertising revenue is primarily generated by delivering advertising in its own publications (Roll Call and CQ) in both print and digital formats. Revenue for print advertising is recognized upon publication of the advertisement. Revenue for digital advertising is recognized over the period of the advertisement or, if the contract contains impression guarantees, based on delivered impressions.
Book revenue is recognized when the product is shipped to the customer, which is when control of the product is transferred to the customer. Shipping and handling costs are treated as a fulfillment activity and are expensed as incurred. Events revenue is deferred and only recognized when the event has taken place and is included in other revenues.
Costs Capitalized to Obtain Revenue Contracts
The Company capitalizes incremental costs of obtaining a contract. Certain sales commissions are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions incurred for obtaining new contracts are deferred and then amortized as selling and marketing expenses on a straight-line basis over a period of benefit that the Company has determined to be approximately three years. The three-year amortization period was determined based on several factors, including the nature of the technology and proprietary data underlying the services being purchased, customer contract renewal rates and industry competition. The Company has elected to use a practical expedient to expense commissions for renewal contracts when the renewal period is 12 months or less. The Company does not have material costs to fulfill contracts with customers.
Cost of Revenues
Cost of revenues primarily consists of expenses related to hosting the Company’s service, the costs of data center capacity, amortization of developed technology and capitalized software development costs, certain fees paid to various third parties for the use of their technology, services, or data, costs of compensation, including bonuses, stock compensation, benefits and other expenses for employees associated with providing professional services and other direct costs of production. Also included in cost of revenues are costs related to develop, publish, print, and deliver publications.
Cash, Cash Equivalents, and Restricted Cash
The Company considers cash on deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.
In 2017, as an incentive for entering into a lease and building out the Company’s head office in Washington, D.C., the District granted to the Company $750 to finance the security deposit of the new office. The Company is required to meet certain covenants, such as maintaining its headquarters in Washington, D.C., and may have to reimburse the District if the covenants are not met. The amount of the grant is reflected as restricted cash, including any interest earned, in the accompanying consolidated balance sheets.
Property and Equipment
Property and equipment is stated at cost and depreciated on a straight-line basis over the assets’ estimated useful lives, which generally are five years for furniture and fixtures, three years for equipment, and the shorter of the useful life or the lease term for leasehold improvements. Software license fees for externally purchased software are capitalized and amortized over the life of the license. Property and equipment are evaluated for impairment in accordance with management’s policy for finite-lived intangible assets and other long-lived assets (see Note 5).
Capitalized Software Development Costs
The Company capitalizes costs to develop software for internal use, including website development costs, when it is determined the development efforts will result in new or additional functionality or new products. Costs incurred prior to meeting these criteria and costs associated with implementation activities and ongoing maintenance are expensed as incurred and included in operating expenses in the accompanying consolidated statements of operations and comprehensive loss. Costs capitalized as internal use software are amortized on a straight-line basis over an estimated useful life that the Company has determined to be three years. Amortization of capitalized software development costs is included in the costs of revenues in the accompanying consolidated statements of operations and comprehensive loss. Software development costs are evaluated for impairment in accordance with management’s policy for finite-lived intangible assets and other long-lived assets (see Note 5).
Business Combinations
The Company must estimate the fair value of assets acquired and liabilities assumed in a business combination at the acquisition date. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair values of the tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of the assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in the consolidated statement of operations and comprehensive loss.

Acquisition-Related Intangibles and Other Long-Lived Assets
The Company recognizes acquisition-related intangible assets, such as customer relationships and developed technology, in connection with business combinations. The Company amortizes the cost of acquisition-related intangible assets that have finite useful lives generally on a straight-line basis. The Company evaluates acquisition-related intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of asset groups are measured by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the asset group. This includes assumptions about future prospects for the business that the asset group relates to and typically involves computations of the estimated future cash flows to be generated by these businesses. Based on these judgments and assumptions, the Company determines whether the Company needs to take an impairment charge to reduce the value of the asset group stated on the Company’s consolidated balance sheets to reflect its estimated fair value. When the Company considers such assets to be impaired, the amount of impairment the Company recognizes is measured by the amount by which the carrying amount of the asset group exceeds its fair value.
Goodwill Impairment
Goodwill is not amortized, but is evaluated for impairment annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has determined that there is a single reporting unit for the purpose of conducting this goodwill impairment assessment. For purposes of assessing potential impairment, the Company estimates the fair value of the reporting unit based on the price a market participant would be willing to pay in a potential sale of the reporting unit, and compares this amount to the carrying value of the reporting unit. If the Company determines that the carrying value of the reporting unit exceeds its fair value, an impairment charge would be required. The annual goodwill impairment test is performed as of October 1st of each year.
As a result of the onset of the
COVID-19
pandemic in 2020, the Company assessed the recoverability of its goodwill and long-lived assets, including property and equipment and definite-lived intangible assets, by performing impairment tests throughout 2020. The Company performed a qualitative analysis in 2021 and concluded that there were no interim triggering events requiring additional analysis outside of the annual testing date. There were no impairments of long-lived assets and goodwill during the years ended December 31, 2021 and 2020.
Stock-Based Compensation
The Company measures all stock-based awards, including stock options, based on their estimated fair value on the grant date for awards to employees and nonemployees.
The Company calculates the fair value of stock options using the Black-Scholes option-pricing model. The determination of the fair value of the stock-based award is affected by subjective assumptions, including the deemed fair value of the underlying stock price on the grant date, the risk-free interest rate, the estimated volatility of the Company’s stock price over the term of the award, the estimated period of time that the Company expects employees and nonemployees to hold their stock options and the expected dividend rate. For share-based awards with performance conditions, the Company periodically assesses whether the performance conditions have been met or are probable of being met in order to determine the timing and amount of compensation expense to be recognized for each reporting period. The Company recognizes forfeitures in the period in which they occur. The assumptions used are as follows:

•	Fair value of common stock: Estimated by the Board of Directors based on third-party valuations of the Company’s common stock.

•	Risk-free interest rate: Based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent expected remaining term of the options.

•	Volatility: Based upon the historical volatility of a peer group of publicly traded companies over the expected term.

•	Expected term: Estimated by taking the average of the vesting term and the contractual term of the option.

•	Dividend yield: The Company has not paid and does not expect to pay any dividends.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the consolidated statements of operations and comprehensive loss in the period that includes the enactment date.
Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax law. The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgments regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.
The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions throughout the world. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, solely based on its technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in the income tax provision.
Foreign Currency Translation
The functional currency of the Company’s major foreign subsidiaries is generally the local currency. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component on the consolidated statements of operations and comprehensive loss. Foreign currency transaction gains and losses are included in other expense, net in the consolidated statements of operations and comprehensive loss for the period and historically have not been material.
Currency gains and losses on the translation of intercompany loans made to foreign subsidiaries that are of a long-term investment nature are included in accumulated other comprehensive loss.
Investment — Equity Method
The Company uses the equity method of accounting for investments in equity securities of other companies when it does not control the investee under its voting or variable interests but can exert significant influence over the financial and operating policies of the investee. Under the equity method of accounting, the Company’s share of

the investee’s underlying net income or loss is recorded net of tax in the consolidated statements of operations and comprehensive loss. The Company’s share of the investee’s net income and cash advances to the investee increase its investment balance, and the Company’s share of net losses and distributions from the investment reduce the Company’s investment balance. In May 2020, the Company acquired the remaining 51% interest in Sandhill Strategies LLC, its lone equity method investment. The Company had no equity method investments as of December 31, 2021 or 2020, respectively.
Related Party Transactions
From time to time the Company has entered into related party transactions with certain of the Company’s directors and officers. These transactions include term loans, convertible debt, and convertible preferred stock for financial support associated with the borrowing of funds and are entered into in the ordinary course of business.
Recent Accounting Pronouncements Not Yet Effective
In February 2016, the FASB issued ASU
2016-02
 Leases (ASC 842)
 guidance for the accounting for leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. In July 2018, the FASB issued ASU
2018-11
 Leases (ASC 842): Targeted Improvements
, which allows entities to initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. Both ASU
2016-2
and
2018-11
are effective for the Company year beginning January 1, 2022.
The Company intends to adopt ASU
2016-02
and ASU
2018-11
on January 1, 2022, and apply the package of practical expedients included therein, as well as utilize the effective date method included in ASU
2018-11.
Under the package of practical expedients, the Company will not reassess prior conclusions about lease identification, lease classification and initial direct costs, and will not separate lease and non-lease
components for all its leases. The Company will also elect the practical expedient to not recognize on the balance sheet any leases with a term of 12 months or less at the commencement date. By applying
ASU 2016-02
at the adoption date, as opposed to at the beginning of the earliest period presented, the Company’s reporting for periods prior to January 1, 2022 will continue to be in accordance with Leases (ASC 840). The new standard will have an impact on the Company’s consolidated balance sheets, and the Company expects to recognize right of use assets and related lease liabilities for operating leases, respectively, with no material impact on the Company’s consolidated statement of operations and comprehensive loss and consolidated statement of cash flows.
In June 2016, the FASB issued ASU
2016-13
 Financial Instruments

—

Credit Losses (ASC 326): Measurement of Credit Losses on Financial Instruments
 guidance with respect to measuring credit losses on financial instruments, including trade receivables. The guidance eliminates the probable initial recognition threshold that was previously required prior to recognizing a credit loss on financial instruments. The credit loss estimate can now reflect an entity’s current estimate of all future expected credit losses. Under the previous guidance, an entity only considered past events and current conditions. The guidance will be effective for the Company’s year beginning January 1, 2023. The Company is currently evaluating the impact on the consolidated financial statements upon adoption.
In December 2019, the FASB issued ASU
2019-12
 Simplifying the Accounting for Income Taxes
 guidance modifying the requirements for the accounting for income taxes. The simplifications include changes in the accounting for (i) intra-period tax allocations, (ii) outside basis differences in business combinations, (iii) interim provisions,
(iv) step-up
in tax basis goodwill and (v) franchise and other taxes partially based on income, among other changes. The guidance is effective for the Company’s year beginning January 1, 2022. The Company does not expect this update to have a material impact on the Company’s consolidated financial statements.

In May 2020, the FASB issued ASC
2020-05
 Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842)

—

Effective Dates for Certain Entities
 which extended the effective date of ASC 606 for nonpublic companies to fiscal years beginning after December 15, 2019, and the effective date of ASC 842 for nonpublic companies to fiscal years beginning after December 15, 2021. The Company has fully adopted ASC 606 on January 1, 2020 and elected to adopt ASC 842 on January 1, 2022 using the effective date method. The effective date approach would not require any transition accounting for leases that expired before the earliest comparative period presented. The Company does not expect this update to have a material impact on the Company’s consolidated financial statements.
In August 2020, the FASB issued ASU
2020-06
 Debt

—

Debt with Conversion and Other Options (ASC
 470-20)
and Derivatives and Hedging

—

Contracts in Entity’s Own Equity (ASC
815-40)
 guidance modifying the requirements for the accounting for convertible instruments and contracts in an entity’s own equity. The modifications eliminate certain accounting models for convertible debt instruments, eliminate certain requirements for equity classification of embedded derivatives and align earnings per share calculations for convertible instruments. The guidance is effective for the Company’s year beginning January 1, 2024. The Company is currently evaluating the impact on the consolidated financial statements upon adoption.
In October 2021, the FASB issued ASU
2021-08
 Business Combinations (ASC 805) Accounting for Contract Assets and Contract Liabilities from Contracts with Customers guidance requiring entities to apply ASC 606 to recognize and measure contract assets and contract liabilities in a business combination. Under current GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts that are accounted for in accordance with ASC 606, at fair value on the acquisition date. Under the new guidance the acquirer will recognize contract assets and contract liabilities at the same amounts recorded by the acquiree. The modifications improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. The guidance is effective for the Company’s year beginning January 1, 2024. The Company is currently evaluating the impact on the consolidated financial statements upon adoption.
The Company has evaluated all other issued and unadopted Accounting Standards Updates and believes the adoption of these standards will not have a material impact on its consolidated statements of operations and comprehensive loss, balance sheets, or cash flows.
Recently Adopted Accounting Pronouncements
In May 2014, the FASB issued ASU
2014-09
 Revenue from Contracts with Customers (ASC 606),
 which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of goods or services to customers. The FASB also issued several amendments to the ASU since its original issuance to clarify specific matters, including among other things principal versus agent considerations, performance obligations, licenses, non-cash
considerations, transition practices and adoption dates. The updated standard as amended replaces most existing revenue recognition guidance in U.S. GAAP. The guidance requires an entity to review contracts in five steps: 1) identify the contract, 2) identify performance obligations, 3) determine the transaction price, 4) allocate the transaction price, and 5) recognize revenue. The new standard also results in enhanced disclosures regarding the nature, amount, timing, and uncertainty of revenue arising from contracts with customers. See Note 2 for the impact on adopting this guidance.
As part of the adoption of ASC 606, the Company adopted the added new guidelines on cost capitalization through ASC
340-40.
See Note 2 for the impact on adopting this guidance.
In August 2016, the FASB issued ASU
2016-15
 Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments
 intended to reduce diversity in practice in how certain transactions are classified in the statements of cash flows. The guidance was effective for the Company’s year beginning January 1, 2020 and there was no material impact as of the adoption date.
In June 2018, the FASB issued ASU
2018-07
 Compensation

—

Stock Compensation (Topic 718): Improvements to
Non-Employee
Share-Based Payment Accounting
 guidance that simplifies the accounting for nonemployee stock-based compensation awards and aligns the measurement and classification for employee stock-based compensation awards to nonemployee stock-based compensation awards. Under the guidance, nonemployee awards are measured at their grant date fair value. Upon transition, the existing nonemployee awards were measured at fair value as of the adoption date. The guidance was effective for the Company’s year beginning January 1, 2020 and there was no material impact as of the adoption date.
In August 2018, the FASB issued ASU
2018-13
 Fair Value Measurements (Topic 820): Disclosure Framework

—

Changes to the Disclosure Requirements for Fair Value Measurement
 guidance modifying the disclosure requirements on fair value measurements. The guidance adds, modifies, and eliminates certain disclosure requirements on fair value measurements. The guidance was effective for the Company’s year beginning January 1, 2020 and the adoption of this guidance did not materially impact the Company’s consolidated financial statements.
In August 2018, the FASB issued ASU
2018-15
 Intangibles-Goodwill and
Other-Internal-Use
Software (Subtopic
350-40):
Customer’s Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement That Is a Service Contract,
 which aligns the requirements for capitalizing implementation costs incurred in a cloud computing arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use
software. The amendments in this update were effective for the Company’s year beginning January 1, 2021. The Company adopted
 ASC
2018-15
 on January 1, 2021. The adoption of this new guidance did not have a material impact on the Company’s consolidated financial statements.
In October 2018, the FASB issued ASU
2018-16
 Derivatives and Hedging (Topic 815): Guidance for Accounting for Derivatives and Hedging
. The guidance provides for the inclusion of the Secured Overnight Financing Rate (“SOFR”) Overnight Index swap rate as a benchmark interest rate for hedge accounting purposes. In July 2017, the Financial Conduct Authority in the United Kingdom announced that it would phase out London Interbank Offered Rate (“LIBOR”) as a benchmark by the end of 2021. As a result, the U.S. Federal Reserve identified the SOFR as its preferred alternative reference rate, calculated with a broad set of short-term repurchase agreements backed by treasury securities. The guidance was effective for the Company’s year beginning January 1, 2020. The Company evaluated that this guidance was not applicable and therefore, had no impact to the Company’s consolidated financial statements.
2. Revenues
Disaggregation of Revenue
The following table depicts the Company’s disaggregated revenue for the periods presented:

	Year Ended December 31,
	2021	2020
Subscription	$74,002	$60,002
Advertising	3,028	2,455
Books	1,189	975
Advisory	2,726	—
Other revenue	1,967	1,725

Total	$82,912	$65,157

Revenue by Geographic Locations
The following table depicts the Company’s revenue by geographic operations for the periods presented:

	Year Ended December 31,
	2021	2020
North America	$74,040	$63,356
Europe	7,601	1,574
Asia	487	227
Australia	784	—

Total	$82,912	$65,157

Revenues by geography are determined based on the region of the Company’s contracting entity, which may be different than the region of the customer. North America revenue consists solely of revenue attributed to the United States. For the year ended December 31, 2021, revenue attributed to the United Kingdom represented approximately six percent of total revenues. No other country represented more than five percent of total revenue during the years ended December 31, 2021 and 2020, respectively.
Contract Assets
The Company had contract assets of $1,475 and $618, as of December 31, 2021 and 2020, respectively. Contract assets are generated when contractual billing schedules differ from the timing of revenue recognition or cash collections. They represent a conditional right to consideration for satisfied performance obligations that becomes a receivable when the conditions are satisfied. They are recorded as part of other current assets on the consolidated balance sheets.
Deferred Revenue
Details of the Company’s deferred revenue for the periods presented are as follows:

Balance at December 31, 2019	$19,347
Deferred revenue acquired in Factsquared acquisition	26
Revenue recognized in the current period from amounts in the prior balance	(18,548)
New deferrals, net of amounts recognized in the current period	16,635
Effects of foreign currency	61

Balance at December 31, 2020	$17,521

Balance at December 31, 2020	$17,521
Deferred revenue acquired in 2021 Acquisitions	9,961
Revenue recognized in the current period from amounts in the prior balance	(16,812)
New deferrals, net of amounts recognized in the current period	19,589
Effects of foreign currency	(162)

Balance at December 31, 2021	$30,097

Costs to Obtain
During the years ended December 31, 2021 and 2020, the Company capitalized $4,186 and $2,121 of costs to obtain revenue contracts and amortized $2,610 and $1,949 to sales and marketing expense, respectively. There were immaterial and no impairments of costs to obtain revenue contracts for the years ended December 31, 2021 and 2020, respectively.
Unsatisfied Performance Obligations
At December 31, 2021, the Company had $87,701 of remaining contract consideration for which revenue has not been recognized due to unsatisfied performance obligations. The Company expects to recognize this revenue over the next five years.
Adoption of ASC 606
The Company adopted ASC 606 on January 1, 2020 using the modified retrospective approach applied only to contracts that were not completed at the date of adoption. In adopting the guidance, the Company also elected the practical expedient to reflect the aggregate effect of all contract modifications at the time of adoption. Results for reporting periods prior to January 1, 2020 are not adjusted and continue to be reported in accordance with the Company’s historical accounting policies. The adoption of the guidance did not result in any changes to the recognition of revenue from contracts with customers recognized in prior periods. The adoption did change how the Company accounts for certain commissions related to new contracts. Specifically, in accordance with the new guidance the Company evaluated all commissions, and those qualifying as costs to obtain were deferred and amortized. This change resulted in a $3,475 net cumulative adjustment to accumulated deficit. This cumulative adjustment was comprised of a $3,750 adjustment to deferred commission costs, net and a $275 adjustment to deferred income taxes. For the year ended December 31, 2020, the Company’s sales and marketing expense and net loss would have been $368 higher had it not adopted the guidance.
3. Business Combinations
During the year ended December 31, 2021 the Company acquired (a) The Oxford Analytica International Group Incorporated (“Oxford Analytica”), (b) Fireside 21, LLC (“Fireside”); (c) TimeBase Pty. Ltd. (“Timebase”); (d) Board.org, LLC (“Board.org”); (e) Equilibrium World Pte. Ltd. (“Equilibrium”); (f) Predata, Inc. (“Predata”), (g) Curate Solutions, Inc. (“Curate”), (h) Forge.ai, Inc. (“Forge”), and (i) FrontierView Strategy Group (“FrontierView”) (collectively the “2021 Acquisitions”). During the year ended December 31, 2020 the Company acquired (j) Sandhill Strategies LLC. (“Sandhill”), and (k) FactSquared, Inc. (“FactSquared”) (collectively the “2020 Acquisitions”). In connection with these acquisitions, the Company incurred $1,418 and $148 in transaction costs in 2021 and 2020, respectively. The Company financed these acquisitions through a combination of cash, debt, and equity financing including the issuance of seller notes and convertible notes, and the Company’s common stock. The operations of each acquisition have been included in the Company’s consolidated results of operations since the respective closing dates of each acquisition. The Company measures all assets acquired and liabilities assumed at their acquisition-date fair value. The purchase price allocation for the 2021 Acquisitions and 2020 Acquisitions has been finalized as of December 31, 2021.
The following table summarizes the Company’s acquisitions by region for the periods presented:

	2021	2020
North America	6	2
Europe	1	—
Australia	1	—
Asia	1	—
2021 Acquisitions
Oxford Analytica
On February 12, 2021, the Company acquired all of the outstanding capital stock of Oxford Analytica, an independent geopolitical analysis and advisory firm.

Fireside
On April 30, 2021, the Company acquired all of the outstanding membership interests of Fireside, a provider of SaaS constituent management workflow tools, digital communications, and IT support services to state and federal legislators and agencies.
Timebase
On May 7, 2021, the Company acquired all of the outstanding stock of Timebase, a provider of legislative research and tracking tools of Australian legislation.
Board.org
On June 3, 2021, the Company acquired all of the outstanding membership interests of Board.org, a membership company that creates and hosts confidential, vendor-free peer-to-peer
communities.
Equilibrium
On June 25, 2021, the Company acquired all of the outstanding stock of Equilibrium, a technology company that has developed an industry-leading Environmental, Social, and Governance (“ESG”) management automation software that enables enterprises to improve their ESG performance, carbon accounting and reporting with actionable insights through data and AI.
Predata
On June 30, 2021, the Company acquired all of the outstanding stock of Predata, a technology company whose products enable customers to glean insights about their strategic messaging efforts and discover anomalous trends in online attention to inform their perspectives on real-world geopolitical impact.
Curate
On August 27, 2021, the Company acquired all of the outstanding stock of Curate, a technology company that monitors local government decisions in municipalities across the United States and provides local civic intelligence services.
Forge
On September 9, 2021, the Company acquired all of the outstanding stock of Forge, a technology company that transforms unstructured data into structured, enriched, and computationally ready intelligence that enables analytics and predictive modelling for the finance industry.
FrontierView
On November 19, 2021, the Company acquired all of the outstanding membership interests of FrontierView, a market intelligence and advisory firm that provides clients across every sector of the global economy with a range of subscription offerings as well as custom research solutions to help clients make informed decisions to lead successful businesses.
Purchase Consideration
The fair value of the common stock issued was estimated based on the fair value of the Company’s common stock on the date of each acquisition. The fair value of the contingent consideration is estimated based on the expected future cash flows and revenues along with the fair value of the Company’s common stock on the date of acquisition. The table below summarizes the fair value of consideration transferred for the 2021 Acquisitions:

	Oxford Analytica	Fireside (a)	Timebase	Board.org (a)	Equilibrium	Predata	Curate	Forge (b)	FrontierView (a)	Total
Cash	$3,850	$7,290	$2,241	$10,113	$833	$1,925	$1,120	$614	$18,107	$46,093
Fair value of common stock(a)	2,626	—	—	—	8,271	6,510	6,078	9,481	—	32,966
Fair value of seller notes	—	10,232	2,078	9,128	—	—	—	—	—	21,438
Fair value of contingent consideration(b)	—	—	—	—	—	196	1,206	1,700	—	3,102
Fair value of contributed interests(c)	—	—	—	—	315	—	—	—	—	315

Total	$6,476	$17,522	$4,319	$19,241	$9,419	$8,631	$8,404	$11,795	$18,107	$103,914

(a)
The Company transferred the following shares to certain of the sellers of the 2021 Acquisitions, as follows: (i) 815,646 for Oxford Analytica, (ii) 1,061,770 for Equilibrium, (iii) 835,556 for Predata, (iv) 570,753 for Curate, and (v) 890,230 for Forge, respectively.

(b)
Pursuant to the terms of the acquisition agreements, the sellers of certain of the 2021 Acquisitions are eligible for additional contingent consideration consisting of: (i) up to 30,377 shares for Predata, (ii) up to 281,096 shares for Curate, and (iii) 164,983 shares for Forge (all of which have been issued to the Forge employees at the closing, and are subject to clawback based on the earnout provisions), respectively.

(c)
The fair value of the contributed interests reflects the Company’s CEO contributing his previously held minority interest in Equilibrium to the Company which is reflected as a capital contribution to the Company.

(d)	Forge acquisition includes a decrease of $64 in cash as a result of final working capital settlement.
Purchase Price Allocation for the 2021 Acquisitions
The excess of purchase consideration over the fair value of net tangible and intangible assets acquired was recorded as goodwill, which is primarily attributed to the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized including expected synergies and assembled workforce, for which there is generally no basis for income tax purposes. The table below summarizes aggregated information regarding the fair values of the assets acquired and liabilities assumed as of the respective acquisition dates:

	Oxford Analytica	Fireside (a)	Timebase	Board.org (a)	Equilibrium	Predata	Curate	Forge (b)	FrontierView (a)	Total
Cash	$207	$51	$315	$201	$149	$126	$595	$40	$783	$2,467
Accounts receivable	668	389	185	2,862	—	165	179	—	1,535	5,983
Other assets	274	—	85	229	13	258	20	90	289	1,258
Intangible assets	4,600	3,816	1,474	9,122	4,909	5,336	3,720	3,705	5,557	42,239
Accounts payable and accrued expenses	(1,052)	(136)	(220)	(208)	(58)	(245)	(173)	(316)	(1,034)	(3,442)
Deferred revenue	(2,340)	—	(360)	(4,411)	—	(95)	(301)	(281)	(2,173)	(9,961)

	Oxford Analytica	Fireside (a)	Timebase	Board.org (a)	Equilibrium	Predata	Curate	Forge (b)	FrontierView (a)	Total
Other liabilities	(237)	—	—	(613)	—	(32)	—	—	—	(882)
Deferred tax liability	(441)	—	(475)	—	(835)	—	(609)	—	—	(2,360)

Total net assets acquired	1,679	4,120	1,004	7,182	4,178	5,513	3,431	3,238	4,957	35,302

Goodwill	4,797	13,402	3,315	12,059	5,241	3,118	4,973	8,557	13,150	68,612

Total purchase price	$6,476	$17,522	$4,319	$19,241	$9,419	$8,631	$8,404	$11,795	$18,107	$103,914

(a)
The acquired intangible assets and the goodwill (up to $13,430, $11,446, and $13,150 in connection with the Fireside, Board.org, and FrontierView acquisitions, respectively) will be deductible for U.S. federal income tax purposes.

(b)	Forge acquisition includes a decrease of $64 in goodwill as a result of its final working capital settlement.
Intangible assets
The estimated fair values of developed technology, customer relationships, databases, tradenames, and content library were determined using the income approach. The estimated fair value of the expert network was determined using a “with and without” analysis comparing expected revenues and cash flows with the expert network in place and those that would be expected if the expert network were not in place. The approach used to estimate the fair values use significant unobservable inputs including revenue and cash flow forecasts, customer attrition rates and appropriate discount rates. The following table sets forth the components of identifiable intangible assets acquired and liabilities assumed and their estimated useful lives as of the respective acquisition dates:

	Oxford Analytica	Fireside	Timebase	Board.org	Equilibrium	Predata	Curate	Forge	FrontierView	Total Estimated Fair Value	Estimated Useful Life (Years)
Developed technology	$—	$1,349	$537	$—	$4,909	$1,195	$623	$1,672	$1,972	$12,257	4 – 20
Customer relationships	750	2,314	937	8,855	—	3,477	1,828	2,033	2,754	22,948	3 – 15
Databases	—	—	—	—	—	—	1,269	—	—	1,269	15
Tradenames	$926	$153	$—	$267	$—	$664	$—	$—	$239	$2,249	$3 – 20
Expert network	2,924	—	—	—	—	—	—	—	—	2,924	6
Content library	—	—	—	—	—	—	—	—	592	592	10

Total intangible assets acquired	$4,600	$3,816	$1,474	$9,122	$4,909	$5,336	$3,720	$3,705	$5,557	$42,239

Contingent liabilities from acquisitions
a) Contingent Consideration
The contingent consideration consists of the Company’s common stock and restricted stock units and is generally scheduled to be delivered within one to three years upon achievement of certain revenue targets pursuant to the terms of the purchase agreement. The contingent consideration is payable to all selling shareholders in connection with Predata acquisition, Curate acquisition, and Forge acquisition, and it contains no future service conditions. The amount of fair value attributed to purchase consideration will be adjusted based on changes to the fair value of contingent consideration at each subsequent reporting period with changes being recorded through the consolidated statement of operations and comprehensive loss. The following table summarizes the fair value of contingent consideration as of the date of the 2021 Acquisitions and as of December 31, 2021, respectively:

	Predata	Curate	Forge	Total
Fair value of contingent consideration on the respective acquisition dates	$196	$1,206	$1,700	$3,102
Changes to the fair value of contingent consideration	322	1,348	(1,236)	434

Fair value of contingent consideration as of December 31, 2021	$518	$2,554	$464	$3,536

b) Contingent Compensation
Certain of the 2021 Acquisitions also included contingent compensation payments in the form of cash and/or the Company’s common stock. The contingent compensation payments are generally scheduled to be delivered in one to three years upon achievement of certain revenue targets per agreed upon terms. The contingent compensation payments are payable to certain employees, contingent on them remaining employed through the contingency payout date. The estimated fair value of the contingent compensation payments on the date of acquisition is considered post-combination compensation expense and will be amortized ratably over the contingency period. The amount attributable to post-combination compensation will be adjusted based on changes to the fair value at each subsequent reporting period with changes being recorded as adjustments to compensation expense, accordingly. The following table summarizes the fair value of contingent compensation recognized and settled during the year ended December 31, 2021, and the liability balances as of December 31, 2021:

	Equilibrium(a)	Predata(b)	Forge(c)	FrontierView(d)	Total
Contingent compensation recognized during 2021	$861	$504	$260	$93	$1,718
Contingent compensation settled in 2021	(150)	—	—	—	(150)

Contingent compensation liability as of December 31, 2021	$711	$504	$260	$93	$1,568

(a)	Equilibrium contingent compensation consists of up to $4,000 in cash and 250,000 shares of the Company’s common stock.
(b)	Predata contingent compensation consists of up to $2,000 in cash and 141,080 shares of the Company’s common stock.
(c)
Forge contingent compensation consists of an employee retention bonus in the amount of $422 in cash and up to 385,017 shares of the Company’s common stock, all of which have been issued to two of the Forge employees at the closing. These shares are subject to clawback based on the earnout provisions.

(d)	FrontierView contingent compensation consists of up to $2,000 in cash.
Acquisition of Aicel Technologies
On December 29, 2021, the Company entered into a definitive agreement to acquire Seoul, South Korea-based Aicel Technologies (“Aicel”) in exchange for 726,684 shares of the Company’s common stock subject to certain closing adjustments. Aicel leverages advanced technology to collect, refine, process, and deliver tailored data to customers, while powering a data exchange marketplace through its
Data-as-a-Service
model to enable third-party data providers and vendors to rapidly partner with Aicel to market new datasets quickly and efficiently. Pending regulatory review and customary closing conditions, the Aicel acquisition is expected to close in the second quarter of 2022.

2020 Acquisitions
Sandhill
On June 19, 2019, the Company made a $154 cash investment in Sandhill, acquiring preferred member interests representing a 49% overall economic interest. On May 1, 2020, the Company acquired the remaining 51% of Sandhill’s outstanding common interests for a $10 cash payment and, as a result, owns 100% of Sandhill’s economic interests. As of May 1, 2020, Sandhill is a wholly owned and controlled subsidiary of the Company.
Subsequent to the Company’s 2019 equity investment and prior to its 2020 investment, the Company exercised significant influence over Sandhill’s operations and accounted for its investment using the equity method of accounting. Upon its 2020 investment, the Company gained control of Sandhill and began consolidating 100% of Sandhill’s operations.
Upon gaining control of Sandhill on May 1, 2020, the Company marked its equity investment to fair value, recognizing a loss of $81 in its 2020 consolidated statement of operations and comprehensive loss. The Company used the purchase method of accounting to record its 2020 purchase of Sandhill’s remaining member interests. The purchase price for financial reporting purposes was $10 and, after recognizing acquired assets and liabilities at estimated fair value the Company recognized a bargain purchase gain of $25, reflected in other expense line item, in the consolidated statement of operations and comprehensive loss for the year ended December 31, 2020.
As part of the acquisition, the Company agreed to make contingent payments to Sandhill employees based on certain financial achievements which was satisfied in April 2021 for $42.
FactSquared
On December 31, 2020, the Company acquired FactSquared in a
non-taxable
merger. The merger consideration of $4,303 consisted of 856,444 shares of the Company’s common stock and cash.
Substantially all the value of FactSquared was attributable to its developed technology and, accordingly, the Company accounted for the transaction as an asset acquisition. The developed technology asset is amortized on a straight-line basis over its four-year expected life.
Purchase Price Allocation
The table below summarizes aggregated information regarding the fair values of the assets acquired and liabilities assumed as of the respective acquisition dates:

	Sandhill	FactSquared	Total
Cash	$29	$—	$29
Accounts receivable	77	—	77
Other assets	5	3	8
Intangible assets	—	5,845	5,845
Accounts payable and accrued expenses	(86)	(165)	(251)
Deferred revenue	—	(26)	(26)
Deferred tax liability	—	(1,354)	(1,354)

Net assets acquired	25	4,303	4,328
Bargain purchase gain	(25)	—	(25)

Purchase price	$—	$4,303	$4,303

Unaudited Pro Forma Financial Information
The unaudited pro forma financial information presented below summarizes the combined results of operations for the Company and the 2021 Acquisitions as though the companies were combined as of January 1, 2020.

The unaudited pro forma financial information for all periods presented includes, among other items, amortization charges from acquired intangible assets, retention and other compensation accounted for separately from purchase accounting, interest expense (including amortization of various discounts) on acquisition debt issued to the various sellers, the impacts of common stock issued to the various sellers, and the related tax effects, but excludes the impacts of any expected operational synergies. The unaudited pro forma financial information as presented below is for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the 2021 Acquisitions been acquired on January 1, 2020.
The unaudited pro forma financial information for the year ended December 31, 2021 and 2020 combine the historical results of the Company for those periods, the historical results of the 2021 Acquisitions for the periods prior to the acquisition dates, and the effects of the pro forma adjustments discussed above.
The unaudited pro forma information excludes the results of operations related to the 2020 Acquisitions due to the individual and collective immateriality of the 2020 Acquisitions on the combined results of operations. The unaudited pro forma financial information, in aggregate, is as follows:

	Year Ended December 31,
	2021	2020
Revenues:
Subscription	$88,323	$84,497
Advisory, advertising, and other	11,376	9,787

Total revenues	99,699	94,284

Net loss	$(113,303)	$(65,219)
Subscription revenue from the 2021 Acquisitions recognized by the Company from each acquisition date to December 31, 2021 totaled $11,522, net of $2,758 of deferred revenue fair value adjustment. Advisory, advertising, and other revenue from the 2021 Acquisitions recognized by the Company from each acquisition date to December 31, 2021 totaled $3,623. The 2021 Acquisitions did not have a material impact to the Company’s net loss during the year ended December 31, 2021.
4. Property and Equipment
The following table details property and equipment as of the dates presented:

	As of December 31,
	2021	2020
Leasehold improvements	$9,510	$9,490
Furniture and fixtures	1,007	1,009
Equipment	217	215
Computer equipment	3,215	2,694

Total property and equipment	$13,949	$13,408
Less: accumulated depreciation	(6,440)	(5,263)

Total property and equipment, net	$7,509	$8,145

Long-term assets outside of the United States were less than $1 million at both December 31, 2021 and 2020.
Depreciation expense was $1,177 and $1,104 for the years ended December 31, 2021 and 2020, respectively, and is recorded as part of the general and administrative expenses on the consolidated statements of operations and comprehensive loss.

5. Intangible Assets
The following table summarizes the gross carrying amounts and accumulated amortization of the Company’s intangible assets by major class:

	December 31, 2021			December 31, 2020			Weighted Average Remaining Useful Life (Years) December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	$34,123	$(12,638)	$21,485	$21,986	$(8,409)	$13,577	6.1
Customer relationships	79,474	(17,830)	61,644	56,653	(11,920)	44,733	9.7
Databases	29,142	(6,785)	22,357	27,880	(4,756)	23,124	10.9
Tradenames	11,159	(2,286)	8,873	8,933	(1,508)	7,425	11.1
Patents	513	(165)	348	444	(12)	432	17.7
Expert network	2,852	(417)	2,435	—	—	—	5.1
Content library	592	(5)	587	—	—	—	9.9

Total	$157,855	$(40,126)	$117,729	$115,896	$(26,605)	$89,291

Definite-lived intangible assets are stated at cost, net of amortization, generally using the straight-line method over the expected useful lives of the intangible assets. Amortization of intangible assets, excluding developed technology, was $9,359 and $7,345 for the years ended December 31, 2021 and 2020, respectively.
Amortization of developed technology was recorded as part of cost of revenues in the amount of $4,256 and $2,858 for the years ended December 31, 2021 and 2020, respectively.
The expected future amortization expense for intangible assets as of December 31, 2021 is as follows:

2022	$15,382
2023	15,371
2024	14,561
2025	11,350
2026	11,084
Thereafter	49,981

Total	$117,729

Capitalized software development costs
Capitalized software development costs are as follows:

	December 31, 2021			December 31, 2020
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized software development costs	$9,270	$(1,790)	$7,480	$4,133	$(202)	$3,931
During the years ended December 31, 2021 and 2020, the Company capitalized interest on capitalized software development costs in the amount of $286 and $289, respectively. Amortization of capitalized software development costs was recorded as part of cost of revenues in the amount of $1,588 and $202 for the years ended December 31, 2021 and 2020, respectively. The estimated useful life is determined at the time each project is placed in service.

6. Goodwill
Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill amounts are not amortized, but are rather tested for impairment at least annually during the fourth quarter.
The changes in the carrying amounts of goodwill, which is generally not deductible for tax purposes, is as follows:

Balance at December 31, 2019	$120,569
Impact of foreign currency fluctuations	102

Balance at December 31, 2020	$120,671

Oxford Analytica	4,797
Fireside	13,402
Timebase	3,315
Board.org	12,059
Equilibrium	5,241
Predata	3,118
Curate	4,973
Forge	8,557
FrontierView	13,150
Impact of foreign currency fluctuations	(515)

Balance at December 31, 2021	$188,768

7. Debt
The following tables provide details over the Company’s outstanding debt instruments:

	December 31, 2021
	Face Value		Unamortized Premium/ Discount(a)	Carrying Value of Debt	Bifurcated Embedded Derivative	Adjusted Carrying Value
First out term loan	$55,000		$307	$55,307	$—	$55,307
Last out term loan	52,101	(b)	175	52,276	—	52,276
Senior Secured Subordinated Promissory Note	89,095	(c)	(38,999)	50,096	28,058	78,154
8090 FV Subordinated Promissory Note	10,000		(2,533)	7,467	2,400	9,867
Convertible notes	123,557	(d)	(33,433)	90,124	4,228	94,352
Convertible notes – related parties	18,295	(e)	—	18,295	—	18,295
2021 seller convertible notes	9,493	(f)	(88)	9,405	—	9,405
2021 seller term notes	7,394	(g)	(1,870)	5,524	—	5,524
PPP loan	8,000		—	8,000	—	8,000

Total carrying value	$372,935		$(76,441)	$296,494	$34,686	331,180

Less: current portion						(13,567)

Total noncurrent debt						$317,613

	December 31, 2020
	Face Value		Unamortized Premium/ Discount (a)	Carrying Value of Debt	Bifurcated Embedded Derivative	Adjusted Carrying Value
First out term loan	$45,000		$(1,197)	$43,803	$—	$43,803
Last out term loan	40,484	(h)	(391)	40,093	—	40,093
Senior Secured Subordinated Promissory Note	78,427		(53,685)	24,742	19,607	44,349
Convertible notes	86,146	(i)	(17,977)	68,169	10,805	78,974
PPP loan	8,000		—	8,000	—	8,000

Total carrying value	$258,057		$(73,250)	$184,807	$30,412	215,219

Less: current portion						(3,251)

Total noncurrent debt						$211,968

(a)	Includes unamortized discounts, premiums, final fee accrual and deferred financing fees.
(b)	Includes accrued paid-in-kind interest of $13,601.
(c)	Includes accrued paid-in-kind interest of $10,668.
(d)	Includes accrued paid-in-kind interest of $22,715.
(e)	Includes accrued paid-in-kind interest of $295.
(f)	Includes accrued paid-in-kind interest of $97.
(g)	Includes accrued paid-in-kind interest of $44.
(h)	Includes accrued paid-in-kind interest of $1,984.
(i)	Includes accrued paid-in-kind interest of $9,146.
a) Senior Capital Term Loan Refinancing
In October 2020, FiscalNote, Inc., CQ Roll Call, VoterVoice and Sandhill (all wholly-owned subsidiaries of FiscalNote Holdings, Inc. and collectively the “Borrower”), FiscalNote Holdings, Inc. and FiscalNote Holdings II, Inc. (collectively the “Guarantors”), Midcap Financial and Apollo (“Existing Lenders”, “Apollo”), Runway Growth Credit Fund Inc. as Agent (“Agent” or “Runway”), Arrowroot Capital IV, L.P. (“Arrowroot”), Corbel Capital Partners SBIC, L.P. (“Corbel”) and CFIC Partners II, LLC (“CFIC”) (collectively the “New Lenders”) entered into various agreements ultimately providing for the Company to refinance its existing long-term debt agreement (the “Existing Credit Agreement”). The transactions are collectively referred to as the “Refinancing” and the amended debt as the “Senior Term Loan.”
The Refinancing occurred within Amendment No. 8 to the Existing Credit Agreement. In this transaction the Existing Lenders sold the outstanding loan amounts under the Existing Credit Agreement, along with shares of the Company’s Series F Preferred Stock owned by the Existing Lenders, to Arrowroot in a loan assignment agreement. Midcap Financial assigned its role as agent under the Existing Credit Agreement to Runway in an agency assignment agreement. As part of the Amendment No. 8, the Company issued Runway warrants to purchase common stock of the Company. Further, the New Lenders entered into an agreement to assign the relevant loan amounts to each of the New Lenders in an agreement among lenders. Runway is the First Out Lender and Arrowroot, CFIC and Corbel are collectively the Last Out Lenders.
Senior Term Loans
The purchased amount of the Existing Credit Agreement was a total of $75,263 comprised of: (a) Runway for $42,500, (b) Arrowroot for $26,763, and (c) CFIC and Corbel for $6,000. The Company
obtained additional loans of $8,237 concurrently with the Refinancing increasing the Senior Term Loan balance to $83,500. Substantially all of the Company’s assets are pledged as collateral pursuant to the terms of the Senior Term Loan.

The Senior Term Loan is senior to all outstanding debt of the Company. The maturity date of the Senior Term Loan is August 21, 2023. On April 15, 2022 the Company is required to begin making monthly principal payments to the First Out Lender for $1,500, plus accrued interest.
The Company has accounted for the Refinancing as an extinguishment of the Existing Credit Agreement and recognized a debt extinguishment loss of $1,866 during the fourth quarter of 2020. Additionally, the Senior Term Loan has been deemed a syndicated debt agreement and is accounted for as two separate debt instruments: (i) the First Out Term Loan and (ii) the Last Out Term Loan. Each of these loans have differing terms and conditions as outlined below.
On September 30, 2021 the Company entered into Amendment No. 9 to the Senior Term Loan (“Amendment No. 9”). As a result of Amendment No. 9, certain of the Company’s financial covenants were updated to reflect the impact of recent acquisitions, the Company’s recently acquired domestic subsidiaries were joined as subsidiary guarantors of the facility, and certain restrictive covenants were modified in light of the Company’s current operations, among other matters. The Company also increased its principal balance of the Senior Term Loan with the First Out Lender by $10,000 and received loan proceeds of $9,555 net of origination fee and reimbursement of certain transaction expenses of $445. The Company incurred $75 of additional fees, totaling $520, which were expensed during the third quarter of 2021.
The Company accounted for Amendment No. 9 as a debt modification where the increased principal was recorded as an increase to the loan carrying value and all incurred fees were considered third-party fees and expensed as incurred. The First Out Term Loan had a carrying balance of $55,307 as of December 31, 2021.
First Out Term Loan
The Company is required to pay the First Out Lender monthly cash interest on the First Out Term Loan. In the event of a default, there is a 5% default interest rate on the First Out Term Loan. The Company is required to pay the First Out Lender fees of $450 and an exit fee of $2,250, including all financing expenses.
The First Out Term Loan contains a contingent default interest and a variable interest credit basis swap that are required to be bifurcated and treated as embedded derivative liabilities. An evaluation of the embedded features led to the conclusion that any associated value was immaterial and required no initial amount to be recorded. These embedded features will continue to be monitored annually to confirm the value remains immaterial.
A warrant to purchase 194,673 shares of common stock (the “First Out Lender Warrant”) was issued to the First Out Lender. The First Out Lender Warrant was issued as an additional fee in connection with the Refinancing. The Company has classified the First Out Lender Warrant as equity and it has been recorded at its initial fair value, with an offsetting deferred financing cost, in the amount of $562 (see Note 8).
Last Out Term Loans
The Company is required to pay the Last Out Lenders
Payment-in-Kind
(“PIK”) interest at 13%, accrued monthly, as well as PIK fees of 12% per annum. In the event of a default, there is a 5% default interest rate on the Last Out Term Loans. The Company paid the Last Out Lender fees totaling $193, which was deducted from the initial principal amount. The Company is also required to pay an exit fee of $1,500 at the earlier of the maturity date or repayment of the outstanding amount, as well as financing expenses capped at $300.
The Last Out Term Loans contain a $193 original issue discount. This discount was recorded at issuance against the loan principal and is subsequently being amortized as additional interest expense using the effective interest method over the term of the Last Out Term Loans.
The Last Out Term Loan contains a lender default put and contingent default interest that are required to be bifurcated and treated as embedded derivative liabilities. An evaluation of the embedded features led to the conclusion that any associated value was immaterial and required no initial amount to be recorded. These embedded features will continue to be monitored annually to confirm the value remains immaterial.
The Last Out Lenders are entitled to 1.5 times their invested capital, or 25% per annum, comprised of 13% PIK interest and 12% PIK fees. In the event of the prepayment of the Last Out Term Loan, the Series F preferred stock will be repurchased by the Company.
Senior Term Loan Costs
The Company incurred direct and incremental costs (including the fair value of the First Out Lender Warrant) related to the Senior Term Loan. These costs have been allocated to the First Out Term Loan and to the Last Out Term Loans as shown in the table above. The costs have been recorded as deferred financing costs to be amortized as additional interest expense using the effective interest method over the term of the Senior Term Loan. The debt will initially be classified as current and/or long-term based on the contractual maturities. The Company will continually monitor the subjective acceleration clauses and determine if the long-term classification continues to be appropriate.
Series F Preferred Stock
The Company determined that there was no impact on the financial statements resulting from the transfer of the Series F Preferred Stock from the Existing Lenders to the new Last Out Lenders. The Last Out Lenders purchased the Series F Preferred Stock from the Existing Lenders concurrently with the purchase of the outstanding loans. The preferred stock will continue to be accounted for as temporary equity at its redemption value. If and when the preferred stock is repurchased by the Company, it will be accounted for as part of the extinguishment of the debt at that point in time.
Original Capital Loan — Apollo Capital Term Loan and Revolving Credit Facility
As part of the CQ Roll Call acquisition in 2018 (“2018 CQRC Acquisition”), the Company had entered into a five-year term loan, senior secured capital term loan, and revolving credit facility agreement with Apollo Investment Corporation, Midcap Financial Trust, and other related affiliates (collectively the “Apollo Credit Facility”). The Apollo Credit Facility included a $75,000 term loan (the “Apollo Term Loan”) and an original revolving credit facility of up to $7,000 (the “Apollo Revolver”). The Apollo Term Loan was funded in the amount of $75,000 and was repayable in monthly installments of $938 starting on August 31, 2020, and continuing through the August 21, 2023 maturity date. Amounts under the Apollo Credit Facility bore interest at the greater of Prime Rate, the Federal Funds Rate, plus 50 basis points, or the London Interbank Offered Rate (with 1% floor), plus 1%, plus either a 7.5% or 7% margin based on the Company’s leverage ratio. In connection with the Apollo Credit Facility, the Company incurred approximately $2,940 of fees and expenses, which were capitalized in deferred financing costs and amortized over the term of the Apollo Term Loan using the effective interest method. The Apollo Term Loan contained various standard fees, including unused commitment fees. The Apollo Credit Facility provided for mandatory prepayment upon various circumstances including upon certain events of default. The Company also had the optional right to prepay the Apollo Term Loan in whole or in part from time to time. The Apollo Term Loan was guaranteed by the wholly owned material subsidiaries of the Company, and all obligations of the Company and its subsidiary guarantors were secured by first priority liens on substantially all personal property of the Company and its subsidiary guarantors, including equity interests. The Apollo Term Loan contained customary representations and warranties and included both financial and non-financial
covenants.
During 2019 and 2020, there were several amendments to the agreement that impacted key terms such as modifications to debt, PIK interest, covenants, commitments, and restrictions and waived defaults on non-financial
covenants.
The Apollo Credit Facility was extinguished in its entirety in October 2020 as a result of the Refinancing.

The Company recorded approximately $6,910 in interest expense and $2,129 in PIK interest, for the Apollo Term Loan and the Apollo Revolver, for the year ended December 31, 2020. Amortization of deferred financing costs totaled $1,515 for the year ended December 31, 2020.
b) Senior Secured Subordinated Promissory Note
The Economist Group (“TEG”) Seller Note & Equity Sale
In August 2018 and as part of the consideration for the 2018 CQRC Acquisition, the Company entered into a Subordinated Promissory Note (the “Original TEG Seller Note”) for $58,557 with TEG. The Original TEG Seller Note bore PIK interest at 12.577%, which was added to the outstanding principal balance. All principal and accrued and unpaid interest was due on maturity at February 21, 2024 or upon acceleration upon a defined event of default. The Original TEG Seller Note was subordinated to the Apollo Credit Facility and subsequently to the Senior Term Loan. The Company incurred $8,945 of interest expense during the year ended December 31, 2020.
On December 29, 2020, TEG, the Company, FN SPV Holdings Pty Ltd (“SPV”) and GPO FN Noteholder LLC (“GPO”) entered into various agreements (the “TEG Transactions”) to effect TEG’s divestiture of the Original TEG Seller Note due to TEG liquidity issues.
SPV purchased 9,385 shares of Series E Preferred Stock (“Series E PS”) from TEG for $23,040. In consideration for facilitating the transaction, the Company received a right to 5% of any gains realized by SPV upon liquidation of their Series E PS. GPO purchased the Original TEG Seller Note from TEG with a balance of $78,427 (the “New GPO Note”), which includes the principal and accrued interest paid-in-kind
of $48,960.
The Company did not receive any payment as a result of the TEG Transactions. The Company also amended and restated the New GPO Note to provide for, among other things, the addition of various conversion options. The New GPO Note continues to bear PIK interest at 12.577%. In the event of default, there is contingent interest of 5%
.
 As part of the TEG Transactions, Urgent Capital LLC (“Urgent”) was named the administrative manager. Parties to the loan were required to pay all expenses of GPO and Urgent, capped at $250.
The New GPO Note is convertible into common shares upon certain specified circumstances (the “Conversion Shares”). First, if a Qualifying IPO occurs prior to the payment in full of the New GPO Note, the Company shall have the right to require conversion of the total outstanding amount then due on the New GPO Note so long as GPO receives at the time of the Qualifying IPO at least $50,000 in cash in exchange for such Conversion Shares or prepayment of an amount of the New GPO Note, in each case representing an amount equal to the equivalent value of selling $50,000 of Conversion Shares in the Qualifying IPO. Second, GPO has the optional right immediately prior to or at any time subsequent to a Nonqualifying IPO to convert the outstanding principal amount of the New GPO Note into Conversion Shares at a certain conversion price. Third, GPO has the optional right, during the
90-day
period prior to the maturity date of the New GPO Note, to convert the outstanding amount of the New GPO Note into Conversion Shares at a certain conversion price. Fourth, GPO has the optional right, immediately prior to a liquidation or reorganization event, or a change of control, to convert the outstanding amount of the New GPO Note into Conversion Shares at a certain conversion price. Certain of the Company’s directors are affiliated with SPV, GPO, and Urgent.
Promissory Note
The Company accounted for the TEG Transactions as an extinguishment of the Original TEG Seller Note and thus recognized a debt extinguishment loss of $567 in the fourth quarter of 2020.
The embedded conversion option (“ECO”) in the New GPO Note contains both fixed and variable share settlement conditions. The conditions requiring settlement in fixed shares are evaluated as a conversion feature while those settleable in a variable number of shares are evaluated as a redemption feature.

The New GPO Note contains a beneficial conversion feature (“BCF”) initially valued at $34,078 ($33,228 net of taxes). This has been recorded as a credit to additional paid-in
capital and resulted in a debt discount to be amortized as additional interest expense over the term of the New GPO Note.
The redemption feature is required to be bifurcated as an embedded derivative liability. The redemption feature was initially recorded at its fair value of $19,607. This resulted in a debt discount to be amortized as additional interest expense over the term of the New GPO Note. The derivative liability will be revalued at each reporting period with changes being recorded as a non-operating
gain or loss in the consolidated statements of operations and comprehensive loss.
Conversion prices vary and depend upon the type of conversion event (at the option of the holder, contingent upon future qualified financing, contingent upon a change in control, etc.) and generally are at a 25% discount to future qualified offering price or based on a fixed future pre-money
enterprise value of approximately $818,000.
No other embedded features required bifurcation.
Series E Preferred Shares
The SPV purchase of outstanding Series E PS from TEG is a transaction between the Company Shareholders and as such there is no financial statement adjustment required. There was a contingent arrangement fee which does not require an adjustment to the financial statements until such time as the occurrence is deemed probable and estimable. The Company will re-evaluate
the probability of occurrence of each event on a quarterly basis. If any of the contingent fees become probable or is received, a shareholder capital contribution will be recorded as an increase to additional paid-in
capital in the consolidated statements of changes in temporary equity and stockholders’ deficit.
c) 8090 FV Subordinated Promissory Note
On December 29, 2021 the Company entered into a subordinated promissory note for $10,000 with 8090 FV LLC (the “8090 Note”) that also allows the Company to increase the subordinated promissory notes by $8,000 on the same terms and conditions. 8090 FV LLC is required to provide the Company with the aforementioned funds within thirty days upon request. The 8090 Note bears PIK interest at 12.5% to be accrued beginning on March 1, 2022. The 8090 Note is subject to an exit fee in the same amount of accrued PIK interest. The exit fee together with unpaid principal and PIK interest is collectively “the Payoff Amount”. The 8090 Note matures on the earlier of (i) a Deemed Liquidation Event and (ii) September 30, 2024. Upon maturity the 8090 FV LLC shall receive the greater of (i) the Payoff Amount and (ii) the mandatory buyback amount which is equal to the sum of (y) 150% of the original principal amount and (z) the amount of interest that has accrued. The Company incurred transaction expenses of $133 which were recorded as deferred financing costs to be amortized as additional interest expense using the effective interest method over the term of the 8090 FN Note.
The Company concluded that the mandatory repayment upon an event of default and the mandatory buyback events require bifurcation as embedded derivative liabilities (put rights) and will be accounted for as a single combined derivative liability recorded at fair value. The embedded derivative liabilities were valued at $2,400 as of December 31, 2021. The liability will be marked-to-market
each balance sheet period with the change being recorded as a non-operating
gain or loss in the consolidated statements of operations and comprehensive loss. At December 31, 2021, the Company recorded the derivative liabilities of $2,400 as a debt discount to be amortized as additional interest expense over the expected term using the effective interest method.
The Company will accrue the ongoing interest and exit fee as interest expense each period after March 1, 2022. The Company will record interest expense to accrete for the final payment fee of $5,000. The Company will also record the second tranche commitment fee as an operating expense each period. At December 31, 2021, the Company had a balance of $10,000 of principal and did not accrue any interest or exit fee.

d) Convertible Notes
During the years ended December 31, 2021 and 2020, the Company received gross proceeds of $23,841 and $59,680, respectively, from the issuance of convertible promissory notes (collectively the “Convertible Notes”, individually for each tranche by year as “2021 Convertible Notes” or “2021 Notes”, “2020 Convertible Notes” or “2020 Notes”, and “2019 Convertible Notes” or “2019 Notes” for the 2019 convertible promissory notes issuance) in various private placements to accredited investors.
The Convertible Notes can generally be classified into four distinct groupings with similar terms. The Convertible Notes generally have maturities between one and five years, bear PIK interest ranging from
6-15%
per annum and are convertible at the option of the holders or upon certain contingent events, including defined future qualified financings, into shares of senior capital stock or the specific capital stock issued in any such contingent events. The holders generally have various contingent redemption rights, including upon default and changes in control, and registration rights and are subordinated to defined senior indebtedness.
Certain embedded contingent redemption rights are reflected as derivative liabilities and are accounted for at fair value with changes in fair value reflected in the consolidated statement of operations and comprehensive loss. The discount to the Convertible Notes created by such embedded derivatives is being amortized as additional interest expense over the terms of the Convertible Notes.
The issuance costs with respect to the Convertible Notes, which are recorded as a debt discount, are deferred and amortized as additional interest expense over the terms of the Convertible Notes.
The following table details the principal, interest and other amounts associated with the Convertible Notes as described above as of the dates presented:

	December 31, 2021
	Principal	Deferred Financing Fees	PIK Interest Accrual	Debt Discount	Amortization of Deferred Financing Fees	Amortization of Deferred Debt Discount	Derivative Liabilities	Total
2019 Notes	$17,320	$(3,454)	$4,639	$(986)	$862	$848	$2,031	$21,260
2020 Notes	59,680	(1,027)	15,640	(14,111)	237	3,117	—	63,536
2021 Notes	23,841	(214)	2,437	(21,224)	31	2,488	2,197	9,556

Total	$100,841	$(4,695)	$22,716	$(36,321)	$1,130	$6,453	$4,228	$94,352

	December 31, 2020
	Principal	Deferred Financing Fees	PIK Interest Accrual	Debt Discount	Amortization of Deferred Financing Fees	Amortization of Deferred Debt Discount	Derivative Liabilities	Total
2019 Notes	$17,320	$(147)	$3,330	$(4,986)	$41	$990	$2,857	$19,405
2020 Notes	59,680	(1,027)	5,816	(14,112)	96	1,168	7,948	59,569

Total	$77,000	$(1,174)	$9,146	$(19,098)	$137	$2,158	$10,805	$78,974

The Company incurred total interest expense related to the Convertible Notes, including the amortization of the various discounts, of $19,913 and $11,441 for the years ended December 31, 2021 and 2020, respectively.
Conversion prices vary and depend upon the type of conversion event (at the option of the holder), contingent upon future qualified financing, contingent upon a change in control, and generally are at a 15% to 20% discount to future qualified offering price or are based on a fixed future pre-money
enterprise value ranging from $197,500 to $1,000,000.
Certain of the 2021 Notes contain a beneficial conversion feature initially valued at $15,252 (14,449 net of taxes). This has been recorded as a credit to additional paid-in
capital and resulted in a debt discount to be amortized as additional interest expense over the term of the applicable 2021 Notes.
During the years ended December 31, 2021 and 2020, $10,598 and $2,478 of PIK interest was settled through issuance of additional Convertible Notes to the noteholders.
A summary of the Convertible Notes, by grouping, follows:

	Group A	Group B	Group C	Group D(a)	Total
Principal amount	$95,411	$430	$1,000	$4,000	$100,841

Maturity year	2025	2024	2024	2024

Annual interest rate	15%	6%	7%	1%

Conversion options:
At the holders’ option	X			X

Automatic upon contingent event	X	X	X	X

Variable conversion prices with discounts	X		X	X

Embedded features:
Borrower prepayment right				X

Lender automatic redemption right	X

Lender contingent redemption right	X

Registration rights	X

(a)	Interest rate was reset to 1% on March 1, 2021 effective prospectively from an original interest rate of 15% set at inception.
The holder of $4,000 of Convertible Notes issued in 2019 entered into an agreement with a revocable trust (the “Trust”), the trustee of which is the Company’s Chief Executive Officer. The Trust agreed to purchase the 2019 Convertible Notes from the holder on its one-year
anniversary for $4,000 in cash and $4,000 worth of shares of the Company’s capital stock held by the Trust, for a total value of $8,000. The Company reflected the Trust’s obligation to issue the $4,000 worth of shares of capital stock to the holder as a capital contribution in 2019 with an offsetting charge to interest expense. On March 1, 2021 (the “Effective Date”), the parties entered into an agreement providing for the Company to issue 549,484 shares of Series F Preferred Stock valued at $4,363 in exchange for the termination of the Trust’s obligation and amendment of the $4,000 Convertible Notes (the “Letter Agreement”). The Letter Agreement provided for, among other things, a reduced interest rate from 15% to 1% and waiving all accrued interest through the Effective Date. The Letter Agreement was accounted for as a debt modification with (i) $4,000 related to termination of the Trust’s obligation being recognized as a capital distribution with an offsetting debt premium, (ii) writing off $1,056 of accrued interest that was forgiven, and (iii) recording deferred financing fees of $3,307 reflecting the net balance of the Series F Preferred Stock and the forgiven interest. The deferred financing fee will be amortized as additional interest expense over the term of the note using the effective interest method.
The holder of $1,700 of the Convertible Notes issued in 2019 entered into an agreement with the Trust. After a three-year period from the date of the issuance of the 2019 Convertible Notes, provided any amount under the 2019 Convertible Notes is outstanding and the holder converts the 2019 Convertible Notes, the holder has the option to sell the underlying preferred shares to the Trust at the price greater than the fair market value of the preferred shares or the outstanding principal amount plus accrued PIK interest. The Trust is obligated to buy the shares or identify an alternative buyer. The Company estimates that the value of this put option is immaterial, as the put option effectively provides an earlier maturity date and the market will have ready buyers for the underlying preferred shares.
e) FrontierView Convertible Notes
Concurrent with, and in order to finance the acquisition of FrontierView on November 19, 2021, the Company entered into a $15,000 convertible note with XC
FiscalNote-B,
LLC and a $3,000 convertible note with Skyone Capital Pty Limited, respectively (collectively the “FrontierView Convertible Notes”). Keith Nilsson, a director of FiscalNote, is managing director of XC
FiscalNote-B,
LLC and Conrad Yiu, a director of FiscalNote, is director of Skyone Capital Pty Limited, respectively. The FrontierView Convertible Notes are subordinate to the Senior Term Loan and the GPO Note, accrue no interest, do not provide for voluntary prepayment, mature at $27,000 in the event the conversion events have not occurred by September 30, 2024, and provide for automatic conversion as defined within the agreement at $27,000. The Company did not incur third party expenses related to the issuance of the FrontierView Convertible Notes.
The FrontierView Convertible Notes contain embedded features including automatic conversion upon a conversion event (both fixed and variable), optional conversion upon a change of control (both fixed and variable), optional redemption feature upon a change of control and redemption features upon an event of default. The embedded conversion options in the FrontierView Convertible Notes contain both fixed and variable share settlement conditions. The conditions requiring settlement in fixed shares are evaluated as conversion features while those settleable in a variable number of shares are evaluated as redemption features.
The Company determined that the embedded conversion options were not clearly and closely related to the debt host. As the Company is a private company and its shares are not tradable, the shares would not be readily convertible to cash. Consequently, the embedded conversion options do not meet the net settlement criteria and thus, they do not meet the definition of a derivative. Any contingent beneficial conversion features will be measured (using the commitment date stock price) and recorded upon occurrence of the contingency event (conversion event and/or change of control).
The Company determined that the embedded redemption features were not clearly and closely related to the debt host and were required to be bifurcated from the debt host, and therefore were combined and accounted as a single embedded derivative liability. The Company determined that the fair value of the redemption features approximated zero and therefore has not assigned any value to the embedded redemption features as of December 31, 2021. The derivative liability will be revalued at each reporting period with changes being recorded as a non-operating
gain or loss in the consolidated statements of operations and comprehensive loss.
During the year ended December 31, 2021, the Company recorded $295 of interest expense to accrete for the final payment fee of $9,000 at a computed annual effective interest rate of 15.2%.    At December 31, 2021, the Company had loan balance of $18,295 for the FrontierView Convertible Notes.
Both lenders in the transaction are existing members of the board of directors of the Company as well as equity investors in the Company. Accordingly, the Company has presented the FrontierView Convertible Notes as a related party balance on the face of the consolidated balance sheet.

f) 2021 Seller Notes
During the year ended December 31, 2021, the Company issued notes to certain sellers in conjunction with the 2021 Acquisitions (the “2021 Seller Notes”):
Fireside21
On April 30, 2021, the Company issued the Fireside sellers: (i) $7,350 of subordinated, unsecured promissory notes (the “Fireside Promissory Notes”) and (ii) $2,911 of convertible subordinated promissory notes (the “Fireside Convertible Notes”).
The Fireside Promissory Notes (i) provide for interest at the applicable federal rate (“AFR”) (0.89% at issuance), (ii) mature on the earlier of May 31, 2024 or upon an event of default, (iii) provide for no payments until maturity, (iv) allow the Company to prepay in whole or in part from time to time, and (v) are subordinate to the Company’s Senior Term Loan and New GPO Note. The Company did not incur a material amount of issuance costs with respect to the Fireside Promissory Notes. The Fireside Promissory Notes were recorded at their issuance fair value of $4,971 with a debt discount of $2,379 to be amortized as additional interest expense over the term.
The Fireside Convertible Notes (i) provide for interest at the AFR (0.89% at issuance), (ii) provide for automatic conversion into 848,564 shares of Company common stock on the earlier of May 31, 2024 or a conversion event, (iii) provide for no payments until maturity, and (v) are subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events include closing of a firm commitment public offering or a change in control event. The Company did not incur a material amount of issuance costs with respect to the Fireside Convertible Notes. The Company recorded the Fireside Convertible Notes at its principal amount of $2,911 and recorded the debt premium of $2,350 as an increase to additional paid-in
capital.
The Company incurred total interest expense related to the Fireside Promissory Notes and the Fireside Convertible Notes, of $570 during the year ended December 31, 2021.
Timebase
On May 7, 2021, the Company issued the Timebase sellers AUD 2,800 (USD equivalent of $2,185 on the date of issuance) of subordinated, convertible promissory notes (the “Timebase Convertible Notes”).
The Timebase Convertible Notes (i) provide for PIK interest of 4%, (ii) mature on the earlier of July 31, 2024 or an event of default, (iii) provide for automatic conversion upon a conversion event, (iv) provide for no payments until maturity, and (v) are subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events include closing of a firm commitment public offering or a change in control event. Upon a conversion event, the Timebase Convertible Notes shall convert into the same class and series of shares issued in the conversion event at the midpoint of the price range anticipated in such event. The Company did not incur a material amount of issuance costs with respect to the Timebase Convertible Notes. The Timebase Convertible Notes were recorded at their issuance fair value of $2,078 with a debt discount of $107 to be amortized as additional interest expense over the term.
The Company incurred total interest expense related to the Timebase Convertible Notes of $73 during the year ended December 31, 2021.
Board.org
On June 3, 2021 the Company issued the Board.org sellers $4,300 of subordinated, convertible promissory notes (the “Board.org Convertible Notes”).

The Board.org Convertible Notes (i) provide for interest at the AFR (1.02% at issuance), (ii) provide for automatic conversion upon the earlier of May 31, 2024, an event of default and a conversion event, (iii) provide for no payments until maturity, and (iv) are subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events include closing of a firm commitment public offering or a change in control event. Upon conversion, the Board.org Convertible Notes shall convert into shares of the Company’s common stock at a conversion price of $4.30. The Company did not incur a material amount of issuance costs with respect to the Board.org Convertible Notes. The Company recorded the Board.org Convertible Notes at its principal amount of $4,300 and recorded the debt premium of $4,828 as an increase to additional paid-in
capital.
The Company incurred total interest expense related to the Board.org Convertible Notes of $25 during the year ended December 31, 2021.
g) PPP loan
On April 13, 2020, the Company received funding in the principal amount of $8,000 under the CARES Act. Interest accrues at 1%. In August 2021, the Company applied for forgiveness of the PPP Loan pursuant to the requirements set forth by the SBA. On February 14, 2022, the Company received SBA’s final decision to forgive $7,667 of the PPP Loan with the remaining balance of $333 which the Company expects to repay over five years.
Total Debt
The following is a schedule of the future minimum principal payments on all outstanding debt as of December 31, 2021, including the Senior Term Loan, the New GPO Note, 8090 FV Subordinated Promissory Note, the Convertible Notes (including paid-in-kind
interest), the FrontierView Convertible Notes, and the portion of the PPP Loan that was not forgiven.

	Principal	Paid-in-kind Interest	Total
2022	$13,567	$—	$13,567
2023	87,733	40,075	127,808
2024	128,670	54,871	183,541
2025	95,478	105,827	201,305
2026	67	—	67

Total	$325,515	$200,773	$526,288

The Company was in compliance with all debt covenants as of December 31, 2021.
The following table summarizes the total estimated fair value of the Company’s debt as of December 31, 2021 and 2020, respectively. These fair values are deemed Level 3 liabilities within the fair value measurement framework.

	As of December 31
	2021	2020
First out term loan	$56,960	$43,803
Last out term loan	47,358	40,093
Senior secured subordinated promissory note	73,274	72,611
8090 FV Subordinated Promissory Note	14,597	—
Convertible notes	198,179	76,092
Convertible notes – related parties	25,510	—
2021 seller convertible notes	23,648	—

Total	$439,526	$232,599

8. Stockholders’ Deficit and Temporary Equity
Common Stock
As of December 31, 2021 and December 31, 2020, the Company had 99,066,892 shares of its $0.00001 par value common stock authorized, of which 15,456,165 and 10,425,584 shares were issued and outstanding, respectively.
Preferred Stock (Temporary Equity)
The following details the Company’s outstanding preferred stock as of the dates presented:

	As of December 31,
	2021	2020	2021	2020
Series of preferred stock	Number of Shares Issued and Outstanding		Redemption Value
Series A redeemable, convertible preferred stock ($0.00001 par value, 12,851,709 authorized)	12,851,709	12,851,709	$143,168	$63,973
Series B redeemable, convertible preferred stock ($0.00001 par value, 4,349,416 authorized)	4,336,912	4,336,912	48,313	21,743
Series C redeemable, convertible preferred stock ($0.00001 par value, 3,630,822 authorized)	3,630,822	3,630,822	$40,447	$18,876
Series C-1 Redeemable, Convertible Preferred Stock ($0.00001 Par Value, 1,750,000 authorized)	1,452,330	1,452,330	16,179	7,957
Series D redeemable, convertible preferred stock ($0.00001 par value, 1,912,410 authorized)	1,912,410	1,912,410	25,000	25,000
Series D-1 redeemable, convertible preferred stock ($0.00001 par value, 709,495 authorized)	709,495	709,495	7,899	7,400
Series E redeemable, convertible preferred stock ($0.00001 par value, 9,385,200 authorized)	9,385,200	9,385,200	104,739	61,104
Series F redeemable, convertible preferred stock ($0.00001 par value, 48,979,987 authorized)	6,760,409	3,979,987	50,639	32,910
Series G redeemable, convertible preferred stock ($0.00001 par value, 1,929,130 authorized)	706,975	—	12,827	—

Total temporary equity	41,746,262	38,258,865	$449,211	$238,963

The Company recognized changes in the redemption value of its redeemable, convertible preferred stock of $193,058 and $31,991 for the years ended December 31, 2021 and 2020, respectively, as a deemed dividend.
During the year ended December 31, 2021, the Company sold 706,975 shares of its Series G redeemable, convertible preferred stock, par value $0.00001 (the “Series G Convertible Preferred Stock”) for gross proceeds of $12,827 and incurred offering costs of $201. In connection with the issuance of a portion of the Series G Convertible Preferred Stock, one investor received stock purchase warrants to acquire 75,327 shares of the Company’s common stock at an exercise price of $0.01 per share (the “Series G Warrants”). $252 of the gross proceeds were allocated to the Series G Warrants.
Board of Directors
The holders of Series A Convertible Preferred Stock, voting as a separate class, shall be entitled to elect two members of the Company’s Board of Directors (the “Series A Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors.
For as long as at least 4,600,000 shares of Series E Convertible Preferred Stock are outstanding, the holders of Series E Convertible Preferred Stock, voting as a single class, shall be entitled to elect one member of the

Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors.
The holders of common stock, voting as a separate class, shall be entitled to elect three members of the Company’s Board of Directors (the “Common Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors. There are two Independent Directors who shall be individuals mutually agreed upon by the Common Directors and the Series A Directors.
Any additional members of the Company’s Board of Directors shall be elected by the holders of common stock and preferred stock, voting together as a single class and on an as-converted
basis. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.
Voting
Except as otherwise specified in the Amended and Restated Certificate of Incorporation or as required by law, the holders of preferred stock and the holders of common stock shall vote together and not as separate classes. Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.
Conversion
Each share of preferred stock shall automatically be converted into fully paid, non-assessable
shares of common stock at the then effective conversion rate for such share immediately prior to either (i) the closing of a deSPAC transaction, or (ii) a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933 or equivalent non-US
exchange, as amended, covering the offer and sale of the Company’s common stock, provided that the offering price per share is not less than two times the Original Issue Price ($5.779) of the Series F Convertible Preferred Stock, and the aggregate net proceeds (after deduction of underwriters’ discounts and commissions) to the Company are not less than $50,000,000.
Effective on November 5, 2021, the Company adopted its Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) which, among other matters, increased the conversion price of the Company’s Series F Preferred Stock from $5.779 to $8.625 per share. As a result, upon an automatic conversion of the Series F Preferred Stock in accordance with applicable terms of the Certificate of Incorporation, each then-outstanding share of Series F Preferred Stock would convert into shares of Common Stock at a conversion rate of 0.67. In connection with the adoption of the Certificate of Incorporation, the Company issued an aggregate of 2,230,938 additional shares of Series F Preferred Stock to the existing holders thereof to offset the reduction in the conversion rate. The Certificate of Incorporation also decreased the liquidation preference of the Series F Preferred Stock to $3.871 to reflect the anticipated additional issuances of the Series F.
Each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock may optionally convert, upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock then outstanding (voting as a single class and on an as-converted
basis), or, if later, the effective date for conversion specified in such request.
Each share of Series C Convertible Preferred Stock and
Series C-l
Convertible Preferred Stock may optionally convert, upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series C Convertible Preferred Stock and
Series C-l
Convertible Preferred Stock then outstanding (voting as a single class and on an as-converted
basis), or, if later, the effective date for conversion specified in such request.

Each share of Series D Convertible Preferred Stock and
Series D-l
Convertible Preferred Stock may optionally convert, upon receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series D and
Series D-l
then outstanding (voting as a single class and on an
as-
converted basis), or, if later, the effective date for conversion specified in such request.
Each share of Series E Convertible Preferred Stock may optionally convert upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series E Convertible Preferred Stock then outstanding (voting on an as-converted
basis), or, if later, the effective date for conversion specified in such request.
Each share of Series F Convertible Preferred Stock may optionally convert upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series F Convertible Preferred Stock then outstanding (voting on an as-converted
basis), or, if later, the effective date for conversion specified in such request.
Each share of Series G Convertible Preferred Stock may optionally convert upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series G Convertible Preferred Stock then outstanding (voting on an as-converted
basis), or, if later, the effective date for conversion specified in such request.
Redemption
Each class of preferred stock has a redemption clause that states that any time on or after August 20, 2023, and at the election of the holders of a majority of the then outstanding shares of the applicable class of preferred stock, the Company shall redeem, out of funds legally available, all (not less than all) outstanding shares of the applicable class of preferred stock owned by the electing holders (other than holders of Series C Convertible Preferred Stock,
Series C-1
Convertible Preferred Stock, Series D Convertible Preferred Stock,
Series D-1
Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock or Series G Convertible Preferred Stock that have expressly opted out of participation in such redemption), which have not been converted into common stock in three (3) equal installments. The Company shall redeem such shares of preferred stock by paying in cash an amount per share equal to the greater of (i) the fair market value per share as of the date of election of or (ii) the original issue price for such share of preferred stock, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned.
Dividends
The Company cannot make any distributions with respect to the common stock or the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock,
Series C-1
Convertible Preferred Stock, Series D Convertible Preferred Stock,
Series D-1
Convertible Preferred Stock, Series E Convertible Preferred Stock, and Series G Convertible Preferred Stock) (collectively the “Junior Preferred Stock”) unless dividends on the Series F Convertible Preferred Stock have been declared and have been paid or set aside for payment. The Company cannot make any distributions with respect to the common stock or other Junior Preferred Stock unless dividends on the Series E Convertible Preferred Stock have been declared and have been paid or set aside for payment. The Company cannot make any distributions with respect to the common stock unless dividends on the Junior Preferred Stock have been declared and have been paid or set aside for payment. After the payment or setting aside for payment of the dividends described above, any additional dividends (other than dividends on common stock payable solely in common stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the common stock and preferred stock then outstanding in proportion to the greatest whole number of shares of common stock which would be held by each such holder if all shares of preferred stock were converted at the then-effective conversion rate. Dividends are non-cumulative.
Payments of dividends to the holders of the Junior Preferred Stock (other than holders of Series E Convertible Preferred Stock) shall be on a pro rata, pari passu basis in proportion to the dividend rates for each series thereof. No dividends have been declared through December 31, 2021.

Liquidation Rights
In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary:
Prior and in preference, first the holders of the Series F Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and Junior Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series F Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series F Convertible Preferred Stock.
Prior and in preference, second the holders of the Series E Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and Junior Preferred Stock (except for Series E Convertible Preferred Stock) by reason of their ownership of such stock, an amount per share for each share of Series E Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series E Convertible Preferred Stock.
Prior and in preference, third the holders of the Series D Convertible Preferred Stock,
Series D-1
Convertible Preferred Stock, and Series G Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and Junior Preferred Stock (except for Series E Convertible Preferred Stock, Series D Convertible Preferred Stock,
Series D-1
Convertible Preferred Stock, and Series G Convertible Preferred Stock) by reason of their ownership of such stock, an amount per share for each share of Series D Convertible Preferred Stock and
Series D-1
Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series D Convertible Preferred Stock and
Series D-1
Convertible Preferred Stock.
Prior and in preference, fourth the holders of the Series C Convertible Preferred Stock and
C-1
Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the Common Stock and Junior Preferred Stock (except for Series G Convertible Preferred Stock, Series E Convertible Preferred Stock, Series D Convertible Preferred Stock,
Series D-1
Convertible Preferred Stock, Series C Convertible Preferred Stock and
Series C-1
Convertible Preferred Stock) by reason of their ownership of such stock, an amount per share for each share of Series C Convertible Preferred Stock and
Series C-1
Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series C Convertible Preferred Stock and
Series C-1
Convertible Preferred Stock.
Prior and in preference, fifth the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and all other series of preferred stock by reason of their ownership of such stock, an amount per share for each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.
All shares of the Company’s preferred stock are classified as temporary equity due to contingent redemption features and are initially recorded at fair value. Because the Company has determined that it is probable that the preferred stock will become redeemable, the preferred stock is accreted to its redemption value (which is the greater of its fair value or liquidation value) at each reporting date with the change in redemption value recorded through additional paid-in
capital and accumulated deficit.
Warrants
As of December 31, 2021, the following warrants were outstanding:

Warrant Holder	Underlying Shares	Exercise Price	Issuance Date	Expiration Date	Balance Sheet Classification
Comerica	12,504 Shares of Series B	$2.40	June 2015	June 2025	Liability
Eastward	100,000 Shares of common stock	$1.75	January 2017	January 2027	Liability
Runway	194,673 Shares of common stock	$0.01	October 2020	October 2030	Equity
Series G Investor	75,327 Shares of common stock	$0.01	February 2021	February 2024	Equity
At December 31, 2021 and December 31, 2020 the fair value of the Comerica Warrant was $112 and $53, respectively. At December 31, 2021 and December 31, 2020 the fair value of the Eastward Warrant was $909 and $277, respectively.
9. Stock-Based Compensation
In 2013, the Company adopted the 2013 Equity Incentive Plan (as amended from time to time) (the “2013 Equity Incentive Plan”) pursuant to which the Company’s Board of Directors may grant various stock-based awards, including stock options to purchase shares of the Company’s common stock, restricted stock units, and other stock-based awards to employees, officers, directors, consultants, advisors, and other eligible participants.
Under the 2013 Equity Plan, the Company has issued stock option awards, restricted stock units, performance stock units, and other restricted stock awards. Regardless of the type of award issued, any shares issued under the 2013 Equity Plan may consist in whole or in part of authorized but unissued shares or treasury shares. No awards may be issued more than 10 years after the 2013 Equity Plan’s effective date. In determining related stock-based compensation expense for any award under the 2013 Equity Plan, the Company has made an accounting policy election to account for forfeitures of awards as they occur and therefore stock-based compensation expense presented below has not been adjusted for any estimated forfeitures.
In February and July 2021, the shareholders of the Company approved amendments to the Company’s amended and restated Certificate of Incorporation to increase the number of authorized shares of common stock reserved for use under the 2013 Equity Incentive Plan from 7,508,023 to 10,358,023 shares of common stock.
Stock Option awards
Stock options are exercisable at prices, as determined by the Board of Directors, generally equal to the fair value of the Company’s common stock at the date of grant and generally have a term of 10 years. Stock options granted to employees generally vest over a four-year required service period, with an initial vesting period of 12 months for 10 percent of the grant, then an additional 20 percent vesting quarterly over the next 12 months, and the remaining 70 percent of the shares vesting quarterly on a ratable basis over the remaining 24 months. Stock options are exercisable upon vesting and vested options generally expire 90 days after termination of the optionee’s employment or relationship as a consultant or director, unless otherwise extended by the terms of the stock option agreement. Any unvested options or vested but unexercised options are returned to the Company upon forfeiture or expiration.
Performance Stock Units
In 2021, the Company granted various executives a total of 2,446,260 performance stock units that vest upon the occurrence of a successful public company listing and/or the Company’s stock price achieving certain price targets. The aggregate grant-date fair value of these executive performance stock units was estimated to be $2,300. As of December 31, 2021, no compensation expense has been recognized because both vesting conditions have not been met.
The following table summarizes activities related to stock options and performance stock units during the periods presented:

Stock Options awards	Number of shares	Weighted- average exercise price	Weighted-average remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2019	3,232,233	$1.66	7.7	$6,947
Granted	1,483,926	2.89
Exercised	(305,565)	0.74
Cancelled and forfeited	(366,546)	2.43

Outstanding at December 31, 2020	4,044,048	$2.11	7.5	$6,380
Granted	4,335,148	4.82
Exercised	(312,468)	1.75
Cancelled and forfeited	(741,536)	2.94

Outstanding at December 31, 2021	7,325,192	$3.64	7.3	$52,941

Vested and exercisable as of December 31, 2021	2,834,341	$1.98	5.8	$24,613
Vested and expected to vest as of December 31, 2021	7,325,192
The following table summarizes the weighted-average assumptions used to estimate the fair value of stock options granted during the periods presented:

	Year Ended December 31,
	2021	2020
Expected volatility	29.6% – 30.8%	38.7% – 43.1%
Expected life (years)	5.0 – 6.3	5.0 – 6.3
Expected dividend yield	0.00%	0.00%
Risk-free interest rate	0.5% – 1.4%	0.3% – 1.6%
Fair value of options	$0.91 – $3.48	$1.07 – $1.18
The weighted-average grant date fair value of stock options granted was $1.44 and $1.13 during the years ended December 31, 2021 and 2020, respectively. At December 31, 2021, there was $6,120 of total unrecognized compensation cost related to outstanding unvested stock option awards including performance stock units that is expected to be recognized over a weighted-average period of approximately three years.
Restricted Stock Units
Stock-based compensation expense related to restricted stock units is based on the fair value of the Company’s common stock on the date of grant. The Company recognizes stock-based compensation expense associated with such restricted stock unit awards on a straight-line basis over the award’s requisite service period (generally, the vesting period). The restricted stock unit awards granted to date vest in equal annual installments over up to a four-year period (unless accelerated in connection with a change in control event under specified conditions as set forth in the applicable restricted stock unit agreement or otherwise in accordance with provisions of the 2013 Equity Plan or applicable restricted stock unit agreement).

In 2020 and 2021, the Company granted restricted stock units to certain board directors, advisors, and various executives under the 2013 Equity Plan. The restricted stock units entitle recipients to receive a number of shares of the Company’s common stock over a vesting period, or upon the occurrence of a successful public company listing and fulfillment of required service period of two or four years as specified in the applicable restricted stock unit agreement.
As of December 31, 2021, there were 651,275 restricted stock units outstanding under the 2013 Equity Plan. The following table summarizes the Company’s restricted stock unit activity for the periods presented:

Restricted Stock Units	Number of shares	Weighted-average Grant Date Fair Value	Weighted-average remaining contractual life (years)	Aggregate intrinsic value (in thousands)
Outstanding at December 31, 2019	175,000	$2.94	4.3	$506
Granted	32,500	3.22
Cancelled and forfeited	—

Outstanding at December 31, 2020	207,500	$2.98	4.3	$668
Granted	443,775	9.50
Cancelled and forfeited	—

Outstanding at December 31, 2021	651,275	$7.42	7.5	$6,943

Vested as of December 31, 2021	29,687	$3.22	3.8	$316
Vested and expected to vest as of December 31, 2021	651,275
The weighted-average grant date fair value of restricted stock units granted was $9.50 and $3.22 during the years ended December 31, 2021 and 2020, respectively. At December 31, 2021, there was $4,738 of total unrecognized compensation cost related to outstanding unvested restricted stock units that are expected to be recognized over a weighted-average period of approximately three years.
The following table includes the total stock compensation expense the Company recognized over all stock-based awards in the consolidated statements of operations and comprehensive loss for the periods presented:

	Year Ended December 31,
	2021	2020
Cost of revenues	$16	$5
Research and development	277	89
Sales and marketing	147	77
Editorial	89	56
General and administrative	481	777

Total	$1,010	$1,004

10. Transaction Costs
The Company incurred the following transaction costs related to acquired businesses and the planned initial public offering (IPO) via a business combination contemplated through the Business Combination Agreement for the periods presented:

	Year Ended December 31,
	2021	2020
Transaction costs related to acquired businesses	$1,418	$148
Non-capitalizable IPO costs	1,128	—
Change in contingent consideration liabilities	434	75
Contingent compensation expense	1,718	—

Total	$4,698	$223

11. Earnings (Loss) Per Share
Earnings (loss) per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period on a basic and diluted basis. The Company’s net loss used in computing basic and diluted earnings per share is adjusted for the deemed dividends resulting from the accretion of its preferred shares to redemption value and beneficial conversion features, as applicable. Diluted earnings per share considers the impact of potentially dilutive securities. The Company’s potentially dilutive securities included convertible preferred stock, convertible debt, stock options, and stock purchase warrants.
Following is the reconciliation of net loss to net loss available to common stockholders used in the basic and diluted loss per share calculation for the periods presented:

	Year Ended December 31,
	2021	2020
Net loss	$(109,421)	$(51,272)
Deemed dividend – change in redemption value of preferred stock	(193,058)	(31,991)
Deemed dividend – in conjunction with convertible debt modification	(4,000)	—
Deemed dividend – preferred stock issuance	(453)	—

Net loss used to compute earnings per share	$(306,932)	$(83,263)

For the years ended December 31, 2021 and 2020, diluted loss per share was calculated similarly to basic loss per share because the impact of all potential dilutive common shares was anti-dilutive. Potentially dilutive securities consisting of the Company’s stock options, the Convertible Notes, the New GPO Note, the related party convertible notes, 2021 seller convertible notes, the Comerica Warrants, the Eastward Warrants, and the convertible Preferred Stock totaling 86.3 million and 66.3 million were excluded from the calculation of dilutive earnings per share during the years ended December 31, 2021 and 2020, respectively, as their inclusion would have been anti-dilutive.

12. Provision for Income Taxes
Effective Tax Rate
The (benefit) provision for income taxes consisted of the following as of the dates presented:

	As of December 31,
	2021	2020
Current taxes
Federal (benefit) provision	$(919)	$120
State (benefit) provision	(474)	723
Foreign provision	134	8

Total current (benefit) provision	(1,259)	851
Deferred taxes
Federal benefit	(19,425)	(9,359)
State benefit	(8,227)	(3,132)
Foreign benefit	(1,877)	(85)

Valuation allowance	22,899	10,290

Total deferred benefit	(6,630)	(2,286)

Total benefit from income taxes	$(7,889)	$(1,435)

The reconciliation between the U.S. federal statutory income tax rate to the Company’s estimated annual effective tax for the periods presented is as follows:

	Year Ended December 31,
	2021	2020
U.S. Federal provision at statutory rate	21.0%	21.0%
State income taxes, net of federal benefit	3.3%	(0.4)%
AHYDO interest disallowance	(1.1)%	(2.7)%
Others	(0.2)%	(0.7)%
Change in valuation allowance	(16.3)%	(14.5)%

Effective tax rate	6.7%	2.7%

The Company’s effective tax rate differs from the statutory rate due to state taxes, the impact of a valuation allowance on the Company’s deferred tax assets, permanent differences between book and tax deductions and other miscellaneous adjustments. The permanent differences consist primarily of disallowed interest expense, nondeductible meals and entertainment, nondeductible employee benefits, certain elements of stock compensation, fair value adjustments, transaction costs, and other nondeductible expenses.
The total tax provision (benefit) for income taxes consisted of the following for the periods presented:

	Year Ended December 31,
	2021	2020
Continuing operations	$(7,889)	$(1,435)
Accumulated deficit (a)	803	1,125
Additional paid-in capital	—	—

Total income tax benefit	$(7,086)	$(310)

(a)
The tax provision allocated to accumulated deficit represents the cumulative tax effect of the Company’s adoption of ASC 606 on January 1, 2020, net of the associated impact on the valuation allowance.

Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. Significant components of the Company’s deferred tax assets and liabilities were as follows as of the dates presented:

	As of December 31,
	2021	2020
Deferred tax assets
Deferred financing costs	$680	$780
Stock compensation	395	300
Section 163(j) interest limitation	21,391	5,233
Disallowed Original Issue Discount Interest	6,741	5,769
Deferred rent	3,942	3,457
Deferred state income tax	348	1,166
Deferred revenue	4,186	1,414
Reserves and accruals	611	667
Sublease loss liability	860	840
Federal net operating loss carryforward	26,398	15,574
State net operating loss carryforward	8,494	3,639
Foreign net operating loss carryforward	1,755	161
Other deferred tax assets	363	—

Total deferred tax assets	76,164	39,000

Deferred tax liabilities
Basis difference in fixed assets	(2,024)	(1,332)
Basis difference in intangibles assets and goodwill	(27,880)	(24,901)
Debt discount and derivative liabilities	(17,655)	(8,738)
Other deferred tax liabilities	(1,180)	(2,387)

Total deferred tax liabilities	(48,739)	(37,358)

Valuation allowance	(30,908)	(8,598)

Net deferred tax liabilities	$(3,483)	$(6,956)

At December 31, 2021, the Company had U.S. federal net operating loss (“NOL”) carryforwards of approximately $125,704, of which $41,712 is subject to expiration beginning in 2033 to 2037, and state net operating loss carryforwards of $112,108, which begin to expire in 2029. The utilization of the Company’s net operating loss carryforwards may be subject to substantial annual limitation due to the ownership change limitations provided by section 382 of the Internal Revenue Code and similar state provisions. Such an annual limitation could result in the expiration of the net operating loss and tax credit carryforwards before utilization. Future changes in stock ownership may result in an ownership change. If the existing NOLs are subject to limitations arising from an ownership change, our ability to utilize NOLs could be limited, and a certain amount of prior year NOLs could expire without benefit. The Company is not aware of any tax law provisions aside from section 382 of the Internal Revenue Code that might limit the availability or utilization of loss or credit amounts. Changes in tax law may also impact our ability to use our net operating loss and tax credit carryforwards.
The Company regularly assesses the realizability of its deferred tax assets and establishes a valuation allowance if it is more likely than not that some or all of its deferred tax assets will not be realized. The Company evaluates and weighs all available positive and negative evidence such as historic results, future reversals of existing deferred tax liabilities, projected future taxable income, as well as prudent and feasible tax-planning
strategies. Generally, more weight is given to objectively verifiable evidence, such as the cumulative loss in recent years.

The Company increased the valuation allowance established on its deferred tax assets by $22,310 and $1,592 for the tax years ended December 31, 2021 and 2020, respectively. After electing to file a consolidated tax return in 2020, the Company considered a portion of FiscalNote’s deferred tax assets realizable after utilizing CQ Roll Call’s deferred tax liabilities as a source of future taxable income. The Company continued to maintain a valuation allowance on its Federal deferred tax assets related to NOL carryforwards and interest expense limitations under 163(j) and on State deferred tax assets associated with states where FiscalNote files separately and CQ Roll Call’s deferred tax liabilities are not able to be utilized. The Company will continue to assess the realizability of the deferred tax assets in each of the applicable jurisdictions going forward.
The Company has the following activities relating to unrecognized tax benefits for the periods presented:

	Year Ended December 31,
	2021	2020
Beginning balance	$110	$110
Gross increases – tax positions in prior periods	639	—
Gross decreases – tax positions in prior periods	(21)	—
Gross increases – tax positions in current periods	—	—
Settlements	—	—
Lapses in statutes of limitations	—	—

Ending balance	$728	$110

The Company’s policy is to include interest and penalties related to unrecognized tax benefits, if any, with the provision for income taxes in the consolidated statements of operations. Included in the balance of unrecognized tax benefits as of December 31, 2021 and December 31, 2020 are $728 and $110, respectively, of tax benefits that, if recognized, would affect the effective tax rate. During the years ended December 31, 2021 and 2020, $47 and $0 of interest and $64 and $0 of penalties were recognized, respectively, relating to uncertain tax benefits. As part of the 2018 CQRC Acquisition, the company recognized an uncertain tax position relating to its research and development (“R&D”) credit carry forwards of $89 and $110 during the year ended December 31, 2021 and 2020, respectively. The Company recognized an uncertain tax position related to a DC state combined filing position that did not reach a more likely than not conclusion.
The Company files income tax returns in the U.S. federal jurisdiction, various state jurisdictions, and various foreign jurisdictions. As of December 31, 2021, the Company is not under examination by income tax authorities in federal, state, or other jurisdictions. All tax returns will remain open for examination by the federal and state authorities for three and four years, respectively, from the date of utilization of any net operating loss or credits. We believe that an adequate provision has been made for any adjustments that may result from tax examinations. Although the timing of the resolution, settlement, and closure of audits is not certain, we do not believe it is reasonably possible that our unrecognized tax benefits will materially change in the next 12 months.
Future sales of foreign subsidiaries are not exempt from capital gains tax in the U.S. The Company considers itself permanently reinvested in its foreign subsidiaries, and accordingly, no deferred income tax liability has been recorded for any potential taxable gain that may be realized on a future disposition or liquidation of any of its foreign subsidiaries. It is not practicable for the Company to quantify any deferred income tax liability that would be attributable to those events.

13. Fair Value Measurements and Disclosures
Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. There is a three-tier fair value hierarchy, which categorizes the inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.
Contingent liabilities from acquisitions: The Company values contingent consideration and compensation related to business combinations using a weighted probability calculation of potential payment scenarios discounted at rates reflective of the risks associated with the expected future cash flows. Key assumptions used to estimate the fair value of contingent consideration include revenues and cash collected (see Note 3).
Warrant liabilities: The Company values the Comerica Warrants and the Eastward Warrants using the Black-Scholes option pricing model (see Note 8).
Embedded redemption features: Since 2019, the Company has issued the following instruments that contain certain redemption features that are required to be bifurcated as embedded derivatives and measured at fair value on a recurring basis: (a) Convertible Notes (see Note 7); (b) New GPO Note (see Note 7); (c) 8090 Note (see Note 7); (d) FrontierView Convertible Notes (see Note 7).
The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other accruals readily convertible into cash approximate fair value because of the short-term nature of the instruments.
Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis
The contingent liabilities from acquisitions are classified as Level 3 in the fair value hierarchy. At December 31, 2021 the contingent consideration and compensation relates to the acquisitions of Equilibrium, Predata, Curate, Forge, and FrontierView. At December 31, 2020 the contingent consideration relates to Shungham and given the timing of the final payment, the fair value was recorded based on its settlement value at December 31, 2020. The Company estimated the fair value of the Equilibrium, Predata, Curate, Forge, and FrontierView contingent consideration and compensation using a Monte Carlo simulation. These fair value measurements are based on significant inputs not observable in the market and thus represents Level 3 measurements as defined in ASC 820. Significant changes in the key assumptions and inputs could result in a significant change in the fair value measurement of the contingent consideration.
The following inputs and assumptions were used to value contingent liabilities from acquisitions as of December 31, 2021:

	Equilibrium	Predata	Curate	Forge	FrontierView
Risk premium	8.00%	6.00%	9.00%	11.00%	8.00%
Risk free rate	0.53%	0.06%	0.62%	0.73%	0.38%
Revenue volatility	30.00%	20.00%	30.00%	40.00%	30.00%
Expected life (years)	1.4	0.1	1.7	2.0	1.6
The Comerica Warrants and Eastward Warrants are recorded in other current liabilities and are classified as Level 3 in the fair value hierarchy.

The fair value of the Comerica Warrants (see Note 8) is calculated using the Black-Scholes calculation with the following inputs:

	As of December 31,
	2021	2020
Series B preferred stock fair value	$11.14	$5.01
Time to maturity (years)	3.5	4.5
Risk-free interest rate	1.04%	0.31%
Volatility	56%	111%
Exercise price	$2.40	$2.40
The fair value of the Eastward Warrants (see Note 8) is calculated using the Black-Scholes calculation with the following inputs:

	As of December 31,
	2021	2020
Common stock fair value	$10.66	$3.22
Times to maturity (years)	5.0	6.0
Risk-free interest rate	1.26%	0.51%
Volatility	49%	105%
Exercise price	$1.75	$1.75
The Company uses a probability-weighted expected return method (“PWERM”) for estimating the fair value of the embedded redemption features. Key assumptions used to estimate the fair value of the embedded redemption features include selected discount rates, enterprise value, and probability and timing of possible exit scenarios. Based on the terms and provisions of the Convertible Notes, the New GPO Note, the 8090 FV Note, and the FrontierView Convertible Notes, the Company utilized a PWERM to estimate the fair value of the embedded derivative features requiring bifurcation as of the respective issuance dates and as of December 31, 2021 and December 31, 2020. The respective amounts of the embedded redemption liabilities are reflected on a combined basis with the notes in the consolidated balance sheets.
The fair value of the respective notes with the derivative features is compared to the fair value of a note excluding the derivative features, which is calculated based on the present value of the future cash flows (a “with and without” methodology). The difference between the two values represents the fair value of the bifurcated derivative features as of each respective valuation date.
The Company notes that the key inputs to the valuation models that were utilized to estimate the fair value of the respective notes derivative liabilities included:

•
The probability-weighted conversion discount is based on the contractual terms of respective notes agreement and the expectation of the pre-money
valuation of the Company as of the estimated date that the next equity financing event occurs.

•	The remaining term was determined based on the remaining time period to maturity of the related respective notes with embedded features subject to valuation (as of the respective valuation date).

•
The Company’s equity volatility estimate was based on the historical equity volatility of a selection of the Company’s comparable guideline public companies, based on the remaining term of the respective notes.

•	The risk rate was the discount rate utilized in the valuation and was determined based on reference to market yields for debt instruments with similar credit ratings and terms.

•	The probabilities and timing of the next financing event and default event are based on management’s best estimate of the future settlement of the respective notes.
The following table presents the Company’s financial assets and liabilities accounted for at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent liabilities from acquisitions	$—	$—	$5,104	$5,104
Warrant liabilities	$—	$—	$1,021	$1,021
Embedded redemption features on Convertible Notes	$—	$—	$4,228	$4,228
Embedded redemption features on Promissory Note	$—	$—	$28,058	$28,058
Embedded redemption features on 8090 FV Note			$2,400	$2,400
The following table presents the Company’s financial assets and liabilities accounted for at fair value on a recurring basis as of December 31, 2020 by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent liabilities from acquisitions	$—	$—	$276	$276
Warrant liabilities	$—	$—	$330	$330
Embedded redemption features on Convertible Notes	$—	$—	$10,805	$10,805
Embedded redemption features on Promissory Note	$—	$—	$19,607	$19,607
The following table summarizes changes in fair value of the Company’s Level 3 liabilities during the periods presented:

	Contingent Liabilities from Acquisitions	Warrant Liabilities	Embedded Redemption Features in Convertible Notes	Embedded Redemption Features in Promissory Note	Embedded Redemption Features in 8090 FV Note
Balance at December 31, 2019	$201	$329	$5,039	$—	$—
Derivative liabilities at issuance date	—	—	14,111	19,607	—
Settlement	(250)	—	—	—	—
Change in fair value included in the determination of net loss (a)	325	1	(8,345)	—	—

Balance at December 31, 2020	$276	$330	$10,805	$19,607	$—

Derivative liabilities at issuance date	—	—	5,972	—	2,400
Contingent consideration at issuance date	3,102	—	—	—	—
Contingent compensation	1,718	—	—	—	—
Settlement	(426)	—	—	—	—
Change in fair value included in the determination of net loss (a)	434	691	(12,549)	8,451	—

Balance at December 31, 2021	$5,104	$1,021	$4,228	$28,058	$2,400

(a)	The change in contingent liabilities from acquisitions is recorded as transaction costs on the consolidated statements of operations and comprehensive loss.
Financial Assets and Liabilities Measured at Fair Value on a
Non-Recurring
Basis
The Company has no financial assets and liabilities measured at fair value on a non-recurring
basis.

Non-Financial
Assets and Liabilities Measured at Fair Value on a Recurring Basis
The Company has no
non-financial
assets and liabilities measured at fair value on a recurring basis.
Non-Financial
Assets and Liabilities Measured at Fair Value on a
Non-Recurring
Basis
The Company’s long-lived assets, including property and equipment, intangible assets and goodwill are measured at fair value on a non-recurring
basis when an impairment has occurred. No impairment events were identified during the years ended December 31, 2021 and 2020.
There were no transfers of assets or liabilities between levels during the periods presented.
Changes to fair value are recognized as income or expense in the consolidated statements of operations and comprehensive loss.
14. Commitments and Contingencies
Leases
The Company has operating leases, principally for corporate offices under non-cancelable
operating leases with various expiration dates. The leases have remaining terms of less than one year to nine years. The Company did not have any capital leases as of December 31, 2021 or December 31, 2020.
In April 2021 the Company entered into a modification of one of its existing subleases. The sublease modification was to confirm exercise of the renewal period but at a reduced rate. As a result of the sublease modification the Company remeasured its existing sublease loss liability and recorded a non-cash
charge of $1,362 to reflect the impact of the modification of the anticipated cash flows. Subsequently, the Company exercised its termination notification right on this lease which resulted in a termination fee payment of $1,682 made on December 31, 2021 (lease termination notice date) and a second termination fee payment of $1,682 due on March 31, 2023 (the lease termination effective date). The Company recorded a non-cash
charge of $54 to reflect the impact of the lease termination and adjusted the previously remeasured sublease loss liability accordingly.
In November 2021 the Company acquired an office space lease as part of the acquisition of FrontierView. At December 31, 2021 the office space was unoccupied by any Company personnel and the Company intended to sublease the office space. Based on the terms of the existing lease along with an estimate of future cash flows from a proposed sublease, the Company recorded a lease loss liability of $401 and a corresponding non-cash
charge during the year ended December 31, 2021.
Operating lease expenses are recognized in the consolidated statement of operations and comprehensive loss on a straight-line basis over the term of the related lease. The Company incurred rent expense under operating leases of $8,766 and $9,865 for the years ended December 31, 2021 and 2020, respectively. The Company had sublease income of $4,473 for both years ended December 31, 2021 and 2020.
In 2017, as an incentive for entering into a lease and building out the Company’s head office in the District of Columbia, the District authorized a grant to the Company in the amount of $750, which has been disclosed as restricted cash, to finance the security deposit of the new office. The Company is required to meet certain covenants, such as maintaining its headquarters in Washington, D.C. and may have to reimburse the District if the covenants are not met. The Company recorded the grant as a grant liability and will relieve the liability if and when all requirements are met.

The following is a schedule of the future minimum lease payments required under non-cancellable
operating leases as of December 31, 2021:

2022	$12,239
2023	8,396
2024	4,558
2025	4,634
Thereafter	27,174

Total	57,001
Sublease Income	6,135

Net minimum lease payments	$50,866

Asserted and Unasserted Claims
On April 9, 2019, an individual filed an amended complaint in the Southern District of West Virginia, which named approximately 100 media outlets, journalists, and political operatives as defendants in a defamation lawsuit. CQ Roll Call and a former employee reporter were among the named defendants. The lawsuit alleges that the defendants defamed the individual plaintiff by publicly referring to him as a felon, when he had been convicted of a misdemeanor. The individual plaintiff alleges that these references caused him to lose his election for a U.S. Senate seat and for his company to lose value. The individual plaintiff alleges that the Company published one article in May 2018 that referred to the individual plaintiff as a felon. The individual plaintiff alleges that the employee reporter authored the article but, in fact, a different and former reporter was the author. The statute of limitations has passed for the individual plaintiff to name that employee reporter as a defendant. Discovery closed in May 2021. The Company and the former employee reporter submitted a summary judgment motion on June 7, 2021. The court granted summary judgment motions from all defendants, including the Company and the former employee reporter, and dismissed the case on February 2, 2022. The individual plaintiff filed an appeal and the opening brief is due April 25, 2022. The individual plaintiff seeks an unspecified amount in compensatory damages and $10 billion in punitive damages from all defendants. The Company is unable to form a judgment as to whether an ultimate outcome unfavorable to the Company is probable, possible or remote. Additionally, the Company is unable to determine the potential loss, if any, which might result to the Company if the outcome were unfavorable.
In May 2020, a former employee filed a complaint in the District of Columbia Superior Court to recover a specified amount in bonus payments he claims he was owed upon his termination, along with treble damages and recovery of attorneys’ fees. In August 2020, that former employee filed an amended complaint adding allegations of intentional infliction of emotional distress. In October 2020, the Company filed a Motion to Dismiss in D.C. Superior Court. The former employee’s complaint named the Company and the Company’s CEO as defendants. The Company assumed the defense for and indemnified its CEO. Proceedings in the case were subsequently stayed until May 24, 2021 while the parties pursued global settlement discussions. On May 21, 2021, the former employee dismissed his claims without prejudice without having filed any response to the Company’s Motion to Dismiss. In October 2021, the Company entered into a Settlement Agreement and Release with the former employee resolving the claims asserted and, as of the date hereof, the Company considers this matter concluded. In December 2020, the Company filed a complaint against the former employee and the former employee’s limited liability company in the United States District Court for the Eastern District of Virginia, naming several counts including violation of the Computer Fraud and Abuse Act, Defend Trade Secrets Act, DC Uniform Trade Secrets Act, tortious interference with contractual and/or economic relations, breach of fiduciary duty, and unfair competition. On May 19, 2021, the defendants filed an Answer denying liability to the Company. In October 2021, the Company entered into a Settlement Agreement and Release with the former employee and the former employee’s limited liability company resolving the claims asserted, and thereafter the Company dismissed its complaint with prejudice. As of the date hereof, the Company considers this matter concluded. No material consideration was transferred in settling this case.

In December 2019, BGOV LLC and CQ Roll Call, Inc. resolved a disagreement between the parties related to a Data Acquisition Agreement entered into by the parties on February 1, 2017. Pursuant to that resolution, the Company made a payment to BGOV of $1,150 in January 2020.
In December 2020, the Company filed an action against Quorum Analytics Inc. (“Quorum”) in the United States District Court for the District of Delaware alleging that Quorum is infringing two patents issued to the Company. Quorum filed a motion to dismiss on March 15, 2021. Quorum’s motion was argued on June 25, 2021. Following the argument, Judge Stark granted Quorum’s motion. The Company appealed the result from the district court to the Federal Circuit. On June 15, 2021, Quorum filed a complaint in the District of Columbia Superior Court against the Company and its subsidiary FactSquared, Inc. alleging the breach of a Data License Agreement dated April 15, 2019 between Quorum and FactSquared. On June 15 and 21, 2021, Quorum filed separate motions seeking the entry of a temporary restraining order requiring the Company and FactSquared to continue performing certain obligations under the Data License Agreement. The Company and FactSquared vigorously opposed Quorum’s claims and on June 28, 2021, following a hearing, the Court denied Quorum’s request for a temporary restraining order. On June 29, 2021, the Court entered a written Order memorializing its decision. In October 2021, the Company and Quorum entered into the Quorum Settlement Agreement resolving the foregoing matters. Thereafter, the Company dismissed its appeal in the above-described patent litigation, and Quorum dismissed with prejudice its complaint in the Data License Agreement litigation. As of the date hereof, the Company considers these matters concluded.
In February 2021 the Company received an informal inquiry from the Committee on Foreign Investment in the United States (“CFIUS” or the “Committee”) regarding a reported investment in the Company by Renren, Inc. (“Renren”) in late 2020. In fact, no such investment occurred. Renren and investors affiliated with Renren are minority shareholders of the Company, but the most recent investment activity occurred in 2016. The Company has been communicating with the Committee regarding its inquiry, including providing information about Renren’s investment, and the Company has advised the Committee that it does not believe Renren’s investment activity constitutes a “covered transaction” under CFIUS’s rules in effect at the time. If CFIUS agrees, its informal inquiry may conclude with no further action. Under its regulations, if the Committee determines that an investment, not previously cleared by it, is a covered transaction, it can request that the parties submit a notification and undergo a formal review under 31 C.F.R. Part 800. At the conclusion of its review, CFIUS may clear the investment, require the parties to enter into an agreement to mitigate any unresolved national security concerns, or recommend that the President order the investor to divest its interest. The Company does not anticipate that any outcome resulting from this engagement with CFIUS on the Renren investment will have a material impact on the Company or its operations.
In February 2021, Quorum filed an action in the U.S. District Court for the District of Columbia against a current Company employee, alleging that such employee’s employment with the Company violated a non-compete
agreement between such employee and Quorum, as former employer. The Company was not named as a defendant in the action, but agreed to indemnify the employee for up to $100,000 of costs and damages. The litigation was settled in May 2021 and is now concluded.
15. Subsequent Events
The Company has evaluated subsequent events through April 18, 2022, the date these financial statements were available to be issued.
PPP loan forgiveness
On February 14, 2022, the Company received SBA’s final decision to forgive $7,667 of the PPP Loan with the remaining balance of $333 repayable. The Company has several options regarding the remaining unforgiven PPP Loan balance of $333, including to pay it off immediately, or payoff the remaining loan over up to a five-year period, or alternatively the Company can appeal the decision directly with the SBA with the intent to have the total $8,000 of PPP Loan balance forgiven. The Company expects to repay the remaining unforgiven PPP Loan balance over the next five years. As of December 31, 2021, the Company recorded $67 of the PPP Loan as short-term debt and $7,933 as long-term debt on the consolidated balance sheet.
Amendment to Predata Earnout Agreement
On February 12, 2022, the earnout period for Predata expired and it was determined Predata did not achieve the earnout thresholds. Accordingly, there will be no cash paid, or shares issued, to the sellers of Predata in the first quarter of 2022. From the date of acquisition through December 31, 2021 the Company had recognized $826 of non-cash
expense related to the Predata earnout and had a total liability of $1,022 at December 31, 2021.
Amendment to the Senior Term Loan
On March 25, 2022 the Company entered into Amendment No. 11 to the Credit and Guaranty Agreement with the First Out Lender and the Last Out Lenders (“Amendment No. 11”). As a result of Amendment No. 11, certain of the Company’s financial covenants were updated to reflect the Company’s 2022 budget and joined FrontierView as a subsidiary guarantor of the facility, and certain restrictive covenants were modified in light of the Company’s current operations, among other matters. The Company also increased its principal balance of the Senior Term Loan by $20,000 less an origination fee and reimbursement of certain transaction expenses. Accordingly, pursuant to Amendment No. 11, the Company received net proceeds of $19,478. In addition, on March 25, 2022 the Company entered into Amendment No. 3 to the Subordinated Promissory Note with GPO FN Noteholder LLC, which effected corresponding modifications to the financial and restrictive covenants thereunder.
16. Events (Unaudited) Subsequent to the Date of the Report of Independent Registered Public Accounting Firm
Debt Commitment Letter
On May 9, 2022, FiscalNote, Inc., a wholly owned indirect subsidiary of FiscalNote, entered into a debt commitment letter (the “Debt Commitment Letter”) with Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC, and ACM ASOF VIII SaaS FinCo LLC (together the “Commitment Parties”), pursuant to which the Commitment Parties have committed to provide term loans, concurrent with the Closing, which funds are expected to be used, in part, to retire certain existing indebtedness of FiscalNote, Inc. and its subsidiaries, as well as for working capital and general corporate purposes (the “Debt Financing”). The Debt Financing is expected to consist of a senior secured term loan facility in an aggregate principal amount of $150.0 million (including the refinancing of the $75.0 million of the First Out Term Loans outstanding as of March 31, 2022 under FiscalNote Inc.’s existing senior credit facility, which will be refinanced under the new facility on amended terms). The annual interest is expected to consist of the greater of (a) Prime Rate plus 5.0% and (b) 9.0% and PIK interest of 1.00%. The term loan facility is expected to mature five years after the Closing.
The funding of the Debt Financing is expected to be contingent on the satisfaction or waiver of certain conditions set forth in the Debt Commitment Letter, including, without limitation, execution and delivery of definitive documentation consistent with the final terms of the Debt Commitment Letter. The funding of the Debt Financing is available until the earliest of (a) the termination of the Business Combination Agreement by FiscalNote, prior to closing of the Business Combination, (b) the consummation of the Business Combination without use of the Debt Financing and (c) 11:59 p.m., New York City time, on August 7, 2022.
A
mendments to the Business Combination Agreement
Concurrently with the signing of the Debt Commitment Letter on May 9, 2022, the parties to the Business Combination Agreement (as further described in Note 1) entered into the First Amendment to Business Combination

Agreement to terminate the PIPE Subscription Agreement, reflect the Debt Commitment Letter, revise the minimum cash requirement, provide for listing on the NYSE or Nasdaq, extend the termination date, provide for bonus shares for DSAC common shareholders who elect not to redeem their DSAC shares, add an incremental earnout tranche , and conform all related references to the aforementioned changes within the Business Combination Agreement and ancillary agreements.

PART I - FINANCIAL INFORMATION
Item 1.
Financial Statements
FISCALNOTE HOLDINGS, INC.
Condensed Consolidated Balance Sheets
As of June 30, 2022 and December 31, 2021
(in thousands, except shares, par value, and per share data)

	June 30, 2022	December 31, 2021
Assets	(Unaudited )
Current assets:
Cash and cash equivalents	$27,163	$32,168
Restricted cash	832	841
Accounts receivable, net	13,952	11,174
Costs capitalized to obtain revenue contracts, net	2,431	2,787
Deferred costs	5,915	2,643
Prepaid expenses	2,744	1,803
Other current assets	3,257	2,882

Total current assets	56,294	54,298
Property and equipment, net	7,362	7,509
Capitalized software costs, net	11,758	7,480
Noncurrent costs capitalized to obtain revenue contracts, net	3,864	2,709
Operating lease assets	22,575	—
Goodwill	187,918	188,768
Customer relationships, net	58,115	61,644
Database, net	21,321	22,357
Other intangible assets, net	30,175	33,728

Total assets	$399,382	$378,493

Liabilities, Temporary Equity and Stockholders’ Deficit
Current liabilities:
Short-term debt and current maturities of long-term debt	$18,065	$13,567
Accounts payable	1,546	4,213
Accrued payroll	5,343	6,194
Accrued expenses	7,104	5,389
Deferred revenue, current portion	41,927	29,569
Customer deposits	1,954	3,568
Contingent liabilities from acquisitions, current portion	247	1,088
Operating lease liabilities, current portion	9,150	—
Other current liabilities	3,935	5,880

Total current liabilities	89,271	69,468
Long-term debt, net of current maturities	352,546	299,318
Convertible notes - related parties	19,625	18,295
Deferred tax liabilities	2,984	3,483
Deferred revenue, net of current portion	846	528
Deferred rent	—	8,236
Contingent liabilities from acquisitions, net of current portion	2,541	4,016
Sublease loss liability, net of current portion	—	2,090
Lease incentive liability, net of current portion	—	4,440
Operating lease liabilities, net of current portion	29,291	—
Other noncurrent liabilities	1,450	1,453

Total liabilities	498,554	411,327

Commitment and contingencies (Note 14)
Temporary equity

Redeemable, convertible preferred stock (Note 8)	451,430	449,211

Stockholders’ deficit:
Common stock ($ 0.00001 par value, 99,066,892 authorized shares at June 30, 2022 and December 31, 2021; 15,741,225 and 15,456,165 issued and outstanding at June 30, 2022 and December 31, 2021, respectively)	—	—
Additional paid-in capital	—	—
Accumulated other comprehensive loss	(1,405)	(631)
Accumulated deficit	(549,197)	(481,414)

Total stockholders’ deficit	(550,602)	(482,045)

Total liabilities, temporary equity and stockholders’ deficit	$399,382	$378,493

See accompanying notes to unaudited condensed consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Condensed Consolidated Statements of Operations and Comprehensive Loss (Unaudited)
For the Three and Six Months Ended June 30, 2022 and 2021
(in thousands, except shares and per share data)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Revenues:
Subscription	$24,332	$17,427	$47,111	$32,959
Advisory, advertising, and other	2,842	1,900	6,134	3,717

Total revenues	27,174	19,327	53,245	36,676

Operating expenses:
Cost of revenues	7,712	5,054	14,882	9,252
Research and development	3,791	5,983	9,809	11,238
Sales and marketing	10,395	6,965	19,892	13,804
Editorial	3,346	3,735	7,022	7,181
General and administrative	10,033	7,586	20,590	12,862
Amortization of intangible assets	2,609	1,998	5,217	4,139
Loss on sublease	—	1,362	—	1,362
Transaction costs (gains)	1,027	606	(18)	858

Total operating expenses	38,913	33,289	77,394	60,696

Operating loss	(11,739)	(13,962)	(24,149)	(24,020)
Interest expense, net	24,255	15,561	46,778	29,841
Change in fair value of warrant and derivative liabilities	2,048	7,002	3,386	12,245
Gain on PPP loan upon extinguishment	—	—	(7,667)	—
Other expense, net	494	109	615	143

Net loss before income taxes	(38,536)	(36,634)	(67,261)	(66,249)
Benefit from income taxes	(176)	(2,556)	(550)	(5,745)

Net loss	(38,360)	(34,078)	(66,711)	(60,504)
Other comprehensive loss	(859)	(230)	(774)	(178)

Total comprehensive loss	$(39,219)	$(34,308)	$(67,485)	$(60,682)

Net loss	$(38,360)	$(34,078)	$(66,711)	$(60,504)
Deemed dividend	(10,614)	(133,105)	(2,219)	(140,213)

Net loss used to compute earnings per share	$(48,974)	$(167,183)	$(68,930)	$(200,717)
Net loss per share, basic and diluted	$(3.06)	$(15.07)	$(4.33)	$(17.51)

Weighted average shares used to compute earnings per share	16,023,898	11,092,751	15,902,908	11,463,599

See accompanying notes to unaudited condensed consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Condensed Consolidated Statements of Changes in Temporary Equity and Stockholders’ Deficit (Unaudited)
For the Three and Six Months Ended June 30, 2022 and 2021
(in thousands, except share data)

	Temporary Equity		Equity
	Preferred Stock		Common Stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2020	38,258,865	$238,963	10,425,584	$—	$5,808	$(63)	$(236,975)	$(231,230)
Change in redemption value of preferred stock	—	2,655	—	—	(2,655)	—	—	(2,655)
Exercise of stock options	—	—	94,867	—	94	—	—	94
Stock-based compensation expense	—	—	—	—	(34)	—	—	(34)
Issuance of preferred stock	849,270	9,802	—	—	252	—	(335)	(83)
Shares issued in business combinations	—	—	795,992	—	2,626	—	—	2,626
Capital distribution	—	—	—	—	(4,000)	—	—	(4,000)
Beneficial conversion feature, net of taxes	—	—	—	—	5,615	—	—	5,615
Net loss	—	—	—	—	—	—	(26,426)	(26,426)
Foreign currency translation gain	—	—	—	—	—	52	—	52

Balance at March 31, 2021	39,108,135	$251,420	11,316,443	$—	$7,706	$(11)	$(263,736)	$(256,041)

Change in redemption value of preferred stock	—	133,105	—	—	(32,091)	—	(101,014)	(133,105)
Exercise of stock options	—	—	78,202	—	119	—	—	119
Stock-based compensation expense	—	—	—	—	394	—	—	394
Issuance of preferred stock and warrants	352,346	6,393	—	—	—	—	(118)	(118)
Shares issued in business combinations	—	—	1,929,571	—	14,781	—	—	14,781
Capital distribution	—	—	—	—	314	—	—	314
Beneficial conversion feature, net of taxes	—	—	—	—	8,777	—	—	8,777
Net loss	—	—	—	—	—	—	(34,078)	(34,078)
Foreign currency translation loss	—	—	—	—	—	(230)	—	(230)

Balance at June 30, 2021	39,460,481	$390,918	13,324,216	$—	$—	$(241)	$(398,946)	$(399,187)

FISCALNOTE HOLDINGS, INC.
Condensed Consolidated Statements of Changes in Temporary Equity and Stockholders’ Deficit (continued) (Unaudited)
For the Three and Six Months Ended June 30, 2022 and 2021
(in thousands, except share data)

	Temporary Equity		Equity
	Preferred Stock		Common Stock		Additional paid-in capital	Accumulated other comprehensive loss	Accumulated deficit	Total stockholders’ deficit
	Shares	Amount	Shares	Amount
Balance at December 31, 2021	41,746,262	$449,211	15,456,165	$—	$—	$(631)	$(481,414)	$(482,045)
Change in redemption value of preferred stock	—	(8,390)	—	—	—	—	8,395	8,395
Exercise of stock options	—	—	46,138	—	—	—	215	215
Stock-based compensation expense	—	—	—	—	—	—	260	260
Net loss	—	—	—	—	—	—	(28,351)	(28,351)
Foreign currency translation gain	—	—	—	—	—	85	—	85

Balance at March 31, 2022	41,746,262	$440,821	15,502,303	$—	$—	$(546)	$(500,895)	$(501,441)

Change in redemption value of preferred stock	—	10,609	—	—	—	—	(10,614)	(10,614)
Exercise of stock options	—	—	61,554	—	—	—	152	152
Stock-based compensation expense	—	—	185,612	—	—	—	608	608
Repurchase of common stock	—	—	(8,244)	—	—	—	(88)	(88)
Net loss	—	—	—	—	—	—	(38,360)	(38,360)
Foreign currency translation loss	—	—	—	—	—	(859)	—	(859)

Balance at June 30, 2022	41,746,262	$451,430	15,741,225	$—	$—	$(1,405)	$(549,197)	$(550,602)

See accompanying notes to unaudited condensed consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (Unaudited)
For the Six Months Ended June 30, 2022 and 2021
(in thousands)

	Six Months Ended
	June 30, 2022	June 30, 2021
Operating Activities:
Net loss	$(66,711)	$(60,504)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	581	573
Amortization of intangible assets and capitalized software development costs	9,049	6,647
Amortization of deferred costs to obtain revenue contracts	1,247	1,144
Non-cash operating lease expense	3,209	—
Stock-based compensation	825	360
Operating lease asset impairment	378	—
Contingent compensation expense	488	—
Bad debt (recovery) expense	(93)	106
Change in fair value of acquisition contingent consideration	(1,537)	—
Change in fair value of warrant and derivative liabilities	3,386	12,245
Deferred income tax benefit	(513)	(4,719)
Paid-in-kind interest	27,848	17,245
Non-cash interest expense	15,072	9,610
Loss on sublease	—	1,362
Gain on PPP loan forgiveness/debt extinguishment	(7,667)	—
Changes in operating assets and liabilities:
Accounts receivable, net	(2,793)	963
Prepaid expenses and other current assets	(4,618)	(420)
Costs capitalized to obtain revenue contracts, net	(2,071)	(1,256)
Accounts payable	(2,677)	(366)
Accrued payroll	(752)	225
Accrued expenses	2,212	(151)
Deferred revenue	13,019	5,516
Customer deposits	(1,611)	(1,485)
Contingent liabilities from acquisitions, current portion	(1,267)	—
Other current liabilities	(758)	1,565
Deferred rent	—	611
Lease liabilities	(4,121)	—
Sublease loss liability, net of current portion	—	(343)
Lease incentive liability, net of current portion	—	(264)
Other noncurrent liabilities	1,527	713

Net cash used in operating activities	(18,348)	(10,623)

Investing Activities:
Capital expenditures	(6,041)	(2,590)
Cash paid for business combinations, net of cash acquired	—	(25,205)

Net cash used in investing activities	(6,041)	(27,795)

Financing Activities:
Proceeds from long-term debt, net of issuance costs	19,478	23,242
Proceeds from exercise of stock options	367	213
Payments of long-term debt	(30)	—
Repurchase of common stock	(88)	—
Net proceeds from issuance of preferred stock	—	11,631

Net cash provided by financing activities	19,727	35,086

Effects of exchange rates on cash	(352)	(64)

Net change in cash, cash equivalents, and restricted cash	(5,014)	(3,396)
Cash, cash equivalents, and restricted cash, beginning of period	33,009	45,020

Cash, cash equivalents, and restricted cash, end of period	$27,995	$41,624

See accompanying notes to unaudited condensed consolidated financial statements.

FISCALNOTE HOLDINGS, INC.
Condensed Consolidated Statements of Cash Flows (continued) (Unaudited)
For the Six Months Ended June 30, 2022 and 2021
(in thousands)

	Six Months Ended June 30,
	2022	2021
Supplemental Noncash Investing and Financing Activities:
PIK interest settled through issuance of additional convertible notes to noteholders	$10,734	$6,434

Warrants issued in conjunction with long-term debt issuance	$436	$252

Fees payable to debt holders settled through increase of debt principal	$100	$—

Change in redemption value of preferred stock	$2,219	$135,760

Fair value of seller notes issued in connection with business combinations	$—	$21,438

Issuance of common stock as part of business acquisitions	$—	$17,407

Beneficial conversion feature in conjunction with long-term debt issuance, net of taxes	$—	$14,392

Issuance of preferred stock in conjunction with debt modification	$—	$4,363

Property and equipment purchases included in accounts payable	$28	$33

Supplemental Cash Flow Activities:
Cash paid for interest	$3,263	$2,218

Cash paid for taxes	$70	$89

See accompanying notes to unaudited condensed consolidated financial statements.

1. Summary of Business and Significant Accounting Policies
Description of Business
FiscalNote Holdings, Inc. (“FiscalNote,” or the “Company”) is a technology and data company delivering critical legal data and insights in a rapidly evolving economic, political and regulatory world. By combining artificial intelligence (“AI”), machine learning and other technologies with analytics, workflow tools, and expert research, FiscalNote seeks to reinvent the way that organizations minimize risks and capitalize on opportunities associated with rapidly changing legal and policy environments. Through a number of its products, FiscalNote ingests unstructured legislative and regulatory data, and employs AI and data science to deliver structured, relevant and actionable information that facilitates key operational and strategic decisions by global enterprises, midsized and smaller businesses, government institutions, trade groups, and nonprofits. FiscalNote delivers that intelligence through its suite of public policy and issues management products, coupled with expert research and analysis of markets and geopolitical events, as well as powerful tools to manage workflows, advocacy campaigns, and constituent relationships. The Company is headquartered in Washington, D.C.
On July 29, 2022 the Company and Duddell Street Acquisition Corp., consummated its previously announced Business Combination Agreement. See Note 15 for further details.
In accordance with ASC 340, “Other Assets and Deferred Costs”, the Company has elected to defer costs that are direct and incremental to the Business Combination during the period in which those costs were incurred. As of June 30, 2022 and December 31, 2021, the Company capitalized $5,915 and $2,643, respectively, of direct and incremental costs representing accounting, advisory, and legal advisory cost and recorded these costs as prepaid expenses and other current assets on the condensed consolidated balance sheet. The Company incurred non-capitalizable
costs associated with the Business Combination totaling $256 and $180 during the three months ended June 30, 2022 and 2021, respectively, and $459 and $368 during the six months in 2022 and 2021, respectively.
Risks and Uncertainties
In March 2020, the World Health Organization declared the novel coronavirus
(“COVID-19”)
as a pandemic. The rapid spread of
COVID-19
and the continuously evolving responses to combat it have had an increasingly negative impact on the global economy.
In view of the rapidly changing business environment, market volatility, and heightened degree of uncertainty resulting from
COVID-19,
the Company is currently unable to fully determine its future impact on the business. If the global pandemic continues to evolve into a prolonged crisis, the effects could have an adverse impact on the Company’s results of operations, financial condition, and cash flows.
On April 13, 2020, the Company received funding in the principal amount of $8,000 under the Paycheck Protection Program (the “PPP”) provisions of the Coronavirus Aid, Relief, and Economic Security Act (“CARES Act”) (the “PPP Loan”). The PPP Loan provided additional liquidity and instant funding for the Company to meet the unplanned working capital needs in its effort to transition the majority of its workforce into a remote-work setting due to the
COVID-19
outbreak.
On February 24, 2022, the U.S. Small Business Administration forgave $7,667 of the PPP Loan with the remaining balance of $333 to be repaid over five years. The Company recognized the forgiveness of the PPP Loan as a gain on debt extinguishment.
Under the CARES Act, employers were allowed to defer the deposit and payment of the employer’s share of the Social Security Tax that would otherwise be due on or after March 27, 2020, and before January 1, 2021. Starting in April 2020, on a monthly basis, the Company deferred paying the employer’s share of the Social Security Tax for a total amount of $1,326 as of December 31, 2020. In compliance with current guidelines, the

Company made a payment of $663 relating to the deferred Social Security Tax in December 2021, the remaining $663 of deferred Social Security Tax will be paid by December 31, 2022 and has been recorded as other current liabilities on the condensed consolidated balance sheet as of June 30, 2022.
Liquidity
The accompanying condensed consolidated financial statements have been prepared assuming that the Company will continue as a going concern, which contemplates continuity of operations, realization of assets, and satisfaction of liabilities in the ordinary course of business. The propriety of using the going-concern basis is dependent upon, among other things, the achievement of future profitable operations, the ability to generate sufficient cash from operations and potential other funding sources, in addition to cash on-hand,
to meet its obligations as they become due.
The Company’s cash and cash equivalents were $27.2 million at June 30, 2022, compared with $32.2 million at December 31, 2021. Further, the Company had a negative working capital balance of $61.0 million (excluding cash) at June 30, 2022 and had an accumulated deficit of $549.2 million and $481.4 million as of June 30, 2022 and December 31, 2021, respectively, and has incurred net losses of $66.7 million and $60.5 million for the six months ended June 30, 2022 and 2021, respectively. Management expects that significant on-going
operating and capital expenditures will be necessary to continue to implement the Company’s business plan of entering new markets, future acquisitions, and infrastructure and product development. The Company’s cash flows from operations are not sufficient to fund its current operating model.
On July 29, 2022, the Company consummated the Business Combination with DSAC whereby through a series of transactions, the Company received approximately $65.6 million of net cash proceeds. See Note 15 for further details.
Historically, the Company has funded operations by raising equity capital and debt financing and during the year ended December 31, 2021, the Company raised gross proceeds of $23.8 million in convertible debt financing, $12.7 million from a preferred share offering, $10.0 million from increasing the principal balance of the Senior Term Loan, $18.0 million from related party convertible debt, and $10.0 million promissory note from a third-party lender. On March 28, 2022, the Company received $20.0 million of cash from increasing its First Out Term Loan (see Note 7). These funds were partially used to execute management’s acquisition strategy, fund research and development costs related to the next generation technology transformation the Company started in 2020, and fund operational needs.
With the cash on hand at June 30, 2022, and the net cash received from the consummation of the Business Combination with DSAC, the Company believes the actions it has taken, and the measures it may take in the future, will provide sufficient liquidity to fund operations and capital expenditures over the next twelve months mitigating the conditions that caused there to be substantial doubt about the Company’s ability to continue as a going concern.
The Company may seek to raise additional capital, which could be in the form of loans, convertible debt or equity, to fund future operating requirements and capital expenditures. The Company’s liquidity is highly dependent on its ability to increase revenues, control operating costs, and raise additional capital. The Company continues to closely monitor expenses to assess whether any immediate changes are necessary to enhance its liquidity. There can be no assurance that the Company will be able to raise additional capital on favorable terms, or execute on any other means of improving liquidity as described above.
Basis of Presentation
The accompanying condensed consolidated balance sheet as of June 30, 2022 and December 31, 2021, the condensed consolidated statements of operations and comprehensive loss, the condensed consolidated statements of temporary equity and stockholders’ deficit for the three and six months ended June 30, 2022 and 2021, and the condensed consolidated statements of cash flows for the six months ended June 30, 2022 and 2021 are unaudited.
These condensed consolidated financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”) for interim financial information. Accordingly, they do not include all of the financial information and footnotes required by U.S. GAAP for complete financial statements. In the opinion of the Company’s management, the unaudited condensed consolidated financial statements include all adjustments necessary for the fair presentation of the Company’s balance sheet as of June 30, 2022 and December 31, 2021, and its results of operations, including its comprehensive loss, temporary equity, stockholders’ deficit for the three and six months ended June 30, 2022 and 2021, and its cash flows for the six months ended June 30, 2022 and 2021. All adjustments are of a normal recurring nature. The results for the three and six months ended June 30, 2022 are not necessarily indicative of the results to be expected for any subsequent quarter or for the fiscal year ending December 31, 2022. These condensed consolidated financial statements should be read in conjunction with the audited consolidated financial statements and notes thereto for the year ended December 31, 2021.
Use of Estimates
The preparation of financial statements in conformity with U.S. GAAP requires the Company to make estimates and assumptions in the Company’s condensed consolidated financial statements and notes thereto. Significant estimates and assumptions made by management include the determination of:

•	revenue recognition;

•	the average period of benefit associated with costs capitalized to obtain revenue contracts;

•	the fair value of assets acquired and liabilities assumed for business combinations;

•	the useful lives of intangible assets;

•	capitalization of software development costs;

•	valuation of financial instruments;

•	the fair value of certain stock awards issued;

•	the fair value of certain consideration issued as part of business combinations; and

•	the recognition, measurement, and valuation of current and deferred income taxes and uncertain tax positions; and

•	the incremental borrowing rate used to calculate lease balances.
Actual results could differ materially from those estimates. The Company bases its estimates on historical experience and on various other assumptions that are believed to be reasonable, which forms the basis for making judgments about the carrying values of assets and liabilities.
Principles of Consolidation
The condensed consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany balances have been eliminated in consolidation.
Segments
The Company operates as one operating segment. Operating segments are defined as components of an enterprise for which separate financial information is evaluated regularly by the chief operating decision maker (“CODM”) in deciding how to allocate resources and assess performance. Over the past several years, the

Company has completed a number of acquisitions. These acquisitions have allowed the Company to expand its offerings, presence, and reach in various market segments. While the Company has offerings in multiple market segments and operates in multiple countries, the Company’s business operates in one operating segment because the Company’s CODM evaluates the Company’s financial information and resources, and assesses the performance of these resources, on a consolidated basis.
Concentrations of Risks
Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company generally maintains its cash and cash equivalents with various nationally recognized financial institutions. The Company’s cash and cash equivalents at times exceed amounts guaranteed by the Federal Deposit Insurance Corporation.
The Company does not require collateral for accounts receivable. The Company maintains an allowance for its doubtful accounts receivable due to estimated credit losses. This allowance is based upon historical loss patterns, the number of days billings are past due, an evaluation of the potential risk of loss associated with delinquent accounts and current market conditions and reasonable and supportable forecasts of future economic conditions to inform adjustments to historical loss patterns. The Company records the allowance against bad debt expense through the condensed consolidated statements of operations, included in sales and marketing expense, up to the amount of revenues recognized to date. Any incremental allowance is recorded as an offset to deferred revenue on the condensed consolidated balance sheets. Receivables are written off and charged against the recorded allowance when the Company has exhausted collection efforts without success.
No single customer accounted for more than 10 percent of the Company’s accounts receivable balance as of June 30, 2022 and December 31, 2021. No single customer accounted for 10 percent or more of total revenues during the three and six months ended June 30, 2022 and 2021 As of June 30, 2022 and December 31, 2021, assets located in the United States were approximately 93% and 92% percent of total assets, respectively.
Two vendors individually accounted for more than 10 percent of the Company’s accounts payable as of June 30, 2022 and December 31, 2021. During the three and six months ended June 30, 2022 and 2021, there was one vendor that represented more than 10 percent of the total purchases made.
Revenue Recognition
The Company recognizes revenues upon the satisfaction of its performance obligation(s) (upon transfer of control of promised goods or services to its customers) in an amount that reflects the consideration to which it expects to be entitled to in exchange for those goods or services. The Company has elected to exclude sales and similar taxes from the transaction price.
The Company determines the amount of revenue to be recognized through the application of the following steps:

(i)	identification of contracts with customers,

(ii)	identification of distinct performance obligations in the contract,

(iii)	determination of contract transaction price,

(iv)	allocation of contract transaction price to the performance obligations, and

(v)	determination of revenue recognition based on timing of satisfaction of the performance obligation(s).
The Company derives its revenues from subscription revenue arrangements and advisory, advertising, and other revenues.

Subscription Revenue
Subscription revenue is comprised of revenue earned from subscription-based arrangements that provide customers the right to use the Company’s software and products in a cloud-based infrastructure. Subscription revenue is driven primarily by the number of active licenses, the types of products and the price of the subscriptions. The Company also earns subscription-based revenue by licensing to customers its digital content, including transcripts, news and analysis, images, video, and podcast data. Subscription revenue is generally non-refundable
regardless of the actual use and is recognized ratably over the non-cancellable
contract term beginning on the commencement date of each contract, which is the date the Company’s service is first made available to customers.
The Company’s contracts with customers may include promises to transfer multiple services. For these contracts, the Company accounts for individual promises separately if they are distinct performance obligations. Determining whether services are considered distinct performance obligations may require significant judgment. Judgment is also required to determine the standalone selling price (“SSP”) for each distinct performance obligation. In instances where SSP is not directly observable, such as when the Company does not sell the services separately, the Company determines the SSP using available information, including market conditions and other observable inputs.
The Company typically invoices its customers annually. Typical payment terms provide that customers pay within 30 days of invoice. Amounts that have been invoiced are recorded in accounts receivable and in deferred revenue, depending on whether transfer of control to customers has occurred.
Deferred revenue results from amounts billed to or cash received from customers in advance of the revenue being recognized.
Contract assets represent a conditional right to consideration for satisfied performance obligations that become a receivable when the conditions are satisfied. Contract assets are generated when contractual billing schedules differ from the timing of revenue recognition or cash collection and are included in other current assets in the accompanying condensed consolidated balance sheets.
Advisory, Advertising, and Other Revenues
Advisory revenue is typically earned under contracts for specific deliverables and is non-recurring
in nature, although the Company may sell different advisory services to repeat customers.
One-time
advisory revenue is invoiced according to the terms of the contract, usually delivered to the customer over a short period of time, during which revenue is recognized.
Advertising revenue is primarily generated by delivering advertising in its own publications (Roll Call and CQ) in both print and digital formats. Revenue for print advertising is recognized upon publication of the advertisement. Revenue for digital advertising is recognized over the period of the advertisement or, if the contract contains impression guarantees, based on delivered impressions.
Book revenue is recognized when the product is shipped to the customer, which is when control of the product is transferred to the customer. Shipping and handling costs are treated as a fulfillment activity and are expensed as incurred. Events revenue is deferred and only recognized when the event has taken place and is included in other revenues.
Costs Capitalized to Obtain Revenue Contracts
The Company capitalizes incremental costs of obtaining a contract. Certain sales commissions are considered incremental and recoverable costs of obtaining a contract with a customer. Sales commissions incurred for obtaining new contracts are deferred and then amortized as selling and marketing expenses on a straight-line basis over a period of benefit that the Company has determined to be approximately four years. The four-year amortization period was determined based on several factors, including the nature of the technology and proprietary data underlying the services being purchased, customer contract renewal rates and industry competition. The Company updates its estimate of the period of benefit periodically and whenever events or circumstances indicate that the period of benefit could change significantly. Such changes, if any, are accounted for prospectively as a change in estimate. The Company has elected to use a practical expedient to expense commissions for renewal contracts when the renewal period is 12 months or less. The Company does not have material costs to fulfill contracts with customers.
Cost of Revenues
Cost of revenues primarily consists of expenses related to hosting the Company’s service, the costs of data center capacity, amortization of developed technology and capitalized software development costs, certain fees paid to various third parties for the use of their technology, services, or data, costs of compensation, including bonuses, stock compensation, benefits and other expenses for employees associated with providing professional services and other direct costs of production. Also included in cost of revenues are costs related to develop, publish, print, and deliver publications.
Cash, Cash Equivalents, and Restricted Cash
The Company considers cash on deposit and all highly liquid investments with original maturities of three months or less to be cash and cash equivalents.
In 2017, as an incentive for entering into a lease and building out the Company’s head office in Washington, D.C., the District granted to the Company $750 to finance the security deposit of the new office. The Company is required to meet certain covenants, such as maintaining its headquarters in Washington, D.C., and may have to reimburse the District if the covenants are not met. The amount of the grant is reflected as restricted cash, including any interest earned, in the accompanying condensed consolidated balance sheets.
Property and Equipment
Property and equipment is stated at cost and depreciated on a straight-line basis over the assets’ estimated useful lives, which generally are five years for furniture and fixtures, three years for equipment, and the shorter of the useful life or the lease term for leasehold improvements. Software license fees for externally purchased software are capitalized and amortized over the life of the license. Property and equipment are evaluated for impairment in accordance with management’s policy for finite-lived intangible assets and other long-lived assets (see Note 5).
Depreciation expense was $295 and $263 for the three months ended June 30, 2022 and 2021, $581 and $573 for the six months ended June 30, 2022 and 2021, respectively, and is recorded as part of the general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss.
Capitalized Software Development Costs
The Company capitalizes costs to develop software for internal use, including website development costs, when it is determined the development efforts will result in new or additional functionality or new products. Costs incurred prior to meeting these criteria and costs associated with implementation activities and ongoing maintenance are expensed as incurred and included in operating expenses in the accompanying condensed consolidated statements of operations and comprehensive loss. Costs capitalized as internal use software are amortized on a straight-line basis over an estimated useful life that the Company has determined to be three years. Amortization of capitalized software development costs is included in the costs of revenues in the accompanying condensed consolidated statements of operations and comprehensive loss. Software development costs are evaluated for impairment in accordance with management’s policy for finite-lived intangible assets and other long-lived assets (see Note 5).
Business Combinations
The Company must estimate the fair value of assets acquired and liabilities assumed in a business combination at the acquisition date. During the measurement period, which may be up to one year from the acquisition date, the Company may record adjustments to the fair values of the tangible and intangible assets acquired and liabilities assumed, with the corresponding offset to goodwill. Upon the conclusion of the measurement period or final determination of the fair value of the assets acquired or liabilities assumed, whichever comes first, any subsequent adjustments are recognized in the condensed consolidated statement of operations and comprehensive loss.
Acquisition-Related Intangibles and Other Long-Lived Assets
The Company recognizes acquisition-related intangible assets, such as customer relationships and developed technology, in connection with business combinations. The Company amortizes the cost of acquisition-related intangible assets that have finite useful lives generally on a straight-line basis. The Company evaluates acquisition-related intangibles and other long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset group may not be recoverable. Recoverability of asset groups are measured by a comparison of the carrying amount of an asset group to future undiscounted net cash flows expected to be generated by the asset group. This includes assumptions about future prospects for the business that the asset group relates to and typically involves computations of the estimated future cash flows to be generated by these businesses. Based on these judgments and assumptions, the Company determines whether the Company needs to take an impairment charge to reduce the value of the asset group stated on the Company’s condensed consolidated balance sheets to reflect its estimated fair value. When the Company considers such assets to be impaired, the amount of impairment the Company recognizes is measured by the amount by which the carrying amount of the asset group exceeds its fair value.
Goodwill Impairment
Goodwill is not amortized, but is evaluated for impairment annually, or whenever events or changes in circumstances indicate that the carrying value may not be recoverable. The Company has determined that there is a single reporting unit for the purpose of conducting this goodwill impairment assessment. For purposes of assessing potential impairment, the Company estimates the fair value of the reporting unit based on the price a market participant would be willing to pay in a potential sale of the reporting unit, and compares this amount to the carrying value of the reporting unit. If the Company determines that the carrying value of the reporting unit exceeds its fair value, an impairment charge would be required. The annual goodwill impairment test is performed on October 1st. There were no impairments of long-lived assets and goodwill during 2021 and the six months ended June 30, 2022.
Leases
The Company determines if an arrangement is a lease or contains a lease at the inception of the contract. The Company’s leases include certain variable lease payments associated with non-lease
components, such as common area maintenance costs and real estate taxes, which are generally charged based on actual amounts incurred by the lessor. The non-lease
components, such as common area maintenance, are combined with the lease component to account for both as a single lease component.
Lease liabilities, which represent the Company’s obligation to make lease payments arising from the lease, and corresponding right-of-use
assets, which represent the Company’s right to use an underlying asset for the lease term, are recognized at the commencement date of the lease based on the present value of fixed future payments over the lease term. The Company calculates the present value of future payments using a discount rate equal to the Company’s incremental borrowing rate. For operating leases, lease expense relating to fixed payments is recognized on a straight-line basis over the lease term and lease expense relating to variable payments is expensed as incurred. The Company did not have any finance leases at both January 1, 2022 (date of adoption) and at June 30, 2022. The Company records costs associated with leases within general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss.
The Company subleases certain leased office spaces to third parties and recognizes sublease income on a straight-line basis over the sublease term as an offset to lease expense as part of the general and administrative expense in the condensed consolidated statements of operations and comprehensive loss.
Stock-Based Compensation
The Company measures all stock-based awards, including stock options, based on their estimated fair value on the grant date for awards to employees and nonemployees.
The Company calculates the fair value of stock options using the Black-Scholes option-pricing model. The determination of the fair value of the stock-based award is affected by subjective assumptions, including the deemed fair value of the underlying stock price on the grant date, the risk-free interest rate, the estimated volatility of the Company’s stock price over the term of the award, the estimated period of time that the Company expects employees and nonemployees to hold their stock options and the expected dividend rate. For share-based awards with performance conditions, the Company periodically assesses whether the performance conditions have been met or are probable of being met in order to determine the timing and amount of compensation expense to be recognized for each reporting period. The Company recognizes forfeitures in the period in which they occur. The assumptions used are as follows:

•	Fair value of common stock: Estimated by the Board of Directors based on third-party valuations of the Company’s common stock.

•	Risk-free interest rate: Based on the implied yield available on U.S. Treasury zero-coupon issues with an equivalent expected remaining term of the options.

•	Volatility: Based upon the historical volatility of a peer group of publicly traded companies over the expected term.

•	Expected term: Estimated by taking the average of the vesting term and the contractual term of the option.

•	Dividend yield: The Company has not paid and does not expect to pay any dividends.
Income Taxes
The Company uses the asset and liability method of accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on temporary differences between the condensed consolidated financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse. The effect on deferred tax assets and liabilities of a change in tax laws is recognized in the consolidated statements of operations and comprehensive loss in the period that includes the enactment date.
Valuation allowances are established, when necessary, to reduce deferred tax assets to the amounts that are expected to be realized based on the weighting of positive and negative evidence. Future realization of deferred tax assets ultimately depends on the existence of sufficient taxable income of the appropriate character (for example, ordinary income or capital gain) within the carryback or carryforward periods available under the applicable tax law. The Company regularly reviews the deferred tax assets for recoverability based on historical taxable income, projected future taxable income, the expected timing of the reversals of existing temporary differences and tax planning strategies. The Company’s judgments regarding future profitability may change due to many factors, including future market conditions and the ability to successfully execute its business plans and/or tax planning strategies. Should there be a change in the ability to recover deferred tax assets, the tax provision would increase or decrease in the period in which the assessment is changed.
The Company’s tax positions are subject to income tax audits by multiple tax jurisdictions throughout the world. The Company recognizes the tax benefit of an uncertain tax position only if it is more likely than not that the position is sustainable upon examination by the taxing authority, solely based on its technical merits. The tax benefit recognized is measured as the largest amount of benefit which is greater than 50 percent likely to be realized upon settlement with the taxing authority. The Company recognizes interest accrued and penalties related to unrecognized tax benefits in the income tax provision.
Foreign Currency Translation
The functional currency of the Company’s major foreign subsidiaries is generally the local currency. All assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenues and expenses are translated at the average exchange rate during the period. Equity transactions are translated using historical exchange rates. Adjustments resulting from translating foreign functional currency financial statements into U.S. dollars are recorded as a separate component on the condensed consolidated statements of operations and comprehensive loss. Foreign currency transaction gains and losses are included in other expense, net in the condensed consolidated statements of operations and comprehensive loss for the period and historically have not been material.
Currency gains and losses on the translation of intercompany loans made to foreign subsidiaries that are of a long-term investment nature are included in accumulated other comprehensive loss.
Related Party Transactions
From time to time the Company has entered into related party transactions with certain of the Company’s directors and officers. These transactions include term loans, convertible debt, and convertible preferred stock for financial support associated with the borrowing of funds and are entered into in the ordinary course of business.
Recent Accounting Pronouncements Not Yet Effective
In June 2016, the FASB issued ASU
2016-13
Financial Instruments – Credit Losses (ASC 326): Measurement of Credit Losses on Financial Instruments
guidance with respect to measuring credit losses on financial instruments, including trade receivables. The guidance eliminates the probable initial recognition threshold that was previously required prior to recognizing a credit loss on financial instruments. The credit loss estimate can now reflect an entity’s current estimate of all future expected credit losses. Under the previous guidance, an entity only considered past events and current conditions. The guidance will be effective for the Company’s year beginning January 1, 2023. The Company is currently evaluating the impact on the condensed consolidated financial statements upon adoption.
In August 2020, the FASB issued ASU
2020-06
Debt – Debt with Conversion and Other Options
(ASC 470-20)
and Derivatives and Hedging – Contracts in Entity’s Own Equity (ASC
815-40)
guidance modifying the requirements for the accounting for convertible instruments and contracts in an entity’s own equity. The modifications eliminate certain accounting models for convertible debt instruments, eliminate certain requirements for equity classification of embedded derivatives and align earnings per share calculations for convertible instruments. The guidance is effective for the Company’s year beginning January 1, 2024. The Company is currently evaluating the impact on the condensed consolidated financial statements upon adoption.

In October 2021, the FASB issued ASU
2021-08
Business Combinations (ASC 805) Accounting for Contract Assets and Contract Liabilities from Contracts with Customers guidance requiring entities to apply ASC 606 to recognize and measure contract assets and contract liabilities in a business combination. Under current GAAP, an acquirer generally recognizes assets acquired and liabilities assumed in a business combination, including contract assets and contract liabilities arising from revenue contracts with customers and other similar contracts that are accounted for in accordance with ASC 606, at fair value on the acquisition date. Under the new guidance the acquirer will recognize contract assets and contract liabilities at the same amounts recorded by the acquiree. The modifications improve comparability for both the recognition and measurement of acquired revenue contracts with customers at the date of and after a business combination. The guidance is effective for the Company’s year beginning January 1, 2024. The Company is currently evaluating the impact on the condensed consolidated financial statements upon adoption.
The Company has evaluated all other issued and unadopted Accounting Standards Updates and believes the adoption of these standards will not have a material impact on its condensed consolidated statements of operations and comprehensive loss, balance sheets, or cash flows.
Recently Adopted Accounting Pronouncements
In February 2016, the FASB issued ASU
2016-02
Leases (ASC 842)
guidance for the accounting for leases. Under the new guidance, lessees are required to recognize lease assets and lease liabilities on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The Company adopted
ASU 2016-02
on January 1, 2022 using the effective date method. By applying ASU
2016-02
at the adoption date, as opposed to at the beginning of the earliest period presented, the Company’s reporting for periods prior to January 1, 2022 continues to be in accordance with
Leases (ASC 840)
. The Company elected the package of practical expedients which permits carrying forward historical accounting positions around lease identification, lease classification and initial direct costs for all leases commencing prior to January 1, 2022. The Company also made a policy election to not separate lease and non-lease
components for all of its leases and to exclude leases with a term of 12 months or less at the commencement date from the lease asset and lease liability recognition and measurement requirements under ASC 842. Adoption of the standard on January 1, 2022 resulted in the recording of $25,912 of operating lease assets and $42,324 of operating lease liabilities. The difference between the operating lease assets and operating lease liabilities at transition represented previously recognized deferred rent, lease incentives, and sublease loss liabilities. The Company did not adjust the prior period balance sheets. Adoption of the standard did not impact our condensed consolidated statements of operations and comprehensive loss and condensed consolidated statements of cash flows. See Note 4 for required disclosures related to leases.
In December 2019, the FASB issued ASU
2019-12
Simplifying the Accounting for Income Taxes
guidance modifying the requirements for the accounting for income taxes. The simplifications include changes in the accounting for (i) intra-period tax allocations, (ii) outside basis differences in business combinations, (iii) interim provisions,
(iv) step-up
in tax basis goodwill and (v) franchise and other taxes partially based on income, among other changes. The guidance is effective for the Company’s year beginning January 1, 2022. The Company adopted ASC
2019-12
on January 1, 2022. The adoption of this new guidance did not have a material impact on the Company’s condensed consolidated financial statements.

2. Revenues
Disaggregation of Revenue
The following table depicts the Company’s disaggregated revenue for the periods presented:

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Subscription	$24,332	$17,427	$47,111	$32,959
Advisory	1,027	561	2,789	600
Advertising	760	491	1,378	1,154
Books	339	415	670	976
Other revenue	716	433	1,297	987

Total	$27,174	$19,327	$53,245	$36,676

Revenue by Geographic Locations
The following table depicts the Company’s revenue by geographic operations for the periods presented:

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
North America	$24,105	$17,302	$47,304	$33,048
Europe	2,503	1,918	5,002	3,265
Australia	276	95	534	95
Asia	290	12	405	268

Total	$27,174	$19,327	$53,245	$36,676

Revenues by geography are determined based on the region of the Company’s contracting entity, which may be different than the region of the customer. North America revenue consists solely of revenue attributed to the United States. For the three months ended June 30, 2022 and 2021, revenue attributed to the United Kingdom represented approximately six percent and seven percent of total revenues, respectively. For the six months ended June 30, 2022 and 2021, revenue attributed to the United Kingdom represented approximately six percent of total revenues. No other foreign country represented more than five percent of total revenue during the three and six months ended June 30, 2022 and 2021, respectively.
Contract Assets
The Company had contract assets of $1,248 and $1,475, as of June 30, 2022 and December 31, 2021, respectively. Contract assets are generated when contractual billing schedules differ from the timing of revenue recognition or cash collections. They represent a conditional right to consideration for satisfied performance obligations that becomes a receivable when the conditions are satisfied. They are recorded as part of other current assets on the condensed consolidated balance sheets.
Deferred Revenue
Details of the Company’s deferred revenue for the periods presented are as follows:

Balance at December 31, 2020	$17,521
Deferred revenue acquired in Factsquared acquisition	7,206
Revenue recognized in the current period from amounts in the prior balance	(11,772)
New deferrals, net of amounts recognized in the current period	17,300
Effects of foreign currency	(46)

Balance at June 30, 2021	$30,209

Balance at December 31, 2021	$30,097
Revenue recognized in the current period from amounts in the prior balance	(21,924)
New deferrals, net of amounts recognized in the current period	34,988
Effects of foreign currency	(388)

Balance at June 30, 2022	$42,773

Costs to Obtain
During the six months ended June 30, 2022 and 2021, the Company capitalized $2,071 and $1,253 of costs to obtain revenue contracts and amortized $693 and $580 to sales and marketing expense during the three months ended June 30, 2022 and 2021, $1,247 and $1,144 during the six months ended June 30, 2022 and 2021, respectively. There were no impairments of costs to obtain revenue contracts for the three and six months ended June 30, 2022 and 2021, respectively.
Unsatisfied Performance Obligations
At June 30, 2022, the Company had $88,249 of remaining contract consideration for which revenue has not been recognized due to unsatisfied performance obligations. The Company expects to recognize this revenue over the next five years.
3. Business Combinations
During the year ended December 31, 2021 the Company acquired (a) The Oxford Analytica International Group Incorporated (“Oxford Analytica”), (b) Fireside 21, LLC (“Fireside”); (c) TimeBase Pty. Ltd. (“Timebase”); (d) Board.org, LLC (“Board.org”); (e) Equilibrium World Pte. Ltd. (“Equilibrium”); (f) Predata, Inc. (“Predata”), (g) Curate Solutions, Inc. (“Curate”), (h) Forge.ai, Inc. (“Forge”), and (i) FrontierView Strategy Group (“FrontierView”) (collectively the “2021 Acquisitions”). In connection with the 2021 Acquisitions, the Company incurred $1,418 in transaction costs in 2021. The Company financed these acquisitions through a combination of cash, debt, and equity financing including the issuance of seller notes and convertible notes, and the Company’s common stock. The operations of each acquisition have been included in the Company’s condensed consolidated results of operations since the respective closing dates of each acquisition. The Company measures all assets acquired and liabilities assumed at their acquisition-date fair value. The purchase price allocation for the 2021 Acquisitions has been finalized as of December 31, 2021.
The following table summarizes the Company’s acquisitions by region for the periods presented:

2021
North America	6
Europe	1
Australia	1
Asia	1
2021 Acquisitions
Purchase Consideration
The fair value of the common stock issued was estimated based on the fair value of the Company’s common stock on the date of each acquisition. The fair value of the contingent consideration is estimated based on the expected future cash flows and revenues along with the fair value of the Company’s common stock on the date of acquisition. The table below summarizes the fair value of consideration transferred for the 2021 Acquisitions:

	Oxford Analytica	Fireside	Timebase	Board.org	Equilibrium	Predata	Curate	Forge (d)	FrontierView	Total
Acquisition date:	2/12/2021	4/30/2021	5/7/2021	6/3/2021	6/25/2021	6/30/2021	8/27/2021	9/9/2021	11/19/2021
Cash	$3,850	$7,290	$2,241	$10,113	$833	$1,925	$1,120	$614	$18,107	$46,093
Fair value of common stock (a)	2,626	—	—	—	8,271	6,510	6,078	9,481	—	32,966
Fair value of seller notes	—	10,232	2,078	9,128	—	—	—	—	—	21,438
Fair value of contingent consideration (b)	—	—	—	—	—	196	1,206	1,700	—	3,102
Fair value of contributed interests (c)	—	—	—	—	315	—	—	—	—	315

Total	$6,476	$17,522	$4,319	$19,241	$9,419	$8,631	$8,404	$11,795	$18,107	$103,914

1.
The Company transferred the following shares to certain of the sellers of the 2021 Acquisitions: (i) 815,646 for Oxford Analytica, (ii) 1,061,770 for Equilibrium, (iii) 835,556 for Predata, (iv) 570,753 for Curate, and (v) 890,230 for Forge, respectively.

2.
Pursuant to the terms of the acquisition agreements, the sellers of certain of the 2021 Acquisitions are eligible for additional contingent consideration consisting of: (i) up to 281,096 shares for Curate, and (ii) 164,983 shares for Forge (all of which have been issued to the Forge employees at the closing, and are subject to clawback based on the earnout provisions), respectively.

3.
The fair value of the contributed interests reflects the Company’s CEO contributing his previously held minority interest in Equilibrium to the Company which is reflected as a capital contribution to the Company.

4.	Forge acquisition includes a decrease of $64 in cash as a result of final working capital settlement.
Purchase Price Allocation for the 2021 Acquisitions
The excess of purchase consideration over the fair value of net tangible and intangible assets acquired was recorded as goodwill, which is primarily attributed to the future economic benefits arising from other assets acquired that could not be individually identified and separately recognized including expected synergies and assembled workforce, for which there is generally no basis for income tax purposes. The table below summarizes aggregated information regarding the fair values of the assets acquired and liabilities assumed as of the respective acquisition dates:

	Oxford Analytica	Fireside (a)	Timebase	Board.org (a)	Equilibrium	Predata	Curate	Forge (b)	Frontier View (a)	Total
Cash	$207	$51	$315	$201	$149	$126	$595	$40	$783	$2,467
Accounts receivable	668	389	185	2,862	—	165	179	—	1,535	5,983
Other assets	274	—	85	229	13	258	20	90	289	1,258
Intangible assets	4,600	3,816	1,474	9,122	4,909	5,336	3,720	3,705	5,557	42,239
Accounts payable and accrued expenses	(1,052)	(136)	(220)	(208)	(58)	(245)	(173)	(316)	(1,034)	(3,442)
Deferred revenue	(2,340)	—	(360)	(4,411)	—	(95)	(301)	(281)	(2,173)	(9,961)

	Oxford Analytica	Fireside (a)	Timebase	Board.org (a)	Equilibrium	Predata	Curate	Forge (b)	Frontier View (a)	Total
Other liabilities	(237)	—	—	(613)	—	(32)	—	—	—	(882)
Deferred tax liability	$(441)	$—	$(475)	$—	$(835)	$—	$(609)	$—	$—	$(2,360)

Total net assets acquired	1,679	4,120	1,004	7,182	4,178	5,513	3,431	3,238	4,957	35,302

Goodwill	4,797	13,402	3,315	12,059	5,241	3,118	4,973	8,557	13,150	68,612

Total purchase price	$6,476	$17,522	$4,319	$19,241	$9,419	$8,631	$8,404	$11,795	$18,107	$103,914

(a)
The acquired intangible assets and the goodwill (up to $13,430, $11,446, and $13,150 in connection with the Fireside, Board.org, and FrontierView acquisitions, respectively) will be deductible for U.S. federal income tax purposes.

(b)	Forge acquisition includes a decrease of $64 in goodwill as a result of its final working capital settlement.
Intangible assets
The estimated fair values of developed technology, customer relationships, databases, tradenames, and content library were determined using the income approach. The estimated fair value of the expert network was determined using a “with and without” analysis comparing expected revenues and cash flows with the expert network in place and those that would be expected if the expert network were not in place. The approach used to estimate the fair values use significant unobservable inputs including revenue and cash flow forecasts, customer attrition rates and appropriate discount rates. The following table sets forth the components of identifiable intangible assets acquired and liabilities assumed and their estimated useful lives as of the respective acquisition dates:

	Oxford Analytica	Fireside	Timebase	Board.org	Equilibrium	Predata	Curate	Forge	FrontierView	Total Estimated Fair Value	Estimated Useful Life (Years)
Developed technology	$—	$1,349	$537	$—	$4,909	$1,195	$623	$1,672	$1,972	$12,257	4-20
Customer relationships	750	2,314	937	8,855	—	3,477	1,828	2,033	2,754	22,948	3-15
Databases	—	—	—	—	—	—	1,269	—	—	1,269	15
Tradenames	926	153	—	267	—	664	—	—	239	2,249	3-20
Expert network	2,924	—	—	—	—	—	—	—	—	2,924	6
Content library	—	—	—	—	—	—	—	—	592	592	10

Total intangible assets acquired	$4,600	$3,816	$1,474	$9,122	$4,909	$5,336	$3,720	$3,705	$5,557	$42,239

Contingent liabilities from acquisitions
(a)    Contingent Consideration
The contingent consideration consists of the Company’s common stock and restricted stock units and is generally scheduled to be delivered within one to three years upon achievement of certain revenue targets pursuant to the terms of the prevailing purchase agreements. The contingent consideration is payable to all selling shareholders in connection with the Curate and Forge acquisitions, and contains no future service conditions. The amount of fair value attributed to purchase consideration will be adjusted based on changes to the fair value of contingent consideration at each subsequent reporting period with changes being recorded through the condensed consolidated statement of operations and comprehensive loss. The following table summarizes the fair value of contingent consideration as of the date of the 2021 Acquisitions, as of December 31, 2021, and as of June 30, 2022, respectively:

	Predata	Curate	Forge	Total
Fair value of contingent consideration on the respective acquisition dates	$196	$1,206	$1,700	$3,102
Changes to the fair value of contingent consideration	322	1,348	(1,236)	434

Fair value of contingent consideration as of December 31, 2021	518	2,554	464	3,536
Unearned contingent consideration reversed	(518)	—	—	(518)
Changes to the fair value of contingent consideration	—	(564)	(455)	(1,019)

Fair value of contingent consideration as of June 30, 2022	$—	$1,990	$9	$1,999

(a)    Contingent Compensation
Certain of the 2021 Acquisitions also included contingent compensation payments in the form of cash and/or the Company’s common stock. The contingent compensation payments are generally scheduled to be delivered in one to three years upon achievement of certain revenue targets per agreed upon terms. The contingent compensation payments are payable to certain employees, contingent on them remaining employed through the contingency payout date. The estimated fair value of the contingent compensation payments on the date of acquisition is considered post-combination compensation expense and will be amortized ratably over the contingency period. The amount attributable to post-combination compensation will be adjusted based on changes to the fair value at each subsequent reporting period with changes being recorded as adjustments to compensation expense, accordingly. The following table summarizes the fair value of contingent compensation recognized and settled during the periods presented, and the liability balances as of the periods presented:

	Equilibrium (a)	Predata	Forge (b)	FrontierView (c)	Total
Contingent compensation recognized during 2021	$861	$504	$260	$93	$1,718
Contingent compensation settled in 2021	(150)	—	—	—	(150)

Contingent compensation liability as of December 31, 2021	711	504	260	93	1,568
Contingent compensation recognized	(499)	—	170	1,321	992
Unearned contingent compensation reversed	—	(504)	—	—	(504)
Contingent compensation settled	—	—	(267)	(1,000)	(1,267)

Contingent compensation liability as of June 30, 2022	$212	$—	$163	$414	$789

(a)	Equilibrium contingent compensation consists of up to $4,000 in cash and 250,000 shares of the Company’s common stock.
(b)
Forge contingent compensation consists of an employee retention bonus in the amount of $422 and up to 385,017 shares of the Company’s common stock. These shares are subject to clawback based on the earnout provisions. As of June 30, 2022, Forge employees earned cash contingent compensation of $417, of which $267 was paid in the second quarter of 2022 and the remaining $150 to be paid out in the first quarter in 2023.

(c)
Reflects the first contingent compensation threshold earned by the FrontierView employees as of March 31, 2022 that was settled through the payment of $1,000 in the second quarter of 2022. The second contingent compensation threshold is also for $1,000 and subject to FrontierView achieving previously agreed upon revenue targets.
Unaudited Pro Forma Financial Information
The unaudited pro forma financial information presented below summarizes the combined results of operations for the Company and the 2021 Acquisitions as though the companies were combined as of January 1, 2021.
The unaudited pro forma financial information for all periods presented includes, among other items, amortization charges from acquired intangible assets, retention and other compensation accounted for separately from purchase accounting, interest expense (including amortization of various discounts) on acquisition debt issued to the various sellers, the impacts of common stock issued to the various sellers, and the related tax effects, but excludes the impacts of any expected operational synergies. The unaudited pro forma financial information as presented below is for informational purposes only and is not necessarily indicative of the results of operations that would have been achieved had the 2021 Acquisitions been acquired on January 1, 2021.
The unaudited pro forma financial information for the three and six months ended June 30, 2021 combine the historical results of the Company with the historical results of the 2021 Acquisitions for the period prior to the acquisition dates, and the effects of the pro forma adjustments discussed above. The unaudited pro forma financial information, in aggregate, is as follows:

	Three Months Ended	Six Months Ended
	June 30, 2021
Revenues:
Subscription	$21,412	$42,699
Advisory, advertising, and other	3,138	42,574

Total revenues	24,550	85,273

Net loss	$(34,935)	$(62,863)
Subscription revenue from the 2021 Acquisitions recognized by the Company during the three and six months ended June 30, 2021 totaled $2,441 and $3,024, respectively. Advisory, advertising, and other revenue from the 2021 Acquisitions recognized by the Company during the three and six months ended June 30, 2021 totaled $525 and $799, respectively. The 2021 Acquisitions did not have a material impact to the Company’s net loss during the three and six months ended June 30, 2021.
4. Leases
The Company has operating leases, principally for corporate offices under non-cancelable
operating leases. The
non-cancellable
base terms of these leases typically range from one to nine years. The Company’s lease terms may include options to extend or terminate the lease. The period which is subject to an option to extend or terminate the lease is included in the lease term if it is reasonably certain that the option will be exercised.
The following table details the composition of lease expense for the period presented:

	Three Months Ended	Six Months Ended
	June 30, 2022
Operating lease cost (a)	$2,431	$4,873
Variable lease cost	106	194
Short-term lease cost	315	636

Total lease costs	$2,852	$5,703

Sublease income	$(1,337)	$(2,675)

(a)	Excludes operating lease assets impairment charge of $378 related to an unoccupied existing office space lease recorded in the first quarter of 2022.
The following tables present the future minimum lease payments and additional information about the Company’s lease obligations as of June 30, 2022:

2022 (remaining)	$5,913
2023	8,655
2024	4,732
2025	4,812
2026	4,927
Thereafter	23,209

Total minimum lease payments	52,248
Less: Amounts representing interest	13,807

Net minimum lease payments	$38,441

June 30, 2022
Weighted average remaining lease term (in years)	7.6
Weighted average discount rate	8.2%
The following table presents supplemental cash flow information for the period presented:

Six Months Ended
June 30, 2022
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash outflows for operating leases	$5,793
Supplemental noncash information on lease liabilities arising from obtaining operating lease assets:
Operating lease assets obtained in exchange for lease obligations	$247
In March 2022, the Company ceased use of excess office space under one of its existing leases, with the intent to sublease this space. In accordance with ASC 360, the Company evaluated the asset group for impairment, which included the associated operating lease asset for the office space, as the change in circumstances indicated the carrying amount of the asset group may not be recoverable. The Company compared the expected future undiscounted cash flows for the office space to the carrying amount and determined that it was impaired. The Company recognized the excess of the carrying value over the fair value of the asset group, which totaled $378, as an impairment expense as part of general and administrative expenses on the condensed consolidated statements of operations and comprehensive loss. The impairment charge resulted in a reduction of $378 to the operating lease asset.
In April 2021 the Company entered into a modification of one of its existing subleases. The sublease modification was to confirm exercise of the renewal period but at a reduced rate. As a result of the sublease modification the Company remeasured its existing sublease loss liability to reflect the impact of the modification of the anticipated cash flows. Subsequently, the Company exercised its termination notification right on this lease which resulted in a termination fee payment of $1,682 made on December 31, 2021 (lease termination notice date) and a second termination fee payment of $1,682 due on March 31, 2023 (the lease termination effective date). As of December 31, 2021, the sublease liability loss liability associated with this lease was $2,621.
In November 2021 the Company acquired an office space lease as part of the acquisition of FrontierView. At December 31, 2021 the office space was unoccupied by any Company personnel and the Company intended to sublease the office space. Based on the terms of the existing lease along with an estimate of future cash flows from a proposed sublease, the Company recorded a lease loss liability of $401 during the year ended December 31, 2021.
In 2017, as an incentive for entering into a lease and building out the Company’s head office in the District of Columbia, the District authorized a grant to the Company in the amount of $750, which has been disclosed as restricted cash, to finance the security deposit of the new office. The Company is required to meet certain covenants, such as maintaining its headquarters in Washington, D.C. and may have to reimburse the District if the covenants are not met. The Company recorded the grant as a grant liability and will relieve the liability if and when all requirements are met.
5. Intangible Assets
The following table summarizes the gross carrying amounts and accumulated amortization of the Company’s intangible assets by major class:

	June 30, 2022			December 31, 2021			Weighted Average Remaining Useful Life (Years) June 30, 2022
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Developed technology	$33,928	$(15,087)	$18,841	$34,123	$(12,638)	$21,485	5.8
Customer relationships	79,317	(21,202)	58,115	79,474	(17,830)	61,644	9.3
Databases	29,135	(7,814)	21,321	29,142	(6,785)	22,357	10.4
Tradenames	11,069	(2,736)	8,333	11,159	(2,286)	8,873	10.6
Patents	662	(195)	467	513	(165)	348	18.0
Expert network	2,566	(589)	1,977	2,852	(417)	2,435	4.6
Content library	592	(35)	557	592	(5)	587	9.4

Total	$157,269	$(47,658)	$109,611	$157,855	$(40,126)	$117,729

Definite-lived intangible assets are stated at cost, net of amortization, generally using the straight-line method over the expected useful lives of the intangible assets. Amortization of intangible assets, excluding developed technology, was $2,610 and $1,998 for the three months ended June 30, 2022 and 2021, and $5,218 and $4,139 for the six months ended June 30, 2022 and 2021, respectively.
Amortization of developed technology was recorded as part of cost of revenues in the amount of $1,234 and $945 for the three months ended June 30, 2022 and 2021, and $2,486 and $1,864 for the six months ended June 30, 2022 and 2021, respectively.
The expected future amortization expense for intangible assets as of June 30, 2022 is as follows:

2022 (remainder)	$7,639
2023	15,277
2024	14,472
2025	11,274
2026	11,014
Thereafter	49,935

Total	$109,611

Capitalized software development costs
Capitalized software development costs are as follows:

	June 30, 2022			December 31, 2021
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Capitalized software development costs	$14,895	$(3,137)	$11,758	$9,270	$(1,790)	$7,480
During the six months ended June 30, 2022 and 2021, the Company capitalized interest on capitalized software development costs in the amount of $341 and $147, respectively. Amortization of capitalized software development costs was recorded as part of cost of revenues in the amount of $775 and $354 for the three months ended June 30, 2022 and 2021, and $1,346 and $644 for the six months ended June 30, 2022 and 2021, respectively. The estimated useful life is determined at the time each project is placed in service.
6. Goodwill
Goodwill represents the excess of the purchase price in a business combination over the fair value of net assets acquired. Goodwill amounts are not amortized, but are rather tested for impairment at least annually during the fourth quarter.
The changes in the carrying amounts of goodwill, which is generally not deductible for tax purposes, is as follows:

Balance at December 31, 2021	$188,768
Impact of foreign currency fluctuations	(850)

Balance at June 30, 2022	$187,918

7. Debt
The following tables provide details over the Company’s outstanding debt instruments:

	June 30, 2022
	Loan principal	PIK Interest	Face Value	Unamortized Premium / Discount (a)	Carrying Value of Debt	Bifurcated Embedded Derivative	Adjusted Carrying Value
First out term loan	$75,000	$—	$75,000	$1,240	$76,240	$—	$76,240
Last out term loan	38,500	20,492	58,992	80	59,072	—	59,072
Senior Secured Subordinated Promissory Note	78,527	16,292	94,819	(30,926)	63,893	30,092	93,985
8090 FV Subordinated Promissory Note	10,000	5,421	15,421	—	15,421	3,331	18,752
Convertible notes	100,842	31,189	132,031	(29,817)	102,214	4,609	106,823
Convertible notes - related parties	18,000	1,625	19,625	—	19,625	—	19,625
2021 seller convertible notes	9,396	173	9,569	(73)	9,496	—	9,496
2021 seller term notes	7,350	76	7,426	(1,486)	5,940	—	5,940
PPP loan	303	—	303	—	303	—	303

Total carrying value	$337,918	$75,268	$413,186	$(60,982)	$352,204	$38,032	390,236

Less: current portion							(18,065)

Total noncurrent debt							$372,171

	December 31, 2021
	Loan principal	PIK Interest	Face Value	Unamortized Premium / Discount (a)	Carrying Value of Debt	Bifurcated Embedded Derivative	Adjusted Carrying Value
First out term loan	$55,000	$—	$55,000	$307	$55,307	$—	$55,307
Last out term loan	38,500	13,601	52,101	175	52,276	—	52,276
Senior Secured Subordinated Promissory Note	78,427	10,668	89,095	(38,999)	50,096	28,058	78,154
8090 FV Subordinated Promissory Note	10,000	—	10,000	(2,533)	7,467	2,400	9,867
Convertible notes	100,842	22,715	123,557	(33,433)	90,124	4,228	94,352
Convertible notes - related parties	18,000	295	18,295	—	18,295	—	18,295
2021 seller convertible notes	9,396	97	9,493	(88)	9,405	—	9,405
2021 seller term notes	7,350	44	7,394	(1,870)	5,524	—	5,524
PPP loan	8,000	—	8,000	—	8,000	—	8,000

Total carrying value	$325,515	$47,420	$372,935	$(76,441)	$296,494	$34,686	331,180

Less: current portion							(13,567)

Total noncurrent debt							$317,613

(a)	Includes unamortized discounts, premiums, final fee accrual and deferred financing fees.

a)	Senior Capital Term Loan Refinancing
In October 2020, FiscalNote, Inc., CQ Roll Call, VoterVoice and Sandhill (all wholly-owned subsidiaries of FiscalNote Holdings, Inc. and collectively the “Borrower”), FiscalNote Holdings, Inc. and FiscalNote Holdings II, Inc. (collectively the “Guarantors”), Midcap Financial and Apollo (“Existing Lenders”, “Apollo”), Runway Growth Credit Fund Inc. as Agent (“Agent” or “Runway”), Arrowroot Capital IV, L.P. (“Arrowroot”), Corbel Capital Partners SBIC, L.P. (“Corbel”) and CFIC Partners II, LLC (“CFIC”) (collectively the “New Lenders”) entered into various agreements ultimately providing for the Company to refinance its existing long-term debt agreement (the “Existing Credit Agreement”). The transactions are collectively referred to as the “Refinancing” and the amended debt as the “Senior Term Loan.”
The Refinancing occurred within Amendment No. 8 to the Existing Credit Agreement. In this transaction the Existing Lenders sold the outstanding loan amounts under the Existing Credit Agreement, along with shares of the Company’s Series F Preferred Stock owned by the Existing Lenders, to Arrowroot in a loan assignment agreement. Midcap Financial assigned its role as agent under the Existing Credit Agreement to Runway in an agency assignment agreement. As part of the Amendment No. 8, the Company issued Runway warrants to purchase common stock of the Company. Further, the New Lenders entered into an agreement to assign the relevant loan amounts to each of the New Lenders in an agreement among lenders. Runway is the First Out Lender and Arrowroot, CFIC and Corbel are collectively the Last Out Lenders.
Senior Term Loans
The purchased amount of the Existing Credit Agreement was a total of $75,263 comprised of: (a) Runway for $42,500, (b) Arrowroot for $26,763, and (c) CFIC and Corbel for $6,000. The Company obtained additional loans of $8,237 concurrently with the Refinancing increasing the Senior Term Loan balance to $83,500. Substantially all of the Company’s assets are pledged as collateral pursuant to the terms of the Senior Term Loan. The Senior Term Loan is senior to all outstanding debt of the Company. The maturity date of the Senior Term Loan is August 21, 2023.

The Company has accounted for the Refinancing as an extinguishment of the Existing Credit Agreement and recognized a debt extinguishment loss of $1,866 during the fourth quarter of 2020. Additionally, the Senior Term Loan has been deemed a syndicated debt agreement and is accounted for as two separate debt instruments: (i) the First Out Term Loan and (ii) the Last Out Term Loan. Each of these loans have differing terms and conditions as outlined below.
On September 30, 2021 the Company entered into Amendment No. 9 to the Senior Term Loan (“Amendment No. 9”). As a result of Amendment No. 9, certain of the Company’s financial covenants were updated to reflect the impact of recent acquisitions, the Company’s recently acquired domestic subsidiaries were joined as subsidiary guarantors of the facility, and certain restrictive covenants were modified in light of the Company’s current operations, among other matters. The Company also increased its principal balance of the Senior Term Loan with the First Out Lender by $10,000 and received loan proceeds of $9,555 net of origination fee and reimbursement of certain transaction expenses of $445. The Company incurred $75 of additional fees, totaling $520, which were expensed during the third quarter of 2021. The Company accounted for Amendment No. 9 as a debt modification where the increased principal was recorded as an increase to the loan carrying value and all incurred fees were considered third-party fees and expensed as incurred.
On March 25, 2022 the Company entered into Amendment No. 11 to the Senior Term Loan (“Amendment No. 11”). As a result of Amendment No. 11, certain of the Company’s financial covenants were updated to reflect the Company’s 2022 budget and joined FrontierView as a subsidiary guarantor of the facility, and certain restrictive covenants were modified in light of the Company’s current operations, among other matters. The Company also increased its principal balance of the Senior Term Loan by $20,000 less an origination fee and reimbursement of certain transaction expenses totaling $522 ($403 of which were expensed during the three months ended March 31, 2022 with the remaining $119 capitalized as debt issuance costs). Accordingly, pursuant to Amendment No. 11, the Company received net proceeds of $19,478. In addition, on March 25, 2022 the Company entered into Amendment No. 3 to the Subordinated Promissory Note with GPO FN Noteholder LLC, which effected corresponding modifications to the financial and restrictive covenants thereunder. As part of Amendment No. 11, the Company issued the Last Out Lenders warrants to purchase common stock of the Company that have been accounted for as additional deferred financing costs and recorded as liability. The grant date fair value of the warrants issued to the Last Out Lenders was $436. The Company accounted for Amendment No. 11 as a debt modification where the increased principal was recorded as an increase to the loan carrying value and third-party fees expensed as incurred.
The First Out Term Loan had a carrying balance of $76,240 and $55,307 as of June 30, 2022 and December 31, 2021, respectively.
First Out Term Loan
The Company is required to pay the First Out Lender monthly cash interest on the First Out Term Loan. In the event of a default, there is a 5% default interest rate on the First Out Term Loan. The Company is required to pay the First Out Lender fees of $450 and an exit fee of $3,000, including all financing expenses.
The First Out Term Loan contains a contingent default interest and a variable interest credit basis swap that are required to be bifurcated and treated as embedded derivative liabilities. An evaluation of the embedded features led to the conclusion that any associated value was immaterial and required no initial amount to be recorded. These embedded features will continue to be monitored annually to confirm the value remains immaterial.
A warrant to purchase 194,673 shares of common stock (the “First Out Lender Warrant”) was issued to the First Out Lender. The First Out Lender Warrant was issued as an additional fee in connection with the Refinancing. The Company has classified the First Out Lender Warrant as equity and it has been recorded at its initial fair value, with an offsetting deferred financing cost, in the amount of $562 (see Note 8).

Last Out Term Loans
The Company is required to pay the Last Out Lenders
Payment-in-Kind
(“PIK”) interest at 13%, accrued monthly, as well as PIK fees of 12% per annum. In the event of a default, there is a 5% default interest rate on the Last Out Term Loans. The Company paid the Last Out Lender fees totaling $193, which was deducted from the initial principal amount. The Company is also required to pay an exit fee of $1,500 at the earlier of the maturity date or repayment of the outstanding amount, as well as financing expenses capped at $300.
The Last Out Term Loans contain a $193 original issue discount. This discount was recorded at issuance against the loan principal and is subsequently being amortized as additional interest expense using the effective interest method over the term of the Last Out Term Loans.
The Last Out Term Loan contains a lender default put and contingent default interest that are required to be bifurcated and treated as embedded derivative liabilities. An evaluation of the embedded features led to the conclusion that any associated value was immaterial and required no initial amount to be recorded. These embedded features will continue to be monitored annually to confirm the value remains immaterial.
The Last Out Lenders are entitled to 1.5 times their invested capital, or 25% per annum, comprised of 13% PIK interest and 12% PIK fees. In the event of the prepayment of the Last Out Term Loan, the Series F preferred stock will be repurchased by the Company.
Warrants to purchase a total of 100,000 shares of common stock (the “Last Out Lender Warrants”) were issued to three Last Out Lenders, Arrowroot, CFIC, and Corbel. The Last Out Lender Warrants were issued as an additional fee in connection with the Refinancing under Amendment No. 11. The Company has classified the Last Out Lender Warrants as liability and recorded them at their initial fair values, with offsetting deferred financing costs, in the aggregated amount of $436 (see Note 8).
Senior Term Loan Costs
The Company incurred direct and incremental costs (including the fair value of the First Out Lender Warrant and the fair value of the Last Out Lender Warrants) related to the Senior Term Loan. These costs have been allocated to the First Out Term Loan and to the Last Out Term Loans as shown in the table above. The costs have been recorded as deferred financing costs to be amortized as additional interest expense using the effective interest method over the term of the Senior Term Loan. The debt will initially be classified as current and/or long-term based on the contractual maturities. The Company will continually monitor the subjective acceleration clauses and determine if the long-term classification continues to be appropriate.
Series F Preferred Stock
The Company determined that there was no impact on the condensed consolidated financial statements resulting from the transfer of the Series F Preferred Stock from the Existing Lenders to the new Last Out Lenders. The Last Out Lenders purchased the Series F Preferred Stock from the Existing Lenders concurrently with the purchase of the outstanding loans. The preferred stock will continue to be accounted for as temporary equity at its redemption value. If and when the preferred stock is repurchased by the Company, it will be accounted for as part of the extinguishment of the debt at that point in time.

b)	Senior Secured Subordinated Promissory Note
The Economist Group (“TEG”) Seller Note & Equity Sale
In August 2018 and as part of the consideration for the 2018 CQRC Acquisition, the Company entered into a Subordinated Promissory Note (the “Original TEG Seller Note”) for $58,557 with TEG. The Original TEG Seller Note bore PIK interest at 12.577%, which was added to the outstanding principal balance. All principal and accrued and unpaid interest was due on maturity at February 21, 2024 or upon acceleration upon a defined event of default. The Original TEG Seller Note was subordinated to the Apollo Credit Facility and subsequently to the Senior Term Loan.
On December 29, 2020, TEG, the Company, FN SPV Holdings Pty Ltd (“SPV”) and GPO FN Noteholder LLC (“GPO”) entered into various agreements (the “TEG Transactions”) to effect TEG’s divestiture of the Original TEG Seller Note due to TEG liquidity issues.
SPV purchased 9,385 shares of Series E Preferred Stock (“Series E PS”) from TEG for $23,040. In consideration for facilitating the transaction, the Company received a right to 5% of any gains realized by SPV upon liquidation of their Series E PS. GPO purchased the Original TEG Seller Note from TEG with a balance of $78,427 (the “New GPO Note”), which includes the principal and accrued interest paid-in-kind
of $48,960.
The Company did not receive any payment as a result of the TEG Transactions. The Company also amended and restated the New GPO Note to provide for, among other things, the addition of various conversion options. The New GPO Note continues to bear PIK interest at 12.577%. In the event of default, there is contingent interest of 5%
.
As part of the TEG Transactions, Urgent Capital LLC (“Urgent”) was named the administrative manager. Parties to the loan were required to pay all expenses of GPO and Urgent, capped at $250.
The New GPO Note is convertible into common shares upon certain specified circumstances (the “Conversion Shares”). First, if a Qualifying IPO occurs prior to the payment in full of the New GPO Note, the Company shall have the right to require conversion of the total outstanding amount then due on the New GPO Note so long as GPO receives at the time of the Qualifying IPO at least $50,000 in cash in exchange for such Conversion Shares or prepayment of an amount of the New GPO Note, in each case representing an amount equal to the equivalent value of selling $50,000 of Conversion Shares in the Qualifying IPO. Second, GPO has the optional right immediately prior to or at any time subsequent to a Nonqualifying IPO to convert the outstanding principal amount of the New GPO Note into Conversion Shares at a certain conversion price. Third, GPO has the optional right, during the
90-day
period prior to the maturity date of the New GPO Note, to convert the outstanding amount of the New GPO Note into Conversion Shares at a certain conversion price. Fourth, GPO has the optional right, immediately prior to a liquidation or reorganization event, or a change of control, to convert the outstanding amount of the New GPO Note into Conversion Shares at a certain conversion price. Certain of the Company’s directors are affiliated with SPV, GPO, and Urgent.
Promissory Note
The embedded conversion option (“ECO”) in the New GPO Note contains both fixed and variable share settlement conditions. The conditions requiring settlement in fixed shares are evaluated as a conversion feature while those settleable in a variable number of shares are evaluated as a redemption feature.
The New GPO Note contains a beneficial conversion feature (“BCF”) initially valued at $34,078 ($33,228 net of taxes). This has been recorded as a credit to additional paid-in
capital and resulted in a debt discount to be amortized as additional interest expense over the term of the New GPO Note.
The redemption feature is required to be bifurcated as an embedded derivative liability. The redemption feature was initially recorded at its fair value of $19,607. This resulted in a debt discount to be amortized as additional interest expense over the term of the New GPO Note. The derivative liability will be revalued at each reporting period with changes being recorded as a non-operating
gain or loss in the condensed consolidated statements of operations and comprehensive loss.
Conversion prices vary and depend upon the type of conversion event (at the option of the holder, contingent upon future qualified financing, contingent upon a change in control, etc.) and generally are at a 25% discount to future qualified offering price or based on a fixed future pre-money
enterprise value of approximately $818,000.

No other embedded features required bifurcation.
Series E Preferred Shares
The SPV purchase of outstanding Series E PS from TEG is a transaction between the Company Shareholders and as such there is no financial statement adjustment required. There was a contingent arrangement fee which does not require an adjustment to the condensed consolidated financial statements until such time as the occurrence is deemed probable and estimable. The Company will re-evaluate
the probability of occurrence of each event on a quarterly basis. If any of the contingent fees become probable or is received, a shareholder capital contribution will be recorded as an increase to additional paid-in
capital in the condensed consolidated statements of changes in temporary equity and stockholders’ deficit.

c)	8090 FV Subordinated Promissory Note
On December 29, 2021 the Company entered into a subordinated promissory note for $10,000 with 8090 FV LLC (the “8090 Note”) that also allows the Company to increase the subordinated promissory notes by $8,000 on the same terms and conditions. 8090 FV LLC is required to provide the Company with the aforementioned funds within thirty days upon request. The 8090 Note bears PIK interest at 12.5% to be accrued beginning on March 1, 2022. The 8090 Note is subject to an exit fee in the same amount of accrued PIK interest. The exit fee together with unpaid principal and PIK interest is collectively “the Payoff Amount”. The 8090 Note matures on the earlier of (i) a Deemed Liquidation Event and (ii) September 30, 2024. Upon maturity the 8090 FV LLC shall receive the greater of (i) the Payoff Amount and (ii) the mandatory buyback amount which is equal to the sum of (y) 150% of the original principal amount and (z) the amount of interest that has accrued. The Company incurred transaction expenses of $192 which were recorded as deferred financing costs to be amortized as additional interest expense using the effective interest method over the term of the 8090 FN Note. The Company started accruing for the ongoing interest and exit fee as interest expense each period on March 1, 2022 and recorded monthly interest expense to accrete for the final payment fee of $5,000 beginning on January 1, 2022. The Company recorded the second tranche commitment fee of $80 and $160 as an operating expense during the three and six months ended June 30, 2022.
The Company concluded that the mandatory repayment upon an event of default and the mandatory buyback events require bifurcation as embedded derivative liabilities (put rights) and will be accounted for as a single combined derivative liability recorded at fair value. The embedded derivative liabilities were initially valued at $2,400 as of December 31, 2021. At December 31, 2021, the Company recorded the derivative liabilities of $2,400 as a debt discount to be amortized as additional interest expense over the expected term using the effective interest method. The liability will be marked-to-market
each balance sheet period with the change being recorded as a non-operating
gain or loss in the condensed consolidated statements of operations and comprehensive loss.
The Company recorded total interest expense of $4,148 and $8,013 during the three and six months ended June 30, 2022, respectively.

d)	Convertible Notes
During the year ended December 31, 2021, the Company received gross proceeds of $59,680 from the issuance of convertible promissory notes (collectively the “Convertible Notes”, individually for each tranche by year as “2021 Convertible Notes” or “2021 Notes”, “2020 Convertible Notes” or “2020 Notes”, and “2019 Convertible Notes” or “2019 Notes” for the 2019 convertible promissory notes issuance) in various private placements to accredited investors.
The Convertible Notes can generally be classified into four distinct groupings with similar terms. The Convertible Notes generally have maturities between one and five years, bear PIK interest ranging from
6-15%

per annum and are convertible at the option of the holders or upon certain contingent events, including defined future qualified financings, into shares of senior capital stock or the specific capital stock issued in any such contingent events. The holders generally have various contingent redemption rights, including upon default and changes in control, and registration rights and are subordinated to defined senior indebtedness.
Certain embedded contingent redemption rights are reflected as derivative liabilities and are accounted for at fair value with changes in fair value reflected in the condensed consolidated statement of operations and comprehensive loss. The discount to the Convertible Notes created by such embedded derivatives is being amortized as additional interest expense over the terms of the Convertible Notes.
The issuance costs with respect to the Convertible Notes, which are recorded as a debt discount, are deferred and amortized as additional interest expense over the terms of the Convertible Notes.
The following table details the principal, interest and other amounts associated with the Convertible Notes as described above as of the dates presented:

	June 30, 2022
	Principal	Deferred Financing Fees	PIK Interest Accrual	Debt Discount	Amortization of Deferred Financing Fees	Amortization of Deferred Debt Discount	Derivative Liabilities	Total
2019 Notes	$17,320	$(3,454)	$5,881	$(986)	$1,310	$706	$2,245	$23,022
2020 Notes	59,681	(1,027)	21,120	(14,111)	321	4,260	—	70,244
2021 Notes	23,841	(214)	4,188	(21,224)	55	4,547	2,364	13,557

Total	$100,842	$(4,695)	$31,189	$(36,321)	$1,686	$9,513	$4,609	$106,823

	December 31, 2021
	Principal	Deferred Financing Fees	PIK Interest Accrual	Debt Discount	Amortization of Deferred Financing Fees	Amortization of Deferred Debt Discount	Derivative Liabilities	Total
2019 Notes	$17,320	$(3,454)	$4,639	$(986)	$862	$848	$2,031	$21,260
2020 Notes	59,680	(1,027)	15,640	(14,111)	237	3,117	—	63,536
2021 Notes	23,841	(214)	2,437	(21,224)	31	2,488	2,197	9,556

Total	$100,841	$(4,695)	$22,716	$(36,321)	$1,130	$6,453	$4,228	$94,352

The Company incurred total interest expense related to the Convertible Notes, including the amortization of the various discounts, of $6,159 and $5,971 for the three months ended June 30, 2022 and 2021, and $12,090 and $8,935 for the six months ended June 30, 2022 and 2021, respectively.
Conversion prices vary and depend upon the type of conversion event (at the option of the holder), contingent upon future qualified financing, contingent upon a change in control, and generally are at a 15% to 20% discount to future qualified offering price or are based on a fixed future pre-money
enterprise value ranging from $197,500 to $1,000,000.
Certain of the 2021 Notes contain a beneficial conversion feature initially valued at $15,072 ($14,392 net of taxes) as of June 30, 2021 and at $15,252 ($14,449 net of taxes) as of December 31, 2021. This has been recorded as a credit to additional paid-in
capital and resulted in a debt discount to be amortized as additional interest expense over the term of the applicable 2021 Notes.
During the six months ended June 30, 2022 and 2021, $10,734 and $6,434 of PIK interest was settled through issuance of additional Convertible Notes to the noteholders.

A summary of the Convertible Notes, by grouping, follows:

	Group A	Group B	Group C	Group D (a)	Total
Principal amount	$95,412	$430	$1,000	$4,000	$100,842

Maturity year	2025	2024	2024	2024

Annual interest rate	15%	6%	7%	1%

Conversion options:
At the holders’ option	X			X

Automatic upon contingent event	X	X	X	X

Variable conversion prices with discounts	X		X	X

Embedded features:
Borrower prepayment right				X

Lender automatic redemption right	X

Lender contingent redemption right	X

Registration rights	X

(a)	Interest rate was reset to 1% on March 1, 2021 effective prospectively from an original interest rate of 15% set at inception.
The holder of $4,000 of Convertible Notes issued in 2019 entered into an agreement with a revocable trust (the “Trust”), the trustee of which is the Company’s Chief Executive Officer. The Trust agreed to purchase the 2019 Convertible Notes from the holder on its one-year
anniversary for $4,000 in cash and $4,000 worth of shares of the Company’s capital stock held by the Trust, for a total value of $8,000. The Company reflected the Trust’s obligation to issue the $4,000 worth of shares of capital stock to the holder as a capital contribution in 2019 with an offsetting charge to interest expense. On March 1, 2021 (the “Effective Date”), the parties entered into an agreement providing for the Company to issue 549,484 shares of Series F Preferred Stock valued at $4,363 in exchange for the termination of the Trust’s obligation and amendment of the $4,000 Convertible Notes (the “Letter Agreement”). The Letter Agreement provided for, among other things, a reduced interest rate from 15% to 1% and waiving all accrued interest through the Effective Date. The Letter Agreement was accounted for as a debt modification with (i) $4,000 related to termination of the Trust’s obligation being recognized as a capital distribution with an offsetting debt premium, (ii) writing off $1,056 of accrued interest that was forgiven, and (iii) recording deferred financing fees of $3,307 reflecting the net balance of the Series F Preferred Stock and the forgiven interest. The deferred financing fee will be amortized as additional interest expense over the term of the note using the effective interest method.
The holder of $1,700 of the Convertible Notes issued in 2019 entered into an agreement with the Trust. After a three-year period from the date of the issuance of the 2019 Convertible Notes, provided any amount under the 2019 Convertible Notes is outstanding and the holder converts the 2019 Convertible Notes, the holder has the option to sell the underlying preferred shares to the Trust at the price greater than the fair market value of the preferred shares or the outstanding principal amount plus accrued PIK interest. The Trust is obligated to buy the shares or identify an alternative buyer. The Company estimates that the value of this put option is immaterial, as the put option effectively provides an earlier maturity date and the market will have ready buyers for the underlying preferred shares.

e)	FrontierView Convertible Notes
Concurrent with, and in order to finance the acquisition of FrontierView on November 19, 2021, the Company entered into a $15,000 convertible note with XC
FiscalNote-B,
LLC and a $3,000 convertible note with Skyone Capital Pty Limited, respectively (collectively the “FrontierView Convertible Notes”). Keith

Nilsson, a director of FiscalNote, is managing director of XC
FiscalNote-B,
LLC and Conrad Yiu, a director of FiscalNote, is director of Skyone Capital Pty Limited, respectively. Both lenders in the transaction are existing members of the board of directors of the Company as well as equity investors in the Company. Accordingly, the Company has presented the FrontierView Convertible Notes as a related party balance on the condensed consolidated balance sheet. The FrontierView Convertible Notes are subordinate to the Senior Term Loan and the GPO Note, accrue no interest, do not provide for voluntary prepayment, mature at $27,000 in the event the conversion events have not occurred by September 30, 2024, and provide for automatic conversion as defined within the agreement at $27,000. The Company did not incur third party expenses related to the issuance of the FrontierView Convertible Notes.
The FrontierView Convertible Notes contain embedded features including automatic conversion upon a conversion event (both fixed and variable), optional conversion upon a change of control (both fixed and variable), optional redemption feature upon a change of control and redemption features upon an event of default. The embedded conversion options in the FrontierView Convertible Notes contain both fixed and variable share settlement conditions. The conditions requiring settlement in fixed shares are evaluated as conversion features while those settleable in a variable number of shares are evaluated as redemption features.
The Company determined that the embedded conversion options were not clearly and closely related to the debt host. As the Company is a private company and its shares are not tradable, the shares would not be readily convertible to cash. Consequently, the embedded conversion options do not meet the net settlement criteria and thus, they do not meet the definition of a derivative. Any contingent beneficial conversion features will be measured (using the commitment date stock price) and recorded upon occurrence of the contingency event (conversion event and/or change of control).
The Company determined that the embedded redemption features were not clearly and closely related to the debt host and were required to be bifurcated from the debt host, and therefore were combined and accounted as a single embedded derivative liability. The Company determined that the fair value of the redemption features approximated zero and therefore has not assigned any value to the embedded redemption features as of June 30, 2022 and December 31, 2021. The derivative liability will be revalued at each reporting period with changes being recorded as a non-operating
gain or loss in the condensed consolidated statements of operations and comprehensive loss.
During the three and six months ended June 30, 2022, the Company recorded $680 and $1,330 of interest expense to accrete for the final payment fee of $9,000 at a computed annual effective interest rate of 15.2%, respectively. At June 30, 2022, the Company had loan balance of $19,625 for the FrontierView Convertible Notes.

f)	2021 Seller Notes
During the year ended December 31, 2021, the Company issued notes to certain sellers in conjunction with the 2021 Acquisitions (the “2021 Seller Notes”):
Fireside21
On April 30, 2021, the Company issued the Fireside sellers: (i) $7,350 of subordinated, unsecured promissory notes (the “Fireside Promissory Notes”) and (ii) $2,911 of convertible subordinated promissory notes (the “Fireside Convertible Notes”).
The Fireside Promissory Notes (i) provide for interest at the applicable federal rate (“AFR”) (0.89% at issuance), (ii) mature on the earlier of May 31, 2024 or upon an event of default, (iii) provide for no payments until maturity, (iv) allow the Company to prepay in whole or in part from time to time, and (v) are subordinate to the Company’s Senior Term Loan and New GPO Note. The Company did not incur a material amount of issuance costs with respect to the Fireside Promissory Notes. The Fireside Promissory Notes were recorded at their issuance fair value of $4,971 with a debt discount of $2,379 to be amortized as additional interest expense over the term.
The Fireside Convertible Notes (i) provide for interest at the AFR (0.89% at issuance), (ii) provide for automatic conversion into 848,564 shares of Company common stock on the earlier of May 31, 2024 or a conversion event, (iii) provide for no payments until maturity, and (v) are subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events include closing of a firm commitment public offering or a change in control event. The Company did not incur a material amount of issuance costs with respect to the Fireside Convertible Notes. The Company recorded the Fireside Convertible Notes at its principal amount of $2,911 and recorded the debt premium of $2,350 as an increase to additional paid-in
capital.
The Company incurred total interest expense related to the Fireside Promissory Notes and the Fireside Convertible Notes, of $215 and $429 for the three and six months ended June 30, 2022, $142 for the three and six months ended June 30, 2021, respectively.
Timebase
On May 7, 2021, the Company issued the Timebase sellers AUD 2,800 (USD equivalent of $2,185 on the date of issuance) of subordinated, convertible promissory notes (the “Timebase Convertible Notes”).
The Timebase Convertible Notes (i) provide for PIK interest of 4%, (ii) mature on the earlier of July 31, 2024 or an event of default, (iii) provide for automatic conversion upon a conversion event, (iv) provide for no payments until maturity, and (v) are subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events include closing of a firm commitment public offering or a change in control event. Upon a conversion event, the Timebase Convertible Notes shall convert into the same class and series of shares issued in the conversion event at the midpoint of the price range anticipated in such event. The Company did not incur a material amount of issuance costs with respect to the Timebase Convertible Notes. The Timebase Convertible Notes were recorded at their issuance fair value of $2,078 with a debt discount of $107 to be amortized as additional interest expense over the term.
The Company incurred total interest expense related to the Timebase Convertible Notes of $28 and $56 for the three and six months ended June 30, 2022, $16 for the three and six months ended June 30, 2021, respectively.
Board.org
On June 3, 2021 the Company issued the Board.org sellers $4,300 of subordinated, convertible promissory notes (the “Board.org Convertible Notes”).
The Board.org Convertible Notes (i) provide for interest at the AFR (1.02% at issuance), (ii) provide for automatic conversion upon the earlier of May 31, 2024, an event of default and a conversion event, (iii) provide for no payments until maturity, and (iv) are subordinate to the Company’s Senior Term Loan and New GPO Note. Conversion events include closing of a firm commitment public offering or a change in control event. Upon conversion, the Board.org Convertible Notes shall convert into shares of the Company’s common stock at a conversion price of $4.30. The Company did not incur a material amount of issuance costs with respect to the Board.org Convertible Notes. The Company recorded the Board.org Convertible Notes at its principal amount of $4,300 and recorded the debt premium of $4,828 as an increase to additional paid-in
capital.
The Company incurred total interest expense related to the Board.org Convertible Notes of $11 and $22 for the three and six months ended June 30, 2022, $3 for the three and six months ended June 30, 2021, respectively.

g)	PPP loan
On April 13, 2020, the Company received funding in the principal amount of $8,000 under the CARES Act. Interest accrues at 1%. On February 14, 2022, the SBA forgave $7,667 of the PPP Loan with the remaining balance of $333 to be repaid over five years. The company recognized the forgiveness of PPP Loan as a gain on debt extinguishment on the condensed consolidated statements of operations and comprehensive loss. As of June 30, 2022, the Company recorded $65 of the remaining PPP Loan as short-term debt and $238 as long-term debt on the condensed consolidated balance sheet.
Total Debt
The Company was in compliance with all debt covenants as of June 30, 2022.
The following table summarizes the total estimated fair value of the Company’s debt as of June 30, 2022 and December 31, 2021, respectively. These fair values are deemed Level 3 liabilities within the fair value measurement framework.

	June 30, 2022	December 31, 2021
First out term loan	$75,300	$56,960
Last out term loan	49,986	47,358
Senior secured subordinated promissory note	77,991	73,274
8090 FV Subordinated Promissory Note	15,479	14,597
Convertible notes	204,494	198,179
Convertible notes - related parties	26,596	25,510
2021 seller convertible notes	23,220	23,648

Total	$473,066	$439,526

8. Stockholders’ Deficit and Temporary Equity
Common Stock
As of June 30, 2022 and December 31, 2021, the Company had 99,066,892 shares of its $0.00001 par value common stock authorized, of which 15,741,225 and 15,456,165 shares were issued and outstanding, respectively.
Preferred Stock (Temporary Equity)
The following details the Company’s outstanding preferred stock as of the dates presented:

	June 30, 2022	December 31, 2021	June 30, 2022	December 31, 2021
Series of preferred stock	Number of Shares Issued and Outstanding		Redemption Value
Series A redeemable, convertible preferred stock ($0.00001 par value, 12,851,709 authorized)	12,851,709	12,851,709	$144,068	$143,168
Series B redeemable, convertible preferred stock ($0.00001 par value, 4,349,416 authorized)	4,336,912	4,336,912	48,617	48,313
Series C redeemable, convertible preferred stock ($0.00001 par value, 3,630,822 authorized)	3,630,822	3,630,822	40,701	40,447

	June 30, 2022	December 31, 2021	June 30, 2022	December 31, 2021
Series of preferred stock	Number of Shares Issued and Outstanding		Redemption Value
Series C-1 Redeemable, Convertible Preferred Stock ($0.00001 Par Value, 1,750,000 authorized)	1,452,330	1,452,330	16,281	16,179
Series D redeemable, convertible preferred stock ($0.00001 par value, 1,912,410 authorized)	1,912,410	1,912,410	25,000	25,000
Series D-1 redeemable, convertible preferred stock ($0.00001 par value, 709,495 authorized)	709,495	709,495	7,953	7,899
Series E redeemable, convertible preferred stock ($0.00001 par value, 9,385,200 authorized)	9,385,200	9,385,200	105,208	104,739
Series F redeemable, convertible preferred stock ($0.00001 par value, 48,979,987 authorized)	6,760,409	6,760,409	50,775	50,639
Series G redeemable, convertible preferred stock ($0.00001 par value, 1,929,130 authorized)	706,975	706,975	12,827	12,827

Total temporary equity	41,746,262	41,746,262	$451,430	$449,211

The Company recognized changes in the redemption value of its redeemable, convertible preferred stock of $10,614 and $133,105 for the three months ended June 30, 2022 and 2021, and $2,219 and $135,760 for the six months ended June 30, 2022 and 2021, respectively, as a deemed dividend.
During the six months ended June 30, 2021, the Company sold 652,132 shares of its Series G redeemable, convertible preferred stock, par value $0.00001 (the “Series G Convertible Preferred Stock”) for gross proceeds of $11,832 and incurred offering costs of $201. In connection with the issuance of a portion of the Series G Convertible Preferred Stock, one investor received warrants to acquire 75,327 shares of the Company’s common stock at an exercise price of $0.01 per share (the “Series G Warrants”). $252 of the gross proceeds were allocated to the Series G Warrants.
Board of Directors
The holders of Series A Convertible Preferred Stock, voting as a separate class, shall be entitled to elect two members of the Company’s Board of Directors (the “Series A Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors.
For as long as at least 4,600,000 shares of Series E Convertible Preferred Stock are outstanding, the holders of Series E Convertible Preferred Stock, voting as a single class, shall be entitled to elect one member of the Company’s Board of Directors at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors.

The holders of common stock, voting as a separate class, shall be entitled to elect three members of the Company’s Board of Directors (the “Common Directors”) at each meeting or pursuant to each consent of the Company’s stockholders for the election of directors. There are two Independent Directors who shall be individuals mutually agreed upon by the Common Directors and the Series A Directors.
Any additional members of the Company’s Board of Directors shall be elected by the holders of common stock and preferred stock, voting together as a single class and on an as-converted
basis. If a vacancy on the Board of Directors is to be filled by the Board of Directors, only directors elected by the same class or classes of stockholders as those who would be entitled to vote to fill such vacancy shall vote to fill such vacancy.
Voting
Except as otherwise specified in the Amended and Restated Certificate of Incorporation or as required by law, the holders of preferred stock and the holders of common stock shall vote together and not as separate classes. Each holder of preferred stock shall be entitled to the number of votes equal to the number of shares of common stock into which the shares of preferred stock held by such holder could be converted as of the record date.
Conversion
Each share of preferred stock shall automatically be converted into fully paid, non-assessable
shares of common stock at the then effective conversion rate for such share immediately prior to either (i) the closing of a deSPAC transaction, or (ii) a firm commitment underwritten initial public offering pursuant to an effective registration statement filed under the Securities Act of 1933 or equivalent non-US
exchange, as amended, covering the offer and sale of the Company’s common stock, provided that the offering price per share is not less than two times the Original Issue Price ($5.779) of the Series F Convertible Preferred Stock, and the aggregate net proceeds (after deduction of underwriters’ discounts and commissions) to the Company are not less than $50,000,000.
Effective on November 5, 2021, the Company adopted its Third Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) which, among other matters, increased the conversion price of the Company’s Series F Preferred Stock from $5.779 to $8.625 per share. As a result, upon an automatic conversion of the Series F Preferred Stock in accordance with applicable terms of the Certificate of Incorporation, each then-outstanding share of Series F Preferred Stock would convert into shares of Common Stock at a conversion rate of 0.67. In connection with the adoption of the Certificate of Incorporation, the Company issued an aggregate of 2,230,938 additional shares of Series F Preferred Stock to the existing holders thereof to offset the reduction in the conversion rate. The Certificate of Incorporation also decreased the liquidation preference of the Series F Preferred Stock to $3.871 to reflect the anticipated additional issuances of the Series F.
Each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock may optionally convert, upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock then outstanding (voting as a single class and on an as-converted
basis), or, if later, the effective date for conversion specified in such request.
Each share of Series C Convertible Preferred Stock and Series
C-l
Convertible Preferred Stock may optionally convert, upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series C Convertible Preferred Stock and Series
C-l
Convertible Preferred Stock then outstanding (voting as a single class and on an as-converted
basis), or, if later, the effective date for conversion specified in such request.

Each share of Series D Convertible Preferred Stock and Series
D-l
Convertible Preferred Stock may optionally convert, upon receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series D and Series
D-l
then outstanding (voting as a single class and on an
as-
converted basis), or, if later, the effective date for conversion specified in such request.
Each share of Series E Convertible Preferred Stock may optionally convert upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series E Convertible Preferred Stock then outstanding (voting on an as-converted
basis), or, if later, the effective date for conversion specified in such request.
Each share of Series F Convertible Preferred Stock may optionally convert upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series F Convertible Preferred Stock then outstanding (voting on an as-converted
basis), or, if later, the effective date for conversion specified in such request.
Each share of Series G Convertible Preferred Stock may optionally convert upon the receipt by the Company of a written request for such conversion from the holders of at least fifty percent (50%) of the outstanding shares of the Series G Convertible Preferred Stock then outstanding (voting on an as-converted
basis), or, if later, the effective date for conversion specified in such request.
Redemption
Each class of preferred stock has a redemption clause that states that any time on or after August 20, 2023, and at the election of the holders of a majority of the then outstanding shares of the applicable class of preferred stock, the Company shall redeem, out of funds legally available, all (not less than all) outstanding shares of the applicable class of preferred stock owned by the electing holders (other than holders of Series C Convertible Preferred Stock, Series
C-1
Convertible Preferred Stock, Series D Convertible Preferred Stock, Series
D-1
Convertible Preferred Stock, Series E Convertible Preferred Stock, Series F Convertible Preferred Stock or Series G Convertible Preferred Stock that have expressly opted out of participation in such redemption), which have not been converted into common stock in three (3) equal installments. The Company shall redeem such shares of preferred stock by paying in cash an amount per share equal to the greater of (i) the fair market value per share as of the date of election of or (ii) the original issue price for such share of preferred stock, plus an amount equal to all declared and unpaid dividends thereon, whether or not earned.
Dividends
The Company cannot make any distributions with respect to the common stock or the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series
C-1
Convertible Preferred Stock, Series D Convertible Preferred Stock, Series
D-1
Convertible Preferred Stock, Series E Convertible Preferred Stock, and Series G Convertible Preferred Stock) (collectively the “Junior Preferred Stock”) unless dividends on the Series F Convertible Preferred Stock have been declared and have been paid or set aside for payment. The Company cannot make any distributions with respect to the common stock or other Junior Preferred Stock unless dividends on the Series E Convertible Preferred Stock have been declared and have been paid or set aside for payment. The Company cannot make any distributions with respect to the common stock unless dividends on the Junior Preferred Stock have been declared and have been paid or set aside for payment. After the payment or setting aside for payment of the dividends described above, any additional dividends (other than dividends on common stock payable solely in common stock) set aside or paid in any fiscal year shall be set aside or paid among the holders of the common stock and preferred stock then outstanding in proportion to the greatest whole number of shares of common stock which would be held by each such holder if all shares of preferred stock were converted at the then-effective conversion rate. Dividends are non-cumulative.
Payments of dividends to the holders of the Junior Preferred Stock (other than holders of Series E Convertible Preferred Stock) shall be on a pro rata, pari passu basis in proportion to the dividend rates for each series thereof. No dividends have been declared through June 30, 2022.

Liquidation Rights
In the event of any liquidation, dissolution or winding up of the Company, either voluntary or involuntary:
Prior and in preference, first the holders of the Series F Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and Junior Preferred Stock by reason of their ownership of such stock, an amount per share for each share of Series F Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series F Convertible Preferred Stock.
Prior and in preference, second the holders of the Series E Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and Junior Preferred Stock (except for Series E Convertible Preferred Stock) by reason of their ownership of such stock, an amount per share for each share of Series E Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series E Convertible Preferred Stock.
Prior and in preference, third the holders of the Series D Convertible Preferred Stock, Series
D-1
Convertible Preferred Stock, and Series G Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and Junior Preferred Stock (except for Series E Convertible Preferred Stock, Series D Convertible Preferred Stock,
Series D-1
Convertible Preferred Stock, and Series G Convertible Preferred Stock) by reason of their ownership of such stock, an amount per share for each share of Series D Convertible Preferred Stock and Series
D-1
Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series D Convertible Preferred Stock and Series
D-1
Convertible Preferred Stock.
Prior and in preference, fourth the holders of the Series C Convertible Preferred Stock and
C-1
Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the Common Stock and Junior Preferred Stock (except for Series G Convertible Preferred Stock, Series E Convertible Preferred Stock, Series D Convertible Preferred Stock, Series
D-1
Convertible Preferred Stock, Series C Convertible Preferred Stock and Series
C-1
Convertible Preferred Stock) by reason of their ownership of such stock, an amount per share for each share of Series C Convertible Preferred Stock and Series
C-1
Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series C Convertible Preferred Stock and Series
C-1
Convertible Preferred Stock.
Prior and in preference, fifth the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock shall be entitled to receive on a pari passu basis, any distribution of any of the assets of the Company to the holders of the common stock and all other series of preferred stock by reason of their ownership of such stock, an amount per share for each share of Series A Convertible Preferred Stock and Series B Convertible Preferred Stock held by them equal to the sum of (i) the liquidation preference specified for each share and (ii) all declared but unpaid dividends (if any). If the proceeds are insufficient to permit the payment, then the entire amount of proceeds shall be distributed with equal priority and pro rata among the holders of the Series A Convertible Preferred Stock and Series B Convertible Preferred Stock.
All shares of the Company’s preferred stock are classified as temporary equity due to contingent redemption features and are initially recorded at fair value. Because the Company has determined that it is probable that the preferred stock will become redeemable, the preferred stock is accreted to its redemption value (which is the greater of its fair value or liquidation value) at each reporting date with the change in redemption value recorded through additional paid-in
capital and accumulated deficit.
Warrants
As of June 30, 2022, the following warrants were outstanding:

Warrant Holder	Underlying Shares	Exercise Price	Issuance Date	Expiration Date	Balance Sheet Classification
Comerica	12,504 Shares of Series B	$2.40	June 2015	June 2025	Liability
Eastward	100,000 Shares of common stock	$1.75	January 2017	January 2027	Liability
Runway	194,673 Shares of common stock	$0.01	October 2020	October 2030	Equity
Series G Investor	75,327 Shares of common stock	$0.01	February 2021	February 2024	Equity
Last Out Lenders	100,000 Shares of common stock	$10.16	March 2022	March 2032	Liability
At June 30, 2022 and December 31, 2021 the fair value of the Comerica Warrant was $113 and $112, respectively. At June 30, 2022 and December 31, 2021 the fair value of the Eastward Warrant was $915 and $909, respectively. At June 30, 2022, the fair value of the Last Out Lenders Warrants was $469.
9. Stock-Based Compensation
In 2013, the Company adopted the 2013 Equity Incentive Plan (as amended from time to time) (the “2013 Equity Incentive Plan”) pursuant to which the Company’s Board of Directors may grant various stock-based awards, including stock options to purchase shares of the Company’s common stock, restricted stock units, and other stock-based awards to employees, officers, directors, consultants, advisors, and other eligible participants.
Under the 2013 Equity Plan, the Company has issued stock option awards, restricted stock units, performance stock units, and other restricted stock awards. Regardless of the type of award issued, any shares issued under the 2013 Equity Plan may consist in whole or in part of authorized but unissued shares or treasury shares. No awards may be issued more than 10 years after the 2013 Equity Plan’s effective date. In determining related stock-based compensation expense for any award under the 2013 Equity Plan, the Company has made an accounting policy election to account for forfeitures of awards as they occur and therefore stock-based compensation expense presented below has not been adjusted for any estimated forfeitures.
In February and July 2021, the shareholders of the Company approved amendments to the Company’s amended and restated Certificate of Incorporation to increase the number of authorized shares of common stock reserved for use under the 2013 Equity Incentive Plan from 7,508,023 to 10,358,023 shares of common stock.
Stock Option awards
Stock options are exercisable at prices, as determined by the Board of Directors, generally equal to the fair value of the Company’s common stock at the date of grant and generally have a term of 10 years. Stock options granted to employees generally vest over a four-year required service period, with an initial vesting period of 12 months for 10 percent of the grant, then an additional 20 percent vesting quarterly over the next 12 months, and the remaining 70 percent of the shares vesting quarterly on a ratable basis over the remaining 24 months. Stock options are exercisable upon vesting and vested options generally expire 90 days after termination of the optionee’s employment or relationship as a consultant or director, unless otherwise extended by the terms of the stock option agreement. Any unvested options or vested but unexercised options are returned to the Company upon forfeiture or expiration.

Performance Stock Units
In February 2021, the Company granted various executives a total of 2,446,260 performance stock units that vest upon the occurrence of a successful public company listing and the Company’s stock price achieving certain price targets. The aggregate grant-date fair value of these executive performance stock units was estimated to be $2,300. As of June 30, 2022, there were 2,257,892 performance stock units outstanding with estimated grant date fair value of $2,304. No compensation expense has been recognized because both vesting conditions have not been met as of June 30, 2022.
At June 30, 2022, there was $6,177 of total unrecognized compensation cost related to outstanding unvested stock option awards including performance stock units that is expected to be recognized over a weighted-average period of approximately three years.
Restricted Stock Units
Stock-based compensation expense related to restricted stock units is based on the fair value of the Company’s common stock on the date of grant. The Company recognizes stock-based compensation expense associated with such restricted stock unit awards on a straight-line basis over the award’s requisite service period (generally, the vesting period). The restricted stock unit awards granted to date vest in equal annual installments over up to a four-year period (unless accelerated in connection with a change in control event under specified conditions as set forth in the applicable restricted stock unit agreement or otherwise in accordance with provisions of the 2013 Equity Plan).
Since 2020, the Company granted restricted stock units to certain board members, certain advisors, and various executives under the 2013 Equity Plan. The restricted stock units entitle recipients to receive a number of shares of the Company’s common stock over a vesting period, or upon the occurrence of a successful public company listing and fulfillment of required service period of two or four years as specified in the applicable restricted stock unit agreement.
As of June 30, 2022, there were 706,654 restricted stock units outstanding under the 2013 Equity Plan. At June 30, 2022, there was $5,210 of total unrecognized compensation cost related to outstanding unvested restricted stock units that are expected to be recognized over a weighted-average period of approximately two years.
The following table includes the total stock compensation expense the Company recognized over all stock-based awards in the condensed consolidated statements of operations and comprehensive loss for the periods presented:

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Cost of revenues	$13	$3	$23	$5
Research and development	51	92	105	161
Sales and marketing	60	41	107	70
Editorial	24	24	47	43
General and administrative	417	234	543	81

Total	$565	$394	$825	$360

10. Transaction Costs (Gains)
The Company incurred the following transaction costs (gains) related to acquired businesses and the planned initial public offering (IPO) via a business combination contemplated through the Business Combination Agreement for the periods presented:

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Transaction costs related to acquired businesses	$500	$426	$572	$490
Non-capitalizable IPO costs	256	180	459	368
Change in contingent consideration liabilities	(171)	—	(1,537)	—
Contingent compensation expense	442	—	488	—

Total transaction costs (gains)	$1,027	$606	$(18)	$858

11. Earnings (Loss) Per Share
Earnings (loss) per share is computed by dividing net loss attributable to common shareholders by the weighted average number of common shares outstanding during the period on a basic and diluted basis. The Company’s net loss used in computing basic and diluted earnings per share is adjusted for the deemed dividends resulting from the accretion of its preferred shares to redemption value and beneficial conversion features, as applicable. Diluted earnings per share considers the impact of potentially dilutive securities. The Company’s potentially dilutive securities included convertible preferred stock, convertible debt, stock options, and stock purchase warrants.
Following is the reconciliation of net loss to net loss available to common stockholders used in the basic and diluted loss per share calculation for the periods presented:

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net loss	$(38,360)	$(34,078)	$(66,711)	$(60,504)
Deemed dividend - change in redemption value of preferred stock	(10,614)	(133,105)	(2,219)	(135,760)
Deemed dividend - in conjunction with convertible debt modification	—	—	—	(4,000)
Deemed dividend - preferred stock issuance	—	—	—	(453)

Net loss used to compute earnings per share	$(48,974)	$(167,183)	$(68,930)	$(200,717)

For the three and six months ended June 30, 2022 and 2021, diluted loss per share was calculated similarly to basic loss per share because the impact of all potential dilutive common shares was anti-dilutive. Potentially dilutive securities consisting of the Company’s stock options, the Convertible Notes, the New GPO Note, the related party convertible notes, 2021 seller convertible notes, the Comerica Warrants, the Eastward Warrants, the Last Out Lender Warrants, and the convertible Preferred Stock totaling 86.4 million and 76.3 million for the three months ended June 30, 2022 and 2021, 86.6 million and 74.3 million for the six months ended June 30, 2022 and 2021, respectively, were excluded from the calculation of dilutive earnings per shares as their inclusion would have been anti-dilutive.

12. Benefit from Income Taxes
Effective Tax Rate
The Company computes its quarterly and
year-to-date
provisions for income taxes by applying the estimated effective tax rates to the quarterly and year-to-date
pre-tax
income or losses and adjusting the provisions for discrete tax items recorded in the periods. For the three months ended June 30, 2022 the Company reported a tax benefit of $176 on a pre-tax
loss of $38,536, which resulted in an effective tax rate of 0.46 percent. For the six months ended June 30, 2022 the Company reported a tax benefit of $550 on a pre-tax
loss of $67,261, which resulted in an effective tax rate of 0.82 percent. The Company’s effective tax rate differs from the U.S. statutory rate of 21 percent primarily due to state taxes, the impact of a valuation allowance on the Company’s deferred tax assets, disallowed interest expense, non-includible
income relating to the forgiveness of the Company’s PPP Loan, non-includible
income relating to a fair value adjustment on contingent consideration, non-includible
income for debt premium amortization relating to an equity transaction, and other nondeductible expenses. During the six months ended June 30, 2022, the Company had discrete items relating to the change in the deferred state rate on the beginning balance of deferred taxes, amended tax returns, exercises of stock options, and a valuation allowance for Oxford Analytica Ltd.
For the three months ended June 30, 2021, the Company reported a tax benefit of $2,556 on a pretax loss of $36,634, which resulted in an effective tax rate of 6.98 percent. For the six months ended June 30, 2021, the Company reported a tax benefit of $5,745 on a pretax loss of $66,249, which resulted in an effective tax rate of 8.67 percent. The Company’s effective tax rate differs from the U.S. statutory rate of 21 percent primarily due to state taxes, the impact of a valuation allowance on the Company’s deferred tax assets, disallowed interest expense and other nondeductible expenses. During the six months ended June 30, 2021, the Company had a significant discrete item relating to the impact of changes in state tax rates on the Company’s deferred tax assets.
Unrecognized Tax Benefits and Other Considerations
The Company records liabilities related to its uncertain tax positions. Tax positions for the Company and its subsidiaries are subject to income tax audits by multiple tax jurisdictions throughout the world. The Company believes that it has provided adequate reserves for its income tax uncertainties in all open tax years. As the outcome of the tax audits cannot be predicted with certainty, if any issues arising in the Company’s tax audits progress in a manner inconsistent with management’s expectations, the Company could adjust its provision for income taxes in the future. For both the three and six months ended June 30, 2022, the Company reported an uncertain tax position totaling $639 relating to a state tax filing position. In addition, the Company derecognized $89.3 and $89.6 deferred tax liabilities relating to historically reported R&D credits as the statute of limitations had expired during the three and six months ended June 30, 2022, respectively. The Company has the following activities relating to unrecognized tax benefits for the periods presented:

	Three Months Ended June 30,
	2022	2021
Beginning balances at March 31, 2022 and 2021	$639	$89
Gross increases - tax positions in prior periods	—	—
Gross decreases - tax positions in prior periods	—	—
Gross increases - tax positions in current periods	—	—
Settlements	—	—
Lapses in statutes of limitations	—	—

Ending balances at June 30, 2022 and 2021	$639	$89

	Six Months Ended June 30,
	2022	2021
Beginning balances at December 31, 31, 2021 and 2020	$728	$110
Gross increases - tax positions in prior periods	—	—
Gross decreases - tax positions in prior periods	—	(21)
Gross increases - tax positions in current periods	—	—
Settlements	—	—
Lapses in statutes of limitations	(89)	—

Ending balances at June 30, 2022 and 2021	$639	$89

13. Fair Value Measurements and Disclosures
Fair value is defined as the price that would be received in the sale of an asset or paid to transfer a liability in an orderly transaction between market participants. There is a three-tier fair value hierarchy, which categorizes the inputs used in measuring fair value. These tiers include:

•	Level 1, defined as observable inputs such as quoted prices in active markets for identical assets or liabilities;

•	Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable; and

•	Level 3, defined as unobservable inputs for which little or no market data exists, therefore requiring an entity to develop its own assumptions.
Contingent liabilities from acquisitions: The Company values contingent consideration and compensation related to business combinations using a weighted probability calculation of potential payment scenarios discounted at rates reflective of the risks associated with the expected future cash flows. Key assumptions used to estimate the fair value of contingent consideration include revenues and cash collected (see Note 3).
Warrant liabilities: The Company values the Comerica Warrants, the Eastward Warrants, and Last Out Lender Warrants using the Black-Scholes option pricing model (see Note 8).
Embedded redemption features: Since 2019, the Company has issued the following instruments (see details in Note 7) that contain certain redemption features that are required to be bifurcated as embedded derivatives and measured at fair value on a recurring basis: (a) Convertible Notes; (b) New GPO Note; (c) 8090 Note; (d) FrontierView Convertible Notes.
The carrying value of cash and cash equivalents, restricted cash, accounts receivable, accounts payable, and other accruals readily convertible into cash approximate fair value because of the short-term nature of the instruments.
Financial Assets and Liabilities Measured at Fair Value on a Recurring Basis
The contingent liabilities from acquisitions are classified as Level 3 in the fair value hierarchy. At June 30, 2022 the contingent consideration and compensation relates to the acquisitions of Equilibrium, Curate, Forge, and FrontierView. The Company estimated the fair value of the Equilibrium, Curate, Forge, and FrontierView contingent consideration and compensation using a Monte Carlo simulation. These fair value measurements are based on significant inputs not observable in the market and thus represents Level 3 measurements as defined in ASC 820. Significant changes in the key assumptions and inputs could result in a significant change in the fair value measurement of the contingent consideration.

The following inputs and assumptions were used to value contingent liabilities from acquisitions as of June 30, 2022:

	Equilibrium	Curate	Forge	FrontierView
Risk premium	10.00%	11.00%	13.00%	10.00%
Risk free rate	2.08%	2.46%	2.35%	2.13%
Revenue volatility	30.00%	30.00%	30.00%	30.00%
Expected life (years)	1.0	1.8	1.6	1.1
The following inputs and assumptions were used to value contingent liabilities from acquisitions as of December 31, 2021:

	Equilibrium	Predata	Curate	Forge	FrontierView
Risk premium	8.00%	6.00%	9.00%	11.00%	8.00%
Risk free rate	0.53%	0.06%	0.62%	0.73%	0.38%
Revenue volatility	30.00%	20.00%	30.00%	40.00%	30.00%
Expected life (years)	1.4	0.1	1.7	2.0	1.6
The Comerica Warrants and Eastward Warrants are recorded in other current liabilities and are classified as Level 3 in the fair value hierarchy.
The fair value of the Comerica Warrants (see Note 8) is calculated using the Black-Scholes calculation with the following inputs:

	June 30, 2022	December 31, 2021
Series B preferred stock fair value	$11.15	$11.14
Time to maturity (years)	3.0	3.5
Risk-free interest rate	2.99%	1.04%
Volatility	61%	56%
Exercise price	$2.40	$2.40
The fair value of the Eastward Warrants (see Note 8) is calculated using the Black-Scholes calculation with the following inputs:

	June 30, 2022	December 31, 2021
Common stock fair value	$10.60	$10.66
Times to maturity (years)	4.5	5.0
Risk-free interest rate	3.01%	1.26%
Volatility	54%	49%
Exercise price	$1.75	$1.75
The Last Out Lender Warrants are classified as Level 3 in the fair value hierarchy. The fair value of the Last Out Lender Warrants (see Note 7) as of the issuance date is calculated using the Black-Scholes calculation with the following inputs:

June 30, 2022
Common stock fair value	$10.60
Times to maturity (years)	3.0
Risk-free interest rate	2.99%
Volatility	61%
Exercise price	$10.16

The Company uses a probability-weighted expected return method (“PWERM”) for estimating the fair value of the embedded redemption features. Key assumptions used to estimate the fair value of the embedded redemption features include selected discount rates, enterprise value, and probability and timing of possible exit scenarios. Based on the terms and provisions of the Convertible Notes, the New GPO Note, the 8090 FV Note, and the FrontierView Convertible Notes, the Company utilized a PWERM to estimate the fair value of the embedded derivative features requiring bifurcation as of the respective issuance dates and as of June 30, 2022 and December 31, 2021. The respective amounts of the embedded redemption liabilities are reflected on a combined basis with the notes in the condensed consolidated balance sheets.
The fair value of the respective notes with the derivative features is compared to the fair value of a note excluding the derivative features, which is calculated based on the present value of the future cash flows (a “with and without” methodology). The difference between the two values represents the fair value of the bifurcated derivative features as of each respective valuation date.
The Company notes that the key inputs to the valuation models that were utilized to estimate the fair value of the respective notes derivative liabilities included:

•
The probability-weighted conversion discount is based on the contractual terms of respective notes agreement and the expectation of the pre-money
valuation of the Company as of the estimated date that the next equity financing event occurs.

•	The remaining term was determined based on the remaining time period to maturity of the related respective notes with embedded features subject to valuation (as of the respective valuation date).

•
The Company’s equity volatility estimate was based on the historical equity volatility of a selection of the Company’s comparable guideline public companies, based on the remaining term of the respective notes.

•	The risk rate was the discount rate utilized in the valuation and was determined based on reference to market yields for debt instruments with similar credit ratings and terms.

•	The probabilities and timing of the next financing event and default event are based on management’s best estimate of the future settlement of the respective notes.
The following table presents the Company’s financial assets and liabilities accounted for at fair value on a recurring basis as of June 30, 2022 by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent liabilities from acquisitions	$150	$—	$2,638	$2,788
Liability classified warrants	$—	$—	$1,497	$1,497
Embedded redemption features on Convertible Notes	$—	$—	$4,609	$4,609
Embedded redemption features on Promissory Note	$—	$—	$30,092	$30,092
Embedded redemption features on 8090 FV Note			$3,331	$3,331
The following table presents the Company’s financial assets and liabilities accounted for at fair value on a recurring basis as of December 31, 2021 by level within the fair value hierarchy:

	Level 1	Level 2	Level 3	Total
Liabilities:
Contingent liabilities from acquisitions	$—	$—	$5,104	$5,104
Liability classified warrants	$—	$—	$1,021	$1,021
Embedded redemption features on Convertible Notes	$—	$—	$4,228	$4,228
Embedded redemption features on Promissory Note	$—	$—	$28,058	$28,058
Embedded redemption features on 8090 FV Note			$2,400	$2,400

The following table summarizes changes in fair value of the Company’s Level 3 liabilities during the periods presented:

	Contingent Liabilities from Acquisitions	Liability Classified Warrants	Embedded Redemption Features in Convertible Notes	Embedded Redemption Features in Promissory Note	Embedded Redemption Features in 8090 FV Note
Balance at December 31, 2020	$276	$330	$10,805	$19,607	$—
Derivative liabilities at issuance date	196	—	5,972	—	—
Settlement	(276)	—	—	—	—
Change in fair value included in the determination of net loss (a)	—	412	6,567	5,266	—

Balance at June 30, 2021	$196	$742	$23,344	$24,873	$—

Balance at December 31, 2021	$5,104	$1,021	$4,228	$28,058	$2,400
Liability classified warrants at issuance date	—	436	—	—	—
Contingent compensation	488	—	—	—	—
Change in fair value included in the determination of net loss (a)	(1,537)	40	381	2,034	931
Cash contingent compensation earned and subsequently settled	(1,267)	—	—	—	—

Balance at June 30, 2022	$2,788	$1,497	$4,609	$30,092	$3,331

(a)	The change in contingent liabilities from acquisitions is recorded as transaction costs on the condensed consolidated statements of operations and comprehensive loss.
Non-Financial
Assets and Liabilities Measured at Fair Value on a
Non-Recurring
Basis
The Company’s long-lived assets, including property and equipment, intangible assets and goodwill are measured at fair value on a non-recurring
basis when an impairment has occurred. Excluding the impairment of operating lease asset related to certain unoccupied office space as disclosed in Note 4, no other impairment events were identified during the six months ended June 30, 2022 and 2021.
Excluding a total of $1,417 earned cash contingent compensation related to FrontierView and Forge being transferred from Level 3 to Level 1 during the six months ended June 30, 2022, there were no other transfers of assets or liabilities between levels during the six months ended June 30, 2022 and 2021.
Changes to fair value are recognized as income or expense in the condensed consolidated statements of operations and comprehensive loss.
14. Commitments and Contingencies
Legal Proceedings
From time to time, we are a party to various lawsuits, claims and other legal proceedings that arise in the ordinary course of our business. While the outcomes of these matters are uncertain, management does not expect that the ultimate costs to resolve these matters will have a material adverse effect on our condensed consolidated financial position, results of operations or cash flows.
15. Subsequent Events
The Company has evaluated subsequent events through August 15, 2022, the date these condensed consolidated financial statements were available to be issued.

Aicel Acquisition
On July 29, 2022, the Company entered into a definitive agreement with Seoul, South Korea-based Aicel Technologies (“Aicel”) to acquire 100% of the stock of Aicel Technologies in exchange for 726,684 shares of the Company’s common stock subject to certain closing adjustments. An earnout payable in 32,895 shares and 20,924 of restricted stock was also issued to key employees to be paid in the event Aicel achieves certain financial results by January 29, 2024.
Business Combination
On July 29, 2022 (the “Closing Date”), the Company and Duddell Street Acquisition Corp., a Delaware corporation (“DSAC”), consummated the transactions contemplated by the previously announced Agreement and Plan of Merger, dated November 7, 2021, as amended on May 9, 2022, (the “Business Combination Agreement”), by and among the Company, DSAC, and Grassroots Merger Sub, Inc., a Delaware corporation and a wholly owned direct subsidiary of DSAC (“Merger Sub” and, together with DSAC, the DSAC Parties).
Pursuant to the Business Combination Agreement, the parties effected a business combination transaction (the “Business Combination”) by which Merger Sub merged with and into FiscalNote (the “Merger”), with FiscalNote as the surviving company in the Merger and, after giving effect to the Merger, FiscalNote became a wholly owned direct subsidiary of DSAC (together with the other transactions contemplated by the Business Combination Agreement, the “Transactions” and the closing of the Transactions, the “Closing”). In connection with the Closing, DSAC changed its name to “FiscalNote Holdings, Inc.”
The value of the aggregate equity consideration paid to the Company’s stockholders and optionholders in the Transactions was $1,000,000 (the “Company Value”). At the Closing, each share of common stock and preferred stock of the Company that was issued and outstanding immediately prior to the effective time of the First Merger (other than excluded shares as contemplated by the Business Combination Agreement) was cancelled and converted into the right to receive approximately 1.187 shares (the “Exchange Ratio”) of the Company’s common stock, which was determined in accordance of the terms of the Business Combination Agreement. The shares of the Company’s common stock received as consideration by Tim Hwang, Chief Executive Officer, and Gerald Yao, Chief Strategy Officer and
Co-Founders
of the Company, are Class B Common Stock, and entitle Mr. Hwang and Mr. Yao or their permitted transferees to 25 votes per share until the earlier of (a) the death or permanent disability of holders of Class B Common Stock, (b) the date as of which the holders of Class B Common Stock hold less than 50% of the number of shares of Class B Common Stock that were outstanding on the Closing Date, and (c) seven years from the Closing Date.
At the Closing, each option to purchase the Company’s common stock, whether vested or unvested, was assumed and converted into an option to purchase a number of shares of FiscalNote Holdings, Inc. Class A common stock in the manner set forth in the Business Combination Agreement.
Additionally, in connection with the execution of the Business Combination Agreement, FiscalNote Holdings, Inc. entered into the $150.0 million new senior term loan facility (the “New Senior Term Loan”) with Runway Growth Finance Corp., ORIX Growth Capital, LLC, Clover Orochi LLC, and ACM ASOF VIII SaaS FinCo LLC (together the “New Senior Lenders”). The New Senior Term Loan was consummated simultaneously with the Closing.
Upon the closing of the Transactions, the Company received total gross proceeds of $325.0 million, which consisted of $60.9 million from DSAC’s trust, $114.1 from the backstop agreement with the sponsor of DSAC, and $150.0 million from the New Senior Term Loan. Total transaction costs were approximately $48.7 million, which principally consisted of advisory, legal and other professional fees. Cumulative debt repayments, inclusive of accrued but unpaid interest, of $210.7 million were paid in conjunction with the close, which consisted of a $75.3 million repayment of the First out term loan, $61.7 million repayment of the Last out term loan, a $50.0 million payment used to retire the non-converting
portion of the Senior Secured Subordinated Promissory

Note, a $16.3 million repayment of the 8090 FV Subordinated Promissory Note, and $7.4 million repayment of the 2021 seller term loans. The business combination will be accounted for as a reverse recapitalization in accordance with GAAP. Under this method of accounting, DSAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on:

•	former Company stockholders having the largest voting interest in FiscalNote Holdings, Inc.;

•	the board of directors of FiscalNote Holdings, Inc. having eleven members, nine of which were appointed by the Company’s former stockholders;

•	the Company’s management continuing to hold executive management roles for the post-combination company and being responsible for the day-to-day operations;

•	the post-combination company assuming the FiscalNote name;

•	FiscalNote Holdings, Inc. maintaining the pre-existing headquarters; and

•	the intended strategy of FiscalNote Holdings, Inc. being a continuation of the Company’s strategy.
Accordingly, the business combination will be treated as the equivalent of the Company issuing stock for the net assets of DSAC, accompanied by a recapitalization. The net assets of DSAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the business combination will be those of the Company.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution.
The following table sets forth the estimated expenses to be borne by the registrant in connection with the issuance and distribution of the shares of Class A Common Stock being registered hereby.

Expense	Estimated Amount
Securities and Exchange Commission registration fee	$82,822
Accounting fees and expenses	75,000
Legal fees and expenses	50,000
Financial printing and miscellaneous expenses	25,000

Total	$232,822

Item 14.	Indemnification of Directors and Officers.
Section 145(a) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party to or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because he or she is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful.
Section 145(b) of the DGCL provides, in general, that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if he or she acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made with respect to any claim, issue or matter as to which he or she shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, he or she is fairly and reasonably entitled to indemnity for such expenses that the Court of Chancery or other adjudicating court shall deem proper.
Section 145(g) of the DGCL provides, in general, that a corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify the person against such liability under Section 145 of the DGCL.
Additionally, our Certificate of Incorporation eliminates our directors’ liability to the fullest extent permitted under the DGCL. The DGCL provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability:

•	for any transaction from which the director derives an improper personal benefit;

•	for any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;

•	for any unlawful payment of dividends or redemption of shares; or

•	for any breach of a director’s duty of loyalty to the corporation or its stockholders.
If the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of the Company’s directors will be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.
In addition, we have entered into separate indemnification agreements with our directors and officers. These agreements, among other things, require us to indemnify our directors and officers for certain expenses, including attorneys’ fees, judgments, liabilities, fines, penalties and settlement amounts incurred by a director or officer in any action or proceeding arising out of their services as one of our directors or officers or any other company or enterprise to which the person provides services at our request.
We maintain a directors’ and officers’ insurance policy pursuant to which our directors and officers are insured against liability for actions taken in their capacities as directors and officers.

Item 15.	Recent Sales of Unregistered Securities.
In connection with the execution of the Business Combination Agreement, DSAC and the Backstop Parties entered the Backstop Agreement, pursuant to which the Backstop Parties, at the Closing, subscribed for an aggregate of 11,408,314 shares of our Class A Common Stock for a purchase price of $10.00 per share, for aggregate gross proceeds of $114,083,140, and additionally received an aggregate of 6,519,037 Bonus Shares in connection therewith. Such shares issued to the Backstop Parties pursuant to the Backstop Agreement were issued pursuant to and in accordance with the exemption from registration under the Securities Act, under Section 4(a)(2) and/or Regulation D promulgated thereunder.

Item 16.	Exhibits and Financial Statement Schedules.
The following exhibits are filed as part of this registration statement:

Exhibit	Description

2.1†#	Agreement and Plan of Merger, dated as of November 7, 2021, by and among Duddell Street Acquisition Corp., Grassroots Merger Sub, Inc. and Legacy FiscalNote Holdings, Inc. (incorporated by reference to Exhibit 2.1 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

2.2	First Amendment to Agreement and Plan of Merger, dated as of May 9, 2022, by and among Duddell Street Acquisition Corp., Grassroots Merger Sub, Inc. and Legacy FiscalNote (incorporated by reference to Exhibit 2.2 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

3.1	Certificate of Incorporation of FiscalNote Holdings, Inc. (incorporated by reference to Exhibit 3.1 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

3.2	Bylaws of FiscalNote (incorporated by reference to Exhibit 3.2 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

4.1	Warrant Agreement, dated as of October 28, 2020, by and among Duddell Street Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

4.2	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.5 of DSAC’s Form S-4/A (File No. 333-261483), filed with the SEC on June 27, 2022).

Exhibit	Description

4.3	Form of Restricted Stock Agreement, dated as of March 25, 2022, pursuant to the Membership Interest Purchase Agreement, dated as of November 19, 2021, by and among FiscalNote, Inc., the unitholders listed on Appendix 1 thereto and Legacy FiscalNote (incorporated by reference to Exhibit 4.6 of DSAC’s Form S-4/A (File No. 333-261483), filed with the SEC on June 27, 2022).

5.1*	Opinion of Paul Hastings LLP as to the validity of the securities being registered.

10.1+	FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.9 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

10.2+	FiscalNote Holdings, Inc. Employee Stock Purchase Plan (incorporated by reference to Exhibit 10.10 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

10.3	Amended and Restated Registration Rights Agreement, dated as of July 29, 2022, by and among FiscalNote, Duddell Street Holdings Limited and the other Holders signatory thereto (incorporated by reference to Exhibit 10.5 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

10.4	Voting and Support Agreement, dated as of November 7, 2021, by and among Duddell Street Acquisition Corp., FiscalNote and certain Equity holders of FiscalNote Holdings, Inc. (incorporated by reference to Exhibit 10.2 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

10.5	Sponsor Agreement, dated as of November 7, 2021, by and among Duddell Street Holdings Limited, Legacy FiscalNote, Duddell Street Acquisition Corp. and certain of its shareholders (incorporated by reference to Exhibit 10.1 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

10.6	Sponsor Warrants Purchase Agreement, dated as of October 18, 2021, by and among Duddell Street Acquisition Corp. and Duddell Street Holdings Limited (incorporated by reference to Exhibit 10.7 of DSAC’s Form S-4/A (File No. 333-261483), filed with the SEC on June 27, 2022).

10.7	Backstop Agreement, dated as of November 7, 2021 by and among Duddell Street Acquisition Corp. and certain funds affiliated with the Sponsor (incorporated by reference to Exhibit 10.3 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

10.8	First Amendment to Backstop Agreement, dated as of May 9, 2022 by and among Duddell Street Acquisition Corp. and certain funds affiliated with the Sponsor (incorporated by reference to Exhibit 10.4 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

10.9+	Form of FiscalNote Holdings, Inc. Performance-Based Restricted Stock Unit Award under the FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.11 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

10.10+	Form of FiscalNote Holdings, Inc. Restricted Stock Unit Award under the FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.12 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

10.11+	Form of FiscalNote Holdings, Inc. Stock Option Award under the FiscalNote Holdings, Inc. 2022 Long-Term Incentive Plan (incorporated by reference to Exhibit 10.13 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

10.12+	Legacy FiscalNote Severance Plan, effective as of February 15, 2021, as amended (incorporated by reference to Exhibit 10.13 of DSAC’s Form S-4/A (File No. 333-261483), filed with the SEC on June 27, 2022).

10.13+	Legacy FiscalNote Change in Control Severance Plan, effective as of October 5, 2021 (incorporated by reference to Exhibit 10.14 of DSAC’s Form S-4/A (File No. 333-261483), filed with the SEC on June 27, 2022).

Exhibit	Description

10.14+	Amendment No. 1 to Legacy FiscalNote Change in Control Severance Plan, effective as of March 22, 2022 (incorporated by reference to Exhibit 10.15 of DSAC’s Form S-4/A (File No. 333-261483), filed with the SEC on June 27, 2022).

10.15#‡	Stock Purchase Agreement, dated as of December 28, 2021, by and among Legacy FiscalNote and each of the stockholders of Aicel Technologies, Inc. who are signatories thereto (incorporated by reference to Exhibit 10.16 of DSAC’s Form S-4/A (File No. 333-261483), filed with the SEC on June 27, 2022).

10.16‡+	Executive Compensation Plan, dated as of February 9, 2021, by and between Legacy FiscalNote and Reed Fawell, IV (incorporated by reference to Exhibit 10.17 of DSAC’s Form S-4/A (File No. 333-261483), filed with the SEC on June 27, 2022).

10.17+	Form of Employment Agreement between FiscalNote Holdings, Inc. and Timothy Hwang (incorporated by reference to Exhibit 10.18 of DSAC’s Form S-4/A (File No. 333-261483), filed with the SEC on June 27, 2022).

10.18+	Form of Employment Agreement between FiscalNote Holdings, Inc. and Josh Resnik (incorporated by reference to Exhibit 10.19 of DSAC’s Form S-4/A (File No. 333-261483), filed with the SEC on June 27, 2022).

10.19	Form of Indemnification Agreement (incorporated by reference to Exhibit 10.6 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

10.20#	Amendment and Restatement Agreement, dated as of July 29, 2022, by and among FiscalNote, Inc., the other borrowers party thereto, the guarantors party thereto, Runway Growth Finance Corp., as administrative agent and collateral agent, and the lenders party thereto (incorporated by reference to Exhibit 10.7 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

10.21†	Amended and Restated Security Agreement, dated as of October 19, 2020, by and among the persons listed on the signature pages thereto as “Grantors” and those additional entities that thereafter become parties thereto by executing the form of Joinder attached thereto as Annex 1, and Runway Growth Credit Fund Inc., as administrative agent and collateral agent for the lenders (incorporated by reference to Exhibit 10.8 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

10.22	Subscription Agreement (incorporated by reference to Annex D-1 of DSAC’s Form S-4/A (File No. 333-261483), filed with the SEC on June 27, 2022).

10.23	Form of Termination Agreement (incorporated by reference to Annex D-2 of DSAC’s Form S-4/A (File No. 333-261483), filed with the SEC on June 27, 2022).

16.1	Letter from Marcum LLP to the SEC, dated August 25, 2022 (incorporated by reference to Exhibit 16.1 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 25, 2022).

21.1	List of Subsidiaries (incorporated by reference to Exhibit 21.1 of FiscalNote’s Current Report on Form 8-K, filed with the SEC on August 2, 2022).

23.1*	Consent of Marcum LLP.

23.2*	Consent of RSM US LLP.

24.1*	Power of Attorney (included on the signature page to the prospectus which forms part of this registration statement).

101.INS*	Inline XBRL Instance Document - the instance document does not appear in the Interactive Data File because its XBRL tags are embedded within the Inline XBRL document

101.SCH*	Inline XBRL Taxonomy Extension Schema Document

Exhibit	Description

101.CAL*	Inline XBRL Taxonomy Extension Calculation Linkbase Document

101.DEF*	Inline XBRL Taxonomy Extension Definition Linkbase Document

101.LAB*	Inline XBRL Taxonomy Extension Label Linkbase Document

101.PRE*	Inline XBRL Taxonomy Extension Presentation Linkbase Document

104*	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document contained in Exhibit 101

107*	Calculation of Filing Fee Table.

*	Filed herewith.
†
The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(b)(2) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

#
The annexes, schedules, and certain exhibits to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Registrant hereby agrees to furnish supplementally a copy of any omitted annex, schedule or exhibit to the SEC upon request.

‡	Certain confidential information contained in this Exhibit has been omitted because it is (i) not material and (ii) of the type that the registrant treats as private or confidential.
+	Indicates a management contract of compensatory plan.

Item 17.	Undertakings.
The undersigned registrant, hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

provided
,
however
, that: Paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide
offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.
Provided
,
however
, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
Insofar as indemnification for liabilities arising under the Securities may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on the 26th day of August, 2022.

FISCALNOTE HOLDINGS, INC.

By:	/s/ Timothy Hwang
Name:	Timothy Hwang
Title:	Chief Executive Officer
POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints each of Timothy Hwang and Jon Slabaugh, acting alone or together with another attorney-in-fact,
as his or her true and lawful
attorney-in-fact
and agent, with full power of substitution and resubstitution, for such person and in his or her name, place and stead, in any and all capacities, to sign any or all further amendments (including post-effective amendments) to this registration statement (and any additional registration statement related hereto permitted by Rule 426(b) promulgated under the Securities Act (and all further amendments, including post-effective amendments thereto)), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact
and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact
and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.

Name	Title	Date
/s/ Timothy Hwang	Chief Executive Officer and Chairman	August 26, 2022
Timothy Hwang	(Principal Executive Officer)

/s/ Jon Slabaugh	Chief Financial Officer and Senior Vice President of Corporate Development	August 26, 2022
Jon Slabaugh	(Principal Financial Officer and Principal Accounting Officer)

/s/ Gerald Yao	Chief Strategy Officer, Global Head of ESG and Director	August 26, 2022
Gerald Yao

/s/ Michael J. Callahan	Director	August 26, 2022
Michael J. Callahan

/s/ Key Compton	Director	August 26, 2022
Key Compton

/s/ Manoj Jain	Director	August 26, 2022
Manoj Jain

Name	Title	Date

/s/ Stanley McChrystal	Director	August 26, 2022
Stanley McChrystal

/s/ Keith Nilsson	Director	August 26, 2022
Ketih Nilsson

/s/ Anna Sedgley	Director	August 26, 2022
Anna Sedgley

/s/ Brandon Sweeney	Director	August 26, 2022
Brandon Sweeney

/s/ Conrad Yiu	Director	August 26, 2022
Conrad Yiu